     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1998

                                                      REGISTRATION NO. 333-45809
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                        PRE-EFFECTIVE AMENDMENT NO. 2 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   UST CORP.

             (Exact name of registrant as specified in its charter)

                        MASSACHUSETTS                                                     04-2436093
               (State or other jurisdiction of                                         (I.R.S. Employer
                incorporation or organization)                                       Identification No.)

                                      6711
            (Primary Standard Industrial Classification Code Number)
                         ------------------------------
                  40 COURT STREET, BOSTON, MASSACHUSETTS 02108
                                 (617) 726-7000

         (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 JAMES K. HUNT
                           EXECUTIVE VICE PRESIDENT,
                     CHIEF FINANCIAL OFFICER AND TREASURER
                                   UST CORP.
                                40 COURT STREET
                          BOSTON, MASSACHUSETTS 02108
                                 (617) 726-7055

      (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

        ERIC R. FISCHER, ESQ.                  JOHN P. DRISCOLL, JR., ESQ.
      EXECUTIVE VICE PRESIDENT,               NUTTER, MCCLENNEN & FISH, LLP
      GENERAL COUNSEL AND CLERK                  ONE INTERNATIONAL PLACE
              UST CORP.                        BOSTON, MASSACHUSETTS 02110
           40 COURT STREET                            (617) 439-2000
     BOSTON, MASSACHUSETTS 02108
            (617) 726-7377

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and all other conditions to the acquisition of Somerset Savings Bank by the Registrant have been satisfied or waived as described in the enclosed Proxy Statement--Prospectus.
                            ------------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box / /.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                          AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM
               TITLE OF EACH CLASS                        TO BE         OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
          OF SECURITIES TO BE REGISTERED              REGISTERED(1)          SHARE(1)            PRICE(1)        REGISTRATION FEE
Common Stock, par value $0.625 per share..........      3,300,000            $25.125           $82,912,500         $26,800.00*

* Previously paid.

(1) Estimated solely for the purpose of computing the registration pursuant to Rule 457(c) based on the average of the high and low prices of the Common Stock on February 2, 1998, as reported on the Nasdaq National Stock Market
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           [LOGO]

To the Stockholders of Somerset Savings Bank:


    You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Somerset Savings Bank ("Somerset") to be held at the Burlington Marriott, Burlington, Massachusetts, on Wednesday, June 3, 1998, at 2:00 p.m.


    At the Annual Meeting, Somerset stockholders will be asked to approve an Affiliation Agreement and Plan of Reorganization to which Somerset and UST Corp. ("UST") are parties, which provides for the acquisition of Somerset by UST (the "Merger"). Upon consummation of the Merger, each outstanding share of Somerset common stock will be converted into 0.19 (the "Conversion Number") shares of UST common stock. Based on the last reported sale price of UST common stock on April 23, 1998, the value of 0.19 shares of UST common stock as of that date would have been approximately $5.57. The actual value of the UST common stock to be received by Somerset stockholders will depend on the market price of UST common stock when the Merger is consummated. Terms and conditions of the Merger are described in the accompanying Proxy Statement--Prospectus, which we urge you to read carefully.


    The consideration to be received by Somerset stockholders in the Merger was negotiated under the direction of your Board of Directors in light of various factors, including Somerset's recent operating results, current financial condition and future prospects. Legg Mason Wood Walker, Incorporated, Somerset's financial advisor, has advised your Board of Directors that, in its opinion, the Conversion Number is fair to Somerset stockholders from a financial point of view.

    YOUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF SOMERSET STOCKHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER.

    In addition to the Merger, Somerset stockholders will be asked at the Annual Meeting to (i) elect a class of four directors of Somerset, each to serve for a three-year term or until consummation of the Merger; (ii) elect a Clerk of Somerset; and (iii) consider and act on such other business, matters or proposals as may properly come before the Annual Meeting.


    A proxy card is enclosed. Please sign, date and mail the proxy card promptly in the return envelope provided. Because stockholder approval of the Merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Somerset common stock, it is important that you return the proxy card, whether or not you plan to attend our annual stockholders meeting, so that your shares of Somerset common stock can be voted.



Sincerely,


            [LOGO]

Thomas J. Kelly
Chairman of the Board, President and Chief Executive Officer

           [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 3, 1998


    The Annual Meeting of Stockholders of Somerset Savings Bank ("Somerset") will be held at the Burlington Marriott, Burlington, Massachusetts, on June 3, 1998, at 2:00 p.m.

    A Proxy Card and a Proxy Statement--Prospectus are enclosed.

    The purpose of our meeting is to consider and act upon:

           1. A proposal to approve and adopt the Affiliation Agreement and Plan of Reorganization, dated as of December 9, 1997 (the "Affiliation Agreement"), by and between Somerset and UST Corp. ("UST"), which provides for the acquisition of Somerset by UST (the "Merger") and the conversion of each outstanding share of Somerset common stock into 0.19 shares of UST common stock, upon the terms and subject to the conditions set forth therein, as described in the accompanying Proxy Statement--Prospectus and the Affiliation Agreement which is attached as APPENDIX A to the accompanying Proxy Statement--Prospectus.

           2. The election of a class of four directors, each to serve for a three-year term.

           3. The election of a Clerk.

           4. Such other business, matters or proposals as may properly come before the meeting or any adjournments thereof.

    The Board of Directors is not aware of any other business to come before the meeting.

    Stockholder approval of the Affiliation Agreement and the transactions contemplated thereby requires the affirmative vote of the holders of at least TWO-THIRDS of the outstanding shares of Somerset common stock. Stockholder approval of the other proposals set forth in this Notice requires the affirmative vote of the holders of a plurality of the outstanding shares of Somerset common stock. In the event there are not sufficient votes to approve the foregoing proposals at the time of the meeting, the meeting may be adjourned by a majority of the votes present in order to permit further solicitation of proxies by Somerset.

    Any action may be taken on any matter properly brought before the meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the meeting may be adjourned. Stockholders of record at the close of business on April 21, 1998 are the stockholders entitled to vote at the meeting and any such adjournments thereto.

    You are requested to fill in and sign the enclosed Proxy Card that is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote at the meeting in person.

                                          Frank Scimone
                                          CLERK


Somerville, Massachusetts
April 29, 1998

                           NOTICE OF APPRAISAL RIGHTS
   If the Affiliation Agreement is approved by the stockholders at the annual stockholder meeting and the Merger is consummated, any stockholder (1) who files with Somerset a written objection to the Merger before the taking of the vote to approve the Affiliation Agreement by the stockholders of Somerset and who states in such objection that he or she intends to demand payment for his or her shares if the Merger is concluded and (2) whose shares are not voted in favor of the Merger shall be entitled to demand payment for his or her shares and an appraisal of the value thereof, in accordance with the provisions of Sections 86 through 98, inclusive, of Chapter 156B of the General Laws of Massachusetts, a copy of which is attached as APPENDIX E to the accompanying Proxy Statement--Prospectus. See "THE MERGER--Rights of Dissenting Stockholders" in the Proxy Statement--Prospectus for more information concerning appraisal rights of dissenting stockholders.

UST Corp.                                                                  Somerset Savings Bank
40 Court Street                                                                   212 Elm Street
Boston, Massachusetts 02108                                      Somerville, Massachusetts 02144

                          PROXY STATEMENT--PROSPECTUS
                         ------------------------------


                                     [LOGO]

                         ANNUAL MEETING OF STOCKHOLDERS
                             SOMERSET SAVINGS BANK

                         ------------------------------

                                  JUNE 3, 1998

    This Proxy Statement--Prospectus is being furnished to stockholders of Somerset Savings Bank ("Somerset") in connection with the solicitation of proxies by the Board of Directors of Somerset (the "Somerset Board") to be used at the Annual Meeting to be held on June 3, 1998, at 2:00 p.m., at the Burlington Marriott, Burlington, Massachusetts, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, the holders of the common stock of Somerset, par value $1.00 per share (the "Somerset Common Stock"), will consider and vote upon a proposal to approve and adopt the Affiliation Agreement and Plan of Reorganization, dated as of December 9, 1997 (the "Affiliation Agreement"), by and between Somerset and UST Corp. ("UST"), as joined in by Mosaic Corp., a wholly-owned subsidiary of UST ("Mosaic"), on January 9, 1998, which provides for the acquisition of Somerset by UST (the "Merger"). See "SPECIAL MEETING OF STOCKHOLDERS--Date, Time and Place" and "--Purposes of the Meeting."

    The Affiliation Agreement is attached hereto as APPENDIX A and is incorporated herein by reference.


    Upon consummation of the Merger, each share of Somerset Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than any such shares held directly or indirectly by UST, except in a fiduciary capacity, and any such shares held as treasury stock by Somerset, and shares held by dissenting stockholders who have duly perfected their rights of appraisal (the "Dissenting Shares")), will be converted into 0.19 shares of UST common stock, par value $0.625 per share ("UST Common Stock"). See "THE MERGER--Conversion of Shares; Exchange of Certificates." Assuming that the number of shares of Somerset Common Stock remains unchanged from April 23, 1998, UST would issue 3,185,417 shares of UST Common Stock to acquire 16,765,356 shares of Somerset Common Stock. Under such circumstances, former Somerset stockholders will hold approximately 9.6% of UST Common Stock after the Merger. The transaction is subject to various conditions, including approval by the stockholders of Somerset and approval by applicable regulatory authorities. See "THE MERGER--Regulatory Approvals Required for the Merger" and "--Conditions to the Consummation of the Merger."



    UST Common Stock is quoted on, and transactions in UST Common Stock are effected through, the Nasdaq Stock Market's ("Nasdaq") National Market. The last reported sale price of UST Common Stock on April 23, 1998 was $29.3125.


    This Proxy Statement--Prospectus does not cover any resales of UST Common Stock received by stockholders of Somerset who are affiliates of Somerset upon consummation of the Merger, and no person is authorized to make use of this Proxy Statement-- Prospectus in connection with any such resale. See "THE MERGER--Resales by Affiliates."

    All information concerning UST contained in this Proxy Statement--Prospectus has been furnished by UST, and all information concerning Somerset has been furnished by Somerset. UST has represented and warranted to Somerset, and Somerset has represented and warranted to UST, that the particular information so furnished does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading. See "EXPERTS" with respect to the financial statements of UST and Somerset. For a more complete description of the terms of the Merger and the Affiliation Agreement, see generally "THE MERGER."

    UST has filed a Registration Statement on Form S-4 (together with its exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering a maximum of 3,300,000 shares of UST Common Stock, representing shares to be issued in connection with the Merger. This Proxy Statement--Prospectus also constitutes the Prospectus of UST filed as a part of such Registration Statement.

    At the Annual Meeting, the holders of Somerset Common Stock also will consider and vote upon (i) the election of a class of four directors, each to serve a three-year term (or until consummation of the Merger); (ii) the election of a Clerk and (iii) such other business as may properly come before the Annual Meeting.


    This Proxy Statement--Prospectus and the form of proxy are first being mailed to stockholders of Somerset on or about April 29, 1998.


    THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT--PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT--PROSPECTUS IN ITS ENTIRETY.
                         ------------------------------

    THE SHARES OF UST COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF UST AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER FEDERAL OR STATE GOVERNMENT AGENCY.

    THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT--PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SECURITIES OFFERED HEREBY ARE SUBJECT TO INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF A STOCKHOLDER'S ENTIRE INVESTMENT.
                         ------------------------------


        The date of this Proxy Statement--Prospectus is April 29, 1998.

                               TABLE OF CONTENTS


                                                                                                              PAGE
                                                                                                            ---------
AVAILABLE INFORMATION.....................................................................................          1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION................................................          1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................................................          2

SUMMARY...................................................................................................          4
    The Companies.........................................................................................          4
        UST...............................................................................................          4
        Somerset..........................................................................................          4
    The Merger............................................................................................          4
    The Conversion Number.................................................................................          5
    The Effective Time....................................................................................          5
    Annual Meeting of Stockholders........................................................................          5
    Stockholder Vote Required; Voting Agreements..........................................................          5
    Proxies; Voting and Revocation........................................................................          6
    Recommendation of Somerset Board Regarding the Merger and Reasons for the Merger......................          6
    Opinion of Financial Advisor..........................................................................          7
    Regulatory Approvals..................................................................................          7
    Employee Matters......................................................................................          7
    Interests of Certain Persons in the Merger; Indemnification and Insurance.............................          8
    Management and Operations After the Merger............................................................          8
    Certain Terms of the Stock Option Agreement...........................................................          8
    Federal Income Tax Consequences.......................................................................          9
    Accounting Treatment..................................................................................          9
    Rights of Dissenting Stockholders.....................................................................         10
    Comparative Rights of Stockholders....................................................................         10
    Conditions to the Consummation of the Merger..........................................................         10
    Conduct of Business Pending the Merger................................................................         10
    Waiver and Amendment..................................................................................         10
    Termination of the Affiliation Agreement..............................................................         11
    Market and Market Prices..............................................................................         11
    Election of Directors; Election of Somerset's Clerk...................................................         11
    UST Corp. Selected Financial Data.....................................................................         12
    Somerset Savings Bank Selected Financial Data.........................................................         13
    UST Corp. and Somerset Savings Bank Pro Forma Condensed Combined Selected Financial Data..............         14
    Capitalization........................................................................................         15
    Regulatory Capitalization.............................................................................         16
    Comparative Per Share Data (Unaudited)................................................................         17

ANNUAL MEETING OF STOCKHOLDERS............................................................................         18
    Date, Time and Place..................................................................................         18
    Purposes of the Meeting...............................................................................         18
    Record Date; Quorum...................................................................................         18
    Proxies; Voting and Revocation........................................................................         18
    Stockholder Vote Required to Approve the Merger and Other Matters; Voting Agreements; Abstentions and
     Non-Votes............................................................................................         19

                                                                                                              PAGE
                                                                                                            ---------
PROPOSAL ONE--THE MERGER..................................................................................         20

INFORMATION ABOUT UST.....................................................................................         20
    General...............................................................................................         20
    Recent Developments...................................................................................         20
        Recent Operating Results..........................................................................         20
        Firestone Acquisition.............................................................................         20
        AFCB Acquisition..................................................................................         21
        Proposed Amendment to UST's Articles..............................................................         22

INFORMATION ABOUT SOMERSET................................................................................         22

PRINCIPAL HOLDERS OF VOTING SECURITIES....................................................................         23

THE MERGER................................................................................................         25
    General...............................................................................................         25
    Background of the Merger..............................................................................         25
    Recommendation of the Somerset Board Regarding the Merger and Reasons for the Merger..................         28
    UST's Reasons for the Merger..........................................................................         29
    Opinion of Somerset's Financial Advisor...............................................................         29
        Comparison of Selected Publicly-Traded Companies--Somerset........................................         30
        Comparison of Selected Publicly-Traded Companies--UST.............................................         31
        Comparison of Selected Transactions...............................................................         32
        Discounted Cash Flow Analysis.....................................................................         33
        Pro Forma Analysis................................................................................         33
    Effective Time of the Merger; Closing Date............................................................         34
    Terms of the Merger...................................................................................         34
    Regulatory Approvals Required for the Merger..........................................................         35
        Federal Approvals.................................................................................         35
        Massachusetts Approval............................................................................         37
    Employee Matters......................................................................................         38
    Interests of Certain Persons in the Merger............................................................         38
    Management and Operations after the Merger............................................................         40
    Federal Income Tax Consequences.......................................................................         41
        General...........................................................................................         41
        Backup Withholding................................................................................         42
    Accounting Treatment..................................................................................         42
    Indemnification and Insurance.........................................................................         43
    Rights of Dissenting Stockholders.....................................................................         43
    Nasdaq Listing........................................................................................         44
    Resales by Affiliates.................................................................................         44
    Conversion of Shares; Exchange of Certificates........................................................         45
        Conversion of Shares of Somerset Common Stock.....................................................         45
        Manner of Exchanging Somerset Certificates for UST Certificates...................................         46
        Lost Certificates.................................................................................         46
        Distributions with Respect to Unexchanged Somerset Certificates...................................         46
        Post Effective Time...............................................................................         46
    Conditions to the Consummation of the Merger..........................................................         47
        Conditions to Each Party's Obligations Under the Affiliation Agreement............................         47
        Conditions to UST's Obligations...................................................................         47
        Conditions to Somerset's Obligations..............................................................         48

                                                                                                              PAGE
                                                                                                            ---------
    Conduct of Business Pending the Merger................................................................         49
    Waiver and Amendment..................................................................................         51
        Waiver............................................................................................         51
        Amendment.........................................................................................         52
    Expenses..............................................................................................         52
    Termination of the Affiliation Agreement..............................................................         52
CERTAIN RELATED TRANSACTIONS..............................................................................         53
    Stock Option Agreement................................................................................         53
        General...........................................................................................         53
        Grant of Option...................................................................................         53
        Triggering Events; Exercise of Option.............................................................         53
        Additional Cash Consideration.....................................................................         54
        Repurchase of Option..............................................................................         54
    Voting Agreements.....................................................................................         55

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION.......................................................         56
    Unaudited Pro Forma Condensed Combining Balance Sheet.................................................         56
    Unaudited Pro Forma Condensed Combined Statements of Income...........................................         58
    Notes to Unaudited Pro Forma Condensed Financial Information..........................................         62

DESCRIPTION OF UST CAPITAL STOCK..........................................................................         64
    General...............................................................................................         64
    Common Stock..........................................................................................         64
        Dividend Rights...................................................................................         64
        Voting Rights.....................................................................................         64
        Preemptive Rights.................................................................................         64
        Liquidation Rights................................................................................         64
        Assessments.......................................................................................         64
        Transfer Agent and Registrar......................................................................         64
        Stockholder Rights Agreement......................................................................         64
    Preferred Stock.......................................................................................         65
        General...........................................................................................         65
        Dividend and Liquidation Rights...................................................................         65
        Determinations to be Made by the UST Board........................................................         65
        Series A Junior Participating Preferred Stock.....................................................         66

COMPARATIVE RIGHTS OF STOCKHOLDERS........................................................................         67
    General...............................................................................................         67
    Issuance and Regulation of Capital Stock..............................................................         67
        UST...............................................................................................         67
        Somerset..........................................................................................         67
    Dividends.............................................................................................         67
        UST...............................................................................................         67
        Somerset..........................................................................................         67
    Size and Classification of the Board of Directors.....................................................         67
    Removal of Directors..................................................................................         68
        UST...............................................................................................         68
        Somerset..........................................................................................         68
    Stockholder Nominations...............................................................................         68
        UST...............................................................................................         68
        Somerset..........................................................................................         68

                                                                                                              PAGE
                                                                                                            ---------
    Interested Transactions...............................................................................         68
        UST...............................................................................................         68
        Somerset..........................................................................................         68
    Meetings of Stockholders..............................................................................         69
        UST...............................................................................................         69
        Somerset..........................................................................................         69
    Stockholder Action Without A Meeting..................................................................         69
        UST...............................................................................................         69
        Somerset..........................................................................................         69
    Amendment of By-laws..................................................................................         69
        UST...............................................................................................         69
        Somerset..........................................................................................         69
    Required Vote for Certain Business Combinations.......................................................         69
        UST...............................................................................................         69
        Somerset..........................................................................................         70
    Stockholder Rights Plan...............................................................................         70
        UST...............................................................................................         70
        Somerset..........................................................................................         70
    State Anti-takeover Statutes..........................................................................         70

MARKET PRICES AND DIVIDENDS...............................................................................         71

EXPERTS...................................................................................................         72

LEGAL OPINIONS............................................................................................         72

MANAGEMENT AND ADDITIONAL INFORMATION.....................................................................         73

PROPOSAL TWO--ELECTION OF DIRECTORS.......................................................................         73

PROPOSAL THREE--ELECTION OF CLERK.........................................................................         73

SOMERSET MANAGEMENT AND EXECUTIVE COMPENSATION............................................................         74
    Directors of Somerset.................................................................................         74
    Executive Officers of Somerset........................................................................         76
    Executive Officer Summary Compensation Table..........................................................         77
    Option Grants in Last Fiscal Year.....................................................................         78
    Aggregated Fiscal Year-End Option Values..............................................................         79
    Executive Employment Agreement........................................................................         79
    Supplemental Retirement Agreement.....................................................................         80
    Split Dollar Insurance Plan...........................................................................         81
    Pension Plan..........................................................................................         81
    Compensation Committee Report.........................................................................         82
        Introduction......................................................................................         82
        1997 Compensation.................................................................................         82
        Incentive Compensation Arrangements...............................................................         83
    Compliance with Section 16(a) of the 1934 Act.........................................................         84
    Certain Relationships and Related Transactions........................................................         84

COMPARATIVE STOCK PERFORMANCE.............................................................................         85

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..................................................................         85

ANNUAL REPORT.............................................................................................         86

                                                                                                              PAGE
                                                                                                            ---------
REGULATORY ORDER/COMMITMENTS..............................................................................         86

SOLICITATION OF PROXIES...................................................................................         86

STOCKHOLDER PROPOSALS.....................................................................................         86

OTHER MATTERS.............................................................................................         87

APPENDIX A--AFFILIATION AGREEMENT AND PLAN OF REORGANIZATION..............................................        A-1

APPENDIX B--STOCK OPTION AGREEMENT........................................................................        B-1

APPENDIX C--FORM OF VOTING AGREEMENT......................................................................        C-1

APPENDIX D--OPINION OF FINANCIAL ADVISOR TO SOMERSET......................................................        D-1

APPENDIX E--TEXT OF SECTIONS 86 TO 98 OF THE MASSACHUSETTS BUSINESS CORPORATION LAW.......................        E-1

                             AVAILABLE INFORMATION

    UST is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by UST can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. The Commission also maintains an internet site (http://www.sec.gov) that contains information regarding UST's electronic filings with the Commission.

    Somerset is also subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Federal Deposit Insurance Corporation ("FDIC"). Such information can be inspected at the public reference facilities maintained by the FDIC at the Registration and Disclosure Section, Federal Deposit Insurance Corporation, 1776 F Street, N.W., 6th Floor, Washington, D.C. 20006 (such information or copies of documents may be requested by telephone at (202) 898-8920 or facsimile at (202) 898-3909).

    Certain securities of UST and Somerset are quoted on Nasdaq and reports, proxy statements and other information concerning UST and Somerset also may be inspected at the offices of the National Association of Securities Dealers, Inc. ("NASD"), 1735 K Street, N.W, Washington, D.C. 20006.

    This Proxy Statement--Prospectus does not contain all of the information set forth in the Registration Statement which UST has filed with the Commission under the Securities Act, and to which reference is hereby made. The Registration Statement may be inspected at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                         CAUTIONARY STATEMENT REGARDING
                          FORWARD-LOOKING INFORMATION

    This Proxy Statement--Prospectus contains or incorporates by reference certain forward-looking statements regarding UST's or Somerset's future plans, operations and prospects, including without limitation certain statements under "THE MERGER--Opinion of Somerset's Financial Advisor," which involve risks and uncertainties. Those forward-looking statements are inherently uncertain, and actual results may differ from UST's or Somerset's expectations. Risk factors that could affect current and future performance include but are not limited to the following: (i) adverse changes in asset quality and the resulting credit risk-related losses and expenses; (ii) adverse changes in the economy of the New England region, UST's or Somerset's primary market, which could further accentuate credit-related losses and expenses; (iii) adverse changes in the local real estate market that can also negatively affect credit risk, as most of UST's or Somerset's loans are concentrated in Eastern Massachusetts and a substantial portion of these loans have real estate as primary and secondary collateral; (iv) the consequences of continued bank acquisitions and mergers in UST's or Somerset's market, resulting in fewer but much larger and financially stronger competitors which could increase, to UST's or Somerset's detriment, competition for financial services; (v) fluctuations in market rates and prices, which can negatively affect UST's or Somerset's net interest margin, asset valuations and expense expectations; and (vi) changes in regulatory requirements of federal and state agencies applicable to bank holding companies and banks such as UST and its subsidiaries and Somerset, which changes could have a material adverse effect on UST's or Somerset's future operating results.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    There are hereby incorporated by reference in this Proxy
Statement--Prospectus the following documents and information heretofore filed with either the Commission by UST or the FDIC by Somerset, which documents are not presented herein or delivered herewith:


UST SEC FILINGS                                                     PERIOD
----------------------------------------------  ----------------------------------------------
Annual Report on Form 10-K, as amended          Year ended December 31, 1997, as amended by
                                                Form 10-K/A, filed on April 10, 1998

Items 10-13 of UST's Definitive Proxy           Filed on April 9, 1998
  Statement to UST's stockholders for the 1998
  Annual Meeting of UST stockholders

Current Report on Form 8-K                      Filed on April 24, 1998

The description of UST Common Stock contained   Not Applicable
  in its Registration Statement on Form 8-A,
  including any amendment or report filed for
  the purpose of updating such description

The Rights Agreement governing the terms of     Not Applicable
  UST's shareholder rights plan filed as
  Exhibit 4.1 to its Registration Statement on
  Form 8-A


SOMERSET FDIC FILINGS                                               PERIOD
----------------------------------------------  ----------------------------------------------
Annual Report on Form 10-K                      Year ended December 31, 1997 (filed as Exhibit
                                                99.1 to UST's Current Report on Form 8-K,
                                                filed on April 24, 1998)


AFFILIATED COMMUNITY BANCORP, INC. FILINGS                          PERIOD
----------------------------------------------  ----------------------------------------------
Annual Report on Form 10-K                      Year Ended December 31, 1997



    All documents subsequently filed by UST or Somerset pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the Annual Meeting shall be deemed to be incorporated by reference into this Proxy Statement--Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement--Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement--Prospectus.


    UST AND SOMERSET WILL PROVIDE UPON REQUEST AND WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT--PROSPECTUS IS DELIVERED, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED THEREIN BY REFERENCE). WRITTEN REQUESTS FOR DOCUMENTS RELATING TO UST SHOULD BE DIRECTED TO ERIC R. FISCHER, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CLERK, UST CORP., 40 COURT STREET, BOSTON, MASSACHUSETTS 02108. TELEPHONE REQUESTS MAY BE DIRECTED TO MR. FISCHER AT (617) 726-7377. WRITTEN REQUESTS FOR DOCUMENTS RELATING TO SOMERSET SHOULD BE DIRECTED TO GARY M. ABRAMS, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER, SOMERSET SAVINGS BANK, 212 ELM STREET, SOMERVILLE, MASSACHUSETTS 02144. TELEPHONE

REQUESTS MAY BE DIRECTED TO MR. ABRAMS AT (617) 625-6000. A REQUEST FOR COPIES OF ANY DOCUMENT SPECIFICALLY INCORPORATED HEREIN BY REFERENCE WILL BE PROVIDED WITHIN ONE BUSINESS DAY OF SUCH REQUEST. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY OF THE DOCUMENTS PRIOR TO THE ANNUAL MEETING, REQUESTS SHOULD BE MADE BY MAY 26, 1998.


    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THE PROXY STATEMENT--PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UST OR SOMERSET. THIS PROXY STATEMENT--PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE UST COMMON STOCK OFFERED BY THIS PROXY STATEMENT--PROSPECTUS, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, WITHIN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION, WITHIN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT--PROSPECTUS NOR THE DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UST OR SOMERSET SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT--PROSPECTUS OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT--PROSPECTUS, OR IN THE ACCOMPANYING APPENDICES AND THE DOCUMENTS REFERRED TO HEREIN. CAPITALIZED TERMS WHICH ARE USED AND NOT DEFINED IN THIS PROXY STATEMENT--PROSPECTUS HAVE THE MEANING SET FORTH IN THE AFFILIATION AGREEMENT.

THE COMPANIES

    UST. UST is a registered bank holding company, organized as a Massachusetts business corporation in 1967, that, through its subsidiaries, is engaged in providing financial services to individuals and small-and medium-sized companies as well as trust and money management services to individuals, corporations and other organizations. As of December 31, 1997, UST's total assets were approximately $3.8 billion and USTrust, a Massachusetts bank and trust company and the lead banking subsidiary of UST ("USTrust"), had over $3.8 billion or 99% of UST's consolidated assets. All of the capital stock of USTrust is owned by Mosaic Corp., a Massachusetts corporation and wholly-owned subsidiary of UST ("Mosaic"). See "INFORMATION ABOUT UST." For a discussion of UST's recent developments, including the completion of UST's acquisition of Firestone Financial Corp., a small business equipment finance company, in October 1997, and the pending acquisition of Affiliated Community Bancorp, Inc., a Massachusetts bank holding company, see "INFORMATION ABOUT UST--Recent Developments."

    The executive office of UST is located at 40 Court Street, Boston, Massachusetts 02108 (Telephone (617) 726-7000).

    SOMERSET. Somerset is a Massachusetts-chartered stock savings bank headquartered in Somerville, Massachusetts, which originally commenced business as Somerville Savings Bank in 1885 and converted from a mutual savings bank to a publicly-held stock savings bank in July 1986. Somerset offers a broad range of banking and related services primarily to individuals and small business customers through its five banking offices. As of December 31, 1997, Somerset had total assets of approximately $539.8 million. See "INFORMATION ABOUT SOMERSET."

    The executive office of Somerset is located at 212 Elm Street, Somerville, Massachusetts 02144 (Telephone (617) 625-6000).

THE MERGER

    At the Annual Meeting, stockholders of Somerset will consider and vote upon a proposal to approve the Affiliation Agreement, which provides for the merger of Somerset with and into USTrust, by means of which Mosaic will acquire all of the assets and assume all of the liabilities of Somerset and will direct the transfer of such assets and liabilities to USTrust. In connection with the Merger, each outstanding share of Somerset Common Stock (other than shares held by Somerset as treasury stock, shares held by stockholders who exercise dissenters' rights pursuant to the provisions of the Massachusetts Business Corporation Law (the "MBCL") and shares held by UST, Mosaic or USTrust other than in a fiduciary capacity) will be converted into 0.19 shares of UST Common Stock (the "Conversion Number"), together with a corresponding number of preferred stock purchase rights associated with the UST Rights Agreement, dated as of September 19, 1995 (the "UST Rights Agreement"). See "DESCRIPTION OF UST CAPITAL STOCK--Stockholder Rights Agreement."

    No fractional shares of UST Common Stock will be issued in the Merger. In lieu thereof, each holder of Somerset Common Stock who otherwise would have been entitled to a fractional share of UST Common Stock will receive a cash adjustment, without interest, equal to an amount in cash determined by multiplying such holder's fractional interest by the Average Price (defined below) of a share of UST Common Stock (rounded to the nearest cent). The "Average Price" of a share of UST Common Stock is defined as the average of the last sale prices thereof as reported on the Nasdaq system over the ten consecutive trading day period immediately preceding the date on which the last requisite regulatory approval is received (without regard to any waiting period attached to the effectiveness thereof).

THE CONVERSION NUMBER

    The Conversion Number is the product of arms' length negotiations between the respective managements of Somerset and UST. In negotiating the Conversion Number, the management of Somerset had the benefit of advice from its financial advisor, Legg Mason Wood Walker, Incorporated. See "THE MERGER--Opinion of Somerset's Financial Advisor." BECAUSE THE CONVERSION NUMBER IS FIXED AND THE MARKET PRICE OF UST COMMON STOCK IS SUBJECT TO FLUCTUATION, THE VALUE OF THE SHARES OF UST COMMON STOCK THAT HOLDERS OF SOMERSET COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER.


    Assuming that the number of outstanding shares of Somerset Common Stock remains unchanged from April 23, 1998 UST would issue 3,185,417 shares of UST Common Stock to acquire 16,765,356 shares of Somerset Common Stock. Under such circumstances, immediately after the Effective Time, former Somerset stockholders will hold approximately 9.6% of the outstanding shares of UST Common Stock. Based on a $29.3125 last reported sale price for UST Common Stock as of April 23, 1998, the Merger would be valued at approximately $93.37 million. In addition, as discussed in the section entitled "INFORMATION ABOUT UST--Recent Developments--AFCB ACQUISITION," UST has entered into a definitive agreement to acquire Affiliated Community Bancorp, Inc., a Massachusetts bank holding company ("AFCB"). In connection with the acquisition of AFCB, holders of AFCB common stock will receive 1.41 shares of UST Common Stock for each share of AFCB common stock held. Therefore, assuming that the number of shares of AFCB common stock remains unchanged from April 23, 1998, UST would issue 9,297,991 shares of UST Common Stock to acquire 6,594,320 shares of AFCB common stock. Under such circumstances, immediately after the acquisition of AFCB, former Somerset stockholders will hold approximately 7.5% of the outstanding shares of UST Common Stock.


THE EFFECTIVE TIME


    The "Effective Time" of the Merger will be the date and time specified in the articles of merger to be filed with the Secretary of The Commonwealth of Massachusetts (the "Articles of Merger"). The "Closing Date" of the Merger will occur on the first business day after the date on which all conditions contained in Article VI of the Affiliation Agreement are satisfied or waived, or at such other date as the parties may mutually agree upon. UST and Somerset anticipate that the Merger will be completed in the second or third quarter of 1998. If the Merger is not consummated on or prior to August 31, 1998, or such later date agreed to in writing by the parties, the Affiliation Agreement may be terminated by either UST or Somerset, except as discussed in "THE MERGER--Federal Income Tax Consequences."


ANNUAL MEETING OF STOCKHOLDERS

    The Annual Meeting is scheduled to be held on June 3, 1998 at 2:00 p.m., at the Burlington Marriott, Burlington, Massachusetts. The Annual Meeting will be held for the purposes of (i) considering and voting upon a proposal to approve and adopt the Affiliation Agreement and the transactions contemplated thereby,
(ii) electing a class of four directors of Somerset, each to serve for a three-year term (or until the Merger is consummated), (iii) electing a Clerk of Somerset and (iv) conducting any other business that may properly come before such meeting or any adjournments or postponements thereof. See "ANNUAL MEETING OF STOCKHOLDERS--Purposes of the Meeting."

STOCKHOLDER VOTE REQUIRED; VOTING AGREEMENTS

    The Somerset Board has fixed the close of business on April 21, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only the holders of record of the outstanding shares of Somerset Common Stock on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. The presence, in person or by proxy, of the holders of a majority in interest of all Somerset Common Stock, issued, outstanding and entitled to vote on the Record Date, is necessary to constitute a quorum at the Special Meeting. See "ANNUAL MEETING OF STOCKHOLDERS--Record Date; Quorum."

    The affirmative vote of the holders of at least two-thirds of the outstanding shares of Somerset Common Stock is required to approve and adopt the Affiliation Agreement and the transactions contemplated thereby. Approval of the Affiliation Agreement by the requisite vote of the holders of Somerset Common Stock is a condition to, and required for, the consummation of the Merger. See "ANNUAL MEETING OF STOCKHOLDERS--Stockholder Vote Required to Approve the Merger; Voting Agreements; Abstentions and Non-Votes." The Affiliation Agreement and the transactions contemplated thereby are not subject to the approval of the holders of UST Common Stock.


    The affirmative vote of the holders of a plurality of the outstanding shares of Somerset Common Stock present, or, represented by proxy, and voting, is required to elect each of the four individuals nominated to serve as a director for a three-year term (or until the Merger is consummated), and the affirmative vote of the holders of a majority of the outstanding shares of Somerset Common Stock present, or, represented by proxy, and voting, is required for the election of the Clerk.


    As of the Record Date, 16,675,356 shares of Somerset Common Stock were outstanding and entitled to vote on the Merger, of which 346,300 shares, or approximately 2.0% were held by directors and executive officers of Somerset. In connection with the execution of the Affiliation Agreement, the directors and certain executive officers of Somerset each agreed by separate letter (the "Voting Agreements") to UST dated December 9, 1997, to vote or cause to be voted all of the shares of Somerset Common Stock over which he or she has beneficial ownership in favor of the approval of the Affiliation Agreement and the Merger. Execution of the Voting Agreements was a condition to UST entering into the Affiliation Agreement and no compensation was paid to any person in consideration for executing the Voting Agreements. The Form of Voting Agreement is attached hereto as APPENDIX C. See "ANNUAL MEETING OF STOCKHOLDERS--Record Date; Quorum," "--Proxies; Voting and Revocation," "--Stockholder Vote Required to Approve the Merger; Voting Agreements; Abstentions and Non-Votes" and "CERTAIN RELATED TRANSACTIONS--Voting Agreements."


PROXIES; VOTING AND REVOCATION

    Shares of Somerset Common Stock represented by a properly executed proxy received prior to the vote at the Special Meeting and not revoked will be voted as directed in the proxy. If a proxy is submitted and no direction is indicated, the proxy will be voted FOR the approval and adoption of the Affiliation Agreement and the transactions contemplated thereby, FOR the election of each of the four nominees for director, FOR the election of the nominee for Clerk and otherwise in the discretion of the proxies. Any stockholder giving a proxy prior to the Annual Meeting has the right to revoke it prior to its exercise by delivering notice to the Clerk of Somerset, returning a duly executed proxy bearing a later date, or attending the Annual Meeting, notifying the Clerk and voting in person. See "ANNUAL MEETING OF STOCKHOLDERS--Proxies; Voting and Revocation."

RECOMMENDATION OF SOMERSET BOARD REGARDING THE MERGER AND REASONS FOR THE MERGER

    The Somerset Board believes that the terms of the Affiliation Agreement, including the Conversion Number, and the transactions contemplated thereby are fair and in the best interests of Somerset and its stockholders. The terms of the Affiliation Agreement, including the Conversion Number, were the result of arms' length negotiations between UST and Somerset. The Somerset Board believes that the Merger will afford Somerset stockholders the benefit of UST's larger market capitalization and the more liquid market for UST Common Stock and will offer enhanced opportunities for the resulting subsidiary banks of UST to meet the banking needs of customers and other members of the communities currently served by Somerset. The Merger will be consummated only if approved by the requisite vote of the holders of Somerset Common Stock. The Somerset Board unanimously recommends that the Affiliation Agreement and the transactions contemplated thereby be approved by the stockholders of Somerset. See "THE MERGER--Recommendation of the Somerset Board and Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR

    Legg Mason Wood Walker, Incorporated, Somerset's financial advisor ("Legg Mason"), has rendered its written opinion, as of December 9, 1997 and as of the date of this Proxy Statement--Prospectus, to the Somerset Board that, as of such dates, the Conversion Number is fair, from a financial point of view, to the holders of Somerset Common Stock.

    The opinion of Legg Mason, which is attached hereto as APPENDIX D, describes assumptions made, matters considered and limits of the reviews undertaken by Legg Mason in rendering its opinion and should be read in its entirety. For further description of the opinion of Legg Mason, see "THE MERGER--Background of the Merger," "--Recommendation of the Somerset Board and Reasons for the Merger," "--Opinion of Somerset's Financial Advisor," and APPENDIX D to this Proxy Statement-- Prospectus.

REGULATORY APPROVALS

    Consummation of the Merger requires, and the obligations of UST and Somerset under the Affiliation Agreement are conditioned upon, the receipt of any required approvals or waivers from governmental or regulatory authorities or agencies, including the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC, the Commissioner of Banks of The Commonwealth of Massachusetts (the "Massachusetts Commissioner") and the United States Department of Justice (the "DOJ"). The Merger may not be consummated until 30 days after receipt of the FDIC approval (or 15 days in certain circumstances described more fully under "THE MERGER--Regulatory Approvals Required for the Merger"), during which time the DOJ may challenge the Merger on antitrust grounds.

    The parties have filed or will file all applications and applied for or will apply for all waivers necessary to consummate the Merger. No assurance can be given that any of such approvals or waivers will be granted or that such approvals or waivers would not be conditioned in a manner which would so materially adversely impact the economic or business benefits of the Merger as to render it inadvisable, in the reasonable judgment of UST, to consummate the Merger and therefore entitle UST to terminate the Affiliation Agreement. See "THE MERGER--Regulatory Approvals Required for the Merger" and "--Conditions to the Consummation of the Merger."

EMPLOYEE MATTERS

    In the Affiliation Agreement, UST has agreed to provide those employees of Somerset who remain employed after the Closing Date with the types and levels of employee benefits maintained by UST for similarly situated employees of UST or USTrust. Additionally, as soon as administratively practicable after the Effective Time, UST has agreed to permit such Somerset employees to participate in UST's group hospitalization, medical, life and disability insurance plans, defined benefit pension plan, thrift plan, severance plan and similar plans, on the same terms and conditions as applicable to comparable employees of UST and USTrust (including the waiver of pre-existing conditions, restrictions, exclusions or limitations), giving Somerset employees full credit for all "years of service," as that term is defined in Section 411(a)(5) of the Internal Revenue Code of 1986, as amended (the "Code"), with Somerset (to the extent Somerset gave effect) as if such service was with UST, for purposes of eligibility, vesting and calculation of benefits under vacation, severance and other plans, but not for benefit accrual purposes under the UST defined benefit pension plan. Finally, under the Affiliation Agreement, UST has also agreed to honor, in accordance with their terms, all individual employment and other compensation agreements existing prior to the execution of the Affiliation Agreement and previously disclosed to UST, which are between Somerset and any current or former director, officer or employee of Somerset. See "THE MERGER-- Employee Matters."

    Officers, directors and employees with outstanding stock options under Somerset stock option plans as of the Effective Time will have their options converted into options to purchase shares of UST Common Stock in accordance with the provisions of the Affiliation Agreement. See "THE MERGER--Terms of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER; INDEMNIFICATION AND INSURANCE

    Certain members of Somerset's management and the Somerset Board may be deemed to have certain interests in the Merger above and beyond their interests as stockholders. In particular, Thomas J. Kelly, Somerset's Chairman, President and Chief Executive Officer, will receive payments totaling approximately $2.6 million from Somerset immediately prior to the Effective Time, consisting of a $225,000 bonus payment from Somerset and a $2.4 million payment in satisfaction of certain rights arising under his existing employment agreement, which rights will be triggered as a result of the terms of the Merger. In addition, USTrust and Mr. Kelly have entered into an employment agreement to be effective at the Effective Time, pursuant to which Mr. Kelly will be employed as an Executive Vice President of USTrust after the Effective Time. James F. Drew and Nicholas
P. Salerno, current members of the Somerset Board, will become a member of the UST Board and the Board of Directors of USTrust, respectively, at the Effective Time and, in connection with such service, will receive higher fees than Mr. Drew and Mr. Salerno (and other members of the Somerset Board) were paid for their service on the Somerset Board prior to the Effective Time. See "THE MERGER--Interests of Certain Persons in the Merger" and "SOMERSET MANAGEMENT AND EXECUTIVE COMPENSATION--Executive Employment Agreement."

    UST has agreed to honor, after the Effective Time, the indemnification provisions of Somerset's Amended and Restated Charter and By-Laws applicable to the officers and directors of Somerset with respect to acts or omissions taken prior to the Effective Time. UST has also agreed to maintain for six years after the Effective Time, Somerset's existing directors' and officers' liability insurance (or substitute policies that are at least as favorable as those provided by Somerset) covering persons who are presently covered by Somerset's corresponding insurance plan. See "THE MERGER--Indemnification and Insurance."

    Officers, directors and employees with outstanding options under Somerset's stock option plans will be entitled to have their options converted into options to purchase shares of UST Common Stock. See "THE MERGER--Terms of the Merger."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

    From and after the Effective Time, the Board of Directors of UST (the "UST Board") will consist of those persons comprising the UST Board prior to the Effective Time and will be expanded by one member and James F. Drew, a current director of Somerset, will be appointed to serve as a director of UST after the Effective Time.

    From and after the Effective Time, the Board of Directors of USTrust (the "USTrust Board") will consist of those persons comprising the USTrust Board prior to the Effective Time and will be expanded by one member and Nicholas P. Salerno, a current director of Somerset, will be appointed to serve as a director of USTrust after the Effective Time. At the Effective Time, except as set forth below and subject to Mosaic's rights as sole stockholder of USTrust, the officers of USTrust will consist of those persons who were officers of USTrust immediately prior to the Effective Time.

    Pursuant to an employment agreement with USTrust that will become effective at the Effective Time, Mr. Kelly will be employed as an Executive Vice President of USTrust and as a member of the Asset Liability Management Committee of USTrust. See "THE MERGER--Interests of Certain Persons in the Merger."

CERTAIN TERMS OF THE STOCK OPTION AGREEMENT

    As a condition to UST's entering into the Affiliation Agreement, and in consideration therefor, UST and Somerset entered into a Stock Option Agreement on December 9, 1997 (the "Stock Option Agreement"). The Stock Option Agreement is intended to protect UST's interest under the Affiliation Agreement upon the occurrence of certain events which may create the potential for a third party to acquire or obtain control of Somerset prior to consummation of the Merger. The Stock Option Agreement may discourage competing offers to acquire Somerset by third parties other than UST and increase the likelihood that the Merger will be consummated in accordance with the terms of the Affiliation Agreement. See "CERTAIN RELATED TRANSACTIONS--Stock Option Agreement." A copy of the Stock Option Agreement is attached hereto as APPENDIX B.

    Pursuant to the Stock Option Agreement, Somerset granted UST an option (the "Option") to purchase, under certain circumstances, up to 2,777,000 fully paid and nonassessable shares of Somerset Common Stock, representing approximately 16.7% of the currently issued and outstanding shares of Somerset Common Stock, at a price of $4.875 per share. As Somerset does not have a sufficient amount of authorized shares reserved to grant UST an option to purchase 19.9% of Somerset Common Stock, which typically is the percentage for which such options are exercisable in transactions of this type, Somerset has also agreed to pay UST, as part of the Option, certain additional cash consideration which is intended in the aggregate to provide UST with the economic benefit it would receive had the Option been for the right to purchase 19.9% of the issued and outstanding shares of Somerset Common Stock. The Option is exercisable upon the occurrence of certain events that create the potential for a third party to acquire or obtain control of Somerset. If the Option becomes exercisable in accordance with its terms, UST or any permitted transferee of UST can require Somerset to repurchase, for a formula price, the Option in lieu of exercising the Option, or any shares of Somerset Common Stock purchased upon exercise of the Option, subject to certain conditions. To the best knowledge of UST and Somerset, no such event or events which would permit exercise of the Option has occurred as of the date hereof. See "CERTAIN RELATED TRANSACTIONS--Stock Option Agreement."


FEDERAL INCOME TAX CONSEQUENCES


    Consummation of the Merger is conditioned upon UST obtaining a letter ruling from the United States Internal Revenue Service (the "IRS") or, under certain circumstances, an opinion from its counsel, and Somerset obtaining an opinion from its counsel, each to the effect that, among other things, if consummated in accordance with the Affiliation Agreement, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. If the Merger constitutes such a reorganization, for federal income tax purposes: (a) no gain or loss will be recognized by UST, Mosaic or Somerset as a result of the Merger;
(b) no gain or loss will be recognized by the stockholders of Somerset upon their receipt of UST Common Stock on conversion of their Somerset Common Stock, except in respect of cash received in lieu of fractional shares; (c) the tax basis of the shares of UST Common Stock received by the stockholders of Somerset will be the same as the tax basis of their converted Somerset Common Stock, adjusted to reflect the Conversion Number and decreased by the tax basis allocated to any such fractional share interests; (d) the holding period of the UST Common Stock held by Somerset stockholders will generally include the holding period of their converted Somerset Common Stock; and (e) gain or loss will be recognized by the stockholders of Somerset who dissent from the Merger, on their receipt of cash in redemption of their Somerset Common Stock.


    BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SOMERSET STOCKHOLDER, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER PERSONAL TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE MERGER TO HIM OR HER UNDER FEDERAL, STATE, LOCAL OR OTHER APPLICABLE LAW. See "THE
MERGER--Federal Income Tax Consequences."


ACCOUNTING TREATMENT

    The Merger, if completed as proposed, is expected to qualify as a pooling of interests for accounting purposes. The Affiliation Agreement provides, as a condition to the obligation of each of UST and Somerset to consummate the Merger, that UST receive a letter from Arthur Andersen LLP and Somerset receive a letter from Wolf & Company, P.C., each dated the Closing Date, to the effect that the Merger qualifies for pooling of interests accounting treatment under generally accepted accounting principles ("GAAP"). See "THE MERGER--Accounting Treatment."

RIGHTS OF DISSENTING STOCKHOLDERS

    Under the Massachusetts General Laws, including in particular the MBCL, any Somerset stockholder (i) who files with Somerset an objection to the Merger in writing before the approval of the Merger by the stockholders of Somerset and who states in such objection that such stockholder intends to demand payment for his or her shares if the Merger is concluded and (ii) whose shares are not voted in favor of the Merger, shall be entitled to demand payment for his or her shares of Somerset Common Stock and an appraisal of the value thereof, in accordance with the provisions of Sections 86 through 98 of Chapter 156B of the MBCL. See "THE MERGER--Rights of Dissenting Stockholders" and the relevant sections of the MBCL attached hereto as APPENDIX E.

COMPARATIVE RIGHTS OF STOCKHOLDERS

    The rights of holders of shares of UST Common Stock and Somerset Common Stock currently are each governed by the Massachusetts General Laws, including in particular the MBCL and, with respect to Somerset Common Stock, certain provisions of Chapters 168 and 172 governing Massachusetts savings banks, the Articles of Organization ("UST Articles") and By-laws of UST and the Amended and Restated Charter ("Somerset Charter") and By-laws of Somerset, respectively. At the Effective Time of the Merger, Somerset stockholders who do not exercise and perfect their statutory dissenters' rights will become UST stockholders, and their rights will be governed by the MBCL, the UST Articles and the By-laws of UST. See "COMPARATIVE RIGHTS OF STOCKHOLDERS" for a discussion of differences in the rights of the holders of Somerset Common Stock and UST Common Stock.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    The respective obligations of UST and Somerset to consummate the Merger are subject to satisfaction of (i) a number of conditions, none of which may be waived, including the receipt of the Somerset stockholders' approval solicited hereby, receipt of necessary regulatory approvals, receipt of letters from Arthur Andersen LLP and Wolf & Company, P.C., each to the effect that, for financial reporting purposes, the Merger qualifies for pooling of interests accounting treatment under GAAP if consummated in accordance with the Affiliation Agreement, and (ii) other customary closing conditions, all of which may be waived, including, receipt of a letter from the IRS or an opinion of counsel regarding certain federal income tax consequences of the Merger. See "THE MERGER--Conditions to the Consummation of the Merger."

CONDUCT OF BUSINESS PENDING THE MERGER

    UST and Somerset have each agreed to, and will cause their respective subsidiaries to, undertake or refrain from undertaking certain actions pending the Merger. In addition, UST and Somerset have agreed to cooperate or coordinate with each other with respect to the taking of certain actions by either or both of them pending the Merger. Somerset has also agreed to conduct its business in the ordinary and usual course of business consistent with past practice and to use all reasonable efforts to preserve its goodwill and its business relationships including its relationships with its borrowers and depositors. For a full discussion of the provisions of the Affiliation Agreement relating to the conduct of business of UST and Somerset pending the Merger, see "THE MERGER--Conduct of Business Pending the Merger."

WAIVER AND AMENDMENT

    Subject to applicable law and as may be authorized by their respective Boards of Directors, at any time prior to the consummation of the Merger or termination of the Affiliation Agreement, whether before or after approval by the Somerset stockholders of the Affiliation Agreement and the transactions contemplated thereby, UST and Somerset may (a) amend the Affiliation Agreement by written agreement, (b) extend the time for the performance of any obligations or other acts of any party thereunder, (c) waive any inaccuracy in the representations and warranties contained therein or in any document delivered pursuant thereto, or (d) waive compliance with any of the agreements or conditions under certain sections of the Affiliation Agreement (other than those closing conditions identified in Section 6.01 of the

Affiliation Agreement), provided, however, that after approval of the transactions contemplated by the Affiliation Agreement by the Somerset stockholders, there may not be, without further approval of the Somerset stockholders, any amendment, extension or waiver of the Affiliation Agreement which reduces the amount or changes the form of the consideration to be delivered to the Somerset stockholders. Any agreement on the part of any party to any extension or waiver will be valid only if set forth in writing signed on behalf of each party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other such failure. See "THE MERGER--Waiver and Amendment."

TERMINATION OF THE AFFILIATION AGREEMENT


    The Affiliation Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of Somerset's stockholders, under the following circumstances: (a) by mutual written consent of Somerset and UST authorized by their respective Boards of Directors; (b) by either Somerset or UST (i) if the Effective Time shall not have occurred on or prior to August 31, 1998, or such later date agreed to in writing by UST and Somerset, subject to the right of either party to extend the date of termination in certain circumstances as discussed in "THE MERGER--Federal Income Tax Consequences," (ii) if any application for regulatory approval has been denied and such denial has become final and unappealable, or (iii) if the stockholders of Somerset fail to approve the Merger at the Annual Meeting, provided in any such case that the terminating party is not then in material breach of the Affiliation Agreement or the Stock Option Agreement; or (c) by the Somerset Board or the UST Board in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Affiliation Agreement or Stock Option Agreement which is not cured after twenty days written notice to the breaching party, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Affiliation Agreement or the Stock Option Agreement.


MARKET AND MARKET PRICES


    Transactions with respect to UST Common Stock and Somerset Common Stock are quoted on Nasdaq. The Affiliation Agreement provides, as a condition to Somerset's obligation to consummate the Merger, that the shares of UST Common Stock issuable in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance. See "THE MERGER--Conditions to the Consummation of the Merger." The information set forth in the table below presents: (a) the last reported sale prices for UST Common Stock and Somerset Common Stock on Nasdaq on December 9, 1997, the business day immediately preceding the public announcement of the Merger, and April 23, 1998, the last practicable date prior to the mailing of this Proxy Statement--Prospectus; and
(b) the Somerset Common Stock equivalent per share price as of December 9, 1997 and April 23, 1998, calculated by multiplying the closing price of UST Common Stock on Nasdaq on such dates by the Conversion Number:



                                                                                      SOMERSET
                                                                UST      SOMERSET    EQUIVALENT
                                                              COMMON      COMMON         PER
PRICE PER SHARE AT                                             STOCK       STOCK     SHARE PRICE
-----------------------------------------------------------  ---------  -----------  -----------
December 9, 1997...........................................  $  29.625   $   4.875    $   5.629
April 23, 1998.............................................  $  29.313   $   5.188    $   5.569



    On December 9, 1997, the high and low share prices of UST Common Stock and Somerset Common Stock were $29.625, $28.563, $5.000 and $4.750, respectively. No assurance can be given as to what the market price of UST Common Stock will be if and when the Merger is consummated or when the shares of UST Common Stock are actually issued in the Merger.


ELECTION OF DIRECTORS; ELECTION OF SOMERSET'S CLERK

    At the Annual Meeting, Somerset stockholders also will be asked to elect a class of four directors, each to serve for a three-year term (or until the Merger is consummated) and to elect a Clerk. The Somerset Board unanimously recommends that Somerset stockholders vote FOR the election of each of the nominees for director and FOR the election of the nominee for Clerk. See "PROPOSAL TWO-- ELECTION OF DIRECTORS" and "PROPOSAL THREE--ELECTION OF A CLERK."

                                   UST CORP.
                            SELECTED FINANCIAL DATA

    The following table sets forth certain selected condensed historical consolidated financial data of UST. The table is based on and should be read in conjunction with UST's historical financial statements and notes thereto incorporated by reference in this Proxy Statement--Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                       YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------------------
                                                         1997(B)    1996(C)     1995       1994      1993(D)
                                                        ---------  ---------  ---------  ---------  ----------
                                                                  (DOLLARS AND SHARES IN THOUSANDS,
                                                                      EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
  Interest income.....................................  $ 285,213  $ 243,213  $ 229,217  $ 201,194  $  205,359
  Interest expense....................................    110,008    102,127     90,632     68,698      74,844
                                                        ---------  ---------  ---------  ---------  ----------
  Net interest income.................................    175,205    141,086    138,585    132,496     130,515
  Provision for possible loan losses..................        900    (17,300)    14,395     25,674      71,757
                                                        ---------  ---------  ---------  ---------  ----------
  Net interest income after provision for possible
    loan losses.......................................    174,305    158,386    124,190    106,822      58,758
  Noninterest income..................................     38,023     39,941     36,517     36,888      45,173
  Noninterest expense.................................    157,082    124,669    118,121    118,705     117,952
                                                        ---------  ---------  ---------  ---------  ----------
  Income (loss) before income taxes...................     55,246     73,658     42,586     25,005     (14,021)
  Income tax provision (benefit)......................     22,853     28,381     15,533      7,732      (8,893)
                                                        ---------  ---------  ---------  ---------  ----------
  Net income (loss)...................................  $  32,393  $  45,277  $  27,053  $  17,273  $   (5,128)
                                                        ---------  ---------  ---------  ---------  ----------
                                                        ---------  ---------  ---------  ---------  ----------
PER SHARE DATA(f):
  Basic earnings (loss) per share.....................  $    1.09  $    1.56  $    0.94  $    0.61  $    (0.20)
  Diluted earnings (loss) per share...................       1.08       1.53       0.92       0.60       (0.20)
  Cash dividends declared.............................       0.42       0.32       0.11       0.05        0.01
  Basic weighted average shares.......................     29,616     29,015     28,734     28,293      26,125
  Diluted weighted average shares.....................     30,104     29,576     29,417     29,009      26,125

END OF PERIOD BALANCES:
  Total assets........................................  $3,838,258 $3,781,055 $3,074,517 $2,850,717 $2,948,866
  Loans receivable, net...............................  2,835,982  2,535,246  2,001,203  1,972,786   1,923,388
  Reserve for possible loan losses....................     52,230     51,984     69,982     76,743      76,517
  Deposits............................................  2,978,215  2,856,157  2,283,233  2,255,484   2,333,189
  Funds borrowed (a)..................................    470,651    548,911    459,726    346,727     356,093
  Stockholders' investment............................    340,126    309,021    278,393    222,704     234,634
  Shares used for book value calculation..............     29,889     29,442     29,171     28,686      28,292
  Book value per share................................  $   11.38  $   10.50  $    9.54  $    7.76  $     8.29

CONSOLIDATED RATIOS:
  Net income (loss) to average assets.................       0.88%      1.43%      0.94%      0.61%      (0.17%)
  Net income (loss) to average stockholders'
    investment........................................      10.37%     15.60%     10.67%      7.58%      (2.30%)
  Average stockholders' investment to average total
    assets............................................        8.5%       9.1%       8.8%       8.0%        7.6%
  Reserve for possible loan losses to period end
    loans.............................................        1.8%       2.1%       3.5%       3.9%        4.0%
  Dividend payout ratio (e)...........................       38.9%      20.9%      12.0%       8.3%        not
                                                                                                    meaningful

------------------------

(a) Includes federal funds purchased, repurchase agreements, short-term and other borrowings.

(b) Includes $4.4 million for certain nondeductible merger related expenses and a pre-tax charge of $11.8 million for restructuring costs.

(c) Includes a $6.8 million credit from the sale of a banking subsidiary; a credit of $18.6 million recorded through the provision for possible loan losses; a $5.9 million charge for expenses incurred in connection with the purchase of 20 branches; and a one-time charge of $3.0 million to reflect an assessment on certain deposits insured by the SAIF.

(d) Includes a one-time credit of $2.7 million reflecting the cumulative effect of a change in the method of accounting for income taxes.

(e) The dividend payout ratio is determined by dividing cash dividends declared by Diluted earnings per share.

(f) Earnings per share are computed in accordance with SFAS No. 128, which requires a dual presentation of Basic and Diluted earnings per share as adjusted for common stock equivalents consisting primarily of outstanding dilutive stock options.

                             SOMERSET SAVINGS BANK
                            SELECTED FINANCIAL DATA

    The following table sets forth certain selected condensed historical consolidated financial data of Somerset. The table is based on and should be read in conjunction with Somerset's historical financial statements and notes thereto incorporated by reference in this Proxy Statement--Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------------
                                                      1997        1996        1995        1994        1993
                                                   ----------  ----------  ----------  ----------  ----------
                                                               (DOLLARS AND SHARES IN THOUSANDS,
                                                                   EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
  Interest income................................  $   42,011  $   40,858  $   40,436  $   37,496  $   38,302
  Interest expense...............................      22,185      22,328      22,773      19,143      21,231
                                                   ----------  ----------  ----------  ----------  ----------
  Net interest income............................      19,826      18,530      17,663      18,353      17,071
  Provision for possible loan losses.............       1,200       1,200       1,200       1,800       3,181
                                                   ----------  ----------  ----------  ----------  ----------
  Net interest income after provision for
    possible loan losses.........................      18,626      17,330      16,463      16,553      13,890
  Noninterest income.............................       1,353       1,057       1,056         955       1,330
  Noninterest expense............................      15,236      16,014      17,441      25,844      16,585
                                                   ----------  ----------  ----------  ----------  ----------
  Income (loss) before income taxes..............       4,743       2,373          78      (8,336)     (1,365)
  Income tax provision (benefit).................      (1,224)       (440)     (1,000)          7          20
                                                   ----------  ----------  ----------  ----------  ----------
  Net income (loss)..............................  $    5,967  $    2,813  $    1,078  $   (8,343) $   (1,385)
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
PER SHARE DATA(a):
  Basic earnings (loss) per share................  $     0.36  $     0.17  $     0.06  $    (0.50) $    (0.25)
  Diluted earnings (loss) per share..............        0.35        0.17        0.06       (0.50)      (0.25)
  Basic weighted average shares..................      16,652      16,652      16,652      16,652       5,614
  Diluted weighted average shares................      16,927      16,713      16,669      16,652       5,614

END OF PERIOD BALANCES:
  Total assets...................................  $  539,672  $  517,342  $  506,436  $  514,697  $  513,882
  Loans receivable, net..........................     419,845     394,956     403,880     408,814     409,385
  Reserve for possible loan losses...............       7,668       6,236       7,136       8,121       8,254
  Deposits.......................................     455,886     442,535     434,007     414,495     429,566
  Funds borrowed (b).............................      43,376      40,447      40,447      70,447      47,000
  Stockholders' investment.......................      35,877      29,848      27,035      25,424      33,251
  Shares used in book value calculation..........      16,659      16,652      16,652      16,652      16,652
  Book value per share...........................  $     2.15  $     1.79  $     1.62  $     1.53  $     2.00

CONSOLIDATED RATIOS:
  Net income (loss) to average assets............        1.15%       0.55%       0.21%      (1.62%)      (0.26%)
  Net income (loss) to average stockholders'
    investment...................................       18.38%       9.88%       4.07%     (26.41%)      (7.96%)
  Average stockholders' investment to average
    total assets.................................         6.3%        5.6%        5.2%        6.1%        3.3%
  Reserve for possible loan losses to period end
    loans........................................         1.8%        1.6%        1.8%        2.0%        2.0%

------------------------

(a) Earnings per share are computed in accordance with SFAS No. 128, which requires a dual presentation of Basic and Diluted earnings per share as adjusted for common stock equivalents consisting primarily of outstanding dilutive stock options.

(b) Includes federal funds purchased, repurchase agreements, short-term and other borrowings.

                                   UST CORP.

                             SOMERSET SAVINGS BANK

              PRO FORMA CONDENSED COMBINED SELECTED FINANCIAL DATA

The following table sets forth certain unaudited combined condensed financial information from the Unaudited Condensed Pro Forma Combined Statements of Income for the three years ended December 31, 1997, 1996 and 1995, and the Unaudited Pro Forma Condensed Combining Balance Sheet at December 31, 1997. The UST and Somerset combined results of operations gives effect to UST's proposed acquisition of Somerset as a pooling of interests, as if such transaction had been completed as of the beginning of each of the periods. The data set forth below does not include financial information with respect to AFCB. The summary unaudited financial information should be read in conjunction with the Pro Forma Financial Information and related notes thereto presented elsewhere in this Proxy Statement-- Prospectus and the consolidated financial statements and related notes incorporated by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION."


                                                                                   YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                               1997(B)        1996        1995
                                                                             ------------  ----------  ----------
                                                                              (DOLLARS AND SHARES IN THOUSANDS,
                                                                                  EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
Interest income............................................................  $    327,224  $  284,071  $  269,653
Interest expense...........................................................       132,193     124,455     113,405
                                                                             ------------  ----------  ----------
Net interest income........................................................       195,031     159,616     156,248
Provision for possible loan losses.........................................         2,100     (16,100)     15,595
                                                                             ------------  ----------  ----------
Net interest income after provision for possible loan losses...............       192,931     175,716     140,653
Noninterest income.........................................................        39,376      40,998      37,573
Noninterest expense........................................................       172,318     140,683     135,562
                                                                             ------------  ----------  ----------
Income before taxes........................................................        59,989      76,031      42,664
Income tax provision.......................................................        21,629      27,941      14,533
                                                                             ------------  ----------  ----------
Net income.................................................................  $     38,360  $   48,090  $   28,131
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------
PER SHARE DATA:
  Basic earnings per share.................................................  $       1.17  $     1.49  $     0.88
  Diluted earnings per share...............................................          1.15        1.47        0.86
  Cash dividends declared..................................................          0.42        0.32        0.11
  Basic weighted average shares............................................        32,779      32,179      31,898
  Diluted weighted average shares..........................................        33,321      32,751      32,584

DECEMBER 31, 1997 PRO FORMA BALANCES:
  Total assets(b)..........................................................  $  4,377,930
  Loans receivable.........................................................     3,255,827
  Reserve for possible loan losses.........................................        59,898
  Deposits.................................................................     3,434,101
  Funds Borrowed(a)........................................................       514,027
  Stockholders' investment(b)..............................................       370,703
  Shares used for book value calculation...................................        33,054
  Book value per share(b)..................................................  $      11.22


------------------------

(a) Includes federal funds purchased, repurchase agreements, short-term and other borrowings.

(b) The effect of an estimated $7.5 million pre-tax charge to be taken in connection with the proposed acquisition has not been reflected in the above results of operations since it is nonrecurring, nor do the pro forma results of operations give effect to any anticipated cost savings to be realized in connection with the acquisition. This charge is, however, reflected in the December 31, 1997 balances of total assets, Stockholders' investment and book value per share, net of related taxes.

                                 CAPITALIZATION

    The following table sets forth the capitalization of UST as of December 31, 1997, and the capitalization of UST adjusted to give effect to the proposed acquisition of Somerset and the pending acquisition of AFCB. See "INFORMATION ABOUT UST--Recent Developments" for a description of the pending acquisition of AFCB. This information should be read in conjunction with the consolidated historical financial statements and notes thereto of UST, Somerset and AFCB which are incorporated by reference in this Proxy Statement--Prospectus, and the Unaudited Pro Forma Condensed Combining Balance Sheet, including the notes thereto, appearing elsewhere in this Proxy Statement--Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION."

                                                                                                       PRO FORMA
                                                                           PRO FORMA                      UST,
                                                                            UST AND                     SOMERSET
                                                   UST        SOMERSET      SOMERSET        AFCB        AND AFCB
                                                HISTORICAL   ADJUSTMENTS    COMBINED    ADJUSTMENTS     COMBINED
                                               ------------  -----------  ------------  ------------  ------------
                                                                     (DOLLARS IN THOUSANDS)
Deposits.....................................  $  2,978,215   $ 455,886(a) $  3,434,101 $    729,096(b) $  4,163,197
Short-term borrowings........................       421,313      32,929(a)      454,242      235,180(b)      689,422
Other borrowings.............................        49,338      10,447(a)       59,785       67,019(b)      126,804
                                               ------------  -----------  ------------  ------------  ------------
Total deposits and borrowings................  $  3,448,866   $ 499,262   $  3,948,128  $  1,031,295  $  4,979,423
                                               ------------  -----------  ------------  ------------  ------------
                                               ------------  -----------  ------------  ------------  ------------
Stockholders' Investment:
Preferred stock $1 par value;
  Authorized--4,000,000 shares;
  Outstanding--None
Common stock $.625 par value;
  Authorized--45,000,000 shares;
  Shares issued or to be outstanding.........  $     18,601   $   1,978(a) $     20,579 $      5,731(b) $     26,310
Additional paid-in capital...................       117,236      18,652(a)      150,569       50,360(b)      191,863
                                                                 14,681(a)                    (9,066 (b)
Retained earnings............................       201,355         566(a)      196,621       66,128(b)      254,049
                                                                 (5,300)(a)                   (8,700 (b)
Unrealized gain on securities available-
  for-sale, net of tax.......................         2,245                      2,245           919(b)        3,164
Deferred compensation and other..............           689                        689        (1,019 (b)         (330)
                                               ------------  -----------  ------------  ------------  ------------
Total stockholders' investment...............  $    340,126   $  30,577   $    370,703  $    104,353  $    475,056
                                               ------------  -----------  ------------  ------------  ------------
                                               ------------  -----------  ------------  ------------  ------------

------------------------


(a) Reflects the combination of Somerset deposits, borrowings and stockholders' investment with UST and the issuance of 0.19 shares of UST Common Stock in exchange for, and the cancellation of, each outstanding share of Somerset Common Stock. The difference between the par value of the UST Common Stock to be issued and the par value of the Somerset Common Stock to be acquired has been credited to Additional paid-in capital. Also reflected is a one-time after-tax charge of $5.3 million for related merger, acquisition and restructuring charges.



(b) Reflects the combination of AFCB deposits, borrowings and stockholders' investment with UST and the issuance of 1.41 shares of UST Common Stock in exchange for, and in cancellation of, each outstanding share of AFCB common stock, net of AFCB treasury stock, which is to be retired upon consummation of the transaction through a charge to Additional paid-in capital. The difference between the par value of the UST Common Stock to be issued and the par value of the AFCB common stock to be acquired has also been charged to Additional paid-in capital. Also reflected is a one-time after-tax charge of $8.7 million for related merger, acquisition and restructuring charges.

                           REGULATORY CAPITALIZATION

    The following table sets forth the regulatory capitalization of UST (Consolidated) and USTrust as of December 31, 1997 and the regulatory capitalization of UST (Consolidated) and USTrust adjusted to give effect to the merger of Somerset with and into USTrust and the pending acquisition of AFCB. The regulatory capital requirements are discussed in further detail in UST's Annual Report on Form 10-K for the year ended December 31, 1997 under the caption "Supervision and Regulation--General Supervision and Regulation." See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                                                                                           PRO FORMA
                                   HISTORICAL        PRO FORMA UST                                           UST,
                             ----------------------  AND SOMERSET                             PRO FORMA    SOMERSET
                               UST/                   ADJUSTMENTS    PRO FORMA   HISTORICAL  ADJUSTMENTS   AND AFCB
                              USTRUST    SOMERSET      (NOTE A)      COMBINED      AFCB       (NOTE B)     COMBINED
                             ---------  -----------  -------------  -----------  ---------  -------------  ---------
                                                                 (IN THOUSANDS)
UST (CONSOLIDATED):
Tier 1 Capital.............  $ 280,718   $  35,577     $  (5,300)    $ 310,995   $ 111,062    $  (8,700)   $ 413,357
Tier 2 Capital.............     38,993       4,699                      43,692       7,987                    51,679
                             ---------  -----------  -------------  -----------  ---------  -------------  ---------
Total Risk-Based Capital...  $ 319,711   $  40,276        (5,300)    $ 354,687   $ 119,049    $  (8,700)   $ 465,036

Average Total Assets.......  $3,711,934  $ 526,346                   $4,238,280  $1,134,832                $5,373,112
Net Risk-Weighted Assets...  3,119,464     373,286                   3,492,450     638,994                 4,131,744
Risk-Weighted Assets after
  intangibles, disallowed
  allowance for loan loss
  reserve and others.......  3,106,227     372,986                   3,479,213     638,340                 4,117,553
                             ---------  -----------                 -----------  ---------                 ---------
USTRUST:
Tier 1 Capital:............  $ 261,609   $  35,577     $  (5,300)    $ 291,886   $ 111,062    $  (8,700)   $ 394,248
Tier 2 Capital:............     38,788       4,699                      43,487       7,987                    51,474
                             ---------  -----------  -------------  -----------  ---------  -------------  ---------
Total Risk-Based Capital...  $ 300,397   $  40,276     $  (5,300)    $ 335,373   $ 119,049    $  (8,700)   $ 445,722
                             ---------  -----------  -------------  -----------  ---------  -------------  ---------
                             ---------  -----------  -------------  -----------  ---------  -------------  ---------

Average Total Assets.......  $3,687,529    526,346                   $4,213,875  $1,134,832                $5,348,707
Net Risk-Weighted Assets...  3,103,053     372,986                   3,476,039     638,994                 4,115,033
Risk-Weighted Assets after
  intangibles, disallowed
  allowance for loan loss
  reserve and other........  3,090,049     372,686                   3,462,735     638,340                 4,101,075
                             ---------  -----------                 -----------  ---------                 ---------
REGULATORY MINIMUMS TO MEET
  "ADEQUATELY CAPITALIZED"
  DEFINITION:
  Tier 1 Leverage
    Ratio(c)...............      4.00%       6.00%                       4.00%       4.00%                     4.00%
  Tier 1 Capital to Risk-
    Weighted Assets........      4.00%       4.00%                       4.00%       4.00%                     4.00%
  Total Capital to Risk-
    Weighted Assets........      8.00%       8.00%                       8.00%       8.00%                     8.00%

CONSOLIDATED RATIOS:
  Tier 1 Leverage Ratio....      7.56%       6.76%                       7.34%       9.79%                     7.69%
  Tier 1 Capital to Risk-
    Weighted Assets........      9.00%       9.34%                       8.90%      17.40%                    10.00%
  Total Capital to Risk-
    Weighted Assets........     10.29%      10.80%                      10.20%      18.65%                    11.29%

USTRUST RATIOS:
  Tier 1 Leverage Ratio....      7.09%                                   6.93%                                 7.37%
  Tier 1 Capital to Risk-
    Weighted Assets........      8.43%                                   8.40%                                 9.58%
  Total Capital to Risk-
    Weighted Assets........      9.72%                                   9.69%                                10.87%

------------------------

(a) Reflects a one-time after-tax charge in the amount of $5.3 million for related merger, acquisition and restructuring charges.

(b) Reflects a one-time after-tax charge in the amount of $8.7 million for related merger, acquisition and restructuring charges.

(c) Somerset has adopted, by resolution of its Board of Directors, a Commitment to maintain a ratio of Tier 1 capital to total assets (a "Tier 1 leverage capital ratio") of at least 6.0%.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

    The following table shows unaudited comparative per share data for UST and Somerset and for UST, Somerset and AFCB using the pooling of interests method of accounting. The information should be read in conjunction with the consolidated historical financial statements and notes thereto of UST, Somerset and AFCB which are incorporated by reference in the Proxy Statement--Prospectus, and the unaudited pro forma condensed financial information, including notes thereto, which appear elsewhere in this Proxy Statement--Prospectus. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations which would have been realized had the Merger been consummated during the periods or as of the dates for which the pro forma data is presented. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION."


                                                                                            YEAR ENDED DECEMBER 31,
                                                                                        -------------------------------
                                                                                          1997       1996       1995
                                                                                        ---------  ---------  ---------
PER SHARE OF UST COMMON STOCK:
Income from continuing operations:
  Historical:
    Basic earnings per share..........................................................  $    1.09  $    1.56  $    0.94
    Diluted earnings per share........................................................       1.08       1.53       0.92
  Pro forma UST and Somerset:
    Basic earnings per share..........................................................       1.17       1.49       0.88
    Diluted earnings per share........................................................       1.15       1.47       0.86
  Pro forma UST, Somerset and AFCB:
    Basic earnings per share..........................................................       1.20       1.38       0.82
    Diluted earnings per share........................................................       1.18       1.35       0.81
Cash dividends declared(a):
  Historical..........................................................................       0.42       0.32       0.11
Book Value (as of period end):
  Historical..........................................................................      11.38
  Pro forma UST and Somerset..........................................................      11.22
  Pro Forma UST, Somerset and AFCB....................................................      11.28
Shares used for book value calculation (in thousands):
  Historical..........................................................................     29,889
  Pro forma UST and Somerset..........................................................     33,054
  Pro forma UST, Somerset and AFCB....................................................     42,105
PER SHARE OF SOMERSET COMMON STOCK(b):
Income (loss) from continuing operations:
  Historical:
    Basic earnings per share..........................................................  $    0.36  $    0.17  $    0.06
    Diluted earnings per share........................................................       0.35       0.17       0.06
  Equivalent pro forma UST and Somerset:
    Basic earnings per share..........................................................       0.22       0.28       0.17
    Diluted earnings per share........................................................       0.22       0.28       0.16
  Equivalent pro forma UST, Somerset and AFCB:
    Basic earnings per share..........................................................       0.23       0.26       0.16
    Diluted earnings per share........................................................       0.22       0.26       0.15
Cash dividends declared:
  Historical..........................................................................       0.00       0.00       0.00
  Equivalent pro forma UST and Somerset...............................................       0.08       0.06       0.02
  Equivalent pro forma UST, Somerset and AFCB.........................................       0.08       0.06       0.02
Book value (as of period end):
  Historical..........................................................................       2.15
  Equivalent pro forma UST and Somerset...............................................       2.13
  Equivalent pro forma UST, Somerset and AFCB.........................................       2.14


------------------------

(a) Pro forma UST and Somerset combined and Pro forma UST, Somerset and AFCB combined cash dividends declared would be the same as Historical, as UST is the continuing entity.


(b) The equivalent pro forma per share amounts reflected above for Somerset are determined by multiplying the corresponding pro forma amounts per share of UST Common Stock, by the exchange ratio of 0.19 shares of UST Common Stock in exchange for each share of Somerset Common Stock.

                         ANNUAL MEETING OF STOCKHOLDERS

DATE, TIME AND PLACE

    This Proxy Statement--Prospectus is being furnished to holders of Somerset Common Stock in connection with the solicitation of proxies by the Somerset Board for use at the Annual Meeting scheduled to be held on June 3, 1998 at 2:00 p.m., at the Burlington Marriott, Burlington, Massachusetts.

PURPOSES OF THE MEETING


    The Annual Meeting will be held for the purposes of considering and voting upon (i) a proposal to approve and adopt the Affiliation Agreement and the transactions contemplated thereby, (ii) the election of a class of four directors of Somerset, each to serve for a three-year term (or until consummation of the Merger), (iii) the election of the Clerk of Somerset and
(iv) such other matters as may properly come before such meeting or any adjournments or postponements thereof. The Somerset Board knows of no other matters at this time to be brought before the Annual Meeting.


    THE SOMERSET BOARD UNANIMOUSLY RECOMMENDS THAT SOMERSET STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE AFFILIATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

RECORD DATE; QUORUM


    The Somerset Board has fixed the close of business on April 21, 1998, as the record date (the "Record Date") for the Annual Meeting. Only the holders of outstanding shares of Somerset Common Stock on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 16,765,356 shares of Somerset Common Stock issued and outstanding and entitled to vote. The presence, in person or by proxy, of a majority in interest of all shares of Somerset Common Stock issued, outstanding and entitled to vote as of the Record Date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be treated as shares present or represented at the Annual Meeting for quorum purposes. (A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred from exercising discretionary authority to vote on the matter, which the broker indicates on the proxy.)


PROXIES; VOTING AND REVOCATION

    Each stockholder is entitled to one vote, in person or by proxy, for each share of Somerset Common Stock held of record in his or her name at the close of business on the Record Date. Shares of Somerset Common Stock represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted as directed in the proxy. If a proxy is submitted and no direction is indicated, the proxy will be voted FOR the approval and adoption of the Affiliation Agreement and the transactions contemplated thereby, FOR the election of each of the four nominees for director, FOR the election of the nominee Clerk, and in such manner as management's proxyholders shall decide on such other matters as may properly come before the Annual Meeting. A stockholder may withhold his or her vote for any nominee for director by notation of that fact on the enclosed proxy. All nominees for director and Clerk have consented to being named herein and have agreed to serve if elected.


    Any stockholder giving a proxy prior to the Annual Meeting has the right to revoke it prior to its exercise by (i) filing with Frank Scimone, Clerk of Somerset, 212 Elm Street, Somerville, Massachusetts 02144, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a proxy bearing a later date and delivering it to the Clerk of Somerset before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting, and voting in person. Any stockholder of record attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the mere presence of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Somerset Common Stock are not registered in their own name will need additional documentation from the record holder of such shares to vote personally at the Annual Meeting. See also "SOLICITATION OF PROXIES."

STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER AND OTHER MATTERS; VOTING
  AGREEMENTS; ABSTENTIONS AND NON-VOTES

    The affirmative vote of the holders of at least two-thirds of the outstanding shares of Somerset Common Stock entitled to vote at the Annual Meeting is required to approve and adopt the Affiliation Agreement and the transactions contemplated thereby. Abstentions and broker non-votes will have the effect of votes against the approval of the Affiliation Agreement and the transactions contemplated thereby.

    The affirmative vote of the holders of a plurality of Somerset Common Stock present, or represented by proxy, and voting is required to elect each of the four individuals nominated to serve as a director for a three-year term. The affirmative vote of the holders of a majority of Somerset Common Stock present, or represented by proxy, and voting is required for the election of the Clerk. Abstentions and broker non-votes will not be counted as votes in favor of the nominees.

    In the event that there are not sufficient votes to approve the Affiliation Agreement and the transactions contemplated thereby, or any other proposal, at the time of the Annual Meeting, the persons present or named as proxies by a stockholder may propose and vote for one or more adjournments of the Annual Meeting to permit further solicitation of proxies. A proxy that withholds discretionary authority or that is voted against the Affiliation Agreement will not be voted in favor of any adjournment or postponement of the Annual Meeting. The Annual Meeting may be adjourned by a majority of the votes present.

    In the event that the required vote for approval by the stockholders of Somerset is not obtained, the Affiliation Agreement may be terminated by either Somerset or UST, provided that the terminating party is not then in material breach of the Affiliation Agreement or Stock Option Agreement. If the Affiliation Agreement is terminated because of the failure to obtain the requisite stockholder approval, the Affiliation Agreement shall become null and void (other than sections of the Affiliation Agreement relating to confidentiality and the payment of certain expenses, which shall remain in full force and effect) and there shall be no further liability on the part of Somerset or UST or their respective officers or directors to the other, except as specifically provided in the Affiliation Agreement attached as APPENDIX A to this Proxy Statement--Prospectus, and as specifically provided in the Stock Option Agreement, attached as APPENDIX B to this Proxy Statement--Prospectus, or as may be required by law. The Affiliation Agreement and the transactions contemplated thereby are not subject to the approval of the stockholders of UST. See "THE MERGER--Termination of the Affiliation Agreement."


    As of the Record Date, 16,765,356 shares of Somerset Common Stock were outstanding and entitled to vote, of which 346,300 shares, representing approximately 2.0% of the shares issued and outstanding, were beneficially owned by directors and executive officers of Somerset and their respective affiliates. In connection with the Affiliation Agreement, all of the directors and certain executive officers of Somerset, owning 334,823 shares in the aggregate, as of the Record Date, agreed by separate letter to UST (the "Voting Agreements"), dated as of December 9, 1997, to vote all of the shares of Somerset Common Stock beneficially owned by each of them as of the Record Date in favor of the approval of the Affiliation Agreement and the Merger and against the approval of any other agreement providing for a merger, acquisition, consolidation, sale of a material amount of assets or other business combination involving Somerset with any person or entity other than UST or any subsidiary of UST. Execution of the Voting Agreements was a condition to UST entering into the Affiliation Agreement and no compensation was paid to any person in consideration for executing the Voting Agreements.

                                  PROPOSAL ONE
                                   THE MERGER
                             INFORMATION ABOUT UST

GENERAL

    UST, a bank holding company registered with the Federal Reserve Board, was organized as a Massachusetts business corporation in 1967. UST is also subject to examination by the Massachusetts Board of Bank Incorporation. As of December 31, 1996, UST's banking subsidiaries were USTrust and United States Trust Company ("USTC"), each headquartered in Boston. USTrust and USTC are sometimes hereinafter collectively referred to as the "Subsidiary Banks." Subsequently, on January 3, 1997, UST acquired Walden Bancorp, Inc. of Acton, Massachusetts ("Walden"), and its subsidiary banks, The Co-operative Bank of Concord ("Concord"), headquartered in Concord, and The Braintree Savings Bank ("Braintree") headquartered in Braintree. During the second quarter of 1997, Concord and Braintree were merged with and into USTrust, the principal banking subsidiary of UST Corp. UST's acquisition of Walden is discussed in further detail in Note 1 to UST's Consolidated Financial Statements included in UST's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE". Each of UST's Subsidiary Banks is chartered under Massachusetts law and subject to regulatory examination by the Massachusetts Commissioner as well as the FDIC. All of the capital stock of the Subsidiary Banks is owned directly or indirectly by UST.

    In addition, UST owns directly or indirectly through its banking subsidiaries, all of the outstanding stock of four active nonbanking subsidiaries, all Massachusetts corporations: UST Leasing Corporation, UST Capital Corp., UST Auto Lease Corp. and UST Realty Trust, as well as eight subsidiaries which hold foreclosed real estate and four subsidiaries which are passive holders of securities permissible for banks.

    Moreover, on October 15, 1997, UST acquired Firestone Financial Corp. ("Firestone") of Newton, Massachusetts, a small business equipment finance company. UST's acquisition of Firestone is discussed in further detail below under the caption "Recent Developments--Firestone Acquisition."

    UST engages in one line of business, that of providing financial services through its banking and nonbanking subsidiaries. A broad range of financial services is provided principally to individuals and small- and medium-sized companies in New England, including those located in low-and moderate-income neighborhoods within UST's defined Community Reinvestment Act assessment area. In addition, an important component of UST's financial services is the provision of trust and money management services to professionals, corporate executives, nonprofit organizations, labor unions, foundations, mutual funds and owners of closely-held businesses most of whom are located in the New England region.

RECENT DEVELOPMENTS

    RECENT OPERATING RESULTS. For the quarter ended March 31, 1998, UST reported net income of $12.9 million compared with net income of $904 thousand for the quarter ended March 31, 1997. First quarter 1997 results include a nonrecurring charge of $2.9 million for certain nondeductible merger-related expenses and a pre-tax charge of $11.8 million for restructuring charges associated with the acquisition of Walden Bancorp, Inc. Diluted earnings per share were $0.42 for the quarter ended March 31, 1998 versus $0.03 per share for the first quarter of 1997. Basic earnings per share, before the dilutive effect of stock options, were $0.43 per share in 1998 compared with $0.03 per share for the first quarter of 1997. Total assets at March 31, 1998 were $3.835 billion compared with $3.838 billion at December 31, 1997.

    FIRESTONE ACQUISITION. On August 12, 1997, UST announced the execution of a definitive agreement to acquire Firestone, an $85 million small business equipment finance company headquartered in Newton, Massachusetts. The transaction, which was consummated on October 15, 1997, was accounted for as a pooling of interests and was structured as a tax-free exchange of 1,180,000 shares of UST Common Stock for the 2,000,000 outstanding closely held shares of Firestone common stock. UST Common Stock exchanged for Firestone common stock was not registered prior to the effectiveness of the transaction. UST has filed a Registration Statement on Form S-3 with the Commission under the Securities Act relating to the registration of such shares, which was declared effective on January 21, 1998. UST and Firestone recorded a one-time, pre-tax charge of approximately $1 million in the aggregate for acquisition-related costs in connection with the transaction. Firestone has one subsidiary, Firestone Financial Canada Ltd, a Canadian entity, which offers similar business equipment finance services to small business entities in Canada. In December 1997, UST contributed all of the capital stock of Firestone to USTrust. Additional financial information about Firestone is contained in UST's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

    AFCB ACQUISITION. On December 15, 1997, UST executed an Affiliation Agreement and Plan of Reorganization (the "AFCB Agreement") with AFCB, pursuant to which UST will acquire AFCB. AFCB is a $1.1 billion Massachusetts bank holding company for three community banks, Lexington Savings Bank, The Federal Savings Bank and Middlesex Bank & Trust Company (together, the "AFCB Banks") which serve consumer and small business banking needs through 13 branch offices located in eastern Middlesex County. In the AFCB Agreement, UST has permitted AFCB to sell all of the shares of capital stock of Middlesex Bank & Trust Company for not less than $8,000,000 prior to the effective date of the AFCB transaction, or such later date as UST and AFCB may otherwise agree, which sale would not have a material effect on AFCB. AFCB, however, is not permitted to sell such stock if the sale would prevent the AFCB transaction from qualifying as a pooling of interests (as described below). The AFCB transaction, which is structured to qualify as a pooling of interests for accounting purposes, is subject to the approval of the shareholders of UST and AFCB as well as to the receipt of federal and state regulatory banking approvals. The AFCB transaction is expected to close in the second or third quarter of 1998. While UST will first acquire AFCB, thereby making the AFCB Banks subsidiaries of UST, UST anticipates merging the AFCB Banks into its principal banking subsidiary, USTrust, in 1998.

    The AFCB transaction is structured as a tax-free exchange of 1.41 shares of UST Common Stock for each share of AFCB common stock outstanding. At UST's closing stock price of $28.3125 on December 12, 1997, the AFCB transaction would be valued at approximately $259 million, and AFCB shareholders would receive a value of $39.92 in UST Common Stock for each share of AFCB common stock. UST expects to record a one-time, pre-tax charge of approximately $12 million of acquisition-related costs in connection with the AFCB transaction. If UST's average stock price during a specified period prior to closing is less than $24.06 per share and UST's stock price has declined by more than 15% relative to a certain bank stock index, AFCB can terminate the agreement, subject to the right of UST to issue additional shares to ensure a per share value of $33.92 in UST Common Stock.

    For the quarter ended March 31, 1998, AFCB reported net income of $3.2 million compared with net income of $2.9 million for the first quarter of 1997. Basic earnings per share for the quarter ended March 31, 1998 were $0.50, compared with Basic earnings per share of $0.46 for the first quarter of 1997. Diluted earnings per share for the first quarter of 1998 were $0.47 per share, compared with $0.45 per share for the comparable period of 1997. Total consolidated assets at March 31, 1998 were $1.141 billion compared with $1.155 billion at December 31, 1997.

    Following consummation of the AFCB transaction, five (or such lesser number as agreed to by UST and AFCB) of the current directors of AFCB will become directors of UST. Additionally, after the consummation of the AFCB transaction, Neal F. Finnegan, currently President and Chief Executive Officer of UST and USTrust, will serve as President and Chief Executive Officer of UST and Chairman and Chief Executive Officer of USTrust, and Timothy J. Hansberry, currently President and Chief Executive Officer of AFCB , will serve as Vice Chairman and Chief Operating Officer of UST and President and Chief Operating Officer of USTrust.

    Immediately after execution of the AFCB Agreement on December 15, 1997, UST entered into a Stock Option Agreement with AFCB pursuant to which AFCB granted to UST the option to purchase, under certain circumstances, up to 1,300,078 shares (or approximately 19.9%) of its outstanding stock for $32.937 per share


    In May 1998, UST intends to file a Registration Statement on Form S-4 with the Commission (the "AFCB Registration Statement") under the Securities Act, relating to the registration of the shares of UST Common Stock to be issued to the stockholders of AFCB in exchange for their shares of AFCB stock in the AFCB transaction. The AFCB Registration Statement will also serve as the Joint Proxy Statement of UST and AFCB in connection with the solicitation of proxies by UST and AFCB for use at special stockholders' meetings of UST (the "UST Meeting") and AFCB which are scheduled to be separately held in June 1998.


    Additional financial information about AFCB and the AFCB Banks is contained in AFCB's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

    PROPOSED AMENDMENT TO UST'S ARTICLES. In order to provide flexibility to respond to future business needs and opportunities, UST will be seeking approval of its stockholders at the UST Meeting to increase the authorized shares of UST Common Stock from 45,000,000 to 75,000,000 shares. If approved, the additional authorized shares would be available for issuance by UST in connection with possible investment opportunities, acquisitions of other companies or for other corporate purposes such as the raising of capital, the issuance of stock dividends or the issuance of shares pursuant to UST employee benefit plans and incentive compensation plans.

    For more information about UST, reference is made to the UST Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                           INFORMATION ABOUT SOMERSET

    Somerset is a Massachusetts-chartered stock savings bank which commenced business as Somerville Savings Bank in 1885 and converted from a mutual savings bank to a publicly-held stock savings bank in July 1986.

    Somerset offers a broad range of banking and related services primarily to individuals and small business customers. Somerset's principal business consists of attracting deposits from the general public through four full-service offices in Somerville and one in Burlington, Massachusetts.

    Money deposited with Somerset is used to originate real estate, construction, commercial and consumer loans. Somerset also invests in securities issued by the United States government and its agencies, including mortgage-backed securities. To a much lesser extent, Somerset, in the past, has invested in corporate debt and equity securities.

    Somerset owns all of the outstanding stock of two active non-banking subsidiaries, Somerset Securities, Inc. and SB Securities, Inc., both Massachusetts corporations, and an additional non-banking subsidiary, Somco Investment, Inc., which does not have any material assets or operations.

    For more information about Somerset, reference is made to the Somerset Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

    The following table sets forth certain information regarding the beneficial ownership of Somerset Common Stock as of March 1, 1998 by (i) each of Somerset's directors, (ii) certain executive officers and (iii) all directors and executive officers of Somerset as a group. As of March 1, 1998, there are no persons known to Somerset to be the beneficial owners of more than 5% of the issued and outstanding shares of Somerset Common Stock.

                                                                                            PRO FORMA
                                                        SOMERSET SHARES OWNED        OWNERSHIP OF UST SHARES
                                                     ----------------------------  ----------------------------
                                                      NUMBER OF                     NUMBER OF
                                                       SHARES                        SHARES
                                                     BENEFICIALLY   PERCENTAGE     BENEFICIALLY   PERCENTAGE
                                                      OWNED(1)         OWNED        OWNED(1)         OWNED
                                                     -----------  ---------------  -----------  ---------------
DIRECTORS
Robert S. Benard...................................      16,000(2)        *             3,990(3)        *
David F. Choate, Jr................................      15,000(2)        *             3,800(3)        *
Arthur W. Cook.....................................      15,000(  (4)        *          3,800(  (4)        *
James F. Drew......................................     205,000(2)          1.2%      183,291(  (5)        *
Kevin F. Harrington................................      15,000(  (4)        *          3,800(  (4)        *
Thomas J. Kelly....................................      82,773(6)        *            19,242(7)        *
Donald A. Miller...................................      15,670(2)        *             3,927(3)        *
Patrick B. Moscaritolo.............................      15,000(2)        *             3,800(3)        *
William A. Pickett.................................      15,820(2)        *             3,955(3)        *
Barbara G. Rubel...................................      15,000(2)        *             3,800(3)        *
Nicholas P. Salerno................................      15,000(2)        *             3,800(3)        *
Frank Scimone......................................      15,020(  (4)        *          3,803(  (4)        *
Carole J. Thornton.................................      17,500(2)        *             4,275(3)        *
                                                                         *                             *

NAMED EXECUTIVE OFFICERS
Thomas J. Kelly....................................      82,773(6)        *            19,242(7)        *
Gary M. Abrams.....................................      41,040(8)        *             9,791(9)        *
Jerry D. Peterson..................................      37,348(10)        *            8,616(11)        *
Joseph A. Phillion.................................      35,120(12)        *            8,666(13)        *

DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (17
  persons).........................................     579,050(14)          3.4%     274,020(15)        *

------------------------

*   Less than 1%

(1) Except as otherwise noted, each person referenced in the table has sole voting and investment power with respect to such person's shares.

(2) Includes 5,000 shares of Somerset Common Stock issuable upon the exercise of options that are exercisable within 60 days of the date of this table.

(3) Includes 1,900 shares of UST Common Stock issuable, on a pro forma basis, upon the exercise of options that are exercisable within 60 days of the date of this table.

(4) All shares, other than the shares that are issuable upon the exercise of options, are jointly owned.

(5) Includes 143,391 shares of UST Common Stock held by Mr. Drew as of the date of this table.

(6) Includes 68,500 shares of Somerset Common Stock issuable upon the exercise of options that are exercisable within 60 days of the date of this table and 2,045 shares representing the share equivalent as of December 31, 1997 (the most recent date for which data was available) of Mr. Kelly's undivided interest in a 401(k) investment fund composed solely of Somerset Common Stock.

(7) Includes 16,530 shares of UST Common Stock issuable, on a pro forma basis, upon the exercise of options that are exercisable within 60 days of the date of this table and 388 shares representing the approximate share equivalent, on a pro forma basis, as of December 31, 1997 of Mr. Kelly's undivided interest in a 401(k) investment fund that, upon consummation of the Merger, will be composed solely of UST Common Stock.

(8) Includes 35,500 shares of Somerset Common Stock issuable upon the exercise of options that are exercisable within 60 days of the date of this table and 4,226 shares representing the share equivalent as of December 31, 1997 of Mr. Abrams' undivided interest in a 401(k) investment fund composed solely of Somerset Common Stock.

(9) Includes 8,740 shares of UST Common issuable, on a pro forma basis, upon the exercise of options that are exercisable within 60 days of the date of this table and 802 shares representing the approximate share equivalent, on a pro forma basis, as of December 31, 1997 of Mr. Abrams' undivided interest in a 401(k) investment fund that, upon consummation of the Merger, will be composed solely of UST Common Stock.

(10) Includes 34,000 shares of Somerset Common Stock issuable upon the exercise of options that are exercisable within 60 days of the date of this table and 3,348 shares representing the approximate share equivalent as of December 31, 1997 of Mr. Peterson's undivided interest in a 401(k) investment fund composed solely of Somerset Common Stock.

(11) Includes 7,980 shares of UST Common Stock issuable, on a pro forma basis, upon the exercise of options that are excercisable within 60 days of the date of this table and 636 shares representing the approximate share equivalent, on a pro forma basis, as of December 31, 1997 of Mr. Peterson's undivided interest in a 401(k) investment fund that, upon consummation of the Merger, will be composed solely of UST Common Stock.

(12) Included 28,750 shares of Common Stock issuable upon the exercise of options that are exercisable with 60 days of the date of this table and 4,635 shares representing the approximate share equivalent as of December 31, 1997 of Mr. Phillion's undivided interest in a 401(k) investment fund composed solely of Somerset Common Stock.

(13) Includes 7,457 shares of UST Common Stock issuable, on a pro forma basis, upon the exercise of options that are exercisable within 60 days of the date of this table and 880 shares representing the approximate share equivalent, on a pro forma basis, as of December 31, 1997 of Mr. Phillion's undivided interest in a 401(k) investment fund that, upon consummation of the Merger, will be composed solely of UST Common Stock.

(14) Includes 232,750 shares of Somerset Common Stock issuable upon the exercise of options that are exercisable within 60 days of the date of this table and 15,013 shares representing the approximate share equivalent as of December 31, 1997 of certain executive officers' undivided interests in a 401(k) investment fund composed solely of Somerset Common Stock.

(15) Includes 65,787 shares of UST Common Stock issuable, on a pro forma basis, upon the exercise of options that are exercisable within 60 days of the date of this table and 2,852 shares, representing the approximate share equivalent, on a pro forma basis, as of December 31, 1997 of certain executive officers' undivided interests in a 401(k) investment fund that, upon consummation of the Merger, will be composed solely of UST Common Stock.

                                   THE MERGER

GENERAL

    This section of the Proxy Statement--Prospectus describes certain aspects of the proposed Merger, including the principal provisions of the Affiliation Agreement. The following description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Affiliation Agreement, the Stock Option Agreement and the Form of Voting Agreement which are attached as APPENDIX A, B and C, respectively, to this Proxy Statement--Prospectus and are incorporated herein by reference. All stockholders of Somerset are urged to read the Affiliation Agreement, the Stock Option Agreement and the Form of Voting Agreement in their entirety.

BACKGROUND OF THE MERGER

    Having commenced business in Somerville, Massachusetts in 1885 and expanded to Burlington, Massachusetts in 1978, Somerset converted from a mutual savings bank to a stock form entity in July 1986 by issuing 4.6 million shares of Somerset Common Stock. After incurring substantial losses in the late 1980s and early 1990s, Somerset effected a recapitalization in 1993 (the "1993 Recapitalization"). The 1993 Recapitalization consisted of a 1-for-2.5 reverse stock split in July 1993 and the issuance in September 1993 of approximately
14.8 million shares of Somerset Common Stock at a price of $1.75 per share in an offering partially underwritten by Legg Mason.

    Following the 1993 Recapitalization, the Somerset Board established a Strategic Planning Committee to evaluate merger and acquisition activity in Somerset's market, to review business opportunities that became available to Somerset, and to make recommendations to the Somerset Board regarding Somerset's overall strategic plan. The Strategic Planning Committee is composed of Robert
S. Benard, James F. Drew, Thomas J. Kelly and William A. Pickett. Each of Messrs. Drew and Kelly has an interest in the Merger apart from their interests as stockholders of Somerset. See "THE MERGER--Interests of Certain Persons in the Merger." Somerset's Strategic Planning Committee met four times in 1996 and five times in 1997, including a meeting in March 1997 at which the Strategic Planning Committee formally reviewed with the entire Somerset Board Somerset's strategic plan and developments in the community banking industry generally. The Strategic Planning Committee also considered informal indications of interest regarding the possible acquisition of Somerset received from time to time after the 1993 Recapitalization from other banking institutions. Several of the Strategic Planning Committee meetings included presentations by representatives of Legg Mason, Somerset's financial advisor, during which Legg Mason reviewed with the Committee the valuations that were being assigned to comparable banks in recent mergers and acquisitions in New England. Prior to May 1997, the Strategic Planning Committee had reached a consensus that although Somerset should not actively solicit proposals for its acquisition, Somerset should continue to be receptive to possible transactions that would provide long-term benefits to Somerset stockholders.

    In May 1997, Thomas J. Kelly, Chairman, President and Chief Executive Officer of Somerset, and Neal F. Finnegan, President and Chief Executive Officer of UST, met, at Mr. Finnegan's suggestion, to discuss informally a possible business combination. Mr. Kelly informed Mr. Finnegan that while Somerset was not actively seeking to be acquired, if the terms of any proposal were sufficiently compelling, he would present it to the Somerset Strategic Planning Committee for consideration. In mid-June 1997, Mr. Kelly informed the Somerset Strategic Planning Committee that UST had expressed an interest in a possible acquisition, and the Committee concurred with Mr. Kelly's recommendation that he should continue his discussions with Mr. Finnegan. Several additional meetings and discussions took place between Mr. Kelly and Mr. Finnegan in June and July, during which they discussed, in general terms, the potential financial characteristics of a combined entity and UST's preliminary analysis of a possible stock-for-stock business combination transaction, in which UST valued Somerset at approximately 200% of Somerset's book value as of March 31, 1997, or approximately $3.70 per share. By comparison, the average closing price of Somerset Common Stock on Nasdaq during the month of July 1997 was slightly more than $3.00 per share.

On July 30, Mr. Kelly and James F. Drew, Chairman of the Somerset Strategic Planning Committee, met with Mr. Finnegan to discuss generally the strategic plans of their respective banks, their vision of community banking and the overall compatibility of the Somerset and UST franchises. Although Mr. Kelly advised Mr. Finnegan that the preliminary valuation suggested by UST was too low, Messrs. Kelly and Finnegan reached a consensus that further discussions regarding a possible business combination were warranted. Each undertook to consult with his respective financial advisors and to confirm the level of interest with one or more of their outside directors. On August 5, 1997, the Somerset Strategic Planning Committee met to discuss further UST's indication of interest. The Committee authorized Mr. Kelly to continue discussions with Mr. Finnegan, and Somerset formally engaged Legg Mason to serve as its financial advisor in connection with the UST proposal. Somerset retained Legg Mason because of Legg Mason's knowledge of banks and other depository institutions generally and its particular familiarity with Somerset, having served as managing underwriter and financial advisor in connection with Somerset's 1993 Recapitalization. See "--Opinion of Somerset's Financial Advisor."

    Discussions continued in August and September between Messrs. Kelly and Finnegan, and between Legg Mason and UST's financial advisor, Fox-Pitt, Kelton Inc., with a particular focus on the value that Somerset stockholders would receive in the combination. During that period, UST indicated it would be willing to increase the range of valuations it would be prepared to pay for the acquisition of Somerset, and the Somerset Strategic Planning Committee evaluated the UST proposal in comparison to both the valuations that had been assigned to comparable banks in recent mergers and acquisitions and the indications of interest Somerset had received during the past several years. The Committee also considered, in consultation with Legg Mason, whether Somerset should actively solicit acquisition proposals from other banking organizations that would likely have an interest in acquiring Somerset, as well as the likelihood that any of such organizations would offer materially greater consideration than the UST proposal. The Committee also considered other financial, social and market characteristics of UST, the fact that UST's proposal contemplated stock consideration, as well as UST's market capitalization and the liquidity of UST Common Stock in comparison to Somerset Common Stock and the stock of other possible organizations that might have an interest in acquiring Somerset. The Committee reached a consensus that any potential benefits to Somerset and its stockholders of such a solicitation were outweighed by the potential risks to Somerset's franchise if it became widely known that Somerset was actively seeking acquisition proposals. Following a September 23, 1997 meeting between Messrs. Kelly and Finnegan, Somerset concluded that it would be desirable to disclose to UST confidential information regarding Somerset's business and financial condition in order to permit UST to undertake a more extensive due diligence review. Shortly thereafter, UST entered into a confidentiality agreement with Somerset, and in October and early November 1997, Somerset's management and its advisors provided confidential data to UST and its financial advisors and met with them to discuss such information in detail.

    By mid-November, UST had completed a significant portion of its due diligence and further increased its valuation of Somerset ultimately proposing that UST would exchange 0.19 shares of UST stock for each share of Somerset stock. Mr. Finnegan met again with Messrs. Kelly and Drew on November 14 and separately with Mr. Kelly on November 17, in each case to review the status of UST's negotiations with Somerset and to discuss certain nonfinancial aspects of a combination, including issues with respect to officer and employee retention and severance, representation on the UST Board and the USTrust Board and the importance of UST's continued community support in the areas served by Somerset. In those discussions, Mr. Finnegan reviewed generally UST's plans regarding the integration of Somerset employees into UST and the severance benefits available to Somerset employees who become UST employees. He also proposed that Mr. Drew serve on the UST Board, that another Somerset director serve on the USTrust Board, and that Mr. Kelly enter into an employment agreement with UST to provide for his employment through age 65. Following those meetings, Mr. Kelly informed Mr. Finnegan that, based upon the previous deliberations of the Somerset Strategic Planning Committee and the advice of Legg Mason, he believed the Strategic Planning Committee would recommend that the Somerset Board endorse the UST proposal.

    At a regularly scheduled meeting of the Somerset Board on November 18, 1997, Somerset's management presented a summary of its discussions with UST, and Mr. Drew reported on the deliberations of the Strategic Planning Committee. Legg Mason reviewed in detail information regarding the historical results of operations, current condition and future business prospects of Somerset and UST, as well as detailed analyses of the value of Somerset, and the consideration that would be received by Somerset stockholders in the proposed Merger. Based upon the closing price of UST stock on November 18 of $26.8125, and assuming a Conversion Number of 0.19, the UST proposal valued Somerset at approximately $5.09 per share, as compared to the closing price of Somerset Common Stock on that date of approximately $5.06 per share. Following Legg Mason's presentation, the Somerset Board discussed at length the relative advantages and disadvantages of the UST proposal. The principal disadvantage considered by the Somerset Board at that time was that the premium to be paid by UST relative to the then current market value of Somerset Common Stock was significantly less than the premiums paid in comparable transactions. See "--Opinion of Somerset's Financial Advisor--Comparison of Selected Transactions." Upon the conclusion of those deliberations, the Somerset Board unanimously authorized Legg Mason to conclude negotiations with UST at a Conversion Number of 0.19.

    Following that meeting, Somerset authorized its legal counsel to commence negotiation of the Affiliation Agreement and related documents, and each party completed its in-depth due diligence examination of the other's business and operations. Concurrently, numerous discussions were held between representatives of Somerset and UST on a range of issues with respect to the proposed business combination and various terms and conditions of the Affiliation Agreement and related documents. Among other things, Legg Mason negotiated, at the direction of the Somerset Board, with UST and its financial advisor as to whether the Conversion Number would be subject to adjustment if there were a significant decline in the price of UST stock, so that the value that the Somerset stockholders would receive at closing would not decline proportionately with the price of UST under all circumstances.

    On December 2 and 8, 1997, the Executive Committee of the Somerset Board held special meetings in which representatives of Somerset's management, Legg Mason and Somerset's legal counsel participated. Mr. Kelly reviewed the terms of his proposed employment agreement with UST, and legal counsel reported on the material issues relating to the negotiations with UST's counsel. Legg Mason reported in detail on the course and results of its discussions with UST's financial advisor regarding whether the Conversion Number would be subject to adjustment under certain circumstances, noting that Somerset and UST, through their respective financial advisors, had discussed several different alternative purchase price adjustments in the event of a decline or an increase in the price of UST Common Stock. Among other things, Legg Mason reported that the parties had discussed whether Somerset should have the right to terminate the Affiliation Agreement if (x) the market price of UST stock as of the receipt of the last requisite regulatory approval represented a decline of more than 15% from the price of UST Common Stock at the time Somerset and UST executed a definitive agreement, and (y) UST elected not to increase the value per Somerset share that Somerset stockholders would receive such that the value would be not more than 15% below the value Somerset stockholders would have received based upon the price at the time Somerset and UST executed a definitive agreement. On December 8, Legg Mason reported to the Executive Committee that UST's final position was that it would agree to such downward price protection only if Somerset agreed to cap the aggregate value of UST common stock that Somerset stockholders would receive at a price that reflected an increase of approximately 20% from the value to be received based upon the market price of UST stock at the time of signing. The members of the Somerset Executive Committee discussed at length with Legg Mason and Somerset's legal counsel the relative advantages and disadvantages of the UST proposal, noting in particular that the termination right as ultimately proposed by UST would be triggered only by a decline in the market price of UST stock of more than 15% in absolute terms AND relative to a certain peer group index, while the cap would be triggered by a 20% increase in the market price of UST stock, regardless of whether the peer index also increased. Following that discussion, the Executive Committee unanimously recommended that the Somerset Board elect to accept the fixed Conversion Number of 0.19 and reject the final UST purchase price adjustment proposal.

    On December 9, 1997, the Somerset Board held a special meeting in which representatives of Somerset's management, Legg Mason and Somerset's legal counsel participated. Somerset's management and Legg Mason reported in detail on the course and results of its discussions with UST since the Somerset Board meeting on November 18, and members of the Somerset Executive Committee summarized the Committee's deliberations on December 2 and 8. Legg Mason and Somerset's legal counsel summarized the results of their due diligence investigations of UST, and Legg Mason reviewed updated versions of its detailed analyses of the value of Somerset and the consideration to be received by Somerset stockholders. Somerset's legal counsel presented a detailed analysis of the draft Affiliation Agreement and related documents and provided an overview of the proposed Merger and the process from the execution of the Affiliation Agreement through the closing of the transaction. Among other things, Somerset management and legal counsel reviewed the benefits UST would provide to persons employed by Somerset as of the Merger. Mr. Kelly and Somerset's legal counsel also reviewed the terms of Mr. Kelly's employment agreement with USTrust, which will become effective as of and only upon the closing of the Merger, as well as the payments that Mr. Kelly will receive from Somerset prior to the closing of the Merger, as described in detail below. (For additional information, see "--Interests of Certain Persons in the Merger.") Somerset's management, Legg Mason and Somerset's legal counsel responded to questions and contributed to the Somerset Board's discussions concerning the proposed agreements and transactions, and Legg Mason advised the Somerset Board that, on the basis of and subject to its analyses, it was of the opinion that the Conversion Number was fair to Somerset stockholders from a financial point of view. (For additional information, see "--Opinion of Financial Advisor to Somerset"). Upon the completion of its deliberations, the Somerset Board unanimously authorized Somerset management to enter into the Affiliation Agreement and the Stock Option Agreement and to consummate the transactions contemplated thereby. The Affiliation Agreement was executed as of December 9, 1997.

RECOMMENDATION OF THE SOMERSET BOARD REGARDING THE MERGER AND REASONS FOR THE
  MERGER

    The Somerset Board considered the Merger and the terms of the Affiliation Agreement, including the consideration to be received by Somerset stockholders in the Merger, in light of various economic, financial, legal, social and market factors (the materials factors are discussed below) and concluded that the Merger is in the best interests of Somerset. The terms of the Affiliation Agreement are the result of arms' length negotiations between Somerset and UST, as well as consultations between Somerset and its financial advisor and legal counsel. Among the factors considered by the Somerset Board were the historical operating results, current financial condition, business and management and future financial and other prospects of Somerset and UST and the advice of Legg Mason as to the fairness to Somerset stockholders, from a financial point of view, of the Conversion Number. Also the positive factors considered were the relative size and geographic market areas of Somerset and UST, the employment and severance policies of UST and UST's demonstrated commitment to meeting the banking needs of the members of the communities it serves and that the Merger will afford Somerset stockholders the benefit of UST's larger market capitalization and the more liquid market for UST Common Stock and will offer enhanced opportunities for the resulting subsidiary banks of UST to meet the banking needs of customers and other members of the communities currently served by Somerset. During the negotiating process, the premium to be paid by UST relative to the market value of Somerset Common Stock began to resemble the premiums paid in comparable transactions. As a result, the principal negative factor considered by the Somerset Board was that a decline in the value of UST Common Stock prior to the Closing would decrease the dollar value of the consideration received by Somerset stockholders in the Merger. The Somerset Board also considered the potential that the announcement of the proposed Merger might have an adverse effect on Somerset's franchise, because its competitors could be expected to solicit Somerset's customers and employees to terminate their relationships with Somerset.

    THE SOMERSET BOARD UNANIMOUSLY RECOMMENDS THAT THE AFFILIATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BE APPROVED BY THE STOCKHOLDERS OF SOMERSET.

UST'S REASONS FOR THE MERGER


    Since early 1996, a major focus of UST's executive management has been the development and implementation of an "assembly strategy" of growth whereby UST would, through a program of strategic acquisitions, establish and strengthen UST's position generally in the Boston banking market and particularly in specific identified segments of Eastern Massachusetts, such as Middlesex County. The implementation of UST's "assembly strategy" began with the 1996 acquisitions by UST of 20 branch offices located in the greater Boston area from The First National Bank of Boston and BayBank and of Walden and its two banking subsidiaries, Concord and Braintree. Walden, a $1 billion bank holding company, had 17 branch offices throughout Massachusetts. In identifying other acquisition candidates in 1997, UST focused on institutions which would complement UST's existing franchise in the towns surrounding Boston. UST believes that the acquisition of Somerset offers UST an opportunity to expand its presence in two large Massachusetts communities of Burlington and Somerville where it did not have a significant presence but which are consistent with UST's Middlesex County strategy. The material factors considered by the UST Board were the historical operating results, current financial condition, business and management and future financial and other prospects of Somerset and UST. In particular, UST focused on the relative size and geographic market area of Somerset and UST, including UST's presence in Somerset's primary market area, and Somerset's demonstrated commitment to meeting the community banking needs of the areas it serves.


OPINION OF SOMERSET'S FINANCIAL ADVISOR

    Pursuant to an engagement letter dated August 11, 1997, Somerset engaged Legg Mason to act as financial advisor to Somerset and render a fairness opinion to the Somerset Board with respect to a potential merger with UST (see "-- Background of the Merger"). Legg Mason, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements. Legg Mason is familiar with Somerset, having served as managing underwriter and financial advisor in connection with a rights/public offering conducted by Somerset in 1993 as part of the 1993 Recapitalization. In the ordinary course of its securities business, Legg Mason makes a market in Somerset Common Stock and trades such security for the accounts of its customers, and therefore may from time to time hold a long or short position in such security. Legg Mason also follows Somerset from a research perspective.

    On December 9, 1997, at the meeting of the Somerset Board convened to vote on the proposed Affiliation Agreement, Legg Mason rendered a written opinion to the Somerset Board that, as of such date, the Conversion Number was fair, from a financial point of view, to such holders. Legg Mason has confirmed its December 9, 1997 opinion by delivery of its written opinion to the Somerset Board, dated the date of this Proxy Statement--Prospectus, stating that, as of the date hereof and based on matters set forth in such opinion, the proposed Conversion Number is fair, from a financial point of view, to the holders of Somerset Common Stock.

    Legg Mason's opinion is directed to the Somerset Board and addresses only the Conversion Number. It does not address the underlying business decision to proceed with the Merger and does not constitute a recommendation to any holder of Somerset Common Stock as to how such holder should vote at the Special Meeting to be held with respect to the Merger.

    THE FULL TEXT OF LEGG MASON'S OPINION TO THE SOMERSET BOARD, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX D AND IS INCORPORATED HEREIN BY REFERENCE. THE OPINION SHOULD BE READ IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT--PROSPECTUS. LEGG MASON'S OPINION IS SUBSTANTIALLY IDENTICAL TO THE OPINION DELIVERED TO THE SOMERSET BOARD DATED DECEMBER 9, 1997, ALTHOUGH IN CONDUCTING ITS REVIEW AND ANALYSIS OF THE MERGER IN

CONNECTION WITH THE OPINION DATED THE DATE OF THIS PROXY STATEMENT--PROSPECTUS, LEGG MASON TOOK INTO ACCOUNT THE PROPOSED ACQUISITION OF AFCB BY UST, WHICH WAS AGREED TO SUBSEQUENT TO DECEMBER 9, 1997.

    In arriving at its opinion, Legg Mason (i) reviewed the Affiliation Agreement, certain publicly available business and financial information for Somerset and UST, and certain other financial statements, data, reports and analyses for Somerset and UST prepared by the managements of Somerset and UST, including financial forecasts; (ii) discussed the current operations, financial condition and prospects of Somerset and UST with the managements of Somerset and UST; (iii) reviewed the reported market prices and historical trading activity of Somerset Common Stock and UST Common Stock; (iv) compared certain financial and stock market information for Somerset and UST with similar information for certain other financial institutions, the securities of which are publicly-traded; (v) reviewed the financial terms of certain recent business combinations involving financial institutions that Legg Mason deemed comparable; and (vi) performed such other studies and analyses as Legg Mason considered appropriate. In addition, in connection with rendering its opinion, Legg Mason
(i) reviewed the Registration Statement of which this Proxy Statement--Prospectus is a part; (ii) reviewed the AFCB Agreement dated as of December 15, 1997, by and between UST and AFCB and certain other information with respect to the proposed acquisition of AFCB by UST; (iii) discussed the current operations, financial condition and prospects of AFCB with the management of AFCB; (iv) reviewed the Annual Reports on Form 10-K of AFCB for the five years ended December 31, 1997; (v) reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q of AFCB; and (vi) reviewed certain other financial information concerning the business and operations of AFCB, including certain internal financial analyses and pro forma financial statements prepared by senior management of UST giving effect to the AFCB transaction and the Merger and forecasts for UST, AFCB and Somerset prepared by the senior management of UST.

    Legg Mason relied upon the accuracy and completeness of all of the financial and other information reviewed and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Legg Mason assumed, with Somerset's consent, that the financial forecasts were reasonably prepared on a basis reflecting the best currently available judgments and estimates of Somerset and UST and that such forecasts would be realized in the amounts and at the times contemplated thereby. Legg Mason is not an expert in the evaluation of loan or lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with Somerset's consent, that such allowances for each of Somerset, UST and AFCB are in the aggregate adequate to cover all such losses. In addition, Legg Mason did not review individual credit files nor did Legg Mason make an independent evaluation or appraisal of the assets and liabilities of Somerset, UST or AFCB or any of their respective subsidiaries and Legg Mason was not furnished with any such evaluation or appraisal.

    The following is a summary of the material financial analyses performed by Legg Mason in connection with its opinion. Subject to the foregoing description of the review and analysis of certain information relating to the AFCB transaction, Legg Mason used substantially the same types of analyses in preparing its written opinion dated as of the date of this Proxy
Statement--Prospectus as it used in providing its opinion dated December 9, 1997.

    COMPARISON OF SELECTED PUBLICLY-TRADED COMPANIES--SOMERSET. Using publicly available information, Legg Mason compared selected financial and market information for Somerset and a peer group of savings banks. The peer group consisted of all publicly-traded savings banks located in Massachusetts with assets between $200 million and $2 billion. Companies that had agreed to merge with another institution were excluded from the peer group. The peer group included Abington Bancorp, Inc., Affiliated Community Bancorp, Andover Bancorp, Inc., BostonFed Bancorp, Inc., Central Co-operative Bank, First Essex Bancorp, Inc., FirstFed America Bancorp, Inc., Hingham Institution for Savings, Home Port Bancorp, Inc., Ipswich Savings Bank, Lawrence Savings Bank, MASSBANK Corp., Medford Savings Bank, MetroWest Bank, People's Bancshares, Inc., Sandwich Bancorp, Inc., SIS Bancorp, Inc. and Warren Bancorp, Inc. For Somerset and the peer group, Legg Mason compared market prices to (i) reported earnings per share; (ii) earnings per share adjusted to eliminate net operating loss ("NOL") carryforwards and deferred tax

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
benefits ("adjusted earnings per share"); (iii) reported book value per share;
(iv) tangible book value per share; and (v) cash dividends per share. As of December 8, 1997, such comparison yielded a market price to reported earnings per share for Somerset of 15.5x versus 16.4x for the peer group, a market price to adjusted earnings per share for Somerset of 30.1x versus 17.2x for the peer group, a market price to reported book value per share for Somerset of 234% versus 190% for the peer group, a market price to tangible book value per share for Somerset of 234% versus 195% for the peer group and a dividend yield for Somerset of 0.0% versus 1.7% for the peer group. Financial comparison as of September 30, 1997 showed, among other things, that: (i) return on average assets ("ROAA") for the last twelve months (excluding the effect of NOL carryforwards and deferred tax benefits) was 0.51% for Somerset and 0.94% for the peer group; (ii) return on average equity ("ROAE") for the last twelve months (excluding the effect of NOL carryforwards and deferred tax benefits) was 8.37% for Somerset and 12.10% for the peer group; (iii) the net interest margin for the last twelve months was 4.02% for Somerset and 3.39% for the peer group;
(iv) the efficiency ratio (defined as noninterest expense divided by the sum of net interest income and noninterest income) for the last twelve months was 64.3% for Somerset and 56.8% for the peer group; (v) the noninterest income to average assets ratio for the last twelve months was 0.22% for Somerset and 0.43% for the peer group; (vi) the nonperforming assets to assets ratio was 5.91% for Somerset and 0.53% for the peer group; and (vii) the equity/assets ratio was 6.60% for Somerset and 8.77% for the peer group. Legg Mason also reviewed the loan and deposit composition of Somerset and the peer group as of June 30, 1997 and observed, among other things, that (i) commercial real estate loans comprised 36.3% of Somerset's loan portfolio versus 12.8% for the peer group; (ii) multi-family loans comprised 12.6% of Somerset's loan portfolio versus 2.2% for the peer group; (iii) construction and development loans comprised 6.5% of Somerset's loan portfolio versus 1.7% for the peer group; (iv) total 1-4 family loans comprised 40.1% of Somerset's loan portfolio versus 72.5% for the peer group; (v) certificates of deposit made up 52.1% of Somerset's total deposits compared with 45.6% for the peer group; and (vi) core deposits (defined as total deposits less jumbo deposits) for Somerset were 88.4% compared with 92.8% for the peer group.

    COMPARISON OF SELECTED PUBLICLY-TRADED COMPANIES--UST. Using publicly available information, Legg Mason compared selected financial and market information for UST and two peer groups of commercial banks. Companies that had agreed to merge with another institution were excluded from both peer groups. The first peer group consisted of all publicly-traded commercial banks located in Massachusetts, Connecticut, Maine, New Hampshire, Rhode Island and Vermont with assets between $500 million and $10 billion (the "New England Peer Group"). The New England Peer Group included Banknorth Group, Inc., Camden National Corporation, Cape Cod Bank and Trust Company, Century Bancorp, Inc., Chittenden Corporation, Independent Bank Corp., Merchants Bancshares, Inc., New England Community Bancorp, Vermont Financial Services Corporation and Washington Trust Bancorp, Inc. The second peer group consisted of all publicly-traded commercial banks nationwide with assets between $1 billion and $10 billion (the "Nationwide Peer Group"). The Nationwide Peer Group was comprised of 124 institutions. Since UST's last twelve-month ("LTM") earnings were affected by several large nonrecurring items relating to recent acquisitions and divestitures, the LTM earnings for UST, and financial ratios derived from those earnings, were adjusted for those nonrecurring items. As of December 8, 1997, the relative multiples indicated by the market price of UST Common Stock and the median market price of the common stock of the two peer groups to such selected financial data was (i) to LTM earnings, 21.6x for UST, 17.9x for the New England Peer Group and 19.4x for the Nationwide Peer Group; (ii) to most recent quarter ("MRQ") earnings annualized, 19.3x for UST, 16.4x for the New England Peer Group and 18.3x for the Nationwide Peer Group; (iii) to IBES 1998 estimated median earnings (Institutional Brokers Estimate System or IBES is a data service that monitors and publishes earnings estimates by research analysts), 17.4x for UST, 15.0x for the New England Peer Group and 16.9x for the Nationwide Peer Group;
(iv) to book value, 261% for UST, 255% for the New England Peer Group and 263% for the Nationwide Peer Group; and (v) to tangible book value, 322% for UST, 283% for the New England Peer Group and 281% for the Nationwide Peer Group. Financial comparison as of September 30, 1997 showed, among other things, that:
(i) ROAA

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
for the last twelve months was 1.09% for UST as adjusted for nonrecurring items, 1.24% for the New England Peer Group and 1.27% for the Nationwide Peer Group;
(ii) ROAA for the most recent quarter was 1.20% for UST, 1.21% for the New England Peer Group and 1.28% for the Nationwide Peer Group; (iii) ROAE for the last twelve months was 12.85% for UST as adjusted for nonrecurring items, 14.49% for the New England Peer Group and 14.26% for the Nationwide Peer Group; (iv) ROAE for the most recent quarter was 14.26% for UST, 14.94% for the New England Peer Group and 14.77% for the Nationwide Peer Group; (v) the net interest margin for the last twelve months was 4.98% for UST, 4.73% for the New England Peer Group and 4.60% for the Nationwide Peer Group; (vi) the net interest margin for the most recent quarter was 5.24% for UST, 4.87% for the New England Peer Group and 4.59% for the Nationwide Peer Group; (vii) the efficiency ratio for the last twelve months was 65.6% for UST, 60.5% for the New England Peer Group and 57.1% for the Nationwide Peer Group; (viii) the efficiency ratio for the most recent quarter was 63.2% for UST, 58.9% for the New England Peer Group and 56.0% for the Nationwide Peer Group; (ix) the noninterest income to average assets ratio for the last twelve months was 1.12% for UST, 1.16% for the New England Peer Group and 1.02% for the Nationwide Peer Group; (x) the noninterest income to average assets ratio for the most recent quarter was 0.98% for UST, 1.15% for the New England Peer Group and 1.01% for the Nationwide Peer Group; (xi) the nonperforming assets to assets ratio was 0.80% for UST, 0.73% for the New England Peer Group and 0.45% for the Nationwide Peer Group; and (xii) the equity/assets ratio was 8.52% for UST, 8.54% for the New England Peer Group and 8.86% for the Nationwide Peer Group. Legg Mason also reviewed the loan and deposit composition of UST and the New England Peer Group as of June 30, 1997 and, among other things, observed that (i) commercial and industrial loans comprised 24.0% of UST's loan portfolio versus 16.3% for the New England Peer Group; (ii) total real estate loans comprised 55.3% of UST's loan portfolio versus 67.6% for the New England Peer Group; (iii) money market deposit accounts ("MMDAs") and savings accounts made up 54.1% of UST's total deposits compared with 41.2% for the New England Peer Group; and (iv) core deposits (defined as total deposits less jumbo deposits) for UST were 94.1% compared with 94.3% for the New England Peer Group.

    COMPARISON OF SELECTED TRANSACTIONS. Legg Mason reviewed the 20 transactions announced since the beginning of 1996 involving acquisitions of savings banks located in Massachusetts, Connecticut, Maine, New Hampshire, Rhode Island and Vermont (the "New England Transaction Group"). Legg Mason also reviewed a group of 28 acquisitions announced since the beginning of 1997 involving acquisitions of savings banks nationwide with assets between $200 million and $1 billion (the "Nationwide Transaction Group"). Legg Mason calculated, as of the respective dates of announcement of such transactions, the multiple of LTM reported earnings, book value and tangible book value, the core deposit premium and the premium to market price for one week and three months prior to the announcement date, indicated by the consideration to be received by the holders of the acquired company's stock in each transaction. For the Merger and the New England Transaction Group, Legg Mason also calculated the multiple of LTM adjusted earnings (adjusted to eliminate NOL carryforwards and deferred tax benefits) indicated by the consideration received by the holders of the acquired company's stock in each transaction. Legg Mason also computed the median of the multiples and premiums referred to above for the New England Transaction Group and the Nationwide Transaction Group. The analysis yielded a median transaction price to LTM reported earnings of 17.6x for the Merger, compared to 16.6x for the New England Transaction Group and 21.2x for the Nationwide Transaction Group. The analysis yielded a median transaction price to LTM adjusted earnings of 34.0x for the Merger, compared to 17.1x for the New England Transaction Group and 21.2x for the Nationwide Transaction Group. The analysis yielded a median transaction price to book value of 264% for the Merger, compared to 169% for the New England Transaction Group and 192% for the Nationwide Transaction Group. The analysis yielded a median transaction price to tangible book value of 264% for the Merger, compared to 170% for the New England Transaction Group and 192% for the Nationwide Transaction Group. The analysis yielded a median core deposit premium of 14.10% for the Merger, compared to 9.49% for the New England Transaction Group and 13.37% for the Nationwide Transaction Group. The analysis yielded a one week market price premium of 112% for the Merger, compared to 126% for the New England Transaction Group and 124% for the Nationwide Transaction Group. The analysis yielded a three month market price premium of 136% for the Merger, compared to 143% for the New England Transaction Group and 144% for the Nationwide Transaction Group.

    DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, Legg Mason estimated the net present value of the future after-tax cash flows that Somerset could produce on a stand-alone basis over a five-year period and distribute to holders of Somerset Common Stock ("Dividendable Income"). In this analysis, Legg Mason used projections prepared by Somerset management for 1997 and 1998 and, in consultation with management, arrived at earnings projections for the years 1999 through 2002. Projections for 1999 through 2002 employed key assumptions relating to asset growth, net interest margin and operating expenses, which produced pretax earnings growth rates ranging from 6% to 13%. Dividendable Income was obtained by using net income less additions to capital required to maintain a 7.5% equity to asset ratio. Legg Mason then estimated the terminal value of Somerset Common Stock at the end of five years by applying a range of 12x to 20x Somerset's terminal year earnings. The Dividendable Income stream and terminal values were then discounted to present values using discount ranges from 12% to 16%, which reflect different assumptions regarding the required rate of return of holders or prospective buyers of Somerset Common Stock. The foregoing analysis indicated a range of present values of Somerset from $2.62 per share to $4.61 per share.

    PRO FORMA ANALYSIS. Based on publicly available data and earnings forecasts provided by the managements of Somerset and UST, and employing assumptions regarding expected cost savings and revenue enhancements, Legg Mason analyzed certain pro forma effects of the Merger. This analysis indicated that the transaction would be slightly dilutive to UST's book value and accretive to UST's tangible book value and, excluding one-time charges, would be accretive to projected earnings per share of UST in 1998.

    The summary set forth above describes the material analyses that Legg Mason performed and presented to the Somerset Board on December 9, 1997, and does not purport to be a complete description of the analyses performed by Legg Mason in this regard. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Legg Mason's opinion. In arriving at its fairness determination, Legg Mason considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to Somerset or the contemplated transaction. The analyses were prepared solely for the purpose of Legg Mason providing its opinion to the Somerset Board as to the fairness of the Conversion Number to holders of Somerset Common Stock from a financial point of view and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Legg Mason's opinion was one of many factors taken into consideration by the Somerset Board in making its determination to approve the Merger. Legg Mason's opinion is directed only to the fairness, from a financial point of view, of the Conversion Number and does not address any other aspect of the Merger.

    Legg Mason has filed a written consent with the Commission relating to the inclusion of its fairness opinion and the references to such opinion and to Legg Mason in this Proxy Statement--Prospectus. In giving such consent, Legg Mason did not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

    Pursuant to the terms of an engagement letter dated August 11, 1997, Somerset has paid Legg Mason a fairness opinion fee of $75,000. In addition, Somerset has agreed to pay Legg Mason a transaction fee, due upon consummation of the Merger, of 1.5% of the total consideration received in the Merger (which fee would be approximately $1.3 million if calculated as of the Record Date), less the $75,000 fairness opinion fee already paid to Legg Mason. Whether or not the Merger is consummated, however, Somerset has agreed to indemnify Legg Mason and certain related persons against certain liabilities relating to or arising out of its engagement and to pay Legg Mason's out of pocket expenses. Legg Mason will not receive any fees other than the fairness opinion fee of $75,000 if the Merger is not consummated. The fees payable to Legg Mason were proposed by Legg Mason and evaluated and agreed to by Somerset prior to its engagement of Legg Mason. Legg Mason and Somerset believe such compensation is substantially similar to fees received by other financial advisors under comparable circumstances.

EFFECTIVE TIME OF THE MERGER; CLOSING DATE


    As soon as practicable after satisfaction or waiver of all conditions to the Merger under the Affiliation Agreement, UST and Somerset will cause Articles of Merger complying with the requirements of the MBCL to be filed with the Secretary of The Commonwealth of Massachusetts. The date and time at which the Articles of Merger will become effective, as set forth in the Articles of Merger, will be the "Effective Time." The "Closing Date" will occur on the first business day after the date on which all conditions contained in Article VI of the Affiliation Agreement are satisfied or waived; or at such other date as the parties may mutually agree upon. UST and Somerset anticipate that the Merger will be completed in the second or third quarter of 1998. The consummation of the Merger could be delayed, however, as a result of delays in obtaining the necessary regulatory and stockholder approvals. There can be no assurances given that such approvals will be obtained or that the Merger will be completed at any time. If the Merger has not been consummated on or before August 31, 1998, or such later date as shall have been agreed to in writing by UST and Somerset, the Affiliation Agreement may be terminated by either UST or Somerset, subject to the right of either UST or Somerset to extend the date of termination in the limited circumstances discussed at "THE MERGER--Federal Income Tax Consequences." See "THE MERGER--Regulatory Approvals Required for the Merger," "--Conditions to the Consummation of the Merger," and "--Termination of the Affiliation Agreement."


TERMS OF THE MERGER

    The Affiliation Agreement provides for the merger of Somerset with and into USTrust, by means of which Mosaic will acquire all of the assets and assume all of the liabilities of Somerset and will direct the transfer of such assets and liabilities to USTrust. By virtue of the Merger, the separate legal existence of Somerset will cease. USTrust will be the surviving bank in the Merger, will continue to be an indirect subsidiary of UST and will continue its legal existence under the laws of The Commonwealth of Massachusetts. Upon the consummation of the Merger, each outstanding share of Somerset Common Stock will be converted into 0.19 shares of UST Common Stock, and a corresponding amount of preferred stock purchase rights issued pursuant to the UST Rights Agreement, provided that (i) no shares of Somerset Common Stock which are held directly or indirectly by UST, Mosaic or USTrust will be converted unless held by UST, Mosaic or USTrust in a fiduciary capacity, and (ii) any shares of Somerset Common Stock held as treasury shares by Somerset and any Dissenting Shares will not be so converted.

    Each outstanding share of Somerset Common Stock owned by UST and its subsidiaries (other than in a fiduciary capacity) or by Somerset as treasury stock will be canceled and retired at the Effective Time and will cease to exist, and no payment will be made with respect thereto.

    Shares of Somerset Common Stock held by a stockholder who has demanded appraisal rights in compliance with the provisions of the MBCL will not be converted into UST Common Stock at the Effective Time (see "THE MERGER--Rights of Dissenting Stockholders"). If, however, the stockholder subsequently withdraws his or her demand for appraisal, votes in favor of the Merger either in person or by proxy or otherwise loses his or her right of appraisal, the stockholder's shares will be deemed to be so converted as of the Effective Time.

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
    In addition, at the Effective Time, all stock options issued by Somerset to a third party pursuant to any stock option plan of Somerset, whether or not currently exercisable, will be converted into an option to purchase shares of UST Common Stock. The rights to UST Common Stock to be received by holders of Somerset stock options upon consummation of the Merger will be identical to the rights such optionees had under the Somerset stock option plans which covered such stock options immediately prior to the Effective Time, except that the number of shares of UST Common Stock subject to such options and the exercise price of such options shall be determined in accordance with the Conversion Number. The number of shares of UST Common Stock shall be equal to the product of the number of shares of Somerset Common Stock previously subject thereto and the Conversion Number, rounded down to the nearest whole share. The exercise price per share of UST Common Stock shall be equal to the exercise price per share of Somerset Common Stock previously subject thereto divided by the Conversion Number, rounded up to the nearest cent.

    In the event that, prior to the Effective Time, the outstanding shares of UST Common Stock have been increased, decreased, changed into or exchanged for a different number of shares or securities through reorganization of UST's capitalization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in UST's capitalization, as the case may be (a "Recapitalization"), then an appropriate and proportionate adjustment shall be made to the Conversion Number so that each holder of Somerset Common Stock shall receive the number of shares of UST Common Stock (except for fractional shares) that such holder would have held immediately prior to the Recapitalization or the record date therefor, as applicable.

    No fractional shares of UST Common Stock will be issued in the Merger. In lieu thereof, each holder of Somerset Common Stock who otherwise would have been entitled to a fractional share of UST Common Stock will receive a cash adjustment, without interest, equal to an amount determined by multiplying such holder's fractional interest by the Average Price (defined below) of a share of UST Common Stock (rounded to the nearest cent). The "Average Price" of a share of UST Common Stock shall be the average of the last sale prices thereof as reported on the Nasdaq system over the ten consecutive trading day period immediately preceding the date on which the last requisite regulatory approval is received (without regard to any waiting period attached to the effectiveness thereof). For purposes of determining whether, and in what amounts, a particular holder of Somerset Common Stock would be entitled to receive cash adjustments, where such stockholder's shares of record are represented by two or more certificates, the certificates will be aggregated.

    Shares of UST capital stock (including UST Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding immediately after the Merger.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    FEDERAL APPROVALS. The Merger is subject to approval of the FDIC under the Bank Merger Act, as amended (the "BMA"). Assuming FDIC approval is granted, the Merger may not be consummated until 30 days after such approval, during which time the BMA provides that the DOJ may challenge the Merger on antitrust grounds and seek divestiture of certain assets and liabilities. UST anticipates that the Merger will have no material anti-competitive effect and that pursuant to the BMA, and established procedures of the FDIC, the post-approval waiting period for the Merger will be reduced to 15 calendar days.

    The FDIC is prohibited from approving any proposed acquisition, merger or consolidation under the BMA (a) which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (b) the effect of which in any section of the United States may be substantially to lessen competition, or to tend to create a monopoly, or result in a restraint of trade, unless the FDIC finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

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
    In making its determination with respect to the Merger, the FDIC will take into consideration the financial and managerial resources and future prospects of USTrust and Somerset and the convenience and needs of the communities served. As part of, or in addition to, consideration of the above factors, it is anticipated that the FDIC will consider the financial condition of UST, USTrust and Somerset, current and projected economic conditions in the New England region and the overall capital and safety and soundness standards of UST and Somerset as compared to those established by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the regulations promulgated thereunder.

    In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the FDIC must take into account the record of performance of each of UST, USTrust and Somerset in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each of such institutions. Furthermore, the BMA and FDIC regulations require publication of notice of, and the opportunity for public comment on, the application submitted by USTrust for approval of the Merger. The BMA provides that the FDIC may permit interested parties to intervene in the proceedings and hold a public hearing in connection therewith if the FDIC determines that such a hearing would be appropriate. Any such intervention by third parties could prolong the period during which the application is subject to review by the FDIC.

    As noted above, the Merger may not be consummated until the thirtieth day after FDIC approval, during which time the DOJ has jurisdiction to challenge the Merger on antitrust grounds. With the approval of the FDIC and the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the DOJ would suspend the effectiveness of FDIC approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the DOJ could analyze the Merger's effect on competition differently than the FDIC, and thus it is possible that the DOJ could reach a different conclusion than the FDIC regarding the Merger's competitive effects. Failure of the DOJ to object to the Merger may not prevent the filing of antitrust actions or actions on other grounds by private persons or state attorneys general.

    In general, the FDIC and the DOJ will examine the impact of the Merger on competition in various product and geographic markets, including competition for deposits and loans, especially loans to small and middle market businesses.

    The Merger may also be subject to the prior approval of the Federal Reserve Board, under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). In reviewing applications under the BHC Act, the Federal Reserve Board, or the appropriate regional Federal Reserve Bank, acting pursuant to delegated authority, which, in the case of the Merger, would be the Federal Reserve Bank of Boston (the "Reserve Bank"), must consider the same factors that the FDIC considers in connection with the BMA application.

    Pursuant to regulations of the Federal Reserve Board, UST may provide the Reserve Bank with prior written notice of the Merger, in lieu of filing an application under the BHC Act, since among other things, the Merger requires the prior approval of a federal supervisory agency under the BMA. Under those circumstances, the Merger does not require the prior approval of the Federal Reserve Board (or the Reserve Bank, acting on delegated authority), unless the Reserve Bank informs UST (within 10 days of the notice filing) that an application for approval under the BHC Act is required. The filing of such notice does not provide any assurance that the Reserve Bank would not require UST to file an application seeking the Federal Reserve Board's prior approval of the Merger.

    The bank regulatory agencies, including the Federal Reserve Board and the FDIC, have over the course of the last year issued various policy pronouncements regarding the so-called Year 2000 problem, which concerns the inability of information systems, primarily computer software programs, to recognize properly and process date-sensitive information as the Year 2000 approaches. In light of the importance of the Year 2000 problem, UST and Somerset have assembled project teams of senior officers and outside consultants to assess the impact of the Year 2000 problem on their information systems and those of their customers, vendors and borrowers. Most recently, the bank regulatory agencies have issued additional guidance under which they are assessing and will assess Year 2000 readiness. The failure of a financial institution, such as UST or Somerset, to take appropriate steps to address deficiencies in their Year 2000 process may form the basis for delay or denial of an application or other regulatory request. In particular, the Federal Reserve Board has indicated that institutions with less than satisfactory Year 2000 readiness may not use the expedited application procedures for bank and nonbank acquisitions.

    UST concluded in early 1998 that sufficient progress against planning objectives had not been achieved with respect to its Year 2000 readiness. UST has devoted additional resources to the project, including but not limited to, retaining the services of Arthur Andersen LLP and certain outside advisors and programmers to augment UST's effort in addressing its Year 2000 readiness, and is currently accelerating its efforts at achieving milestones in its project plan and is adding such additional milestones, assessments and documentation procedures as are necessary to ensure timely Year 2000 readiness. UST currently believes that it will be able to modify or replace any affected system in time to minimize any detrimental effects on UST's operations. In addition, UST intends to take those steps needed to assure that the application of resources necessary to address any conversion issues involving the pending acquisitions of Somerset and AFCB will not negatively impact UST's Year 2000 readiness. For a more complete discussion of UST's Year 2000 readiness efforts, see UST's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

    The right of UST to exercise the Option under the Stock Option Agreement also is subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of the Option would result in UST owning more than 5% of the outstanding shares of Somerset Common Stock. In considering whether to approve the exercise by UST of its rights under the Option, including its right to purchase more than 5% of the outstanding shares of Somerset Common Stock, the Federal Reserve Board would in general apply the same statutory criteria as the FDIC will apply to its consideration of whether to approve the Merger. The Stock Option Agreement also provides that at the request of the holder of the Option, under certain circumstances, Somerset will repurchase the Option (and any shares acquired pursuant to the Option beneficially owned by such holder) for cash. Such repurchase may be subject to the prior approval of the Federal Reserve Board. In considering whether to approve such repurchase, the Federal Reserve Board would be concerned principally with the effect of the repurchase on the capital adequacy of Somerset. For further information on the Stock Option Agreement, see "CERTAIN RELATED TRANSACTIONS-- Stock Option Agreement."

    MASSACHUSETTS APPROVAL. The Merger is also subject to approval of the Massachusetts Commissioner under Section 36 of Chapter 172 of the Massachusetts General Laws. The statute requires that the Massachusetts Commissioner find that the Merger would not unreasonably affect competition among banking institutions and that it would promote public convenience and advantage. In making such a determination, the Massachusetts Commissioner would consider, but would not be limited to, a showing of net new benefits including initial capital investments, job creation plans, consumer and business services and commitments to maintain and open branch offices within a bank's statutory-delineated local community.

    The right of UST to exercise the Option under the Stock Option Agreement and the issuance of shares of Somerset Common Stock to UST in connection therewith is also subject to the approval of the Massachusetts Board of Bank Incorporation and the Massachusetts Commissioner.

    UST and Somerset have filed or will file all applications necessary to receive the requisite approvals of the FDIC and the Massachusetts Commissioner. UST will be seeking resolution of whether the approval of the Federal Reserve Board will be required to consummate the Merger. The Merger will not proceed in the absence of all requisite regulatory approvals. There can be no assurance that the FDIC, the Massachusetts Commissioner or, if necessary, the Federal Reserve Board, will approve the Merger. If such approvals are received, there can be no assurance as to the timing of such approvals, that such approvals will not be conditioned in a manner so as to render inadvisable, in the reasonable judgment of UST, the consummation of the Merger, or that no action will be brought challenging such approvals. Additionally, there can be no assurance that implementation of UST's and Somerset's current Year 2000 readiness programs will not delay the receipt of such approvals. Other than as described above, UST and Somerset are not aware of any other governmental approvals or actions that are required prior to the parties' consummation of the Merger. It is presently contemplated that, if any such additional governmental approvals or actions were required, such approvals or actions would be sought. There can be no assurance, however, that any such additional approvals or actions could be obtained or, if obtained, would not be conditioned in a manner so as to render it inadvisable, in the reasonable judgment of UST, to consummate the Merger.

EMPLOYEE MATTERS

    In the Affiliation Agreement, UST has agreed to provide those employees of Somerset ("Somerset Employees") who remain employed after the Closing Date (collectively, the "Transferred Somerset Employees") with the types and levels of employee benefits maintained by UST for similarly situated employees of UST or USTrust. As soon as administratively practicable after the Effective Time, UST will permit the Transferred Somerset Employees to participate in UST's group hospitalization, medical, life and disability insurance plans, defined benefit pension plan, thrift plan, severance plan and similar plans on the same terms and conditions as applicable to comparable employees of UST and USTrust (including the waiver of pre-existing conditions, restrictions, exclusions or limitations), giving Somerset Employees full credit for all "years of service," as that term is defined in Section 411(a)(5) of the Code, with Somerset and its subsidiaries (to the extent Somerset gave effect) as if such service was with UST, for purposes of eligibility, vesting and calculation of benefits under vacation, severance and other plans, but not for benefit accrual purposes under the UST defined benefit pension plan.

    UST has also agreed to honor all individual employment and other compensation agreements, existing prior to the execution of the Affiliation Agreement and previously disclosed to UST, which are between Somerset and any current or former director, officer or employee thereof.

    In addition, UST has agreed to permit Somerset to offer an aggregate of up to $500,000 in retention bonuses to Somerset employees, other than Thomas J. Kelly, whose continued service through the integration of Somerset with USTrust Somerset determines to be desirable. Subsequent to the date of the Affiliation Agreement, Somerset, after consultation with UST, committed to grant retention bonuses to certain of its employees, three of whom are executive officers. Each such employee generally will receive a bonus equal to two months salary if the employee is employed by Somerset immediately prior to the Effective Time and a bonus equal to three months salary if the employee has not voluntarily terminated his or her employment prior to the date on which UST converts Somerset's data processing systems to the platform used by USTrust. Somerset expects that the aggregate amount of the retention bonuses received by its executive officers will be approximately $140,000.

    Additionally, from and after the Effective Time, Thomas J. Kelly, President and Chief Executive Officer of Somerset, will become an Executive Vice President of USTrust pursuant to the terms of an employment agreement. See "THE MERGER--Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Somerset's management and the Somerset Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of Somerset. Certain executive officers and directors of Somerset will be executive officers and directors of UST or USTrust following the Merger. Thomas J. Kelly will receive payments totaling approximately $2.6 million immediately prior to the Effective Time, consisting of a $2.4 million payment required under the terms of his existing employment agreement with Somerset and a $225,000 bonus payment from Somerset, each as described in more detail below. In addition, James F. Drew and Nicholas
P. Salerno, current members of the Somerset Board, will become a member of the UST Board and the Board of Directors of USTrust, respectively, at the Effective Time and, in connection with such service, will receive higher fees than Mr. Drew and Mr. Salerno (and other members of the Somerset Board) were paid for their service on the Somerset Board prior to the Effective Time. See "THE MERGER--Management and Operations After the Merger."

    Somerset and Thomas J. Kelly are parties to an Employment Agreement, dated July 9, 1986 and amended on December 13, 1988 (the "Kelly Employment Agreement"), which by its terms expires on April 16, 2002. Under the Kelly Employment Agreement, Mr. Kelly is entitled to be employed as Somerset's President and Chief Executive Officer. The Kelly Employment Agreement also entitles Mr. Kelly to receive certain benefits, including a lump sum payment, if, within three years following a change of control of Somerset (as defined in the Kelly Employment Agreement), Somerset or its successor involuntarily terminates Mr. Kelly's employment or Mr. Kelly terminates his employment with Somerset by reason of a change of duties, responsibilities, title or status, among other reasons. The Kelly Employment Agreement provides that Mr. Kelly has no obligation to mitigate the consequences of such a termination by seeking alternative employment. See "SOMERSET MANAGEMENT AND EXECUTIVE COMPENSATION--Executive Employment Agreement."

    The consummation of the Merger will constitute a change of control of Somerset for purposes of the Kelly Employment Agreement, and inasmuch as it is not anticipated that Mr. Kelly will retain his present responsibilities following the Effective Time, will result in a material change in Mr. Kelly's responsibilities. UST has therefore agreed that Somerset may pay Mr. Kelly, prior to the Effective Time, the lump sum payment to which he would have been entitled immediately after the Effective Time pursuant to the Kelly Employment Agreement. Somerset intends to make the lump sum payment on the Closing Date but prior to the Effective Time. The lump sum payment will be based upon the present value of Mr. Kelly's base salary payable for the remainder of the term of the Kelly Employment Agreement. Pursuant to the Kelly Employment Agreement, that lump sum payment also will include a reimbursement for taxes payable by Mr. Kelly on account of such payment, including any excise tax payable under Section 4999 of the Code with respect to so-called "excess parachute payments." Somerset expects that Mr. Kelly's base salary at the Effective Time will be equal to his present base salary of $225,000 per year and that the amount of the lump sum payment that Mr. Kelly will receive under the Kelly Employment Agreement will be approximately $2.4 million, of which approximately $1.6 million is attributable to the reimbursement of taxes payable by Mr. Kelly on such lump sum payment.

    At the Somerset Board meeting held on December 9, 1997, the Somerset Board authorized Somerset to pay to Mr. Kelly, at or prior to the Effective Time, a bonus of $225,000 for past services of Mr. Kelly prior to the Effective Time.

    In addition to the $2.4 million lump sum payment under the Kelly Employment Agreement and the $225,000 bonus, Mr. Kelly will continue to be entitled to receive compensation under various existing compensation arrangements between him and Somerset, as described elsewhere in this Proxy Statement-- Prospectus, including his Supplemental Retirement Agreement which entitles him or his beneficiary to receive $35,000 per year for ten years commencing upon Mr. Kelly's retirement after age 62 or upon his earlier death. See "SOMERSET MANAGEMENT AND EXECUTIVE COMPENSATION--Supplemental Retirement Agreement."

    In connection with the execution of the Affiliation Agreement, on December 9, 1997, USTrust and Mr. Kelly also executed an Employment Agreement (the "New Employment Agreement"), to be effective at the Effective Time. Under the New Employment Agreement, Mr. Kelly will be employed as an Executive Vice President of USTrust and will be a member of the Asset Liability Management Committee of USTrust. Unless terminated earlier in accordance with its terms, the New Employment Agreement provides that Mr. Kelly will be employed by USTrust until April 16, 2002. Under the terms of the New

Employment Agreement, Mr. Kelly will be paid an annual salary of $225,000 and as of the Effective Time will be granted an aggregate of 20,000 shares of UST Common Stock under UST's Stock Compensation Plan, 6,666 shares of which will vest on the date which is 60 days after the Closing Date, 6,667 shares of which will vest on the first anniversary of the Closing Date and 6,667 shares of which will vest on the second anniversary of the Closing Date. Under the terms of the New Employment Agreement, Mr. Kelly has also agreed to certain non-solicitation and confidentiality provisions.

    The New Employment Agreement also provides for severance payments to Mr. Kelly under certain circumstances. USTrust generally would be obligated to pay to Mr. Kelly an amount equal to his annual base salary, and to continue to provide certain health benefits, if Mr. Kelly's employment thereunder is terminated by Mr. Kelly for "Good Reason" (as described below), by USTrust for cause in certain limited circumstances or by USTrust without cause. If, however, within two years after a change of control of UST (as defined in the New Employment Agreement), Mr. Kelly's employment is terminated by USTrust without cause or by Mr. Kelly for Good Reason, USTrust would be obligated to pay to Mr. Kelly an amount equal to two times his annual base salary and to continue to provide certain health benefits. For purposes of the New Employment Agreement, "Good Reason" includes the failure of USTrust to continue to employ Mr. Kelly as an Executive Vice President, a change adverse to Mr. Kelly in his primary reporting relationship, a material diminution in the nature and scope of his responsibilities, duties or authority, material failure of USTrust to provide Mr. Kelly the base salary set forth in the New Employment Agreement or a permanent transfer of Mr. Kelly to a work site more than forty miles from his work site on the Closing Date. USTrust would be entitled to terminate the New Employment Agreement with cause with no further obligation owing to Mr. Kelly in the event that Mr. Kelly refuses to perform, is negligent in the performance of his duties or responsibilities, or if certain other circumstances were to occur, including, without limitation, the commission by Mr. Kelly of fraud, embezzlement or gross misconduct, or his conviction of, or plea of no contest to, any felony or crime of moral turpitude.

    USTrust has also agreed in the New Employment Agreement to indemnify Mr. Kelly as provided in the Affiliation Agreement (described below) and to the extent provided by the Articles of Organization ("USTrust Articles") and By-laws of USTrust.

    Under the Affiliation Agreement, UST has agreed (i) to maintain Somerset's directors' and officers' liability insurance for a period of six years (or substitute a comparable policy), and (ii) to honor, after the Effective Time to the extent permissible under federal and Massachusetts law and regulation, the indemnification provisions set forth in the Somerset Charter and the By-laws of Somerset and its subsidiaries with respect to acts or omissions taken prior to the Effective Time. See "THE MERGER-- Indemnification and Insurance."

    Officers, directors and employees with outstanding stock options under stock option plans of Somerset will be entitled to have their options converted into options with respect to UST Common Stock. For a description of such conversion, see "THE MERGER--Terms of the Merger."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

    UST. From and after the Effective Time, the UST Board will be expanded by one member, and James F. Drew, a current member of the Somerset Board, will be appointed as a director of UST. Directors of UST who are not otherwise full time officers or employees of UST or any of its subsidiaries are paid a fee of $250 for each meeting of the UST Board they attend, plus an annual stipend of $15,000, and, from time to time, are eligible for awards under UST's directors' stock option plan. Additional information about Mr. Drew and the other known individuals who will serve as the directors and executive officers of UST following the Merger is contained in UST's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference and in the section of this Proxy Statement-- Prospectus entitled "SOMERSET MANAGEMENT AND EXECUTIVE COMPENSATION." See

"AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

    USTRUST. By virtue of the Merger, the separate legal existence of Somerset will cease. USTrust will be the surviving bank in the Merger, will continue to be an indirectly wholly-owned subsidiary of UST and will continue its separate existence under the laws of The Commonwealth of Massachusetts. After the Effective Time, the USTrust Board will consist of those persons comprising the USTrust Board prior to the Effective Time, each to hold office in accordance with the USTrust Articles and By-Laws of USTrust. The USTrust Board and will be expanded by one member and Nicholas P. Salerno, a current member of the Somerset Board, will be appointed to serve as a director of USTrust. Directors of USTrust who are not otherwise full-time officers or employees of USTrust or any of its subsidiaries are paid a fee of $250 for each meeting of the USTrust Board they attend and, if they are not also directors of UST, an annual stipend of $15,000. Additionally, at the Effective Time, and pursuant to the terms of the New Employment Agreement, Mr. Kelly will become an Executive Vice President of USTrust. See "THE MERGER--Interests of Certain Persons in the Merger." At the Effective Time, except as set forth above, the officers of USTrust will consist of those persons who were officers of USTrust immediately prior to the Effective Time, subject to the rights of Mosaic as the sole stockholder of USTrust, each to hold office in accordance with the USTrust Articles and By-Laws of USTrust.


FEDERAL INCOME TAX CONSEQUENCES


    GENERAL. The following is a summary description of the opinions of UST's and Somerset's tax counsel as to the material federal income tax consequences of the Merger. This summary is not a complete description of all possible tax consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a stockholder which, at the Effective Time, already owns some UST Common Stock, is not a U.S. person, is a tax-exempt entity or an individual who acquired Somerset Common Stock pursuant to an employee stock option or otherwise as compensation, or exercises some form of control over Somerset. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. CONSEQUENTLY, EACH SOMERSET STOCKHOLDER IS ADVISED TO CONSULT A TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTION TO THAT STOCKHOLDER. The following discussion is based on the Code, as in effect on the date of this Proxy Statement--Prospectus, and there can be no assurances that future legislation, regulations, administrative rulings or court decisions which may be effective prospectively or retroactively will not adversely affect the accuracy of the statements contained herein. The following discussion gives no consideration of the particular facts or circumstances of any holder of Somerset Common Stock and assumes that the Somerset Common Stock held by each holder thereof is held as a capital asset.


    It is a condition to the consummation of the Merger that UST receive a letter ruling from the IRS, or, under certain circumstances, an opinion from its counsel, and that Somerset receive an opinion from its counsel, to the effect that, among other things, assuming it was consummated in accordance with the Affiliation Agreement, the Merger constitutes a reorganization under Section 368(a) of the Code; provided, however, that if, under certain circumstances, no such letter ruling or tax opinion is received by UST and Somerset, UST and Somerset will use reasonable efforts to alter the structure of the Merger to ensure that the Merger constitutes a reorganization as described in Section 368(a) and either party can extend the date the Affiliation Agreement will terminate until October 31, 1998.



    Bingham Dana LLP, counsel for UST, and Nutter, McClennen & Fish, LLP, counsel for Somerset, have each opined that the Merger would constitute a reorganization within Section 368(a) of the Code. If the Merger constitutes a reorganization under Section 368(a) of the Code: (i) no gain or loss will be recognized by UST or Somerset as a result of the Merger; (ii) no gain or loss will be recognized by stockholders of Somerset on account of their receipt of UST Common Stock in exchange for their Somerset Common Stock as a result of the Merger; (iii) a holder of Somerset Common Stock who receives cash proceeds for fractional interests in UST Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by UST; (iv) the tax consequences of the assumed redemption occurring in connection with the payment of cash in lieu of fractional shares, and of the redemption of Somerset Common Stock by holders of Somerset who perfect their statutory dissenters' rights, will be determined in accordance with Section 302 of the Code, but should generally give rise to capital gain or loss, which capital gain or loss will be subject to a maximum rate of 20% if the Somerset Common Stock has been held for more than 18 months at the Effective Time; (v) the tax basis of the UST Common Stock received by stockholders who exchange Somerset Common Stock for UST Common Stock in the Merger will be the same as the tax basis of the Somerset Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (vi) the holding period of the UST Common Stock in the hands of the Somerset stockholders will include the holding period of the Somerset Common Stock exchanged therefor.



    There can be no assurance that UST will receive a letter ruling from the IRS or that counsel for UST and Somerset will be able to reissue their tax opinions as of the Closing based upon the structure of the Merger currently provided for in the Affiliation Agreement. If they cannot obtain an IRS letter ruling or tax opinions based upon the current terms of the Affiliation Agreement, they will use reasonable efforts to alter the structure of the Merger to ensure that the Merger constitutes a reorganization as described in Section 368(a) of the Code. If, however, such opinions cannot be delivered as of the Closing because the Merger is not deemed a reorganization under the Code in the opinion of the parties' respective counsel, by the terms of the Affiliation Agreement, the Merger may not be consummated. UST and Somerset will not waive the respective conditions of the delivery of such opinions in connection with the consummation of the Merger without the resolicitation of the approval of Somerset's stockholders unless, in the opinion of their respective tax counsel, the change in federal tax consequences is not material.


    BACKUP WITHHOLDING. In order to avoid "backup withholding" of federal income tax on payments of cash to a holder who exchanges his or her Somerset Common Stock, or a portion of his or her Somerset Common Stock, for cash, a holder must, unless an exception applies under applicable law and regulations, provide the payor of such cash with such holder's correct taxpayer identification number ("TIN") on a Form W-9 and certify under penalties of perjury that such number is correct and that such holder is not subject to backup withholding. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on a holder by the IRS and the cash payments received by a holder may be subject to backup withholding tax at a rate of 31%.

ACCOUNTING TREATMENT

    Consummation of the Merger is conditioned upon the Merger being accounted for as a pooling of interests, as well as the receipt by UST of a letter to such effect from Arthur Andersen LLP and the receipt by Somerset of a letter to such effect from Wolf & Company, P.C., each such letter dated the Closing Date. Under the pooling of interests method of accounting, the recorded amounts of the assets and liabilities of USTrust and Somerset will be carried forward at their previously recorded amounts and no goodwill will be created. Revenues and expenses will be retroactively presented as if USTrust and Somerset were combined for the entire fiscal period in which the Merger occurs and for all periods prior to the Merger at previously recorded amounts.

    In order for the Merger to qualify for pooling of interests accounting treatment, substantially all of the outstanding Somerset Common Stock must be exchanged for UST Common Stock with substantially similar terms. UST and Somerset have agreed to use their best efforts to cause the Merger to qualify for pooling of interests accounting treatment. See "THE MERGER--Conditions of the Merger."

    For information concerning certain conditions to be imposed in connection with the consummation of the Merger with respect to the exchange of Somerset Common Stock for UST Common Stock by Affiliates (as defined below) of Somerset and certain restrictions to be imposed on the transferability of the UST Common Stock to be received by those Affiliates, in order, among other things, to assure the availability of pooling of interests accounting treatment, see "THE MERGER--Resales by Affiliates."

INDEMNIFICATION AND INSURANCE

    Under the Affiliation Agreement, after the Effective Time, UST has agreed to honor the indemnification provisions for officers and directors currently set forth in the Somerset Charter and the By-laws of Somerset and the charters and by-laws of its subsidiaries with respect to acts and omissions taken by such officers and directors prior to the Effective Time, but only to the extent permitted by federal and Massachusetts law and regulations.

    UST has also agreed, pursuant to the Affiliation Agreement, to maintain Somerset's existing directors' and officers' liability insurance (the "D&O Insurance") covering persons who are currently covered by Somerset's D&O Insurance for a period of six years after the Effective Time on terms no less favorable than those in effect on December 9, 1997 (or, alternatively, UST may substitute policies providing at least comparable coverage and containing terms and conditions no less favorable than those in effect on December 9, 1997). UST has agreed to provide evidence of such extension of coverage to Somerset on the Closing Date.

RIGHTS OF DISSENTING STOCKHOLDERS

    If the Merger becomes effective, a stockholder of Somerset who does not vote in favor of the Merger and who follows the procedures prescribed under Massachusetts law may require USTrust (as the successor to Somerset after the Effective Time) to pay the fair value, determined as provided under applicable statute, for the Dissenting Shares held by such stockholder. The following is a summary of certain features of the relevant Massachusetts law, the provisions of which are set forth in full in APPENDIX E annexed hereto. IN ORDER TO EXERCISE SUCH STATUTORY APPRAISAL RIGHTS, STRICT ADHERENCE TO THE STATUTORY PROVISIONS IS REQUIRED, AND EACH STOCKHOLDER WHO MAY DESIRE TO EXERCISE SUCH RIGHTS SHOULD CAREFULLY REVIEW AND ADHERE TO SUCH PROVISIONS.

    A dissenting stockholder of Somerset who desires to pursue the appraisal rights available must adhere to the following procedures: (1) prior to the stockholders' vote relating to the Merger, file a written objection to the Merger with Somerset stating the intention of such stockholder to demand payment for shares owned by such stockholder if the Merger is approved and consummated;
(2) refrain from voting shares owned by such stockholder in favor of the Merger; and (3) within 20 days of the date of mailing of a notice by USTrust (as the successor to Somerset after the Effective Time) to objecting stockholders that the Merger has become effective, make written demand to USTrust (as the successor to Somerset after the Effective Time) for payment for said stockholder's shares. Such written objection should be delivered to Somerset Savings Bank, 212 Elm Street, Somerville, Massachusetts 02144, Attn.: Frank Scimone, Clerk, and such written demand should be delivered to USTrust (as the successor to Somerset after the Effective Time), c/o UST, 40 Court Street, Boston, Massachusetts 02108, Attn.: Eric R. Fischer, Executive Vice President, General Counsel and Clerk. It is recommended that such objection and such demand be sent by registered or certified mail, return receipt requested.

    A dissenting stockholder, who files the required written objection with Somerset prior to the stockholder vote, need not vote against the Merger, but a vote in favor of the Merger will constitute a waiver of such stockholder's statutory appraisal rights. Stockholders should note that returning a properly signed proxy card that does not indicate a vote or an abstention on approval of the Affiliation Agreement will constitute a vote in favor of the Affiliation Agreement. A vote against the Merger does not, alone, constitute a written objection. Pursuant to the applicable statutory provisions, notice that the Merger has become effective will be sent to each objecting stockholder of Somerset within 10 days after the date on which the Merger becomes effective.

    The value of the Somerset Common Stock will be determined initially by USTrust (as the successor to Somerset after the Effective Time) and the dissenting stockholder. If, during the period of 30 days after the expiration of the period during which the foregoing demand for payment may be made, USTrust (as the successor to Somerset after the Effective Time) and the stockholder fail to agree on an appraisal value, either of them may file a bill in equity in the Superior Court of Middlesex County, Massachusetts, asking that the court determine the matter in issue. The bill in equity must be filed within four months after the date of expiration of the foregoing thirty-day period. After a hearing, the court shall enter a decree determining the fair value of the Somerset Common Stock and shall order USTrust (as the successor to Somerset after the Effective Time) to make payment of such value, with interest, if any, to the stockholders entitled to said payment, upon transfer by them to USTrust (as the successor to Somerset after the Effective
Time) of the certificate or certificates representing the Somerset Common Stock held by said stockholders.

    For appraisal proceeding purposes, value is determined as of the day before the approval of the Merger by stockholders, excluding any element of value arising from the expectation or accomplishment of the Merger.

    Under Massachusetts statutory law, procedures relating to dissenters' rights are stated to be the exclusive remedy available to a stockholder objecting to the Merger, except where the objection is based on the contention that the Merger will be or is illegal or fraudulent as to said stockholder. However, under Massachusetts case law, dissenting stockholders may not be limited to the statutory remedy of judicial appraisal where violations of fiduciary duty are found.

    The law pertaining to the statutory appraisal remedy also contains provisions regarding costs, dividends on dissenting shares, rights under dissenting shares prior to purchase, discontinuance of dissenters' rights and certain miscellaneous matters. See APPENDIX E.

NASDAQ LISTING

    The Affiliation Agreement provides for the filing of, and UST has filed or will file, a listing application with Nasdaq covering the shares of UST Common Stock issuable pursuant to the Merger. The obligation of Somerset to effect the Merger is subject to the condition that such shares of UST Common Stock be authorized for listing on Nasdaq effective upon official notice of issuance.

RESALES BY AFFILIATES


    Shares of UST Common Stock to be issued to stockholders of Somerset in connection with the Merger will have been registered with the Commission under the Securities Act. Thus, all shares of UST Common Stock to be received by holders of Somerset Common Stock upon consummation of the Merger will be freely transferable by those stockholders of Somerset not deemed to be "Affiliates" of UST or Somerset. Under the Securities Act, "Affiliates" generally are defined as persons (often considered to include, but not necessarily limited to, executive officers, directors and 10% stockholders) who control, are controlled by, or are under common control with (i) UST or Somerset at the time of the Annual Meeting or (ii) UST at or after the Effective Time.


    Rule 145 promulgated by the Commission under the Securities Act restricts the sale of UST Common Stock received in the Merger by former Affiliates of Somerset and certain of their family members and related interests. Generally speaking, during the first year following the Effective Time, Affiliates of Somerset, may publicly resell the UST Common Stock received by them in the Merger provided that such sales comply with Rule 145 limitations as to the amount of UST Common Stock sold in any three-month period and as to the manner of sale. After the one-year period, such former Affiliates of Somerset who are not Affiliates of UST may resell their shares without any restriction. Persons who are affiliates of UST after the Effective Time generally will remain subject to limitations and restrictions under Commission Rule 144 with respect to shares they may receive in connection with the Merger, so long as they continue to be Affiliates.

    Affiliates of Somerset will be permitted to resell UST Common Stock received in the Merger without any restrictions provided that such sales are made pursuant to an effective registration statement filed with the Commission under the Securities Act or by means of another available exemption from the Securities Act registration requirements. This Proxy Statement--Prospectus may not be used to effectuate any resales of UST Common Stock received by persons who may be deemed to be Affiliates of UST or Somerset.


    Somerset has agreed to identify in a letter to UST, after consultation with counsel, all persons who, at the time of the Annual Meeting, it believes may be deemed to be Affiliates (which term shall mean any person so defined for purposes of qualifying the Merger for pooling of interests accounting treatment under the Commission's Accounting Series Releases 130 and 135, and which term shall also mean when used with respect to Somerset, any person so defined in accordance with Rule 145) of Somerset. Somerset has also agreed to use all reasonable efforts to cause each person who may be deemed to be an Affiliate of such party to execute and deliver to the other party, a letter, substantially in the form attached to the Affiliation Agreement as Exhibit B-2 (the "Somerset Affiliates Letter" and, generally, an "Affiliates Letter").


    Commission guidelines with respect to the qualification of the Merger for pooling of interests accounting treatment limit sales of shares of the acquiring and acquired companies by Affiliates of either company in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting generally will not be challenged on the basis of sales by Affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results ("Post-Merger Financial Results") covering at least 30 days of post-merger operations of the combined entity have been published. In the Somerset Affiliates Letter, each Affiliate of Somerset will agree not to sell, transfer or otherwise dispose of, or reduce the risk of ownership with respect to any shares of Somerset Common Stock held by such Affiliate, or any shares of UST Common Stock in violation of these guidelines.

    UST has agreed in the Affiliation Agreement to publish not later than 30 days following the end of the first quarter ending at least 30 days after the Effective Time, Post-Merger Financial Results as contemplated by and in accordance with the terms of the Commission's Accounting Series Release No. 135.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

    CONVERSION OF SHARES OF SOMERSET COMMON STOCK. By virtue of the Merger, automatically and without any action on the part of any holder thereof: (a) each then-outstanding share of Somerset Common Stock not owned by UST directly or indirectly (except for any such shares of Somerset Common Stock held by UST in a fiduciary capacity), and other than those shares of Somerset Common Stock held in the treasury of Somerset and Dissenting Shares, will be converted into 0.19 shares of UST Common Stock and preferred stock purchase rights associated therewith pursuant to the UST Rights Agreement (see "THE MERGER--Terms of the Merger" and "DESCRIPTION OF UST CAPITAL STOCK--Stockholder Rights Agreement");
(b) each then-outstanding share of Somerset Common Stock owned by UST or any subsidiary of UST (except for any such shares of Somerset Common Stock held by UST or its subsidiaries in a fiduciary capacity) will be canceled, retired and cease to exist; and (c) each share of Somerset Common Stock issued and held in Somerset's treasury will be canceled and retired. No conversion or payment will be made with respect to the cancellation of shares referred to in clauses (b) and (c) above. For a discussion of the treatment of Dissenting Shares, see "THE MERGER--Rights of Dissenting Stockholders."

    The Conversion Number is the product of arms' length negotiations between the respective managements of UST and Somerset. In determining the fairness of the Conversion Number, the management of Somerset had the benefit of advice from its financial advisor, Legg Mason. See "THE MERGER-- Opinion of Somerset's Financial Advisor." BECAUSE THE CONVERSION NUMBER IS FIXED AND THE MARKET PRICE OF UST COMMON STOCK IS SUBJECT TO FLUCTUATION, THE VALUE OF THE SHARES OF UST COMMON STOCK THAT HOLDERS

OF SOMERSET COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER.

    MANNER OF EXCHANGING SOMERSET CERTIFICATES FOR UST CERTIFICATES. UST has appointed UST's wholly-owned subsidiary, USTC (the "Exchange Agent"), to effect the exchange of certificates in connection with the Merger. Promptly after the Effective Time, and in any event no later than 10 days after the Effective Time, UST shall use all reasonable efforts to cause the Exchange Agent to send to each holder of record (other than UST or its subsidiaries for shares of Somerset Common Stock it holds other than in a fiduciary capacity and holders of shares of Somerset Common Stock who have perfected their rights of appraisal) of a Somerset certificate which immediately prior to the Effective Time represented outstanding shares of Somerset Common Stock (a "Somerset certificate"), a letter of transmittal and instructions for its use in effecting the surrender of the Somerset certificates in exchange for certificates representing shares of UST Common Stock. Upon surrender of a Somerset certificate for exchange and cancellation to the Exchange Agent, together with a duly executed letter of transmittal and any other required documents, the holder of such Somerset certificate will be entitled to receive, in exchange therefor, a certificate representing the number of shares of UST Common Stock to which such Somerset certificate holder is entitled upon consummation of the Merger and a check representing cash in lieu of any fractional share thereof. The Somerset certificate so surrendered will forthwith be canceled.

    SOMERSET CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL THE SOMERSET STOCKHOLDER HAS RECEIVED A TRANSMITTAL LETTER.

    If any certificate for shares of UST Common Stock is to be issued in a name other than that in which a Somerset certificate surrendered for exchange is registered, the Somerset certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer. The person requesting such exchange shall pay to the Exchange Agent, in advance, any transfer or other taxes incurred by reason of the issuance of a certificate representing shares of UST Common Stock in any name other than that of the registered holder of the Somerset certificate surrendered, or which are required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    LOST CERTIFICATES. In the event that any Somerset certificate has been lost, stolen or destroyed, upon receipt by UST of appropriate evidence as to such loss, theft or destruction and as to the ownership of the Somerset certificate, and the receipt by UST of appropriate and customary indemnification, UST will issue shares of UST Common Stock and the fractional share payment, if any, in exchange for the lost, stolen or destroyed Somerset certificate.

    DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SOMERSET CERTIFICATES. No dividend or other distribution payable after the Effective Time on UST Common Stock will be paid to the holder of any Somerset certificates until such holder surrenders such Somerset certificates for exchange as instructed. Subject to any applicable law, upon surrender of any Somerset certificate, such holder will receive (a) a certificate representing the shares of UST Common Stock into which the former shares of Somerset Common Stock represented by such certificate have been converted, (b) any withheld dividends or other distributions (without interest) and (c) any withheld cash payments (without interest) for any fractional share to which such stockholder is entitled.

    POST EFFECTIVE TIME. After the Effective Time, there will be no transfers on the transfer books of Somerset of the shares of Somerset Common Stock which were outstanding immediately at the Effective Time. If, after the Effective Time, Somerset certificates representing such shares are presented for transfer to Somerset, they will be canceled and exchanged for certificates representing shares of UST Common Stock pursuant to the terms of the Affiliation Agreement. After the Effective Time, holders of Somerset certificates will cease to be and have no rights as stockholders of Somerset or UST except for the right to receive shares of UST Common Stock or cash in lieu of fractional shares of Somerset Common Stock converted or rights afforded dissenting stockholders.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THE AFFILIATION AGREEMENT. The respective obligations of each of Somerset and UST to effect the Merger are subject to the fulfillment of the following conditions, none of which may be waived:

        (a) the Affiliation Agreement and the transactions contemplated thereby shall have been approved by the requisite affirmative vote of the holders of Somerset Common Stock;

        (b) all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental or regulatory authority or agency which are necessary for the consummation of the Merger shall have been filed, occurred or been obtained (all such authorizations, orders, declarations, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect;

        (c) the Registration Statement shall have become effective under the Securities Act and shall not be subject to a stop order or a threatened stop order;

        (d) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and

        (e) UST shall have received a letter from Arthur Andersen LLP and Somerset shall have received a letter from Wolf & Company, P.C., each dated the Closing Date, to the effect that the Merger may be accounted for as a pooling of interests.

    CONDITIONS TO UST'S OBLIGATIONS. The obligation of UST to effect the Merger also is subject to the satisfaction or waiver by UST, at or prior to the Effective Time, of the following conditions:

        (a) no material adverse change shall have occurred in the business, assets, financial condition, results of operations or prospects of Somerset or any of its subsidiaries;

        (b) UST shall have received assurance that Somerset's representations and warranties are true and correct in all material respects as of the date of the Affiliation Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by the Affiliation Agreement according to the standards set forth in the Affiliation Agreement or any representation or warranty which specifically relates to an earlier date) and all of Somerset's pre-closing obligations have been complied with in all material respects;

        (c) all required approvals of non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the Merger to be received by Somerset have been received;

        (d) there shall not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, UST or USTrust after the Effective Time, by any federal or state governmental agency or authority which, in connection with the granting of any Requisite Regulatory Approval necessary to consummate the Merger or otherwise, imposes any condition or restriction upon UST or its subsidiaries or Somerset after the Merger (including, without limitation, requirements relating to the disposition of assets or limitations on interest rates), which would so materially adversely impact the economic or business benefits of the transactions contemplated by the Affiliation Agreement as to render inadvisable, in the reasonable judgment of UST, the consummation of the Merger.

        (e) UST shall have (i) obtained a letter ruling from the IRS substantially to the effect that for federal income tax purposes the Merger constitutes a reorganization as described in Section 368(a) of the Code or
    (ii) if, on the date the last Requisite Regulatory Approval is received, the letter ruling referred to in clause (i) shall not have been received, UST shall have received a tax opinion from its counsel, Bingham Dana LLP, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if, on the date that the last Requisite Regulatory Approval is received, the letter ruling referred to in clause (i) shall not have been received and Bingham Dana LLP has advised UST that it is unable to deliver the tax opinion referred to in clause (ii), and all other conditions to closing set forth in Article VI of the Affiliation Agreement have been satisfied, UST and Somerset shall cooperate and use reasonable efforts to take all steps necessary to alter the structure of the transactions contemplated by the Affiliation Agreement to ensure that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and, in such event, either UST or Somerset shall, upon written notice to the other party hereto, have the right to extend the Termination Date (as defined in the Affiliation Agreement) until October 31, 1998, provided that such party is not in material breach of the Affiliation Agreement or the Stock Option Agreement;

        (f) Somerset shall have delivered to UST, Somerset Affiliates Letters executed by each of the Affiliates of Somerset; and

        (g) if requested by UST, Somerset shall have terminated certain benefit plans.


    Notwithstanding the foregoing, UST will not waive the condition of the receipt of the tax opinion referenced in clause (e) above without the resolicitation of the approval of Somerset's stockholders, unless in the opinion of tax counsel, the change in federal tax consequences is not material. See "THE MERGER--Federal Income Tax Consequences--General."


    CONDITIONS TO SOMERSET'S OBLIGATIONS. The obligations of Somerset to effect the Merger are also subject to the satisfaction or waiver by Somerset, at or prior to the Effective Time, of the following conditions:

        (a) Somerset shall have received assurance that UST's representations and warranties are true and correct in all material respects as of the date of the Affiliation Agreement and as of the Effective Time and all of UST's pre-closing obligations have been complied with in all material respects;

        (b) all required approvals of non-governmental and non-regulatory third parties necessary in connection with the consummation of the Merger shall have been received;

        (c) Nutter, McClennen & Fish, LLP shall have delivered to Somerset a tax opinion to the effect that, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if UST obtains a letter ruling to that effect from the IRS, Somerset expects that this condition will be waived; and

        (d) the shares of UST Common Stock issuable to Somerset's stockholders pursuant to the Affiliation Agreement shall have been authorized for listing on Nasdaq upon official notice of issuance.


    Notwithstanding the foregoing, Somerset will not waive the condition of the receipt of the tax opinion referenced in clause (c) above without the resolicitation of the approval of Somerset's stockholders, unless in the opinion of tax counsel, the change in federal tax consequences is not material. See "THE MERGER--Federal Income Tax Consequences--General."

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the Affiliation Agreement, Somerset has agreed that during the period from the date of the Affiliation Agreement, December 9, 1997, to the Effective Time, Somerset:

        (a) shall conduct its business and engage in transactions only in the ordinary and usual course of business consistent with past practices;

        (b) shall not and shall not permit any of its subsidiaries, without the prior written consent of UST,: (i) to engage or participate in any material transaction or incur or sustain any material obligation or liability except in the ordinary and usual course of its businesses consistent with past practices; (ii) to offer an interest rate with respect to any deposit that would constitute such deposit a "brokered deposit" of Somerset under 12 C.F.R. Section337.6(a)(l)(ii); (iii) except in the ordinary and usual course of business consistent with past practices and in an immaterial aggregate amount, to sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to lease, transfer, assign, encumber or dispose of any of its assets except as provided in the Affiliation Agreement; (iv) to file any application or give any notice to customers or governmental authorities or agencies to open, close or relocate any branch office; or (v) to waive any material right, whether in equity or at law, that it has with respect to any asset, other than loans, except in the ordinary and usual course of business consistent with past practice and except as provided in the Affiliation Agreement;

        (c) shall cooperate with UST with respect to preparation for the combination and integration of the businesses, systems and operations of USTrust and Somerset;

        (d) shall, subject to any restrictions under applicable law or regulation, promptly notify UST of any emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing reasonably could be expected to have a material effect on the business, results of operations, financial condition or prospects of Somerset;

        (e) shall not make any loan or extend any credit other than on Somerset's customary terms, conditions and standards except in connection with any loan workouts in accordance with applicable law and consistent with the banking practices of comparably-sized depository institutions; provided, however, that notwithstanding the foregoing, Somerset shall not, without the written consent of UST, which shall not be unreasonably withheld, execute any waiver, release of any right, or cancellation, compromise or extension of payment or the date of any debt, loan, loan payment or claim, in excess of $500,000 in any one instance or series of related instances or which would extend the maturity date of any debt, loan, loan payment or claim beyond two years thereof, make any loan, advance, commitment to extend credit or any advance which increases any currently outstanding obligation of any borrower or creates or would create any new obligation of any borrower, which would result in aggregate obligations of such borrower to Somerset, direct or indirect, primary or secondary, absolute or contingent, including obligations if commitments are honored, in excess of $500,000;

        (f) shall not declare or pay any dividends on or make any other distributions in respect of Somerset Common Stock;

        (g) shall not adopt or amend in any material respect any pension, benefit or any other compensation plans or arrangements or enter into or amend such plans or arrangements to increase any amounts payable thereunder or benefits provided thereunder, or grant or permit any increase in compensation to any officer or to its employees as a class or pay any bonus, except as provided in the Affiliation Agreement;

        (h) except as set forth in the Affiliation Agreement, shall not, with respect to itself or any of its subsidiaries, authorize, recommend, propose or enter into an agreement with respect to, any merger, consolidation, purchase and assumption transaction or business combination (other than the Merger), any acquisition of a material amount of assets or securities or assumption of liabilities (including deposit liabilities), any disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights other than in the ordinary course consistent with past practices;

        (i) shall not propose or adopt amendments to its, or any of its subsidiaries' charters or by-laws;

        (j) shall not, and shall not permit its subsidiaries to, issue, deliver or sell any shares of its capital stock or securities convertible into or exercisable for shares of its capital stock, except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding or in existence on December 9, 1997, and except upon exercise of the Option, or effect any stock split, reverse stock split, recapitalization, reclassification or similar transaction or otherwise change its equity capitalization as it existed on September 30, 1997;

        (k) shall not grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock;

        (l) shall not purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except in a fiduciary capacity;

        (m) shall not impose or permit to exist any material lien, charge, or encumbrance on any capital stock held by it;

        (n) shall not incur, or permit any of its subsidiaries to incur, any additional debt obligation or other obligation for borrowed money, or to guaranty any additional debt obligation or other obligation for borrowed money, except in the ordinary course of business consistent with past practices;

        (o) shall not incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than in the ordinary and usual course of business consistent with past practices, and, in all cases, Somerset agrees to consult with UST with respect to capital expenditures that individually exceed $50,000 or cumulatively exceed $200,000;

        (p) shall not change its methods of accounting in effect at December 31, 1996, except as may be required by changes in GAAP as concurred in by Somerset's independent auditors, and Somerset shall not change its fiscal year;

        (q) shall file all reports, applications and other documents required to be filed by it with the FDIC or any other governmental entity between the date of the Affiliation Agreement and the Effective Time and shall make available to UST copies of all such reports promptly after the same are filed;

        (r) shall use all commercially reasonable efforts to improve its business, results of operations, financial condition and prospects, consistent with the terms of the Affiliation Agreement;

        (s) shall cooperate with UST with the objective of seeking appropriate modification or rescission of all formal and informal supervisory enforcement actions;

        (t) shall not take any action which would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code;

        (u) shall not, except as expressly contemplated by the Affiliation Agreement, enter into any contract with any Affiliate;

        (v) shall not, except as provided in the Affiliation Agreement and except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any changes in any of its material leases or contracts, other than renewals of contracts and leases without material adverse change of terms;

        (w) shall not, other than in prior consultation with UST, restructure or materially change its investment securities portfolio or its gap position through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported; and

        (x) shall not agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any of its representations or warranties contained in the Affiliation Agreement untrue or incorrect in any material respect.

    Somerset has also agreed that, unless and until the Affiliation Agreement has been properly terminated by either party, neither Somerset nor any of its subsidiaries or Affiliates shall (and Somerset shall use its best efforts to cause its representatives, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than UST and its Affiliates or representatives) concerning any merger, tender offer, sale of substantial assets, sale of shares of capital stock or debt securities or similar transaction involving Somerset (an "Acquisition Transaction"). Notwithstanding the foregoing, Somerset is not prohibited from taking and disclosing to Somerset's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to Somerset's stockholders which, in the judgment of the Somerset Board with the written advice of outside counsel, may be required under applicable law. Somerset has agreed to promptly communicate to UST the identity of the parties and terms of any proposal, discussion, negotiation or inquiry relating to an Acquisition Transaction.

    UST and Somerset have agreed to cooperate and use all reasonable efforts to prepare all necessary documentation and file all applications, notices, petitions and filings, and to obtain and to cooperate in obtaining permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the Affiliation Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations.

    From December 9, 1997 until the earlier of the Effective Time or the date of termination of the Affiliation Agreement, UST has agreed that neither UST nor its Significant Subsidiaries (as defined in the Affiliation Agreement) will take any action which would prevent or impede the Merger from qualifying for pooling of interests treatment and as a reorganization with the meaning of Section 368(a) of the Code.

    UST has also agreed to cause the shares of UST Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance as of or prior to the Effective Time.

WAIVER AND AMENDMENT

    WAIVER. UST and Somerset, with the authorization of their respective Boards of Directors, may, by written notice to the other party (a) extend the time for the performance of any of the obligations or other acts required of the other party contained in the Affiliation Agreement, (b) waive any inaccuracies in the representations and warranties of the other party contained in the Affiliation Agreement or in any document delivered pursuant to the Affiliation Agreement or
(c) waive compliance by the other party of any of its agreements or obligations under certain sections of the Affiliation Agreement; provided that any extension or waiver which reduces the amount or changes the form of the consideration to be delivered to

Somerset stockholders may not be made after Somerset stockholders have approved the Affiliation Agreement unless stockholder approval for the extension or waiver is obtained. Such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    AMENDMENT. Subject to the applicable provisions of the Massachusetts General Laws and as may be authorized by their respective Boards of Directors, the Affiliation Agreement may be amended upon the written agreement of Somerset and UST at any time; provided that any amendment which reduces the amount or changes the form of the consideration to be delivered to the Somerset stockholders may not be made after the stockholders of Somerset have approved the Affiliation Agreement unless stockholder approval for the amendment is obtained.

EXPENSES

    The Affiliation Agreement provides that except as otherwise may be agreed in writing by the parties, all legal and other costs and expenses incurred in connection with the Affiliation Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses; provided, however, that all costs and expenses incurred in connection with the printing and mailing of the Registration Statement and this Proxy Statement--Prospectus shall be borne equally by UST and Somerset.

TERMINATION OF THE AFFILIATION AGREEMENT

    The Affiliation Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by Somerset's stockholders of the Affiliation Agreement and the transactions contemplated thereby:

        (a) by mutual written consent of Somerset and UST authorized by their respective Boards of Directors;


        (b) by Somerset or UST if the Effective Time shall not have occurred on or prior to August 31, 1998 or such later date as shall have been agreed to in writing by Somerset and UST, subject to the right of either UST or Somerset to extend the date of termination in the limited circumstances discussed in "THE MERGER--Federal Income Tax Consequences;"


        (c) by Somerset or UST if any governmental or regulatory authority or agency, or court of competent jurisdiction, shall have issued a final permanent order or Injunction (as defined in the Affiliation Agreement) enjoining, denying approval of, or otherwise prohibiting the consummation of the Merger and the time for appeal or petition for reconsideration of such order or Injunction shall have expired without such appeal or petition being granted;

        (d) by Somerset or UST (provided that the terminating party is not then in material breach of any representation, warranty or covenant or other agreement contained in the Affiliation Agreement or the Option Agreement) if the approval of Somerset's stockholders shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Somerset's stockholders or at any adjournment thereof; or

        (e) by Somerset or UST (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Affiliation Agreement or Option Agreement), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Affiliation Agreement or Option Agreement which breach is not cured after 20 days written notice thereof is given to the party committing such breach.

                          CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENT

    GENERAL. As a condition to UST's entering into the Affiliation Agreement, and in consideration therefor, on December 9, 1997, Somerset entered into the Stock Option Agreement, pursuant to which Somerset granted to UST the Option. The Stock Option Agreement is intended to protect UST's interests under the Affiliation Agreement upon the occurrence of certain events which may create the potential for a third party to acquire or obtain control of Somerset. The Stock Option Agreement may increase the likelihood that the Merger will be consummated by making it more difficult and more expensive for another party to obtain control of or acquire Somerset. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons or entities who might now or prior to the Effective Time be interested in acquiring all of, or a significant interest in, Somerset from considering or proposing such an acquisition, even if such persons were prepared to pay consideration to Somerset's stockholders which had a higher current market price than the shares of UST Common Stock to be received for each share of Somerset Common Stock pursuant to the Affiliation Agreement. The Stock Option Agreement is attached hereto as APPENDIX B.

    GRANT OF OPTION. The Option entitles UST to purchase up to 2,777,000 fully paid and non-assessable shares of Somerset Common Stock (the "Option Shares"), representing approximately 16.7% of Somerset's issued and outstanding shares of Common Stock, at a price of $4.875 per share (the "Option Price"). The aggregate purchase price for the Option Shares is $13,537,875. As Somerset does not have a sufficient amount of authorized shares reserved to grant UST an option to purchase 19.9% of Somerset Common Stock, which typically is the percentage for which such options are exercisable in transactions of this type, Somerset also agreed to pay to UST, as part of the Option, certain additional cash consideration which is intended in the aggregate to provide UST with the economic benefit it would receive had the Option been for the right to purchase 19.9% of the issued and outstanding shares of Somerset Common Stock. See "--Additional Cash Consideration" below.

    TRIGGERING EVENTS; EXERCISE OF OPTION. The Stock Option Agreement provides that UST may exercise the Option, in whole or in part, if both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below).


    An "Initial Triggering Event" means any of the following events or transactions occurring after December 9, 1997: (i) Somerset or any of its subsidiaries, without having received UST's prior written consent, enters into an agreement to engage in, or the Somerset Board recommends approval of, a merger or consolidation, or any similar transaction, a purchase, lease or other acquisition of all or substantially all of the assets of Somerset or a purchase or other acquisition of securities representing 10% or more of the voting power of Somerset (each, an "Acquisition Transaction") with any person, other than UST or its subsidiaries; (ii) any person, other than UST or any subsidiary of UST or Somerset in a fiduciary capacity, and other than a Schedule 13G Investor (as defined in the Stock Option Agreement) acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Somerset Common Stock, if such person owned beneficially less than 10% of the outstanding shares of Somerset Common Stock on December 9, 1997, or any person shall have acquired beneficial ownership of an additional 3% of the outstanding shares of Somerset Common Stock, if such person owned beneficially 10% or more of the outstanding shares of Somerset Common Stock on December 9, 1997; (iii)
(A) the Somerset stockholders shall not have approved the Affiliation Agreement at the Annual Meeting, (B) the Annual Meeting shall not have been held or shall have been canceled prior to the termination of the Affiliation Agreement, or (C) the Somerset Board shall have withdrawn or modified in a manner adverse to UST the recommendation of the Somerset Board with respect to the Affiliation Agreement, in each case after it shall have been publicly announced or become publicly known that (x) any person, other than

UST or any subsidiary of UST, shall have made a bona-fide proposal to Somerset or its stockholders to engage in an Acquisition Transaction by public announcement or written communication that shall be or become the subject of public disclosure; or (y) any person other than UST or any subsidiary of UST, other than in connection with a transaction to which UST has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; (iv) after any person other than UST or any subsidiary of UST has made a proposal to Somerset or its shareholders to engage in an Acquisition Transaction, Somerset shall have breached any covenant or obligation contained in the Affiliation Agreement and such breach (A) would entitle UST to terminate the Affiliation Agreement and (B) is not remedied prior to the Notice Date (as defined in the Stock Option Agreement); or (v) any person (other than UST or any subsidiary of UST) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Somerset Common Stock such that, upon consummation of such offer, such person would own or control 50% or more of the then outstanding shares of Somerset Common Stock.

    The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after December 9, 1997: (i) the acquisition by any person (other than a Schedule 13G Investor) of beneficial ownership of 15% or more of the then outstanding Somerset Common Stock; or (ii) the occurrence of an Initial Triggering Event by virtue of the acquisition of 10% or more of the voting power of Somerset, except that the percentage of ownership shall be 15% in lieu of 10%.

    For purposes of the Stock Option Agreement, the term "Exercise Termination Event" shall mean the earliest of (i) the Effective Time, (ii) termination of the Affiliation Agreement if such termination occurs prior to the occurrence of an Initial Triggering Event, and (iii) the passage of 12 months after termination of the Affiliation Agreement if such termination follows an Initial Triggering Event.

    As of the date of this Proxy Statement--Prospectus, to the knowledge of UST and Somerset, no Initial Triggering Event or Subsequent Triggering Event has occurred.

    ADDITIONAL CASH CONSIDERATION. As additional consideration for UST's entry into the Affiliation Agreement, and to ensure that UST will receive in the aggregate the same economic benefit it would have been entitled to receive if the Option had been for 19.9% of the issued and outstanding shares of Somerset Common Stock, upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Somerset has agreed to pay UST, an amount in cash equal to the product of (i) 536,669 (the "Phantom Stock Shares"), multiplied by (ii) the Option Spread. As defined in the Stock Option Agreement, the term "Option Spread" means the arithmetic difference between (x) the Option Price and (y) the "market/offer price," as such term is defined below. If additional shares of Somerset Common Stock are issued or otherwise become outstanding after December 9, 1997 (other than pursuant to exercise of the Option pursuant to the Stock Option Agreement), including, without limitation, pursuant to stock option or other employee plans, or as a result of the exercise of conversion rights, the number of Phantom Stock Shares shall be increased so that, after such increase, the sum of (x) the number of Phantom Stock Shares, as increased, plus (y) 2,777,000, shall equal 19.9% of the number of shares of Somerset Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. If the number of Option Shares and/or the Option Price is adjusted in accordance with the provisions of the Stock Option Agreement, there shall be a corresponding adjustment in the number of Phantom Stock Shares and the Option Spread.

    REPURCHASE OF OPTION. Upon the occurrence of a Subsequent Triggering Event that occurs prior to the occurrence of an Exercise Termination Event, (a) at the request of UST or any subsequent holder of the Option (each, a "Holder"), delivered within 30 days of the Subsequent Triggering Event, Somerset shall repurchase the Option from UST or such holder at a price (the "Option Repurchase Price") equal to the amount by which (i) the "market/offer price" exceeds (ii) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (b) at the request of any owner of Option Shares (the "Owner"), delivered within 30 days of the Subsequent Triggering Event, Somerset shall repurchase such number of Option Shares from such Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the greater of (i) the market/offer price or
(ii) the average exercise price per share paid by the Owner for the Option Shares so designated. The repurchase of an Option by Somerset pursuant to the terms of the Stock Option Agreement may be subject to prior approval of certain regulatory authorities. See "THE MERGER--Regulatory Approval Required for the Merger."

    The term "market/offer price" means the highest of (i) the price per share of Somerset Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Somerset Common Stock to be paid by any person pursuant to an agreement with Somerset, (iii) the highest sale price for shares of Somerset Common Stock within the six-month period immediately preceding the required repurchase of the Option or Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Somerset's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Somerset as determined by a nationally recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Somerset, divided by the number of shares of Somerset Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash will be determined by a nationally recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Somerset.

VOTING AGREEMENTS


    As a condition to UST entering into the Affiliation Agreement, the directors and certain executive officers of Somerset, owning in the aggregate 334,823 shares, representing 2.0% of the issued and outstanding shares of Somerset Common Stock, have agreed pursuant to the Voting Agreements, to vote or cause to be voted all shares owned by each such person at the Annual Meeting for approval of the Merger, and to vote or cause to be voted such shares against approval of any other agreement for a merger, acquisition, consolidation, material asset sale, or other business combination of Somerset with any other party other than UST or any of its affiliates.


    The Voting Agreements remain in force until the earlier of the consummation of the Merger or the termination of the Affiliation Agreement in accordance with its terms.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

                                   UST CORP.
                             SOMERSET SAVINGS BANK
                       AFFILIATED COMMUNITY BANCORP, INC.

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET

                               DECEMBER 31, 1997

    The following Unaudited Pro Forma Condensed Combining Balance Sheet presents the combined financial position of UST and Somerset as of December 31, 1997, assuming the Merger had occurred as of December 31, 1997. The Unaudited Pro Forma Condensed Combining Balance Sheet also gives effect to the pending acquisition of AFCB pursuant to an agreement entered into on December 15, 1997. See "INFORMATION ABOUT UST--Recent Developments" for a description of the AFCB transaction.

    The accompanying pro forma information is based on historical balance sheet data of UST, Somerset and AFCB as of December 31, 1997, giving effect to the acquisitions of Somerset and AFCB under the pooling of interests method of accounting.

    The Unaudited Pro Forma Condensed Combining Balance Sheet should be read in conjunction with the Unaudited Pro Forma Condensed Combined Statements of Income appearing elsewhere in this Proxy Statement--Prospectus and the Notes to Unaudited Pro Forma Condensed Financial Information and the historical financial statements and notes thereto of UST, Somerset and AFCB which are incorporated by reference in this Proxy Statement--Prospectus, including but not limited to, the financial information of UST, Somerset and AFCB contained in their respective Annual Reports on Form 10-K for the year ended December 31, 1997. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." The Unaudited Pro Forma Condensed Combining Balance Sheet is presented for informational purposes only and is not necessarily indicative of the combined financial position that would have occurred if the proposed mergers of UST, Somerset and AFCB had been consummated on December 31, 1997 or at the beginning of the periods indicated or which may be obtained in the future. For information regarding the uncertainty of assumptions, estimates and expectations reflected herein, see "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS."

                                   UST CORP.
                             SOMERSET SAVINGS BANK
                       AFFILIATED COMMUNITY BANCORP, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET

                               December 31, 1997


                                                                                                                    PRO FORMA
                                                                             PRO FORMA                                UST,
                                           HISTORICAL                         UST AND                               SOMERSET
                                     ----------------------    PRO FORMA     SOMERSET    HISTORICAL   PRO FORMA     AND AFCB
                                        UST      SOMERSET     ADJUSTMENTS    COMBINED      AFCB      ADJUSTMENTS    COMBINED
                                     ---------  -----------  -------------  -----------  ---------  -------------  -----------
                                                                          (IN THOUSANDS)
ASSETS
Cash, due from banks and interest
  bearing deposits.................  $  95,702   $   7,908                   $ 103,610   $  16,911                  $ 120,521
Excess funds sold..................     67,851       2,805                      70,656      10,344                     81,000
Securities
  Available-for-sale...............    722,432                                 722,432     221,272                    943,704
  Held to maturity.................                 89,143                      89,143     172,623                    261,766
Loans, net of reserve for possible
  loan losses......................  2,783,752     412,177                   3,195,929     703,061                  3,898,990
Premises, furniture and
  equipment........................     64,407      12,538                      76,945       8,747                     85,692
Intangible assets, net.............     57,807                                  57,807                                 57,807
Other real estate owned............      1,334       5,711                       7,045           1                      7,046
Other assets.......................     44,973       9,390                      54,363      22,089                     76,452
                                     ---------  -----------                 -----------  ---------                 -----------
  Total assets.....................  $3,838,258  $ 539,672                   $4,377,930  $1,155,048                 $5,532,978
                                     ---------  -----------                 -----------  ---------                 -----------
                                     ---------  -----------                 -----------  ---------                 -----------

LIABILITIES AND
  STOCKHOLDERS'
  INVESTMENT
Deposits:
  Noninterest bearing..............  $ 708,399   $  25,407                   $ 733,806   $  48,120                  $ 781,926
  Interest bearing:
    NOW accounts...................     43,116      24,396                      67,512      60,781                    128,293
    Regular savings................    660,641      70,156                     730,797     120,921                    851,718
    Money market...................    675,087      50,803                     725,890      72,571                    798,461
    Time deposits..................    890,972     285,124                   1,176,096     426,703                  1,602,799
                                     ---------  -----------                 -----------  ---------                 -----------
      Total deposits...............  2,978,215     455,886                   3,434,101     729,096                  4,163,197
Short-term borrowings..............    421,313      32,929                     454,242     235,188                    689,422
Other borrowings...................     49,338      10,447                      59,785      67,019                    126,804
Other liabilities..................     49,266       4,533     $   5,300(1)     59,099      10,700    $   8,700(1)     78,499
                                     ---------  -----------  -------------  -----------  ---------  -------------  -----------
      Total liabilities............  3,498,132     503,795         5,300     4,007,227   1,041,995        8,700     5,057,922
Stockholders' investment:
  Common Stock
      UST..........................     18,601                     1,978(2)     20,579                    5,731(2)     26,310
      AFCB.........................                                                             67          (67)(2)
      Somerset.....................                 16,659       (16,659)(2)
Additional paid-in capital.........    117,236      18,652        14,681(2)    150,569      50,360       (9,066)(2)    191,863
Retained earnings (deficit)........    201,355         566        (5,300)(1)    196,621     66,128       (8,700)(1)    254,049
Unrealized gain on securities held
  as available-for-sale............      2,245                                   2,245         919                      3,164
Treasury stock, at cost............                                                         (3,402)       3,402(2)
Deferred compensation and other....        689                                     689      (1,019)                      (330)
                                     ---------  -----------  -------------  -----------  ---------  -------------  -----------
    Total stockholders'
      investment...................    340,126      35,877        (5,300)      370,703     113,053       (8,700)      475,056
                                     ---------  -----------  -------------  -----------  ---------  -------------  -----------
    Total liabilities and
      stockholders' investment.....  $3,838,258  $ 539,672     $             $4,377,930  $1,155,048   $             $5,532,978
                                     ---------  -----------  -------------  -----------  ---------  -------------  -----------
                                     ---------  -----------  -------------  -----------  ---------  -------------  -----------


 See accompanying notes to Unaudited Pro Forma Condensed Financial Information.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

                                   UST CORP.
                             SOMERSET SAVINGS BANK
                       AFFILIATED COMMUNITY BANCORP, INC.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

    The following Unaudited Pro Forma Condensed Combined Statements of Income give effect to UST's proposed acquisition of Somerset by combining the results of operations of UST for each of the three years ended December 31, 1997 and Somerset for each of the three years ended December 31, 1997 on a pooling of interests basis, assuming the acquisition had occured as of the beginning of each fiscal period. Basic and Diluted earnings per share and weighted average shares outstanding are based on the exchange ratio of 0.19 shares of UST Common Stock for each share of Somerset Common Stock as specified in the Affiliation Agreement. The Unaudited Pro Forma Condensed Combined Statements of Income also give effect to the pending acquisition of AFCB pursuant to an agreement entered into on December 15, 1997. See "INFORMATION ABOUT UST--Recent Developments" for a description of the AFCB transaction. The Unaudited Pro Forma Condensed Combined Statements of Income should be read in conjunction with the Unaudited Pro Forma Condensed Combining Balance Sheet and Notes to Unaudited Pro Forma Condensed Financial Information appearing elsewhere in this Proxy Statement-- Prospectus and the historical financial statements and notes thereto of UST, Somerset and AFCB which are incorporated by reference in this Proxy Statement--Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                   UST CORP.

                             SOMERSET SAVINGS BANK

                       AFFILIATED COMMUNITY BANCORP, INC.

                    PRO FORMA COMBINED STATEMENTS OF INCOME

                                                                          YEAR ENDED DECEMBER 31, 1997
                                                         ---------------------------------------------------------------
                                                                                                              PRO FORMA
                                                                                    PRO FORMA                   UST,
                                                                                     UST AND                  SOMERSET
                                                         HISTORICAL   HISTORICAL    SOMERSET    HISTORICAL    AND AFCB
                                                             UST       SOMERSET     COMBINED       AFCB       COMBINED
                                                         -----------  -----------  -----------  -----------  -----------

                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
  Interest and fees on loans and leases................   $ 234,972    $  35,857    $ 270,829    $  56,479    $ 327,308
  Interest and dividends on securities.................      45,466        5,976       51,442       24,794       76,236
  Interest on excess funds and other...................       4,775          178        4,953          238        5,191
                                                         -----------  -----------  -----------  -----------  -----------
    Total interest income..............................     285,213       42,011      327,224       81,511      408,735
                                                         -----------  -----------  -----------  -----------  -----------
Interest expense:
  Interest on deposits.................................      82,666       20,588      103,254       28,533      131,787
  Interest on borrowed funds...........................      27,342        1,597       28,939       17,479       46,418
                                                         -----------  -----------  -----------  -----------  -----------
    Total interest expense.............................     110,008       22,185      132,193       46,012      178,205
                                                         -----------  -----------  -----------  -----------  -----------
  Net interest income..................................     175,205       19,826      195,031       35,499      230,530
Provision for possible loan losses.....................         900        1,200        2,100        1,000        3,100
                                                         -----------  -----------  -----------  -----------  -----------
  Net interest income after provision for possible loan
    losses.............................................     174,305       18,626      192,931       34,499      227,430
                                                         -----------  -----------  -----------  -----------  -----------
Noninterest income:
  Asset management fees................................      13,093                    13,093                    13,093
  Fees and charges.....................................      15,055          636       15,691        1,544       17,235
  Securities gains (losses), net.......................      (1,491)                   (1,491)         250       (1,241)
  Gain on sale of assets...............................       1,804           34        1,838          347        2,185
  Other................................................       9,562          683       10,245          157       10,402
                                                         -----------  -----------  -----------  -----------  -----------
    Total noninterest income...........................      38,023        1,353       39,376        2,298       41,674
                                                         -----------  -----------  -----------  -----------  -----------
Noninterest expense:
  Salary and employee benefits.........................      73,579        7,178       80,757       10,726       91,483
  Occupancy and equipment..............................      20,537        1,586       22,123        2,337       24,460
  Restructuring charges................................      11,751                    11,751                    11,751
  Service bureau and data processing fees..............       5,536          545        6,081        1,062        7,143
  Professional fees....................................       5,385          549        5,934          481        6,415
  Acquisition and merger-related expenses..............       4,418                     4,418                     4,418
  Deposit insurance assessment.........................       1,053          798        1,851          265        2,116
  Foreclosed asset and workout expense.................         709        1,948        2,657         (183)       2,474
  Other................................................      34,114        2,632       36,746        3,238       39,984
                                                         -----------  -----------  -----------  -----------  -----------
    Total noninterest expense..........................     157,082       15,236      172,318       17,926      190,244
                                                         -----------  -----------  -----------  -----------  -----------
Income before taxes....................................      55,246        4,743       59,989       18,871       78,860
  Income tax expense (benefit).........................      22,853       (1,224)      21,629        7,015       28,644
                                                         -----------  -----------  -----------  -----------  -----------
Net income.............................................   $  32,393    $   5,967    $  38,360    $  11,856    $  50,216
                                                         -----------  -----------  -----------  -----------  -----------
                                                         -----------  -----------  -----------  -----------  -----------
Per share data:
  Basic earnings per share.............................   $    1.09    $    0.36    $    1.17    $    1.86    $    1.20
  Diluted earnings per share...........................   $    1.08    $    0.35    $    1.15    $    1.78    $    1.18
  Basic weighted average shares........................      29,616       16,652       32,779        6,369       41,760
  Diluted weighted average shares......................      30,104       16,927       33,321        6,659       42,710

 See accompanying Notes to Unaudited Pro Forma Condensed Financial Information.

                                   UST CORP.
                             SOMERSET SAVINGS BANK
                       AFFILIATED COMMUNITY BANCORP, INC.

                    PRO FORMA COMBINED STATEMENTS OF INCOME

                                                                         YEAR ENDED DECEMBER 31, 1996
                                                        --------------------------------------------------------------
                                                                                                            PRO FORMA
                                                                                  PRO FORMA                   UST,
                                                                                   UST AND                  SOMERSET
                                                        HISTORICAL  HISTORICAL    SOMERSET    HISTORICAL    AND AFCB
                                                           UST       SOMERSET     COMBINED       AFCB       COMBINED
                                                        ----------  -----------  -----------  -----------  -----------

                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
  Interest and fees on loans and leases...............  $  187,802   $  35,521    $ 223,323    $  48,661    $ 271,984
  Interest and dividends on securities................      53,188       5,034       58,222       22,415       80,637
  Interest on excess funds and other..................       2,223         303        2,526          265        2,791
                                                        ----------  -----------  -----------  -----------  -----------
      Total interest income...........................     243,213      40,858      284,071       71,341      355,412
                                                        ----------  -----------  -----------  -----------  -----------
Interest expense:
  Interest on deposits................................      71,684      20,202       91,886       25,775      117,661
  Interest on borrowed funds..........................      30,443       2,126       32,569       14,289       46,858
                                                        ----------  -----------  -----------  -----------  -----------
      Total interest expense..........................     102,127      22,328      124,455       40,064      164,519
                                                        ----------  -----------  -----------  -----------  -----------
  Net interest income.................................     141,086      18,530      159,616       31,277      190,893
Provision for possible loan losses....................     (17,300)      1,200      (16,100)         605      (15,495)
                                                        ----------  -----------  -----------  -----------  -----------
  Net interest income after provision for possible
    loan losses.......................................     158,386      17,330      175,716       30,672      206,388
                                                        ----------  -----------  -----------  -----------  -----------
Noninterest income:
  Asset management fees...............................      12,947                   12,947                    12,947
  Fees and charges....................................      11,020         587       11,607        1,540       13,147
  Securities gains (losses), net......................       1,179                    1,179          (47)       1,132
  Gain on sale of bank subsidiary.....................       6,806                    6,806                     6,806
  Gain on sale of assets..............................           2          43           45           76          121
  Other...............................................       7,987         427        8,414           69        8,483
                                                        ----------  -----------  -----------  -----------  -----------
      Total noninterest income........................      39,941       1,057       40,998        1,638       42,636
                                                        ----------  -----------  -----------  -----------  -----------
Noninterest expense:
  Salary and employee benefits........................      64,579       6,869       71,448        9,054       80,502
  Occupancy and equipment.............................      16,141       1,536       17,677        2,086       19,763
  Service bureau and data processing fees.............       3,121         521        3,642          835        4,477
  Professional fees...................................       5,497         810        6,307          702        7,009
  Acquisition and merger-related expenses.............       5,933                    5,933                     5,933
  Deposit insurance assessment........................       3,959       1,040        4,999        2,860        7,859
  Foreclosed asset and workout expenses...............       1,687       2,728        4,415          129        4,544
  Other...............................................      23,752       2,510       26,262        3,300       29,562
                                                        ----------  -----------  -----------  -----------  -----------
      Total noninterest expense.......................     124,669      16,014      140,683       18,966      159,649
                                                        ----------  -----------  -----------  -----------  -----------
Income before taxes...................................      73,658       2,373       76,031       13,344       89,375
  Income tax expense (benefit)........................      28,381        (440)      27,941        4,821       32,762
                                                        ----------  -----------  -----------  -----------  -----------
Net income............................................  $   45,277   $   2,813    $  48,090    $   8,523    $  56,613
                                                        ----------  -----------  -----------  -----------  -----------
                                                        ----------  -----------  -----------  -----------  -----------
Per share data:
  Basic earnings per share............................  $     1.56   $    0.17    $    1.49    $    1.35    $    1.38
  Diluted earnings per share..........................  $     1.53   $    0.17    $    1.47    $    1.32    $    1.35
  Basic weighted average shares.......................      29,015      16,652       32,179        6,299       41,061
  Diluted wieghted average shares.....................      29,576      16,713       32,751        6,461       41,861

 See accompanying Notes to Unaudited Pro Forma Condensed Financial Information.

                                   UST CORP.

                             SOMERSET SAVINGS BANK

                       AFFILIATED COMMUNITY BANCORP, INC.

                    PRO FORMA COMBINED STATEMENTS OF INCOME

                                                                         YEAR ENDED DECEMBER 31, 1995
                                                        --------------------------------------------------------------
                                                                                                            PRO FORMA
                                                                                  PRO FORMA                   UST,
                                                                                     UST                    SOMERSET
                                                                                     AND                       AND
                                                        HISTORICAL  HISTORICAL    SOMERSET    HISTORICAL      AFCB
                                                           UST       SOMERSET     COMBINED       AFCB       COMBINED
                                                        ----------  -----------  -----------  -----------  -----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
  Interest and fees on loans and leases...............  $  182,775   $  36,350    $ 219,125    $  41,924    $ 261,049
  Interest and dividends on securities................      42,503       3,844       46,347       18,598       64,945
  Interest on excess funds and other..................       3,939         242        4,181          474        4,655
                                                        ----------  -----------  -----------  -----------  -----------
    Total interest income.............................     229,217      40,436      269,653       60,996      330,649
                                                        ----------  -----------  -----------  -----------  -----------
Interest expense:
  Interest on deposits................................      69,402      18,932       88,334       22,878      111,212
  Interest on borrowed funds..........................      21,230       3,841       25,071       10,346       35,417
                                                        ----------  -----------  -----------  -----------  -----------
    Total interest expense............................      90,632      22,773      113,405       33,224      146,629
                                                        ----------  -----------  -----------  -----------  -----------
  Net interest income.................................     138,585      17,663      156,248       27,772      184,020
Provision for possible loan losses....................      14,395       1,200       15,595          325       15,920
                                                        ----------  -----------  -----------  -----------  -----------
  Net interest income after provision for possible
    loan losses.......................................     124,190      16,463      140,653       27,447      168,100
                                                        ----------  -----------  -----------  -----------  -----------
Noninterest income:
  Asset management fees...............................      13,581                   13,581                    13,581
  Fees and charges....................................      11,278         587       11,865        1,553       13,418
  Securities gains (losses), net......................       2,395                    2,395           33        2,428
  Gain on sale of assets..............................         157          54          211           16          227
  Other...............................................       9,106         415        9,521           91        9,612
                                                        ----------  -----------  -----------  -----------  -----------
    Total noninterest income..........................      36,517       1,056       37,573        1,693       39,266
                                                        ----------  -----------  -----------  -----------  -----------
Noninterest expense:
  Salary and employee benefits........................      59,820       6,476       66,296        8,770       75,066
  Occupancy and equipment.............................      15,758       1,535       17,293        1,994       19,287
  Service bureau and data processing fees.............       3,208         447        3,655          792        4,447
  Professional fees...................................       4,587         662        5,249          786        6,035
  Acquisition and merger-related expenses.............       2,409                    2,409        1,989        4,398
  Deposit insurance assessment........................       4,051       1,189        5,240        1,006        6,246
  Foreclosed asset and workout expenses...............       5,972       4,641       10,613         (107)      10,506
  Other...............................................      22,316       2,491       24,807        3,004       27,811
                                                        ----------  -----------  -----------  -----------  -----------
    Total noninterest expense.........................     118,121      17,441      135,562       18,234      153,796
                                                        ----------  -----------  -----------  -----------  -----------
Income before taxes...................................      42,586          78       42,664       10,906       53,570
  Income tax expense (benefit)........................      15,533      (1,000)      14,533        5,199       19,732
                                                        ----------  -----------  -----------  -----------  -----------
Net income............................................  $   27,053   $   1,078    $  28,131    $   5,707    $  33,838
                                                        ----------  -----------  -----------  -----------  -----------
                                                        ----------  -----------  -----------  -----------  -----------

Per share data:
  Basic earnings per share............................  $     0.94   $    0.06    $    0.88    $    0.88    $    0.82
  Diluted earnings per share..........................  $     0.92   $    0.06    $    0.86    $    0.86    $    0.81
  Basic weighted average shares.......................      28,734      16,652       31,898        6,519       41,089
  Diluted weighted average shares.....................      29,417      16,669       32,584        6,659       41,973

    See accompanying Notes to Unaudited Pro Forma Condensed Financial
Information.

                          NOTES TO UNAUDITED PRO FORMA
                        CONDENSED FINANCIAL INFORMATION

NOTE 1:

    It is contemplated that the pending acquisitions will be accounted for as poolings of interests. Accordingly, pro forma financial information assumes that the transactions were consummated as of the beginning of each of the periods indicated herein. Certain reclassifications have been made to the accounts of AFCB and Somerset in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet and Unaudited Pro Forma Condensed Combined Statements of Income to conform to UST presentation. Pro forma results from continuing operations do not reflect nonrecurring items of income and expense resulting directly from the proposed mergers.

    The effect of an estimated one-time charge of $5.3 million ($7.5 million pre-tax including the $2.3 million lump-sum payment to Mr. Kelly), to be taken by UST in connection with the Somerset acquisition has been reflected in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet as a reduction in retained earnings and an increase in other liabilities, net of a 40% tax benefit of $2.2 million, after excluding $2.1 million of nondeductible expense.

    The effect of an estimated one-time charge of $8.7 million ($12.0 million pre-tax), to be taken by UST in connection with the AFCB acquisition has been reflected in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet as a reduction in retained earnings and an increase in other liabilities, net of a 40% tax benefit of $3.3 million, after excluding $3.8 million of nondeductible expense.

    These charges have not been reflected in the Unaudited Pro Forma Condensed Combined Statements of Income since they are nonrecurring. The pro forma financial information does not give effect to any cost savings in connection with the pending acquisitions.

NOTE 2:

    AFCB

    The pro forma Stockholders' investment accounts of UST, as adjusted for Somerset, have been further adjusted to reflect the issuance of shares of UST Common Stock in exchange for all of the outstanding shares of AFCB common stock.

    The 9,170,141 shares of UST Common Stock to be issued pursuant to the acquisition of AFCB is based upon 6,503,646 net AFCB shares outstanding as of December 31, 1997, and the exchange ratio of 1.41 shares of UST Common Stock for each share of AFCB common stock. The excess of the par value of the UST Common Stock to be issued over the par value of the AFCB common stock to be acquired has been charged to Additional paid-in-capital. The Stockholders' investment accounts of AFCB reflect the retirement of AFCB Treasury Stock ($3.4 million) upon consummation of the AFCB acquisition through a charge to Additional paid-in capital.

    SOMERSET


    The pro forma Stockholders' investment accounts of UST and Somerset have been adjusted in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet to reflect the issuance of shares of UST Common Stock in exchange for all of the outstanding shares of Somerset Common Stock. The 3,165,278 shares of UST Common Stock to be issued pursuant to the acquisition of Somerset is based upon 16,659,356 shares of Somerset outstanding as of December 31, 1997, and the exchange ratio of 0.19 shares of UST Common Stock for each share of Somerset Common Stock as specified in the Affiliation Agreement. The excess of the par value of the Common Stock of Somerset to be acquired over the par value of the UST Common Stock to be issued has been credited to Additional paid-in-capital.

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED FINANCIAL INFORMATION (CONTINUED)

NOTE 3:

    UST classifies its investments in debt and equity securities as "Securities Available for Sale" in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, such securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of Stockholders' investment. It is anticipated that, in order to maintain UST's existing interest rate risk position, the securities in the AFCB and Somerset portfolios which are designated as Held-to-Maturity, and are carried at cost adjusted for the amortization of premium and accretion of discount, will be redesignated as Available-for-Sale upon consummation of the acquisitions. At December 31, 1997, the Available-for-Sale designation would add approximately $826 thousand and $160 thousand, respectively, to the Stockholders' investment accounts of AFCB and Somerset. The effect of the fair-value adjustments has not been reflected in the accompanying Unaudited Pro Forma Condensed Combining Balance Sheet since the actual amount of any unrealized gains or losses at consummation is subject to market conditions and other factors and may vary significantly from the balance reported at December 31, 1997.

NOTE 4:

    Pro forma earnings per share amounts in the accompanying Unaudited Pro Forma Condensed Combined Statements of Income are based on the weighted average number of Basic and Diluted common shares of the constituent companies during each period as adjusted for the exchange ratios specified in the respective Affiliation Agreements.

                        DESCRIPTION OF UST CAPITAL STOCK

GENERAL


    UST is authorized by the UST Articles to issue 45,000,000 shares of UST Common Stock and 4,000,000 shares of preferred stock (the "Preferred Stock"). At the UST stockholders meeting at which UST's acquisition of AFCB will be considered, UST will be seeking approval of its stockholders to increase the authorized shares of UST Common Stock from 45,000,000 to 75,000,000. As of the Record Date, there were outstanding 29,877,928 shares of UST Common Stock and no shares of Preferred Stock.


COMMON STOCK

    DIVIDEND RIGHTS. The ability of UST and its bank subsidiaries to pay dividends is subject to certain limitations imposed by statutes of The Commonwealth of Massachusetts and certain restrictions imposed by regulatory authorities. Generally, with respect to the bank subsidiaries, the payment of dividends is limited by statute to the amount of retained earnings, after deducting losses and statutorily defined bad debts in excess of established allowances for loan losses. When, as and if dividends, payable in cash, stock or other property, are declared by the UST Board out of funds legally available therefor, the holders of UST Common Stock are entitled to share equally, share for share, in such dividends.

    VOTING RIGHTS. Holders of UST Common Stock are entitled to one vote for each share on all matters voted upon by stockholders. Shares of UST Common Stock have non-cumulative voting rights, which means that the holders of more than 50% of the shares voting in an election of directors can elect 100% of the directors being elected if they choose to do so.

    PREEMPTIVE RIGHTS. Authorized shares of UST Common Stock may be issued at any time, and from time to time, in such amounts and for such consideration as may be fixed by the UST Board. No holder of UST Common Stock has any preemptive or preferential right to purchase or to subscribe for any shares of capital stock or other securities which may be issued by UST.

    LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding-up of UST whether voluntary or involuntary, the holders of UST Common Stock are entitled to share, on a share for share basis, in any of the assets of UST legally available for distribution to such shareholders after the payment of all debts and other liabilities of UST and any preferential amounts attributable to any Preferred Stock that may then be outstanding.

    ASSESSMENTS. Outstanding shares of UST Common Stock are, and the shares of UST Common Stock being registered hereby will be, fully paid and non-assessable.

    TRANSFER AGENT AND REGISTRAR. UST's wholly-owned subsidiary, United States Trust Company, 30 Court Street, Boston, Massachusetts 02108, serves as transfer agent and registrar for UST's Common Stock.

    STOCKHOLDER RIGHTS AGREEMENT. On September 19, 1995, the UST Board adopted the UST Rights Agreement providing for a dividend of one preferred share purchase right for each outstanding share of UST Common Stock (the "Rights"). The dividend was distributed on October 6, 1995, to stockholders of record on that date. Holders of shares of UST Common Stock issued subsequent to that date receive the Rights with their shares. The Rights trade automatically with shares of UST Common Stock and become exercisable only under certain circumstances as described below. The Rights are designed to protect the interests of UST and its stockholders against coercive third-party takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with the UST Board prior to attempting a takeover and to provide the UST Board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Rights may have certain anti-takeover effects. The Rights should not, however, interfere with any merger or other business combination approved by the UST Board.

    The Rights will become exercisable only if a person or group (i) acquires 15% or more of the outstanding shares of UST Common Stock, (ii) announces a tender offer that would result in ownership of 15% or more of the outstanding UST Common Stock, or (iii) is declared to be an "Adverse Person" by the UST Board. An "Adverse Person" includes any person or group who owns at least 10% of the outstanding shares of UST Common Stock and attempts an action that would adversely impact UST. Each right would entitle a stockholder to buy 1/100th of a share of UST's Series A Junior Participating Preferred Stock. See "DESCRIPTION OF UST CAPITAL STOCK--Preferred Stock."

    Once a person or group has acquired 15% or more of the outstanding shares of UST Common Stock or is declared an "Adverse Person" by the UST Board, each Right may entitle its holder (other than the acquiring person or adverse person) to purchase, at an exercise price of $40 per share, shares of UST Common Stock (or of any company that acquires UST) at a price equal to 50% of its current market price. Under certain circumstances, the Continuing Directors (as defined in the Stockholder Rights Agreement) may exchange the Rights for UST Common Stock (or equivalent securities) on a one-for-one-basis.

    Until declaration of a Person as an Adverse Person, or ten days after public announcement that any person or group has acquired 15% or more of the outstanding shares of UST Common Stock, the Rights are redeemable at the option of the UST Board in certain cases with the concurrence of the Continuing Directors. Thereafter, they may be redeemed by the Continuing Directors in connection with certain acquisitions not involving any acquiring person or Adverse Person or in certain circumstances following a disposition of shares by the acquiring person or Adverse Person. The redemption price is $0.001 per Right. The Rights will expire on October 6, 2005, unless redeemed prior to that date.

    The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by the description of the Rights contained in the UST Rights Agreement, dated as of June 28, 1990, between UST and USTC, as Rights Agent, which is incorporated herein by reference to Exhibit 1 to UST's Registration Statement on Form 8-A dated September 26, 1995.

PREFERRED STOCK

    GENERAL. The Preferred Stock is of a serial or "blank check" nature. Under Chapter 156B of the Massachusetts General Laws, after stockholder authorization of such a class of preferred stock, one or more series of preferred stock may be established and designated by action of the UST Board with varying rights, preferences and limitations and without further stockholder action. The UST Board may also fix the number of shares of the series. Series are established by the filing with the Secretary of The Commonwealth of Massachusetts of a certificate which is made in part of the filing company's Articles of Organization and which sets forth the rights, preferences and limitations of the respective series.

    DIVIDEND AND LIQUIDATION RIGHTS. Each series of the Preferred Stock, when issued, would have preference over the UST Common Stock with respect to the payment of all dividends and distribution of assets in the event of liquidation or dissolution of UST, and may have other preferences.

    DETERMINATIONS TO BE MADE BY THE UST BOARD. The determinations for each series of Preferred Stock which would be made by the UST Board include (1) the number of shares to constitute such series, (2) the dividend rate or rates (or the manner of determining the same) on the shares of such series, (3) whether dividends shall be cumulative, (4) whether the shares of the series shall be redeemable and the terms thereof, (5) whether the shares of the series shall be convertible into other securities of UST, including the Common Stock, and the terms and conditions thereof, (6) the special relative rights of holders of shares of the series in the event of liquidation, distribution or sale of assets, dissolution or winding-up of UST, (7) the terms of voting rights, if any, of shares of the series, (8) the title or designation of the series and (9) such other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series as may be permitted by applicable law. As noted above, before any series would be issued, a certificate setting forth the terms thereof would be authorized by the UST Board and filed pursuant to the MBCL but no further stockholder action would be required for the issuance of such authorized shares.

    SERIES A JUNIOR PARTICIPATING PREFERRED STOCK. In connection with the UST Rights Agreement, the UST Board established a series of Preferred Stock, par value $1.00 per share, designated as Series A Junior Participating Preferred Stock ("Series A"). The number of shares constituting Series A is 300,000. A certificate was filed with the Secretary of The Commonwealth of Massachusetts on September 29, 1995 setting forth the determinations discussed above. Holders of Series A Preferred Stock are entitled to receive, in preference to the holders of UST Common Stock, quarterly dividends payable in cash on the first of March, June, September and December in each year after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in an amount per share equal to the greater of (a) $1 or (b) subject to adjustment, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in UST Common Stock. Series A Preferred Stock dividends are cumulative but do not bear interest. Shares of Series A Preferred Stock are not redeemable. Each share of Series A Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of the UST stockholders and no other special voting rights. Upon any liquidation, dissolution or winding up, holders of Series A Preferred Stock are entitled to priority over the holders of share of UST Common Stock or other junior ranking stock. No such shares of Series A Preferred Stock are issued or outstanding, however, each holder of UST Common Stock was granted the right to purchase Series A Preferred Stock upon the happening of certain events, such as a hostile takeover attempt of UST, as described in the UST Rights Agreement. See "DESCRIPTION OF UST CAPITAL STOCK--Stockholder Rights Agreement."

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

GENERAL

    Upon consummation of the transactions contemplated in the Affiliation Agreement, the stockholders of Somerset who do not perfect and exercise their statutory dissenters' rights will become stockholders of UST. The rights of Somerset stockholders currently are governed by certain provisions of the Massachusetts General Laws regulating the conduct of banks, which incorporate provisions of the MBCL, and the Somerset Charter and By-laws of Somerset. Somerset stockholders who receive UST Common Stock will be subject to the privileges and restrictions set forth in the MBCL. In addition, the rights of such stockholders as stockholders of UST will be governed by the UST Articles and By-laws of UST, which differ in certain respects from the Somerset Charter and By-laws of Somerset. This summary contains a list of material differences between the rights of UST stockholders and Somerset stockholders but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed. This summary is qualified in its entirety by reference to the Massachusetts General Laws, including the MBCL, the UST Rights Agreement and the Articles or Charter and By-laws of each of UST and Somerset. See "AVAILABLE INFORMATION."

ISSUANCE AND REGULATION OF CAPITAL STOCK

    UST. The issuance of shares of UST's capital stock is governed by the MBCL. The issuance and sale of shares of UST capital stock are subject to the registration requirements of the Securities Act. As a company with a class of stock registered with the Commission under the Exchange Act, UST is subject to the informational requirements of the Exchange Act.

    SOMERSET. Under Massachusetts banking laws, the issuance of shares of capital stock of a stock savings bank, such as Somerset, requires the prior approval of the Massachusetts Commissioner. Somerset files various reports relating to Somerset's capital stock with the FDIC. As the capital stock of a bank, shares of Somerset capital stock are exempt from the registration requirements of the Securities Act. As a company with a class of stock registered with the Commission under the Exchange Act, Somerset is subject to the informational requirements of the Exchange Act.

DIVIDENDS

    UST. The payment of dividends by UST is determined by the UST Board based on UST's liquidity, asset quality profile, capital adequacy, and recent earnings history, as well as economic conditions and other factors, including applicable government regulations and policies and the amount of dividends payable to UST by its respective subsidiaries. Federal banking regulators also have the authority to prohibit bank holding companies from paying dividends if they deem such payment to be an unsafe or unsound practice. In addition, it is the position of the Federal Reserve Board that a bank holding company is expected to act as a source of financial strength to its subsidiary banks.

    SOMERSET. Pursuant to a resolution adopted by the Somerset Board at the direction of the FDIC and the Massachusetts Commissioner, Somerset is restricted from paying dividends on shares of its capital stock unless (i) prior notice is given to the Regional Director of the FDIC and the Massachusetts Commissioner and (ii) after payment of such dividend, Somerset's Tier 1 Leverage Capital Ratio (determined in accordance with FDIC regulations), remains above 6.0%. Further, Massachusetts banking laws limit the funds that may be used to pay dividends. A stock savings bank may pay dividends only out of net profits and without impairing its capital stock and surplus accounts. Net profits of a bank may be distributed as dividends so long as, after such distribution, either (i) the capital stock and surplus accounts of the bank equal at least 10% of deposit liabilities or (ii) the surplus account of the bank equals 100% of its capital stock account, subject to certain statutory exceptions.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

    Consistent with the MBCL, each of the UST Board and the Somerset Board is divided into three classes and the directors of each are elected by their respective stockholders to serve staggered three-year terms. The UST By-laws provide that the UST Board be composed of not less than three directors. Presently, there are 24 directors on the UST Board and 13 directors on the Somerset Board.

REMOVAL OF DIRECTORS

    UST. Except as otherwise inconsistent with Massachusetts law, under the UST By-laws, a director may be removed from office (a) with or without cause by vote of a majority of the stockholders entitled to vote in the election of directors, provided that directors elected by a particular class of stockholders may be removed only by the vote of the holders of a majority of the shares of such class, or (b) for cause by vote of a majority of the directors then in office.

    SOMERSET.  Under the Somerset Charter, a director may be removed from office
(a) with or without cause by an affirmative vote of at least 80% of the voting power of the then outstanding shares of voting stock, voting together as a single class at a meeting of the stockholders called expressly for such purpose, unless at the time of such removal there is an Interested Stockholder (as defined in the Somerset Charter), in which case the affirmative vote of two-thirds of the voting power of the then outstanding shares of voting stock not held by an Interested Stockholder shall also be required for the stockholders to remove a director with or without cause, or (b) for cause by the affirmative vote of two-thirds of the members of the Somerset Board then in office, unless at the time of such removal there shall be an Interested Stockholder, in which case the affirmative vote of not less than a majority of the Continuing Directors (as defined in the Somerset Charter) then in office shall instead be required for removal for cause by vote of the Somerset Board.

STOCKHOLDER NOMINATIONS

    UST. The UST Articles and the UST By-laws do not set forth procedures regarding stockholder nominations of individuals for election to the UST Board.

    SOMERSET. The Somerset By-laws set forth procedures that must be followed for stockholders to nominate individuals for election to the Somerset Board at the annual meeting of stockholders. Nominations by stockholders entitled to vote generally in the election of directors must be made to the Clerk of Somerset in writing, delivered to, or mailed and received at, the principal executive offices of Somerset not less than 60 days nor more than 150 days prior to the date of the scheduled annual meeting. Each such notice must include (i) the name, age, business address and, if known, the residence address of each nominee proposed in the notice, (ii) the principal occupation or employment of each such nominee, and (iii) the class and number of shares of stock of Somerset beneficially owned by such nominee on the date of such stockholder notice as well as certain information regarding the identity, address and class and number of shares of stock of Somerset beneficially owned by the stockholder making the nomination.

INTERESTED TRANSACTIONS

    UST. None of the MBCL, UST Articles or the UST By-laws has a general provision governing interested transactions. Therefore, transactions between UST and any of its directors, officers or security holders or between UST and any entity in which any director, officer or security holder of UST is financially interested is governed by the decisional law set down by the Massachusetts Courts. Interested transactions are not per se voidable but may be challenged on the grounds that such a transaction was not entered into in good faith or was unfair to the corporation. In determining good faith and fairness, courts will consider whether a full and honest disclosure of all relevant circumstances of the transaction had been disclosed as well as whether approval of the disinterested directors or the stockholders had been obtained. The determination of good faith and fairness is particular to the facts and circumstances of each case.

    SOMERSET. Under the Somerset Charter, no contract or transaction between Somerset and one or more of its directors or officers, or between Somerset and any entity in which one or more of its directors or officers are directors or officers, or have a financial or other interest, shall be void or voidable solely as a result of such relationship or solely because the director or officer is present at or participates in the meeting of the Somerset Board or committee thereof which authorizes the transaction or contract, or solely because his or their votes are counted for such purpose, nor shall any director or officer be under any liability to Somerset on account of any such contract or transaction if: (a) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Somerset Board (or committee thereof) and the Somerset Board or committee authorized the contract or transaction by a majority of the disinterested directors, even though the disinterested directors were less than a quorum; or
(b) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved by a vote of the stockholders; or (c) the contract or transaction is fair to Somerset as of the time it is authorized, approved or ratified by the Somerset Board, a committee thereof or the stockholders.

MEETINGS OF STOCKHOLDERS

    UST. The By-laws of UST provide that special meetings of stockholders may be called by the President or by the UST Board or, upon written application of one or more stockholders who hold at least 10% of the capital stock entitled to vote at the meeting, by the Clerk, or in the case of the death, absence, incapacity or refusal of the Clerk, by any other officer.

    SOMERSET. Under the By-laws of Somerset, special meetings of stockholders may be called by the Clerk, or in the case of the Clerk's absence, incapacity or refusal, by any other officer upon the written application of one or more stockholders who are entitled to vote at the meeting and who hold at least 10% of the voting stock of Somerset. Special meetings of the stockholders may also be called by the Chairman of the Board, the President or by affirmative vote of a majority of the directors then in office; provided, however, that if at the time of such call there is an Interested Stockholder, any such call shall also require the affirmative vote of a majority of the Continuing Directors then in office.

STOCKHOLDER ACTION WITHOUT A MEETING

    UST. As authorized by the MBCL, the UST By-laws provide that any action to be taken by UST stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action by a writing filed with the records of the meetings of the stockholders.

    SOMERSET. Neither the Somerset Charter nor the Somerset By-laws have a provision regarding stockholder action without a meeting.

AMENDMENT OF BY-LAWS

    UST. The UST By-laws may at any time be amended by a majority vote of the stockholders, provided that notice of the substance of the proposed amendment is stated in the notice of the meeting.

    SOMERSET. The Somerset By-laws may be amended at any time by a majority of the full Somerset Board subject to repeal or change by vote of the holders of two-thirds of the shares entitled to vote in the election of directors at a meeting expressly called for that purpose; provided, however, that if at the time of such vote by the Somerset Board there is an Interested Stockholder, any vote of the Somerset Board to amend the By-laws shall also require the affirmative vote of the majority of the Continuing Directors then in office and any vote of the stockholders to amend the Somerset By-laws shall also require the affirmative vote of two-thirds of the shares of voting stock not held by an Interested Stockholder.

REQUIRED VOTE FOR CERTAIN BUSINESS COMBINATIONS

    UST. The MBCL provides that an agreement of merger or consolidation, or a sale, lease or exchange of all or substantially all of the property and assets of a corporation must be approved by the holders of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon, unless a corporation's articles of organization designate a lower percentage (but not less than a majority). The UST Articles and the UST By-laws do not contain provisions that require a specific lower or higher stockholder vote for such transactions.

    SOMERSET. The Somerset Charter provides that a merger or consolidation of Somerset with any other corporation or entity generally requires the affirmative vote of two-thirds of the voting power of the then outstanding shares of Somerset capital stock entitled to vote generally in the election of directors unless a greater vote is required by law or by the Somerset Charter. The Somerset Charter requires the affirmative vote of the holders of at least 80% of voting stock to approve certain Business Combinations (as defined in the Somerset Charter). The vote approving such Business Combinations must include the affirmative vote of holders of shares of voting stock not held by an Interested Stockholder. The requirement of approval by the holders of 80% of the voting stock does not apply if the Business Combination (i) is approved by a majority of the Continuing Directors then in office, or (ii) meets certain price and procedure requirements as detailed in the Somerset Charter.

STOCKHOLDER RIGHTS PLAN

    UST. UST has distributed to each holder of UST Common Stock one Right per each outstanding share of UST Common Stock. In addition, a Right is distributed with each newly issued share of UST Common Stock. Holders of Somerset Common Stock will receive one Right with each share of UST Common Stock upon the conversion of their shares of Somerset Common Stock at the Effective Time. Each Right entitles the holder thereof to purchase one share of preferred stock in the event of certain transactions involving UST. See "DESCRIPTION OF UST CAPITAL STOCK--Common Stock--STOCKHOLDER RIGHTS PLAN."

    SOMERSET.  Somerset has no stockholder rights plan.

STATE ANTI-TAKEOVER STATUTES

    The Massachusetts General Laws prohibit corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless: (a) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, or (b) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time that he becomes an interested stockholder, or (c) the business combination is approved by both the board of directors and two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time with the prior three years did own) 5% or more of a corporation's voting stock. A "business combination" includes mergers, stock and asset sales and other transactions resulting in a financial benefit to the stockholders. The business combinations statute does not apply to the Affiliation Agreement, the Stock Option Agreement or any of the transactions contemplated by such agreements, because the UST Board and the Somerset Board each had approved the Affiliation Agreement and the Stock Option Agreement prior to their execution.

    The Massachusetts General Laws include a statute concerning "control share acquisitions," which limits the voting rights of shares held by persons who have acquired a certain percentage of the voting power of a corporation. Under the Massachusetts statute, shares acquired in a control share acquisition retain the same voting rights as all other shares of the same class or series but only to the extent authorized by a vote of the majority of all shares entitled to vote for the election of directors (such acquired shares not being entitled to vote). The statute regarding "control share acquisitions" is not applicable to the shares of capital stock of Massachusetts savings banks and, therefore, does not apply to shares of Somerset Common Stock.

                          MARKET PRICES AND DIVIDENDS

    Transactions with respect to UST Common Stock and Somerset Common Stock are quoted on the Nasdaq National Market under the Symbols "USTB" and "SOSA," respectively. The following tables set forth the high and low sales prices for each of UST Common Stock and Somerset Common Stock as quoted by Nasdaq and dividends paid for the periods indicated.

                                              UST                              SOMERSET
                              -----------------------------------  ---------------------------------
                                                       DIVIDEND                           DIVIDEND
                                 LOW         HIGH        PAID         LOW       HIGH      DECLARED
                              ----------  ----------  -----------  ---------  ---------  -----------
1995
  First Quarter.............  $   9.75    $  11.375    $  --       $   1.00   $   1.375   $  --
  Second Quarter............     10.50       13.50        --           1.00       1.437      --
  Third Quarter.............     13.25       15.00        --           1.31       1.875      --
  Fourth Quarter............     12.75       15.50          0.05       1.375      1.81       --

1996
  First Quarter.............  $  13.00    $  15.125    $    0.06   $   1.28   $   1.56    $  --
  Second Quarter............     12.75       15.125         0.07       1.125      1.56       --
  Third Quarter.............     14.25         --           0.08       1.437      2.125      --
  Fourth Quarter............     16.75       20.625         0.08       1.84       2.06       --

1997
  First Quarter.............  $  18.125   $  21.9375   $    0.08   $   1.99   $   2.94    $  --
  Second Quarter............     18.625      23.250         0.10       2.25       2.75       --
  Third Quarter.............     20.9375     26.125         0.10       2.53       5.25       --
  Fourth Quarter............     24.25       29.625         0.12       3.81       6.06       --

                                    EXPERTS

    The consolidated financial statements of UST appearing in UST's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included therein and incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


    The consolidated financial statements of Somerset included in Somerset's Annual Report on Form 10-K for the year ended December 31, 1997, which has been filed as Exhibit 99.1 to UST's Current Report on Form 8-K, dated April 24, 1998, have been audited by Wolf & Company, P.C., independent public accountants, as indicated in their report with respect thereto, and is included therein and incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving such report.


    The consolidated financial statements of AFCB included in AFCB's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included therein and incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    The report of KPMG Peat Marwick LLP with respect to the consolidated financial statements of The Federal Savings Bank as of December 31, 1995 included in AFCB's Annual Report on Form 10-K for the year ended December 31, 1997, is included therein and incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 LEGAL OPINIONS

    The validity of the UST Common Stock offered hereby will be passed upon for UST by Eric R. Fischer, General Counsel. As of April 1, 1998, Mr. Fischer had a direct or indirect interest in 38,004 shares of UST Common Stock and had options to purchase an additional 55,800 shares, all of which options were immediately exercisable.


    The Affiliation Agreement provides as a condition to UST and Somerset's obligation to consummate the Merger that UST obtain a letter ruling from the IRS or, under certain circumstances, receive a tax opinion from its counsel, Bingham Dana LLP, and Somerset receive a tax opinion from its counsel, Nutter, McClennen & Fish, LLP, substantially to the effect that, among other things, the Merger will be treated as a reorganization as described in Section 368(a) of the Code. See "THE MERGER--Federal Income Tax Consequences."

                     MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to UST and Somerset is incorporated by reference as set forth in UST's Annual Report on Form 10-K for the year ended December 31, 1996 and Somerset's Annual Report on Form F-2 for the year ended December 31, 1996, each of which is incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." With respect to Somerset, such information is also set forth herein under the heading "SOMERSET MANAGEMENT AND EXECUTIVE COMPENSATION." Stockholders of Somerset desiring copies of such documents may contact UST or Somerset, as the case may be, at its address or phone number indicated under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." For certain information regarding the directors and certain executive officers of Somerset after the effective time of the Merger, see "THE MERGER--Management and Operations After the Merger," "-- Interests of Certain Persons in the Merger" and "--Employee Matters."

                                  PROPOSAL TWO
                             ELECTION OF DIRECTORS

    The Somerset Board currently consists of 13 members. Pursuant to the Somerset Charter, the Somerset Board is divided into three classes of directors, with members of one class standing for election each year for a term of three years and until their successors are elected and qualified. This year, the following directors are standing for re-election to serve until the Effective Time or, if the Merger is not consummated, the 2001 Annual Meeting of
Stockholders: David F. Choate, Jr., Thomas J. Kelly, Patrick B. Moscaritolo and Nicholas P. Salerno. Information regarding the nominees and Somerset's other directors is provided below. See "SOMERSET MANAGEMENT AND EXECUTIVE COMPENSATION."

    THE SOMERSET BOARD UNANIMOUSLY RECOMMENDS THAT SOMERSET STOCKHOLDERS VOTE FOR THE ELECTION OF DAVID F. CHOATE, JR., THOMAS J. KELLY, PATRICK B. MOSCARITOLO AND NICHOLAS P. SALERNO.

    Unless authority to do so has been withheld or limited in the proxy, valid proxies will be voted in favor of the Somerset Board's nominees. A stockholder may withhold his or her vote for any nominee by notation of that fact on the enclosed proxy. All nominees have consented to being named herein and have agreed to serve if elected. If any person nominated by the Somerset Board becomes unavailable (which is not now anticipated by the Somerset Board), discretionary authority is reserved to vote for a substitute nominee or nominees or to reduce the number of directors to be elected.

                                 PROPOSAL THREE
                               ELECTION OF CLERK

    Somerset has selected Frank Scimone as nominee for Clerk. Mr. Scimone has served as Somerset's Clerk since 1975. THE SOMERSET BOARD UNANIMOUSLY RECOMMENDS THAT SOMERSET'S STOCKHOLDERS VOTE FOR THE ELECTION OF FRANK SCIMONE AS CLERK OF SOMERSET.

    Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy FOR the election of Frank Scimone as Clerk. The Somerset Board anticipates that Mr. Scimone will stand for election and will serve if elected. If, however, Mr. Scimone becomes unavailable, discretionary authority is reserved to vote for a substitute.

                              SOMERSET MANAGEMENT
                           AND EXECUTIVE COMPENSATION

DIRECTORS OF SOMERSET

    The following table sets forth for each person who is currently a director of Somerset such person's name, age, term of office and the period during which such person has served as a director of Somerset.

                                                                                                      TRUSTEE OR DIRECTOR
NAME                                                                                       AGE      OF SOMERSET SINCE YEAR
-------------------------------------------------------------------------------------      ---      -----------------------
Term to Expire 1998

David F. Choate, Jr..................................................................          82               1951
Thomas J. Kelly......................................................................          61               1974
Patrick B. Moscaritolo...............................................................          53               1991
Nicholas P. Salerno..................................................................          59               1975

Term to Expire 1999

Robert S. Benard.....................................................................          63               1994
Arthur W. Cook.......................................................................          70               1980
James F. Drew........................................................................          57               1994
Kevin F. Harrington..................................................................          54               1989
Barbara G. Rubel.....................................................................          50               1994

Term to Expire 2000

Donald A. Miller.....................................................................          70               1991
William A. Pickett...................................................................          62               1973
Frank Scimone........................................................................          73               1975
Carole J. Thornton...................................................................          40               1994

    The Somerset Board held 14 meetings during the year ended December 31, 1997. During this period, each of the directors attended at least 75% of the total number of meetings of the Somerset Board and of the committees of which he or she was a member with the exception of Mr. Benard and Mr. Miller. During 1997, Somerset's standing committees included an Executive Committee, Audit Committee, Compensation Committee, Asset/Liability Committee and Strategic Planning Committee. Somerset does not have a nominating committee.

    EXECUTIVE COMMITTEE. The Executive Committee met 26 times during 1997. The current members are James F. Drew, Kevin F. Harrington, Thomas J. Kelly, Patrick
B. Moscaritolo, William A. Pickett (Chairman) and Nicholas P. Salerno. The Executive Committee reviews and acts on loans, and makes recommendations to the Somerset Board regarding the general administration of Somerset

    AUDIT COMMITTEE. The Audit Committee met 6 times during 1997. As of January 1, 1997, the Audit Committee and the Compliance Committee were combined to form a single committee. The current members of the combined committee are David F. Choate, Arthur W. Cook (Chairman), Thomas J. Kelly (Ex-officio) Donald A. Miller, Barbara G. Rubel and Carole J. Thornton. The Audit Committee functions include reviewing the financial statements of Somerset and the scope of the annual audit by Somerset's independent certified public accountants, and appointing the independent certified public accountant on an annual basis. The Committee also monitors Somerset's internal financial and accounting controls.

    COMPENSATION COMMITTEE. The Compensation Committee met 4 times during 1997. The current members of the Compensation Committee are Robert S. Benard, Donald
A. Miller, Barbara G. Rubel,

Nicholas P. Salerno (Chairman) and Frank Scimone. The Compensation Committee reviews and makes recommendations to the Somerset Board on matters concerning salaries and other employee benefits. In addition, the Committee has responsibility for interviewing candidates for senior positions.

    ASSET/LIABILITY COMMITTEE. The Asset/Liability Committee met 4 times during 1997. The current members of the Asset/Liability Committee are David F. Choate, Arthur W. Cook, Kevin F. Harrington (Chairman), Thomas J. Kelly (Ex-officio), Patrick B. Moscaritolo and Carole J. Thornton. The Asset/ Liability Committee reviews and makes recommendations with respect to loan growth, deposit growth, asset quality improvement, liquidity, interest rate sensitivity and Somerset investments.

    STRATEGIC PLANNING COMMITTEE. The Strategic Planning Committee met 4 times during 1997. The current members of the Strategic Planning Committee are Robert
S. Benard, James F. Drew (Chairman), Thomas J. Kelly and William A. Pickett. The Strategic Planning Committee evaluates merger and acquisition activity in Somerset's market, reviews business opportunities that become or may be available to Somerset and makes recommendations regarding Somerset's overall strategic plan.

    BUSINESS EXPERIENCE OF DIRECTORS. The principal occupation and business experience for each of the directors during at least the last five years are as follows:

    ROBERT S. BENARD is the President and sole owner of C.N. Wood Co., Inc., headquartered in Burlington, Massachusetts. The company is a full service distributorship for municipal and contractors' equipment serving Massachusetts and Rhode Island. Mr. Benard purchased the company with a partner in 1964 and served as the company's Vice President and Treasurer until 1985. At that time he acquired 100% of the company and now serves as President and Chief Operating Officer. Mr. Benard is also President of Woodco Machinery, Inc. and a managing member of C.N. Wood of Connecticut, LLC, Woodco Transportation, LLC and Woodco Realty, LLC. Mr. Benard also serves as director and past President of the not-for-profit Mt. View Yacht Club in Gilford, New Hampshire.

    DAVID F. CHOATE, JR. is retired. Until May 1986 he was the employee relations manager for McCord Winn, Inc. a division of Textron Corp, a manufacturer of auto parts in Manchester, New Hampshire.

    ARTHUR W. COOK is the retired Treasurer of H.K. Porter, Inc. a division of Cooper Industries, Inc., a tool manufacturer formerly located in Somerville, Massachusetts.

    JAMES F. DREW is a consultant to O'Connor & Drew, P.C., a regional certified public accounting firm headquartered in Quincy, Massachusetts, which he co-founded and with which he has been associated since 1966. Since 1991, Mr. Drew has been President of Drew Management Company, which manages private investments.

    KEVIN F. HARRINGTON is President of Planned Benefit Strategies Insurance Agency, Inc. He is also former president of Carousel Fashions, Inc., a clothing manufacturer representative based in Canton, Massachusetts.

    THOMAS J. KELLY is the Chairman, President and Chief Executive Officer of Somerset. Mr. Kelly has served as the President and Chief Executive Officer of Somerset since 1974 and became Chairman of the Somerset Board in 1989. In addition, Mr. Kelly is a director of the Somerville Local Development Corporation, a non-profit local community development corporation.

    DONALD M. MILLER is the Director, majority owner and President of Southeastern Sand/Gravel Company and the former Director, majority owner and President of Southeastern Concrete Company. Both companies are located in southeastern Massachusetts and supply construction companies throughout eastern Massachusetts. In addition, Mr. Miller is involved in other business ventures including real estate development and an equipment leasing company.

    PATRICK B. MOSCARITOLO is the President and Chief Executive Officer of the Greater Boston Convention and Visitors Bureau, a position he has held since February 1991. Previously, Mr. Moscaritolo was Director of Logan International Airport and Deputy Executive Director of the Massachusetts Port Authority.

    WILLIAM A. PICKETT is a former Massachusetts state legislator and a semi-retired administrative law judge for the Department of Industrial Accidents of the Commonwealth of Massachusetts. Previously, he was the Chairman and Commissioner of the Massachusetts Industrial Accident Board. Mr. Pickett is also a former majority owner and Chairman of The City Press, Inc., a printing company located in Somerville, Massachusetts.

    BARBARA G. RUBEL is the Director of Community Relations for Tufts University at its Medford/Somerville and Boston, Massachusetts campuses. Ms. Rubel has been employed with Tufts University since 1973 and was appointed to her present position in 1980. As Director of Community Relations, she works closely with local business communities, schools, elected officials, human service organizations and neighbors of Tufts University. Ms. Rubel is also Vice President and a director of SCM Transportation, Inc., a director of the Medford Chamber of Commerce and a director of Community Action Agency of Somerville.

    NICHOLAS P. SALERNO a former City Treasurer for the City of Somerville, Massachusetts, is a partner and Director of Marketing for U.S. Travel World, a travel agency located in Somerville, Massachusetts. U.S. Travel World is a full service travel agency which specializes in corporate travel management. Mr. Salerno, in addition, is President of the Somerville Local Development Corporation, acting as an advisor to the Mayor's Community Development Office. Mr. Salerno is also President of the Greater Boston Chapter of the National Association of Retail Travel Agents ("ARTA") and a member of Value Renta Car Travel Agents Advisory Board.

    FRANK SCIMONE Retired owner of the Frank Scimone Insurance Agency in Somerville, Massachusetts. In addition, Mr. Scimone is a past president of the Somerville Chamber of Commerce. Mr. Scimone is also the Clerk of Somerset, a position he has held since 1975.

    CAROLE J. THORNTON is the Vice President of Administration of Murray Hills, Inc., a real estate development company located in Burlington, Massachusetts. Ms. Thornton has worked with Murray Hills Inc. and other affiliated companies since 1975.

    There are no family relationships between any of the directors of Somerset.

    COMPENSATION OF DIRECTORS. Directors who are not Somerset officers or employees, receive $500 for each meeting of the Somerset Board and $300 for each meeting of a committee thereof that they attend. Frank Scimone, Clerk of the Somerset Board, receives an additional $200 per Somerset Board meeting he attends.

EXECUTIVE OFFICERS OF SOMERSET

    Somerset has the following executive officers who are elected annually and serve until their respective successors have been elected and qualified or until their death, resignation or removal by the Somerset Board.

                                                                                                               EXECUTIVE
NAME                                                   POSITION                                    AGE       OFFICER SINCE
-----------------------  --------------------------------------------------------------------      ---      ---------------
Thomas J. Kelly........  Chairman, President and Chief Executive Officer                               61           1974

Gary M. Abrams.........  Senior Vice President, Treasurer and Chief Financial Officer                  45           1987

Joseph A. Phillion.....  Senior Vice President Retail Banking and Operations                           45           1994

Jerry D. Peterson......  Senior Vice President and Chief Lending Officer                               45           1995

    THOMAS J. KELLY has been President and Chief Executive Officer of Somerset, as well as a Director (or Trustee) since 1974. Mr. Kelly became Chairman of the Somerset Board in 1989.

    GARY M. ABRAMS became Senior Vice President, Treasurer and Chief Financial Officer of Somerset in February 1994. He was Vice President and Treasurer from 1991 to 1993 and from 1987 to 1991 he was Vice President in Charge of Investments.

    JOSEPH A. PHILLION became Senior Vice President of Retail Banking and Operations in February 1994. From 1988 to 1993 he was Vice President of Operations. Prior to 1988, Mr. Phillion held several positions at Somerset including Branch Administrator and Branch Manager.

    JERRY D. PETERSON became Senior Vice President and Chief Lending Officer of Somerset in March 1995. Mr. Peterson came to Somerset from the Federal Deposit Insurance Corporation where he was employed from 1992. Prior to that he served as the Senior Lending Officer for the Andover Bank and the Hudson National Bank.

EXECUTIVE OFFICER SUMMARY COMPENSATION TABLE

    The following table contains a summary of the annual, long-term and other compensation of the named executive officers at December 31, 1997, for each of Somerset's fiscal years ended December 31, 1997, 1996 and 1995.

                                                                                                       LONG TERM
                                                              ANNUAL COMPENSATION                 COMPENSATION AWARDS
                                                    ----------------------------------------  ----------------------------
                                                                                                RESTRICTED     SECURITIES
                                                       BASE                  OTHER ANNUAL          STOCK       UNDERLYING
                                           YEAR       SALARY      BONUS      COMPENSATION         AWARDS         OPTIONS
                                         ---------  ----------  ---------  -----------------  ---------------  -----------
Thomas J. Kelly........................       1997  $  225,004  $   8,654         --                --             37,000(1)
  Chairman of the Board,                      1996     225,000     --             --                --             --
  President and Chief                         1995     200,018     --             --                --             50,000(1)
  Executive Officer

Gary M. Abrams.........................       1997  $  112,525  $   4,539         --                --             21,000(1)
  Senior Vice President,                      1996     102,724     --             --                --             --
  Treasurer and Chief                         1995      97,899     --             --                --             25,000(1)
  Financial Officer

Jerry D. Peterson......................       1997  $  115,054  $   4,539         --                --             16,000(1)
  Senior Vice President                       1996     109,622     --             --                --             --
  and Chief Loan Officer                      1995      86,560     --             --                --             26,000(1)

Joseph A. Phillion.....................       1997  $  108,092  $   4,385         --                --             21,000(1)
  Senior Vice President                       1996      97,706     --             --                --             --
                                              1995      85,764     --             --                --             18,250(1)



                                           ALL OTHER
                                         COMPENSATION
                                         -------------
Thomas J. Kelly........................    $  16,077(2)
  Chairman of the Board,                      14,149(3)
  President and Chief                         12,223(4)
  Executive Officer
Gary M. Abrams.........................    $   5,853(5)
  Senior Vice President,                       5,540(6)
  Treasurer and Chief                            584(7)
  Financial Officer
Jerry D. Peterson......................    $   5,980(8)
  Senior Vice President                        3,617(9)
  and Chief Loan Officer                      --
Joseph A. Phillion.....................    $   5,624(10)
  Senior Vice President                        5,190(11)
                                                 393(12)

------------------------

(1) The shares of Somerset Common Stock underlying the options are subject to a vesting schedule. See "--Aggregated Fiscal Year-End Option Values.

(2) Includes life insurance premium paid by Somerset on behalf of Mr. Kelly in the amount of $11,500 (see "--Split-Dollar Insurance Plan"), and a matching contribution by Somerset to Mr. Kelly's 401(k) in the amount of $4,577.

(3) Includes life insurance premium paid by Somerset on behalf of Mr. Kelly in the amount of $11,500 (see "--Split-Dollar Insurance Plan"), and a contribution by Somerset to Mr. Kelly's Employees Stock Ownership Plan ("ESOP") account of 436 shares of Somerset Common Stock, which had a price per share of $1.97 on The Nasdaq National Market on December 31, 1996 and a matching contribution by Somerset to Mr. Kelly's 401(k) in the amount of $1,791.

(4) Includes life insurance premium paid by Somerset on behalf of Mr. Kelly in the amount of $11,500 (see "Split-Dollar Insurance Plan") and a contribution by Somerset to Mr. Kelly's ESOP account of 524 shares of Somerset Common Stock, which had a price per share of $1.38 on the Nasdaq National Market on December 29, 1995

(5) Matching contribution by Somerset to Mr. Abram's 401(k) in the amount of $5,853.

(6) Includes a contribution by Somerset to Mr. Abrams' ESOP account of 205 shares of Somerset Common Stock, which had a price per share of $1.97 on The Nasdaq National Market on December 31, 1996 and a matching contribution by Somerset to Mr. Abrams' 401(k) in the amount of $5,136.

(7) Includes a contribution by Somerset to Mr. Abrams' ESOP account of 423 shares of Somerset Common Stock, which had a price per share of $1.38 on The Nasdaq National Market on December 29, 1995.

(8) Matching contribution by Somerset to Mr. Peterson's 401(k) in the amount of $5,980.

(9) Matching contribution by Somerset to Mr. Peterson's 401(k) in the amount of $3,617.

(10) Matching contribution by Somerset to Mr. Phillion's 401(k) in the amount of $5,624.

(11) Includes a contribution by Somerset to Mr. Phillion's ESOP account of 155 shares, which had a price per share of $1.97 on the Nasdaq National Market on December 31, 1996 and a matching contribution by Somerset to Mr. Phillion's 401(k) in the amount of $4,885.

(12) Includes a contribution by Somerset to Mr. Phillion's ESOP account of 285 shares, which had a price per share of $1.38 on the Nasdaq National Market on December 31, 1995.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains a summary of the grants of stock options made during the fiscal year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------             POTENTIAL
                                       NUMBER OF   % OF TOTAL                                   REALIZABLE VALUE AT
                                      SECURITIES     OPTIONS                                    ASSUMED ANNUAL RATE
                                      UNDERLYING   GRANTED TO    EXERCISE                   OF STOCK PRICE APPRECIATION
                                        OPTIONS     EMPLOYEES     OR BASE                       FOR OPTION TERM(1)
                                        GRANTED     IN FISCAL      PRICE     EXPIRATION   -------------------------------
NAME                                      (#)         YEAR       ($/SH)(2)      DATE        0%($)     5% ($)     10% ($)
------------------------------------  -----------  -----------  -----------  -----------  ---------  ---------  ---------

Thomas J. Kelly.....................      37,000(3)      18.7%        2.16     2/18/2003     12,580     44,030     83,990

Gary M. Abrams......................      21,000(3)      10.6%        2.16     2/18/2003      7,140     24,990     47,670

Jerry D. Peterson...................      16,000(3)       8.1%        2.16     2/18/2003      5,440     19,040     36,320

Joseph D. Phillion,.................      21,000(3)      10.6%        2.16     2/18/2003      7,140     24,990     47,670

------------------------

(1) The market price of Somerset Common Stock on the date of grant was $2.50.

(2) For the reasons described elsewhere in this Proxy Statement--Prospectus, the exercise price per share, in each case, is equal to the average market price per share for the first five trading days of 1997. See "SOMERSET MANAGEMENT AND EXECUTIVE COMPENSATION--Compensation Committee Report."

(3) The options are non-qualified stock options. Vesting of the options was contingent upon Somerset achieving a minimum level of net income for the fiscal year ended December 31, 1997. Because Somerset achieved the net income threshold for vesting of the options, 50% of the options vested on February 18, 1998 (the first anniversary of the date of grant) and 50% of the options will vest on February 18, 1999 (the second anniversary of the date of grant), provided that vesting of the options will accelerate if the Merger is consummated. See "THE MERGER--Terms of the Merger."

AGGREGATED FISCAL YEAR-END OPTION VALUES

    The following table shows certain information concerning the aggregate number of unexercised options held by the executive officers named in the Summary Compensation Table as of December 31, 1997. No options were exercised by the executive officers named in the Summary Compensation Table during 1997.

                                                                    NUMBER OF SECURITIES
                                                                         UNDERLYING         VALUE OF UNEXERCISED
                                                                         UNEXERCISED        IN-THE-MONEY OPTIONS
                                                                         OPTIONS AT                  AT
                                                                      DECEMBER 31, 1997      DECEMBER 31, 1997
                                                                        EXERCISABLE/            EXERCISABLE/
                                                                        UNEXERCISABLE         UNEXERCISABLE(1)
                                                                    ---------------------  ----------------------
Thomas J. Kelly...................................................       25,013/61,987          $97,968/$194,620

Gary M. Abrams....................................................       12,506/33,494          $48,986/$104,408

Jerry D. Peterson.................................................       13,007/28,993           $50,944/$91,999

Joseph A. Phillion................................................        9,130/30,120           $35,759/$92,321

------------------------

(1) Based on a closing price per share of $5.00 on the Nasdaq National Market on December 31, 1997.

EXECUTIVE EMPLOYMENT AGREEMENT

    Somerset and Thomas J. Kelly entered into an employment agreement effective as of July 9, 1986, which was amended as of December 13, 1988 (the "Kelly Employment Agreement"). The Kelly Employment Agreement was for an initial term of five years beginning on July 9, 1986, and provides for automatic renewal on each anniversary date of the agreement, unless contrary written notice is given not less than 30 days in advance of the anniversary date by either Somerset or Mr. Kelly. The annual salary currently payable to Mr. Kelly is $225,000. Under the Kelly Employment Agreement, Mr. Kelly's salary is to be increased annually by such an additional amount as may be determined by the Somerset Board to assure that it remains competitive with compensation paid to persons employed in similar positions by institutions comparable to Somerset. Due to the economic environment in Somerset's market and the financial condition of Somerset, however, Mr. Kelly's salary was not increased between 1988 and 1995.

    The Kelly Employment Agreement also provides that in the event his employment is terminated by Somerset without cause, or by him due to a material change in the nature or scope of his responsibilities or duties, or a material breach by Somerset of any provision of his agreement, or for Good Reason (as hereafter defined), Somerset shall pay to him an amount equal to his base salary for the remainder of the term of the Kelly Employment Agreement or six months, whichever is greater. During such period, Somerset would be obligated to continue certain employee benefits in which Mr. Kelly was participating during the six months preceding such termination. Payments of such salary and benefits would terminate upon Mr. Kelly accepting similar employment elsewhere. In addition, upon occurrence of the events described above, Mr. Kelly's supplemental retirement benefits would become fully vested and, upon his attainment of age 65, Somerset would be obligated to pay to him an amount sufficient to assure that he receives the amount to which he would have been entitled under the supplemental benefit retirement arrangement in effect at the date of termination had he not been terminated. See "--Supplemental Retirement Agreement" below.

    In addition, the Kelly Employment Agreement provides for compensation if there is a "Change of Control" of Somerset, whether during or after the term of the agreement, while Mr. Kelly is employed, and if, during the three-year period following such Change of Control, Somerset terminates Mr. Kelly involuntarily or terminates his employment by reason of a reduction of compensation, change of duties, responsibilities, title or status (including the failure to elect, or nominate for re-election, Mr. Kelly as a director of Somerset), relocation of his office to outside a twenty mile radius from Somerset's main office, breach of the agreement by Somerset, refusal by Somerset to provide confirmation of its intent to honor the agreement, or good faith determination by Mr. Kelly that due to the Change of Control he is no longer able to fulfill his duties ("Good Reason"). In such case, Mr. Kelly will be entitled to receive the employee benefits to which he would be entitled upon involuntary termination of employment without cause, plus a lump sum cash payment equal to the greater of
(a) three times his base salary (at the highest minimum annual base salary in effect at any time during the twelve month period preceding such termination) in effect prior to the Change of Control ("Highest Base Salary"), or (b) the amount of minimum base salary payable for the remainder of the term of his employment agreement ("Remaining Base Salary"). Somerset would also be obligated to reimburse Mr. Kelly for the amount of any income or excise taxes payable by Mr. Kelly on account of such lump sum payment.

    For purposes of the Kelly Employment Agreement, a Change of Control occurs
(a) when a person or group becomes the owner of 24.9% or more of the voting stock of Somerset, (b) when a person or group holds revocable or irrevocable proxies, as to the election or removal of one or more directors, of 24.9% or more of the total number of votes that may be cast in an election (except proxies solicited on behalf of the Somerset Board of Somerset), (c) when, as a result of a tender offer, exchange offer, merger, contested election or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of Somerset immediately prior to a Transaction shall cease to constitute a majority of the Somerset Board, or (d) upon the merger or consolidation of Somerset, the sale of a majority of Somerset's assets or the commencement of proceedings to dissolve or liquidate Somerset. The Merger will constitute such a Change in Control. See "THE MERGER--Interests of Certain Persons in the Merger" for further information with respect to the effect of the Merger on Mr. Kelly's employment.

    Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable Internal Revenue Service regulations would limit, under certain circumstances, the deductibility by Somerset of the lump sum Change of Control payments, as well as other payments, under Mr. Kelly's employment agreement. The rules governing the application of Section 280G are complex. In general, if the present value of all payments in the nature of compensation that are made to (or for the benefit of) an employee and are contingent upon a change in ownership or control equals or exceeds three times such employee's "base amount" (generally, the average annual taxable compensation of the employee for the five taxable years preceding the year in which the Change of Control occurs), then the payments in excess of the employee's base amount (known as the "excess parachute payment") would not be deductible by Somerset. In addition the employee would be subject to an additional 20% excise tax on the amount of the excess parachute payment. Under the terms of Mr. Kelly's employment agreement, Somerset has agreed to pay the amount of any income or excise tax payable by him on account of any lump sum Change of Control payment. For purposes of computing excess parachute payment, certain amounts, such as the value of the employee's noncompetition agreement, would be excluded.

SUPPLEMENTAL RETIREMENT AGREEMENT

    Somerset has a supplemental retirement agreement with Thomas J. Kelly. This agreement provides for a monthly payment in an annual amount of $35,000 for ten years commencing upon Mr. Kelly's retirement date after he reaches age 62 or upon his earlier death. If Mr. Kelly dies before retirement, monthly payments will be made to his designated beneficiary, and any payments remaining at his death after retirement will also be paid to such designated beneficiary. Somerset's obligation under this supplemental retirement agreement is funded by a whole life insurance policy owned by Somerset. For the year ended December 31, 1997, Somerset accrued expenses of $15,501 in connection with Mr. Kelly's supplemental retirement agreement. Somerset's obligation under the supplemental retirement agreement will be assumed by USTrust as a result of the Merger.

SPLIT-DOLLAR INSURANCE PLAN

    During the year ended December 31, 1997, Somerset funded a split-dollar insurance agreement for Mr. Kelly. The agreement obligates Somerset to obtain life insurance for Mr. Kelly in a face amount of $250,000. Somerset pays all premiums due under the policy throughout the period of Mr. Kelly's continued employment with Somerset, but Mr. Kelly will be responsible for payment of the policy premiums after he leaves Somerset's employ. At his death, the policy death benefit will be divided between Somerset and Mr. Kelly's beneficiary or beneficiaries as follow: Somerset will receive an amount equal to the aggregate amount of its premium payments under the policy, and the beneficiary or beneficiaries will receive the excess, if any. The premium paid by Somerset for Mr. Kelly during the year ended December 31, 1997 was approximately $11,500. There are no other split dollar insurance agreements for any other executive officer.

PENSION PLAN

    Somerset provides basic and supplemental pension benefits for all eligible employees through SBERA, the Savings Bank Employees Retirement Association (the "pension plan"). Each employee, age 21 or older, who has completed at least one year with 1,000 hours of service automatically becomes a participant. All participants are fully vested upon completion of three twelve-month periods with 1,000 or more hours of service.

    The pension plan is a qualified defined benefit plan which does not require the employee to make any contribution to become a participant and thereby earn benefits under the plan. The benefits provided at age 65 to any participant are based on the average of the highest three consecutive years of compensation in such participant's service with Somerset ("Average Compensation"), and are equal to the product of (a) 1.25% of the participant's Average Compensation, plus 0.6% of the participant's Average Compensation above the participant's covered compensation (as defined under the pension plan) at age 65, multiplied by (b) the number of the participant's years of service with Somerset up to the maximum of 25 years. Normal retirement age under the plan is 65; a reduced early retirement benefit is payable for participants terminating employment from age 50 to 65 under certain conditions.

    It is Somerset's policy to fund current pension costs in the year of accrual. The total pension plan expense for the fiscal year was approximately $405,000 constituting approximately 8.7% of the total remuneration provided to participants in the plan. The portion of that expense which is attributable to any of Somerset's executive officers or to Somerset's executive officers as a group is not and cannot be readily calculated by the pension plan's actuary.

    The following table illustrates projected annual pension benefits for retirement at age 65 under the most advantageous plan pensions available for various levels of compensation and years of service. The figures in this table are based upon the assumptions regarding social security and compensation trends.

                  PROJECTED ANNUAL PENSION BENEFITS AT AGE 65
              ASSUMING COMPENSATION AND YEARS OF SERVICE SHOWN(1)

                               AVERAGE                                     10         15         20        25 YEARS
                           COMPENSATION(2)                                YEARS      YEARS      YEARS      AND AFTER
----------------------------------------------------------------------  ---------  ---------  ---------  -------------
$20,000...............................................................  $   2,500  $   3,750  $   5,000    $   6,250
 40,000...............................................................      5,642      8,463     11,284       14,104
 60,000...............................................................      9,342     14,013     18,684       23,354
 80,000...............................................................     13,042     19,563     26,084       32,604
 100,000..............................................................     16,742     25,113     33,484       41,854
 120,000..............................................................     20,442     30,663     40,884       51,104
 125,000..............................................................     21,367     32,050     42,734       53,417
 140,000..............................................................     24,142     36,213     48,284       60,354
 150,000..............................................................     25,992     38,988     51,984       64,979
 160,000(3)...........................................................     27,842     41,763     55,684       69,604

------------------------

(1) The annual pension benefit is based on age 65 retirement in plan year 1997 (November 1, 1996 to October 31, 1997).

(2) An employee's average compensation is based on such employee's three most highly compensated years.

(3) Federal law does not permit defined benefit plans to include compensation in excess of $160,000 for plan years beginning after December 31, 1996 (November 1, 1997 for SBERA).

    The following table is also derived from information provided by SBERA and sets forth (i) the number of years of credited service that each such officer will have at age 65 and (ii) as of October 31, 1997, estimated annual retirement benefits under the pension plan at normal retirement dates for the executive officers of Somerset named in the Summary Compensation Table, computed on the basis of their present salary level, and based upon assumptions comparable to those referred to above.

                                                                                                  ESTIMATED ANNUAL
                                                                              YEARS OF        PENSION BENEFITS AT AGE
NAME OF INDIVIDUAL                                                        CREDITED SERVICE               65
-----------------------------------------------------------------------  -------------------  ------------------------
Thomas J. Kelly........................................................              28              $   79,056
Gary M. Abrams.........................................................              31                  41,321
Jerry D. Peterson......................................................              22                  38,035
Joseph A. Phillion.....................................................              30                  39,145

COMPENSATION COMMITTEE REPORT

    INTRODUCTION. This report describes the philosophy and certain policies of the Somerset Board regarding the compensation of its executive officers. The report was prepared by Somerset's Compensation Committee (the "Committee"), which is responsible for making recommendations to the Somerset Board regarding compensation-related matters.

    1997 COMPENSATION. The Committee believes that in order for Somerset to attract and retain qualified personnel, salaries paid by Somerset should be competitive with salaries paid by comparable institutions. Consequently in 1997, the Committee approved increases in the base salaries of Somerset's executive officers, other than Mr. Kelly, of between 7.28% and 30.8%. The increase approved for each executive officer was based upon such executive officer's individual performance evaluation and, in one case, was intended to make such executive officer's salary more comparable to salaries paid to executive officers in similar positions at other institutions. Mr. Kelly's base salary did not increase during 1997 and is based upon his employment agreement with Somerset, Mr. Kelly's performance and salaries paid by comparable institutions to their Chief Executive Officers.

    INCENTIVE COMPENSATION ARRANGEMENTS. In 1995, Somerset adopted its 1995 Equity Incentive Plan, as well as a Profit Sharing Plan. The remainder of this report describes the compensation philosophy underlying these plans.

        Executive Compensation Philosophy. The Committee's philosophy of management compensation is to (i) reward management for Somerset's achievement of performance goals, (ii) align the interests of Somerset's officers and directors with the long-term interests of stockholders in the enhancement of stockholder value, and (iii) provide compensation opportunities and benefits which will allow Somerset to compete for and retain talented employees who can contribute to Somerset's future success. The Committee believes that Somerset can achieve those objectives most effectively through a compensation package consisting primarily of the following elements: (i) base salary, (ii) potential annual performance incentives under Somerset's Profit Sharing Plan in the form of bonuses tied to Somerset's return on stockholders' equity (described below) and (iii) long-term performance incentives in the form of stock option awards.

        Profit Sharing Plan. Potential annual incentive compensation is provided through the grant of bonuses pursuant to Somerset's Profit Sharing Plan, which provides for payment of bonuses to all eligible Somerset employees based upon both Somerset and individual performance if Somerset achieves a specified level of financial performance. The Profit Sharing Plan contemplates that each year the Committee will specify a minimum financial performance target (the "Minimum Performance Threshold") that Somerset must attain for that fiscal year in order for eligible employees to receive bonuses under the Profit Sharing Plan. The Minimum Performance Threshold may be based upon Somerset's net income, earnings per share, return on stockholders' equity or one or more other factors that the Committee in its discretion shall determine.

        At the end of 1996, the Committee set the Minimum Threshold for 1997. During 1997, the Committee decided that, if Somerset met the Minimum Performance Threshhold, each eligible employee would receive a bonus of one week's salary and, if Somerset exceeded the Minimum Performance Threshhold, each eligible employee would receive a bonus of two weeks' salary. Somerset exceeded the Minimum Performance Threshold for 1997 and each eligible employee received a bonus equal to two weeks' salary. Somerset's executive officers received an aggregate of $25,387.00 under the Profit Sharing Plan.

        Options. Options are awarded by the Committee and are designed to provide long-term incentives and rewards by tying compensation to the price of Somerset Common Stock. The Committee believes that options, which provide value to participants if the market value of Somerset Common Stock appreciates, are an important element of compensation.

        In January 1997, the Committee approved awards to Somerset's officers (19 persons) of options to purchase an aggregate of 198,000 shares of Somerset Common Stock and awards to Somerset's non-employee directors (12 persons) of options to purchase an aggregate of 120,000 shares of Somerset Common Stock. The Committee determined the number of shares that would be subject to the awards to Somerset's officers based upon each officer's individual performance evaluation and relative contribution to Somerset. The exercise price per share applicable to the January 1997 options was the average market price per share for the first five trading days of 1997 or approximately $2.16. The fair market value of a share of Somerset Common Stock on the date of grant (which for purposes of the 1995 Equity Incentive Plan is the average market price per share for the five trading days preceding the grant) was $2 5/8.

        The options granted in January 1997 were intended to encourage Somerset's officers to remain employees of Somerset. Accordingly, the Committee determined that the options would be conditioned upon Somerset's attaining a specified level of net income in 1997 and, if such condition was met, would be exercisable as follows: commencing on the first anniversary of grant and until the second anniversary, only to the extent of 50% of the total number of shares subject to the award and after the second anniversary of grant, to the extent of the full number of shares subject to the award, less the number of shares as to which the Option had been exercised previously. Somerset met the specified level of net income for 1997. As a result, 50% of the 1997 awards are now exercisable.

                                   *   *   *

    At this time, the Committee does not intend to seek to qualify the compensation paid to senior management so that it may be deducted under Section 162(m) of the Code. Section 162(m) denies a deduction for federal income tax purposes of compensation paid to Somerset's Chief Executive Officer and the four next most highly compensated officers to the extent such compensation exceeds $1 million in any year unless such compensation is "qualified performance-based compensation." In order to constitute "qualified performance-based compensation," compensation, among other requirements, must be approved by Somerset's stockholders after adequate disclosure. The Committee does not anticipate that the compensation paid in any year to any member of senior management subject to Section 162(m) will exceed the $1 million threshold in that Section. The Committee intends to review its decision regarding Section 162(m) from time to time as the situation warrants.

                                          Respectfully submitted,
                                          COMPENSATION COMMITTEE
                                           Nicholas P. Salerno, Chairman
                                           Robert S. Benard
                                           Donald A. Miller
                                           Barbara G. Rubel
                                           Frank Scimone

COMPLIANCE WITH SECTION 16(A) OF THE 1934 ACT

    Section 16(a) of the 1934 Act requires Somerset's executive officers and directors, and persons who own more than ten percent of a registered class of Somerset's equity securities, to file reports of ownership and changes in ownership with the FDIC and NASDAQ. To Somerset's knowledge, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to Somerset's officers, directors and greater than ten percent beneficial owners were satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Officers and directors of Somerset, and their associates, are customers of Somerset and its subsidiaries and, as such, may have obtained loans and loan commitments in excess of $60,000. All such loans and loan commitments outstanding since the beginning of the last fiscal year were made in the ordinary course of business by Somerset and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable terms.

    In addition to loan transactions and other customer transactions, during the past fiscal year Somerset and its subsidiaries have used products or services of, and have had other transactions with, various organizations with which officers and directors of Somerset are affiliated. The amounts involved have in no case been material in relation to the business of Somerset and it is believed that they have not been material in relation to the business of such other organizations or to the individuals concerned. It is expected that in the future Somerset will continue to have transactions similar to those described in this paragraph.

                         COMPARATIVE STOCK PERFORMANCE

    The following graph and chart compare during the five-year period commencing December 31, 1992 (at market close) and ending December 31, 1997 the annual change in the cumulative total return on Somerset Common Stock with the NASDAQ National Market and the SNL Securities New England Region Thrift Index (the "SNL NE Thrift Index"), assuming the investment of $100 on December 31, 1992 (at the market close) and the reinvestment of any dividends. The SNL NE Thrift Index is comprised of 60 thrifts in New England.

                       COMPARATIVE FIVE-YEAR TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

SOMERSET SAVINGS BANK                           TOTAL RETURN PERFORMANCE           INDEX VALUE

                         Somerset Savings Bank         NASDAQ - Total US   SNL New England Thrift Index
12/31/92                                100.00                    100.00                         100.00
12/31/93                                 58.02                    114.80                         143.94
12/31/94                                 34.02                    112.21                         160.45
12/31/95                                 44.00                    158.70                         250.22
12/31/96                                 63.01                    195.19                         350.90
12/31/97                                160.00                    239.53                         649.72

    SNL Securities, which maintains the SNL NE Thrift Index, is a research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries. For purposes of the SNL NE Thrift Index, Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont comprise the New England region. SNL Securities is located at 410 East Main Street, Charlottesville, Virginia 22902.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    Wolf & Company, P.C. served as the independent certified public accountants for Somerset for the year ended December 31, 1997. It is expected that one or more representatives of Wolf & Company, P.C. will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Somerset has appointed Wolf & Company, P.C. independent certified public accountants for its current fiscal year ending December 31, 1998.

                                 ANNUAL REPORT

    Somerset's Annual Report to Stockholders for the year ended December 31, 1997 (the "Annual Report"), which contains Somerset's consolidated financial statements audited by its independent certified public accountants and their report thereon, is being delivered simultaneously with this Proxy Statement to stockholders of record of Somerset as of the Record Date.

    The Annual Report also constitutes Somerset's annual disclosure statement for purposes of Part 350 of the FDIC's regulations. The Annual Report, however, is not part of Somerset's proxy soliciting material, and has not been reviewed or confirmed for accuracy or relevance by the FDIC.

    ADDITIONAL COPIES OF THE ANNUAL REPORT, WHICH INCLUDES SOMERSET'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE FDIC (WITHOUT EXHIBITS), ARE AVAILABLE UPON WRITTEN REQUEST, WITHOUT CHARGE, FROM SOMERSET. SUCH REQUESTS SHOULD BE DIRECTED TO: SOMERSET SAVINGS BANK, 212 ELM STREET, SOMERVILLE, MASSACHUSETTS 02144, ATTENTION: GARY M. ABRAMS, SENIOR VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER.

                          REGULATORY ORDER/COMMITMENTS

    In March 1991, Somerset consented to the issuance of an Order to Cease and Desist (the "Order") by the FDIC. In November 1993, the FDIC issued, with Somerset's consent, a Modification of the Order, and the Commissioner of Banks of the Commonwealth of Massachusetts concurred. Effective July 25, 1997, the FDIC terminated the Order with the Commissioner's concurrence. At the request of the FDIC and the Commissioner, Somerset has adopted by resolution of the Somerset Board, certain commitments that are substantially similar to certain provisions of the Order (the "Commitments"). Further information regarding the Commitments is contained in Somerset's Annual Report on Form 10-K for the year ended December 31, 1997 under the caption "Business--Regulatory Commitments," which discussion expressly is incorporated herein by reference.

                            SOLICITATION OF PROXIES


    Somerset will bear the expenses incurred in connection with the solicitation of proxies from holders of Somerset Common Stock, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy statements to their principals. Pursuant to the Affiliation Agreement, the expense of printing and distributing the Registration Statement and this Proxy Statement--Prospectus will be shared equally by Somerset and UST. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone or personal interview by certain directors, officers and regular employees of Somerset and its subsidiaries, who will not receive additional compensation therefor. Somerset has retained Morrow & Co., Inc. to assist in the distribution and solicitation of proxies, at a fee of approximately $10,000, plus reasonable out-of-pocket expenses. Somerset will also reimburse brokerage firms and others who hold record ownership for third parties for their expenses in forwarding proxy materials to the beneficial owners of Somerset Common Stock.


                             STOCKHOLDER PROPOSALS

    Somerset expects that it will hold an Annual Meeting in 1999 only if the Merger is not consummated.


    In the event that the Merger is not consummated, proposals of stockholders intended to be presented at Somerset's 1999 Annual Meeting of Stockholders must be received in writing by Somerset at its principal executive offices on or before December 30, 1998 for inclusion in its proxy statement and form of proxy relating to the meeting. Somerset's By-laws provide that any director nominations and new business submitted by Somerset stockholders must be filed with the Clerk of Somerset at least 50 days, but not more than 150 days, prior to the date of the meeting, and that no other nominations or proposals by Somerset stockholders shall be acted upon at the meeting. Any such proposal should be mailed to Clerk, Somerset Savings Bank, 212 Elm Street, Somerville, Massachusetts 02144.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Somerset Board knows of no matters to be brought before the Annual Meeting other than those specifically listed in the Notice of Annual Meeting of Stockholders. If, however, further business is properly presented, the persons named as proxies in the accompanying proxy will vote such proxy in their discretion in accordance with their best judgment.

                                                                      APPENDIX A

                AFFILIATION AGREEMENT AND PLAN OF REORGANIZATION

    AFFILIATION AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT"), dated as of December 9, 1997, by and among UST CORP., a Massachusetts corporation (the "BUYER") and SOMERSET SAVINGS BANK, a Massachusetts stock savings bank (the "SELLER").

    WHEREAS, the Buyer is the owner of all of the issued and outstanding shares of Mosaic Corp., a Massachusetts corporation (the "BUYER CORP.") and Buyer Corp. is the owner of all of the issued and outstanding shares of USTrust, a Massachusetts bank and trust company ("BUYER BANK");

    WHEREAS, the Boards of Directors of the Buyer, the Buyer Corp., the Buyer Bank and the Seller have each approved and determined that it is in the best interests of their respective stockholders to consummate the business combination transactions provided for herein, involving the merger of Seller with and into Buyer Bank (the "MERGER") by means of which the Buyer Corp. shall acquire all of the assets and assume all of the liabilities of the Seller and transfer such assets and liabilities to the Buyer Bank; and

    WHEREAS, as a condition to, and after the execution of, this Agreement, the Buyer and the Seller are entering into the Seller Option Agreement (the "SELLER OPTION AGREEMENT"), attached hereto as Exhibit A, pursuant to which the Seller has granted the option (the "SELLER OPTION") to the Buyer; and

    WHEREAS, as a condition to, and after the execution of, this Agreement, the Buyer and certain of the officers and directors of the Seller, are entering into the Stockholders Agreements; and

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

    Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

    "ACQUISITION TRANSACTION" shall have the meaning ascribed thereto in Section
5.03 hereof.

    "AFFILIATE" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

    "AGREEMENT" shall mean this Affiliation Agreement and Plan of Reorganization by and between the Buyer and the Seller.

    "ALTERNATIVE STRUCTURE" shall have the meaning ascribed thereto in Section 2.11(i) hereof.

    "ASSOCIATE" shall have the meaning ascribed thereto in Rule 14a-1 under the Securities Exchange of 1934, as amended.

    "AVERAGE PRICE" shall have the meaning ascribed thereto in Section 2.09(f) hereof.

    "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

    "BUYER" shall have the meaning ascribed thereto in the preamble hereto.

    "BUYER BALANCE SHEET" shall have the meaning ascribed thereto in Section
3.05 hereof.

    "BUYER BANK" shall have the meaning ascribed thereto in the recitals hereto.

    "BUYER BANK COMMON STOCK" shall have the meaning ascribed thereto in Section 2.06(a) hereof.

    "BUYER COMMON STOCK" shall have the meaning ascribed thereto in Section 2.06(b) hereof.

    "BUYER CORP." shall have the meaning ascribed thereto in the recitals hereto.

    "BUYER DISCLOSURE SCHEDULE" shall mean the disclosure schedule relating to the Buyer delivered to the Seller together herewith.

    "BUYER PREFERRED STOCK" shall have the meaning ascribed thereto in Section 3.02(a) hereof.

    "BUYER REPORTS" shall have the meaning ascribed thereto in Section 3.10 hereof.

    "BUYER RIGHTS AGREEMENT" shall mean that certain Rights Agreement which was adopted by the Buyer on September 19, 1995, as amended.

    "CLOSING" shall mean the consummation of the Merger.

    "CLOSING DATE" shall mean the time and date specified pursuant to Section
7.01 hereof as the time and date on which the parties hereto shall consummate the Merger.

    "CMPS" shall have the meaning ascribed thereto in Section 3.14 hereof.

    "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    "COMPANIES" shall have the meaning ascribed thereto in Section 4.10(a) hereof.

    "CONFIDENTIAL INFORMATION" shall have the meaning ascribed thereto in
Section 5.02(b) hereof.

    "CONFIDENTIALITY AGREEMENT" shall mean that certain agreement between the Buyer and the Seller dated September 26, 1997.

    "CONSENTS" shall have the meaning ascribed thereto in Section 6.01(b) hereof.

    "CONVERSION NUMBER" shall have the meaning ascribed thereto in Section 2.06(b) hereof.

    "DEPOSIT INSURANCE FUND" shall have the meaning ascribed thereto in Section 4.02(b) hereof.

    "DISCLOSURE SCHEDULES" shall mean the Buyer Disclosure Schedule and the Seller Disclosure Schedule, considered together.

    "DOJ" shall mean the United States Department of Justice.

    "EFFECTIVE TIME" shall mean the date and time at which the Merger has become effective pursuant to the applicable laws of The Commonwealth of Massachusetts.

    "EPA" shall mean the United States Environmental Protection Agency.

    "EQUITY INVESTMENT" shall have the meaning set forth for such term as of the date hereof in the FDIC's rules and regulations regarding activities and investments of insured state banks at 12 C.F.R.Section362.2(k).

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "EXCHANGE ACT" shall have the meaning ascribed thereto in Section 3.05 hereof.

    "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

    "FDIC" shall mean the Federal Deposit Insurance Corporation.

    "FEDERAL RESERVE BOARD" shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Boston, as applicable.

    "FILED TAX RETURNS" shall have the meaning ascribed thereto in Section 4.10(a) hereof.

    "GAAP" shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

    "GOVERNMENTAL AUTHORITY" shall mean any United States federal, state or local governmental commission, board or other regulatory authority or agency, including courts and other judicial bodies.

    "HAZARDOUS MATERIAL" shall have the meaning ascribed thereto in Section 4.19(i) hereof.

    "INCENTIVE STOCK OPTION" shall mean a stock option which is intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

    "INJUNCTION" shall have the meaning ascribed thereto in Section 6.01(d) hereof.

    "INTERIM TRUST COMPANY" shall have the meaning ascribed thereto in Section
2.12 hereof.

    "IRS" shall mean the United States Internal Revenue Service.

    "KELLY EMPLOYMENT AGREEMENT" shall mean the employment agreement, of even
date hereof, executed and delivered by [      ], the Buyer and the Buyer Bank
and attached hereto as EXHIBIT E.

    "LITIGATION" shall have the meaning ascribed thereto in Section 4.09 hereof.

    "LOAN PROPERTY" shall have the meaning ascribed thereto in Section 4.19(i) hereof.

    "MBBI" shall mean the Massachusetts Board of Bank Incorporation.

    "MBCL" shall mean the Massachusetts Business Corporation Law.

    "MGL" shall mean the Massachusetts General Laws.

    "MASSACHUSETTS COMMISSIONER" shall have the meaning ascribed thereto in
Section 3.04 hereof.

    "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Person, a material adverse effect on the business, results of operations, financial condition or prospects of such Person; PROVIDED, HOWEVER, that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof by courts or governmental authorities generally applicable to depository institutions and their holding companies (including changes in insurance deposit assessment rates and special assessments with respect thereto), (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies (c) actions and omissions of the Seller taken with the prior written consent of the Buyer, (d) reasonable expenses incurred by the Seller in connection with the execution of this Agreement and consummation of the transactions contemplated thereby and (e) changes in economic conditions (including changes in the level of interest rates) to the extent such changes had a substantially similar effect on comparable depository institutions in eastern Massachusetts..

    "MERGER" shall have the meaning ascribed thereto in the recitals hereto.

    "NASD" shall mean the National Association of Securities Dealers, Inc.

    "NASDAQ" shall mean the National Market System of the National Association of Securities Dealers Automated Quotation System.

    "PARTICIPATION FACILITY" shall have the meaning ascribed thereto in Section 4.19(i) hereof.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation.

    "PERSON" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

    "PUBLIC ANNOUNCEMENT" shall mean an oral or written press release, public announcement or public information disclosure by the Seller or the Buyer or any of their subsidiaries relating to the Merger or the other transactions contemplated hereby.

    "RECORDS" means all records and original documents in the Seller's possession which pertain to and are utilized by the Seller or any of its subsidiaries to administer, reflect, monitor, evidence or record information respecting its business and operations, including but not limited to all records and documents relating to (a) corporate, regulatory, supervisory and litigation matters, (b) tax planning and payment of taxes, (c) personnel and employment matters, and (d) the business or conduct of the business of the Seller or any of its subsidiaries.

    "REPRESENTATIVE(S)" shall have the meaning ascribed thereto in Section 5.03(b) hereof.

    "REQUISITE REGULATORY APPROVALS" shall have the meaning ascribed thereto in
Section 6.01(b) hereof.

    "SEC" shall have the meaning ascribed thereto in Section 3.04 hereof.

    "S-4" shall have the meaning ascribed thereto in Section 5.03(a) hereof.

    "SECOND BANK MERGER" shall have the meaning ascribed thereto in Section 2.12 hereof.

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

    "SELLER" shall have the meaning ascribed thereto in the preamble to this Agreement and, in addition, shall mean throughout this Agreement, unless the context contemplates otherwise, the Seller and each of its subsidiaries, considered on a consolidated basis.

    "SELLER AFFILIATES" shall have the meaning ascribed thereto in Section 5.06 hereof.

    "SELLER AFFILIATES AGREEMENT" shall mean the form of written agreement to be executed and delivered to the Buyer prior to the Effective Time by the Seller Affiliates, substantially in the form attached hereto as EXHIBIT B-2.

    "SELLER BALANCE SHEET" shall have the meaning ascribed thereto in Section
4.05 hereof.

    "SELLER BENEFIT PLANS" shall have the meaning ascribed thereto in Section 4.11(a) hereof.

    "SELLER COMMON STOCK" shall have the meaning ascribed thereto in Section 2.06(b) hereof.

    "SELLER DISCLOSURE SCHEDULE" shall mean the disclosure schedule relating to the Seller delivered to Buyer together herewith.

    "SELLER EMPLOYEES" shall have the meaning ascribed thereto in Section 5.12 hereto.

    "SELLER OPTION" shall have the meaning ascribed thereto in the recitals hereto.

    "SELLER OPTION AGREEMENT" shall have the meaning ascribed thereto in the recitals hereto.

    "SELLER ORDER" shall mean that certain regulatory order issued by the FDIC and consented to by the Seller, as modified on November 15, 1993.

    "SELLER OTHER PLANS" shall have the meaning ascribed thereto in Section 4.11(a) hereof.

    "SELLER PENSION PLANS" shall have the meaning ascribed thereto in Section 4.11(a) hereof.

    "SELLER PREFERRED STOCK" shall have the meaning ascribed thereto in Section 4.02(a) hereof.

    "SELLER PROXY STATEMENT" shall have the meaning ascribed thereto in Section 5.04(a) hereof.

    "SELLER REPORTS" shall have the meaning ascribed thereto in Section 4.15 hereof.

    "SELLER STOCK OPTION PLANS" shall have the meaning ascribed thereto in
Section 2.10 hereof.

    "SIGNIFICANT SUBSIDIARY" shall mean, when used with reference to a party, any "significant subsidiary" of such party as such term is defined in Regulation S-X of the SEC.

    "STOCKHOLDERS AGREEMENTS" shall mean those certain Stockholder Agreements dated as of the date hereof respectively between the Buyer and members of the Seller's board of directors and executive management and substantially in the form attached hereto as EXHIBIT B.

    "SUBSIDIARIES" shall mean, when used with reference to a party, any corporation, partnership or other organization, whether incorporated or unincorporated, at least twenty-five (25%) percent of the securities or other equity interests is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

    "SURVIVING BANK" shall have the meaning ascribed thereto in Section 2.01 hereof.

    "SURVIVING BANK COMMON STOCK" shall have the meaning ascribed thereto in
Section 2.06(a) hereof.

    "TAX" shall have the meaning ascribed thereto in Section 4.10(h)(A) hereof.

    "TAX RETURN" shall have the meaning ascribed thereto in Section 4.10(h)(B) hereof.

    "TERMINATION DATE" shall have the meaning ascribed thereto in Section 8.01(b) hereof.

    "TRANSACTION DOCUMENTS" shall mean this Agreement, the Confidentiality Agreement, the Seller Option Agreement, the Stockholders Agreements, and each other agreement, document or instrument executed in connection herewith or therewith.

    "TRANSFERRED SELLER EMPLOYEES" shall have the meaning ascribed thereto in
Section 5.12 hereto.

    "TRUST ACCOUNT SHARES" shall have the meaning ascribed thereto in Section
3.12 hereof.

    "YEAR 2000 PROBLEM" shall have the meaning ascribed thereto in Section 3.19 hereof.

                                   ARTICLE II

                           THE ACQUISITION AND MERGER

    2.01 THE ACQUISITION AND THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with Section 36 of MGL Chapter 172, Section 34D of MGL Chapter 168, and the MBCL, the Seller shall merge with and into the Buyer Bank by means of which the Buyer Corp. shall have acquired all of the assets and assumed all of the liabilities of the Seller and transfered such assets and liabilities to the Buyer Bank. By virtue of the Merger, the separate corporate existence of the Seller shall cease. The Buyer Bank shall be the surviving bank in the Merger (hereinafter sometimes referred to as the "SURVIVING BANK"), shall continue to be an indirect wholly-owned subsidiary of the Buyer and shall continue its corporate existence under the laws of The Commonwealth of Massachusetts.

    2.02  EFFECT OF THE MERGER.

        (a) Upon the Effective Time, all of the estate, property, rights, privileges, powers and franchises of each of the Seller and the Buyer Bank and all of their property, real, personal and mixed, and all the debts due on whatever account to any of them, as well as all stock subscriptions and other choses in action belonging to any of them, shall be transferred to and vested in the Surviving Bank, without further act or deed, and all claims, demands, property and other interests shall be the property of the Surviving Bank, and the title to all real estate vested in each of the Seller or the Buyer Bank shall not revert or be in any way impaired by reason of the Merger, but shall be vested in the Surviving Bank.

        (b) Upon the Effective Time, the rights of creditors of each of the Seller and the Buyer Bank shall not in any manner be impaired, nor shall any liability or obligation, including taxes due or to become due, or any claim or demand in any cause existing against such corporation, or any stockholder, director, or officer thereof, be released or impaired by the Merger, but the Surviving Bank shall be deemed to have assumed, and shall be liable for, all liabilities and obligations of each of the Seller and the Buyer Bank in the same manner and to the same extent as if the Surviving Bank had itself incurred such liabilities or obligations. The stockholders, directors, and officers of each of the Seller and the Buyer Bank shall continue to be subject to all liabilities, claims and demands existing against them as such at or before the Merger. No action or proceeding then pending before any court or tribunal of The Commonwealth of Massachusetts or otherwise in which either the Seller and the Buyer Bank is a party, or in which any such stockholder, director, or officer is a party, shall abate or be discontinued by reason of the Merger, but any such action or proceeding may be prosecuted to final judgment as though no merger had taken place, or the Surviving Bank may be substituted as a party in place of either the Seller and the Buyer Bank by the court in which such action or proceeding is pending.

    2.03 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Bank shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of the Seller acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, the officers and directors of the Surviving Bank shall and will be authorized to execute and deliver, in the name and on behalf of either the Seller or the Buyer Bank or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of either the Seller or the Buyer Bank or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Bank or to otherwise carry out this Agreement.

    2.04 ARTICLES OF ORGANIZATION AND BY-LAWS. At the Effective Time, the Articles of Organization of the Buyer Bank shall be the Articles of Organization of the Surviving Bank and the By-Laws of the Buyer Bank shall be the By-Laws of the Surviving Bank and, subject to the rights of Buyer Corp. as the sole stockholder of the Buyer Bank, shall thereafter continue to be its Articles of Organization and By-Laws until amended as provided therein or by law.

    2.05 EFFECTIVE TIME; CONDITIONS. The Merger shall become effective as set forth in the articles of merger which shall be submitted for filing to the Secretary of the Commonwealth pursuant to Section 78(d) of the MBCL (the "ARTICLES OF MERGER"). The term "Effective Time" shall be, the date and time specified in the Articles of Merger.

    2.06  EFFECT ON OUTSTANDING SHARES.

        (a) BUYER BANK COMMON STOCK. Each of the 138,126 shares of common stock of the Buyer Bank, par value $47.50 per share (the "BUYER BANK COMMON STOCK"), issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding after the Merger as shares of the Surviving Bank, and thereafter, until changed, shall constitute all of the issued and outstanding shares of the Surviving Bank.

        (b) SELLER COMMON STOCK. (i) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of common stock of the Seller, par value $1.00 per share (the "SELLER COMMON STOCK"), issued and outstanding immediately prior to the Effective Time (other than any such shares held directly or indirectly by the Buyer, Buyer Corp. or the Buyer Bank, except in a fiduciary capacity, and any such shares held as treasury stock by the Seller) shall become and be converted into 0.19 shares of the common stock of the Buyer, par value $0.625 per share ("BUYER COMMON STOCK") together with that number of Buyer Rights associated therewith. The number of shares of Buyer Common Stock into which each share of Seller Common Stock shall be converted is hereinafter called the "CONVERSION NUMBER;" and

        (ii) As of the Effective Time, each share of Seller Common Stock held either directly or indirectly by the Buyer, Buyer Corp. or the Buyer Bank (other than in a fiduciary capacity) or as treasury stock of the Seller shall be canceled, retired and cease to exist, and no payment shall be made with respect thereto. Each certificate which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock shall on and after the Effective Time be deemed for all purposes to represent the number of shares of Buyer Common Stock into which the shares of Seller Common Stock represented by such certificate shall have been converted pursuant to this Section 2.06(b).

        (c) SHARES OF DISSENTING HOLDERS. No conversion under Section 2.06(b) hereof shall be made with respect to the shares of Seller Common Stock held by a Dissenting Holder (as such term is defined below); PROVIDED, HOWEVER, that each share of Seller Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the applicable provisions of the MBCL, shall be deemed to be converted, as of the Effective Time, into shares of Buyer Common Stock as specified in Section 2.06(b) hereof. The term "DISSENTING HOLDER" shall mean a holder of the Seller Common Stock who has demanded appraisal rights in compliance with the applicable provisions of the MBCL concerning the right of such holder to dissent from the Merger and demand appraisal of such holder's shares of Seller Common Stock.

        (d) DISSENTER'S RIGHTS. Any Dissenting Holder (i) who files with the Seller a written objection to the Merger before the taking of the vote to approve this Agreement by the shareholders of the Seller and who states in such objection that he intends to demand payment for his shares if the Merger is concluded and (ii) whose shares are not voted in favor of the Merger shall be entitled to demand payment for his shares of Seller Common Stock and an appraisal of the value thereof, in accordance with the provisions of Sections 86 through 98 of the MBCL.

    2.07 ANTI-DILUTION. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or securities through reorganization of the Buyer's capitalization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in the Buyer's capitalization, other than pursuant to this Agreement, as the case may be (a "RECAPITALIZATION"), then an appropriate and proportionate adjustment shall be made to the Conversion Number so that each holder of Seller Common Stock shall receive under Section 2.06(b) hereof the number of shares of Buyer Common Stock (except for fractional shares) that such holder would have held immediately following the Recapitalization if the Merger had occurred immediately prior to the Recapitalization or the record date therefor, as applicable. For purposes of this Section 2.07, in no event shall the issuance of shares or securities by the Buyer in connection with the Buyer acquiring directly or indirectly the stock or assets of any corporation, bank or other entity be deemed to be a "Recapitalization".

    2.08 TAX CONSEQUENCES. The parties intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purpose of Section 368 of the Code.

    2.09 EXCHANGE AGENT. Prior to the Effective Time, the Buyer shall appoint United States Trust Company as exchange agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing shares of Seller Common Stock for certificates representing shares of Buyer Common Stock, and the Buyer shall issue and deliver to the Exchange Agent certificates representing shares of Buyer Common Stock and shall pay to the Exchange Agent such amounts of cash as shall be required to be delivered to holders of shares of Seller Common Stock in lieu of fractional shares of Buyer Common Stock, pursuant to Article II of this Agreement.

    2.10  PROCEDURES.

        (a) Certificates which represent shares of Seller Common Stock that are outstanding immediately prior to the Effective Time (a "CERTIFICATE") and are converted into shares of Buyer Common Stock pursuant to this Article II shall, after the Effective Time, be deemed to represent shares of Buyer Common Stock into which such shares have been converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Buyer Common Stock into which such shares have been converted.

        (b) Buyer shall use all reasonable efforts to cause the Exchange Agent to send to each holder of record of shares of Seller Common Stock outstanding at the Effective Time as promptly as practicable, and in any event within ten (10) days after the Effective Time, transmittal materials (which shall be reviewed with and be reasonably acceptable to Seller) for use in exchanging the certificates for such shares for certificates for shares of Buyer Common Stock into which such shares of Seller Common Stock have been converted pursuant to this Article II. Upon surrender of a Certificate, together with a duly executed letter of transmittal, and any other required documents, the holder of such Certificate shall be entitled to receive, in exchange therefor (i) a certificate representing that number of shares of Buyer Common Stock to which such holder of Seller Common Stock shall have become entitled pursuant to Section 2.06(b)(i) hereof, and such Certificate as surrendered shall forthwith be canceled, and (ii) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 2.10(f) hereof. No dividend or other distribution payable after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously payable but withheld from such holder pursuant hereto. After the Effective Time, there shall be no transfers on the stock transfer books of the Seller of shares of Seller Common Stock which were issued and outstanding at the Effective Time and converted pursuant to the provisions of this Article II. If, after the Effective Time, Certificates are presented for transfer to the Seller, they shall be canceled and exchanged for the shares of Buyer Common Stock deliverable in respect thereof as determined in accordance with the provisions and procedures set forth in this Article II.

        (c) After the Effective Time, holders of certificates of Seller Common Stock shall cease to be, and shall have no rights as, stockholders of the Seller, other than (i) to receive shares of Buyer Common Stock into which such shares have been converted and, if applicable, fractional share payments pursuant to the provisions hereof, or (ii) the rights afforded to any Dissenting Holder (as defined in Section 2.06(c)) under applicable provisions of the MBCL.

        (d) Neither the Buyer nor the Seller nor any other person shall be liable to any former holder of shares of Seller Common Stock for any shares or any dividends or distributions with respect thereto properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (e) In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed, and the receipt by the Buyer of appropriate and customary indemnification, the Buyer will issue in exchange for such lost, stolen or destroyed Certificate shares of Buyer Common Stock and the fractional share payment, if any, deliverable with respect thereof, as determined in accordance with this Article II.

        (f) In lieu of the issuance of fractional shares of Buyer Common Stock pursuant to Section 2.06(b) of this Agreement, cash adjustments, without interest, will be paid to the holders of Seller Common Stock in respect of any fractional share that would otherwise be issuable and the amount of such cash adjustment shall be equal to an amount in cash determined by multiplying such holder's fractional interest by the "Average Price" of a share of Buyer Common Stock (rounded to the nearest cent). The "AVERAGE PRICE" of a share of Buyer Common Stock shall be the average of the last sale prices thereof as reported on the National Association of Securities Dealers Automated Quotation system over the ten (10) consecutive trading day period immediately preceding the date on which the last Requisite Regulatory Approval is received (without regard to any waiting period attached to the effectiveness thereof). For purposes of determining whether, and in what amounts, a particular holder of Seller Common Stock would be entitled to receive cash adjustments under this Section 2.09(f), shares of record held by such holder and represented by two or more Certificates shall be aggregated.

        (g) If any certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer (including, but not limited to, that the signature of the transferor shall be properly guaranteed by a commercial bank, trust company, member firm of the NASD or other eligible guarantor institution), and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    2.11 CONVERSION OF OPTIONS. Each stock option (other than the Seller Option) issued by the Seller to a third party pursuant to any stock option plan of the Seller (the "SELLER STOCK OPTION PLANS"), whether or not currently exercisable, which entitles such third party to purchase Seller Common Stock, and which is outstanding and unexercised immediately prior to the Effective Time, shall be converted into an option to purchase shares of Buyer Common Stock, and the Buyer shall assume each such option in accordance with the terms of the Seller Stock Option Plan under which it was granted and the stock option or other agreement by which it is evidenced, with the following terms:

        (a) The number of shares of Buyer Common Stock shall be equal to the product of the number of shares of Seller Common Stock previously subject thereto and the Conversion Number, rounded down to the nearest whole share; and

        (b) The exercise price per share of Buyer Common Stock shall be equal to the exercise price per share of Seller Common Stock previously subject thereto divided by the Conversion Number, rounded up to the nearest cent; and

        (c) The duration and other terms of each such stock option shall be otherwise governed by the terms of the Seller Stock Option Plan under which such option was granted and shall be unchanged except that all references to the Seller shall be deemed to be references to the Buyer; and

        (d) The Buyer shall assume the option as contemplated by Section 424(a) of the Code; and

        (e) With respect to any stock option on Seller Common Stock which is an Incentive Stock Option, the Buyer shall take such actions (other than delaying the date the options on Buyer Common Stock become exercisable beyond the date on which such options would otherwise become exercisable pursuant to the relevant Seller Stock Option Plan) as may be necessary or appropriate to cause such option, upon being converted to an option on Buyer Common Stock, to remain such an Incentive Stock Option.

    2.12 POSSIBLE ALTERNATIVE STRUCTURE. Notwithstanding any other provision of this Agreement to the contrary, prior to the Effective Time, the Buyer shall be entitled to (i) revise the structure of the Merger to provide that the Seller shall be merged with and into a special purpose subsidiary ("INTERIM TRUST COMPANY") of the Buyer at the Effective Time or alternatively, that Interim Trust shall be merged with and into the Seller at the Effective Time (the "ALTERNATIVE STRUCTURE MERGER"), and/or (ii) acquire the shares of the Seller Common Stock in a "Plan of Acquisition" pursuant to MGL Chapter 172, Section 26B and simultaneously therewith merge the Seller with and into the Buyer Bank; provided in each case that such alternative transfer would not preclude the satisfaction of any closing condition set forth in Article VI hereof. In the event that the structure of the Merger is changed in the manner provided by this Section 2.12(i) hereof, the Seller and the Buyer Bank will execute and deliver an agreement and plan of merger necessary to consummate the merger of the Seller, as the survivor of the Alternative Structure Merger referred to in (i) above with and into the Buyer Bank (the "SECOND BANK MERGER"). The Seller shall take such actions as the Buyer shall reasonably request to effectuate the Second Bank Merger. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Buyer and the Seller may jointly elect prior to the Effective Time, to substitute an alternative structure for the accomplishment of the transactions contemplated by this Agreement. Buyer and Seller agree that this Agreement shall be appropriately amended in order to reflect any such revised sequence or structure.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

    The Buyer hereby represents and warrants to the Seller as follows:

    3.01  CORPORATE ORGANIZATION.

        (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The Buyer has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in, with respect to the Buyer, a Material Adverse Effect. The Buyer is a bank holding company registered with the Federal Reserve Board under the BHCA.

        (b) The Buyer Bank is a bank and trust company duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The Buyer Bank has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Buyer Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would neither individually nor in the aggregate result in any Material Adverse Effect on the Buyer.

    3.02  CAPITALIZATION.

        (a) The authorized capital stock of the Buyer consists of 45,000,000 shares of Buyer Common Stock and 4,000,000 shares of preferred stock, par value $1.00 per share ("BUYER PREFERRED STOCK"). As of the close of business on October 31, 1997, there were 29,719,593 shares of Buyer Common Stock and no shares of Buyer Preferred Stock issued and outstanding. In addition, as of the close of business on October 31, 1997, there were 1,396,808 shares of Buyer Common Stock reserved for issuance upon exercise of outstanding stock options. All issued and outstanding shares of Buyer Common Stock and Buyer Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except (i) for rights issuable to holders of Buyer Common Stock in accordance with the Buyer Rights Agreement, (ii) as permitted under this Agreement, (iii) as referred to in this Section 3.02 (which includes director and employee stock options) or
    (iv) as reflected in Section 3.02(a) of the Buyer

    Disclosure Schedule, the Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Buyer to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity security of the Buyer or any subsidiary of the Buyer or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity security of the Buyer or any subsidiary of the Buyer or obligating the Buyer to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or agreements. As of the date hereof there are no outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of the Buyer or any subsidiary of the Buyer.

        (b) Section 3.02(b) of the Buyer Disclosure Schedule lists each of the Significant Subsidiaries of the Buyer on the date of this Agreement and indicates for each such subsidiary as of such date: (i) the percentage and type of equity securities owned or controlled by the Buyer; (ii) the jurisdiction of incorporation; and (iii) if the subsidiary is a depository institution, whether it is a member of the Federal Reserve System. Each of the subsidiaries of the Buyer that is a depository institution is an "insured depository institution" as defined in the FDIA and applicable regulations thereunder, and the deposits of each such depository institution are insured by the Bank Insurance Fund of the FDIC in accordance with the FDIA, and each such depository institution has paid all assessments and filed all reports required by the FDIA. As of the date hereof, no proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of the Buyer, threatened. No subsidiary of the Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for a subsidiary of the Buyer to issue deliver or sell, or cause to be issued, delivered or sold any equity security of the Buyer or of any subsidiary of the Buyer or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating a subsidiary of the Buyer to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of any subsidiary of the Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of the Buyer or any subsidiary of the Buyer. Except as may be provided under applicable law in the case of any subsidiary of the Buyer that is a bank, all of the shares of capital stock of each of the subsidiaries of the Buyer held by the Buyer are fully paid and nonassessable and, except for directors' qualifying shares, are owned by the Buyer free and clear of any claim, lien, encumbrance or agreement with respect thereto.

    3.03  AUTHORITY; NO VIOLATION.

        (a) The Buyer has all requisite corporate power and authority to execute and deliver this Agreement, the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Buyer. No other corporate proceedings on the part of the Buyer are necessary to consummate any of the transactions so contemplated by this Agreement. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Seller) constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

        (b) Neither the execution and delivery of this Agreement or the other Transaction Documents by the Buyer nor the consummation by the Buyer of the transactions contemplated by this Agreement; nor compliance by the Buyer with any of the terms or provisions of this Agreement, will (i) assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained, violate in any material respect any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Buyer, or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Buyer or the Buyer Bank under, any of the terms, conditions or provisions of (A) the Articles of Organization or other charter document of like nature or By-Laws of the Buyer, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(B) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Buyer.

    3.04 CONSENTS AND APPROVALS. Except for consents, waivers or approvals of, or filings or registrations with, the Federal Reserve Board, the FDIC, the Commissioner of Banks of The Commonwealth of Massachusetts (the "MASSACHUSETTS COMMISSIONER"), the MBBI, the Securities and Exchange Commission (the "SEC"), the Secretary of State of The Commonwealth of Massachusetts, NASDAQ, and the DOJ, no consents, waivers or approvals of or filings or registrations with any public body or authority are necessary, and no consents or approvals of any third parties (which term does not include the Board of Directors of the Buyer are necessary, in connection with (a) the execution and delivery by the Buyer of this Agreement or (b) the consummation by the Buyer of the transactions contemplated by this Agreement. The Buyer has no knowledge of any fact or circumstance relating to the Buyer or its subsidiaries that is reasonably likely to materially impede or delay receipt of any Consents of regulatory or governmental authorities or result in the imposition of a restriction or condition of the type referenced in Section 6.02(d) herein.

    3.05 FINANCIAL STATEMENTS. The Buyer has made available to the Seller copies of (a) the consolidated balance sheets of the Buyer and its subsidiaries as of December 31 for the fiscal years 1994 through 1996, inclusive, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in the Annual Reports of the Buyer on Form 10-K for each of the three (3) fiscal years ended December 31, 1994 through December 31, 1996 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants for the Buyer, and (b) the unaudited consolidated balance sheet of the Buyer and its subsidiaries as of September 30, 1997, the related unaudited consolidated statements of income and changes in stockholders' equity for the nine (9) months ended September 30, 1997 and September 30, 1996 and the related unaudited consolidated statements of cash flows for the nine (9) months ended September 30, 1997 and September 30, 1996, all as reported in the Buyer's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 filed with the SEC under the Exchange Act. The December 31, 1996 consolidated balance sheet ("BUYER BALANCE SHEET") of the Buyer (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q and 10-K) to be filed by the Buyer with the SEC after the date hereof will fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders' equity of the Buyer and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). The books and records of the Buyer and its subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements.

    3.06 ABSENCE OF UNDISCLOSED LIABILITIES. None of the Buyer or any of its subsidiaries has any obligation or liability (contingent or otherwise) that is material on a consolidated basis to the Buyer, or that when combined with all similar obligations or liabilities would be material on a consolidated basis to the Buyer or any of its Significant Subsidiaries, except as disclosed or reflected in the Buyer Balance Sheet or any of the other financial statements of the Buyer described in Section 3.05 above.

    3.07 BROKER'S FEES. Neither the Buyer nor any of its officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for the fees incurred in connection with the engagement of Fox-Pitt, Kelton Inc. and for legal, accounting and other professional fees payable in connection with the Merger. The Buyer will be responsible for the payment of all such fees.

    3.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Buyer's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 or in any Current Reports of the Buyer on Form 8-K filed prior to the date of this Agreement, since December 31, 1996, the Buyer and its subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change in the business, assets, financial condition or results of operations of the Buyer or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Buyer or any Significant Subsidiary of the Buyer.

    3.09 LEGAL PROCEEDINGS. There is no suit, action or proceeding pending or, to the best knowledge of the Buyer, threatened, against the Buyer or any subsidiary of the Buyer or challenging the validity or propriety of the transactions contemplated by this Agreement, as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Buyer or any Significant Subsidiary of the Buyer or otherwise materially adversely affect the Buyer's ability to perform its obligations under this Agreement, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against the Buyer or any subsidiary of the Buyer having, or which insofar as reasonably can be foreseen, in the future could have, any such effect.

    3.10 REPORTS. Since January 1, 1994, the Buyer and its subsidiaries have filed, and subsequent to the date hereof will file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (and all such reports, registrations and statements have been or will be delivered by the Buyer to the Seller), (b) the Federal Reserve Board, (c) the FDIC, and (d) any applicable state securities or banking authorities (except, in the case of state securities authorities, no such representation is made as to filings which are not material) (all such reports and statements are collectively referred to herein as the "BUYER REPORTS"). As of their respective dates, the Buyer Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    3.11 BUYER COMMON STOCK. Buyer Common Stock to be issued pursuant to this Agreement is duly authorized and, when issued at the Effective Time, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, with no personal liability attaching thereto and will have the same rights in all respects as the shares of the Buyer Common Stock outstanding on the date of issuance.

    3.12 OWNERSHIP OF SELLER COMMON STOCK. Neither the Buyer nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act) (a) beneficially own, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Seller, which in the aggregate represent five percent (5%) or more of the outstanding shares of capital stock of the Seller entitled to vote generally in the election of directors (other than shares in trust accounts, managed accounts and the like that are beneficially owned by third parties (any such shares being hereinafter referred to as, "TRUST ACCOUNT SHARES")).

    3.13  AGREEMENTS WITH BANKING AUTHORITIES.  Except as set forth in Section
3.13 of the Buyer Disclosure Schedule, neither the Buyer nor any of its subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, or has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder, and neither the Buyer nor any of its subsidiaries has received written notification from any such federal or state governmental entity that any such Person may be requested to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease and desist order.

    3.14 COMPLIANCE WITH APPLICABLE LAW. Each of the Buyer and each Significant Subsidiary thereof holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of the Buyer and each Significant Subsidiary thereof has complied with and is not in violation of or default in any respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to the Buyer or such Significant Subsidiary (other than where such default or noncompliance will not result in, or create the possibility of resulting in, a material limitation on the conduct of the business of the Buyer, will not cause, or create the possibility of causing, the Buyer or any Significant Subsidiary thereof to incur any financial penalty in excess of $20,000 (including but not limited to any civil money penalty or other monetary sanction under Section 8(i)(2) of the FDIA, 12 U.S.C. Section1818(i)(2), or under any applicable state law ("CMPS")), and will not otherwise result, or create the possibility of resulting in any Material Adverse Effect on the Buyer or any Significant Subsidiary of the Buyer), and neither the Buyer nor any Significant Subsidiary of the Buyer has received any notice of any violation of any such law, statute, order, rule, regulation, policy or agreement, or commencement of any proceeding in connection with any such violation (including but not limited to any hearing or investigation relating to the imposition or contemplated imposition of CMPs), and does not know of any violation of, any such law, statute, order, rule, regulation, policy or agreement which would have such a result.

    3.15 POOLING OF INTERESTS TREATMENT. To the Buyer's knowledge, it has not taken any action that would, or is likely to, cause the Merger to fail to qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16.

    3.16  EMPLOYEES.

        (a) Except as set forth in Section 3.16(a) of the Buyer Disclosure Schedule, neither the Buyer nor any of its subsidiaries maintains or contributes to any "employee pension benefit plan" (the "BUYER PENSION PLANS"), as such term is defined in Section 3(2) of ERISA or "employee welfare benefit plan" (the "BUYER BENEFIT PLANS"), as such term is defined in Section 3(1) of ERISA, stock option plan, stock purchase plan, deferred compensation plan, other employee benefit plans for employees of the Buyer or its subsidiaries, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of the Buyer or its subsidiaries.

        (b) The current value of the assets of each of the Buyer Pension Plans subject to Title IV of ERISA exceeds that plan's "Benefit Liabilities" as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements.

        (c) To the knowledge of the Buyer, each of the Buyer Pension Plans and each of the Buyer Benefit Plans, which are maintained or contributed to by the Buyer, has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws, except to the extent that non-compliance would not have a Material Adverse Effect on the Buyer, taken as a whole.

        (d) To the knowledge of the Buyer, there has been no reportable event within the meaning of Section 4043(b) of ERISA or any waived funding deficiency within the meaning of Section 412(d)(3) (or any predecessor section) of the Code with respect to any Buyer Pension Plan.

        (e) To the knowledge of the Buyer, each of the Buyer Pension Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, and the Buyer is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

        (f) Except as set forth in Section 3.16(f) of the Buyer Disclosure Schedule, the Buyer has made or provided for all contributions to the Buyer Pension Plans required by the Buyer thereunder.

    3.17 CAPITALIZATION. As of the date hereof, without giving effect to the transactions contemplated hereby, the subsidiaries of the Buyer which are "insured depository institutions" are (a) "well capitalized", as defined in the FDIA, and (b) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over such Persons. No such regulator has indicated that it will condition any of the regulatory approvals upon an increase in any such Person's capital or compliance with any special capital requirement, standard or ratio.

    3.18 CRA RATING. The Buyer Bank was rated "Outstanding" following its most recent Community Reinvestment Act examination by the FDIC. The Buyer has not received any notice of, and the Buyer has no knowledge of, any planned or threatened objection by any community group to the transactions contemplated hereby.

    3.19 YEAR 2000. The Buyer has made available to the Seller a copy of the report furnished by the Buyer to the regulatory agencies having jurisdiction over the Buyer and its subsidiaries concerning the modifications required to the Buyer's computer systems, if any, in order for each systems to contain no deficiencies relating generally to formatting for entering dates (commonly referred to and referred to herein as the "Year 2000 Problem"). The Buyer is not aware of any inability on the part of any customer, insurance company or service provider with which the Buyer transacts business to timely remedy their own deficiencies in respect of the Year 2000 Problem, which inability, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect on the Buyer.

    3.20 BUYER INFORMATION. The information relating to the Buyer and its subsidiaries to be contained in the Seller Proxy Statement and the S-4, as described in Section 5.04 hereof, and any other documents filed with the SEC or any regulatory agency in connection herewith, to the extent such information is provided in writing by the Buyer, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

    3.21 DISCLOSURE. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Buyer Disclosure Schedule, furnished to the Seller pursuant to the provisions hereof, to the best knowledge of the Buyer, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. To the best knowledge of the Buyer, all information material to the Merger and the transactions contemplated by this Agreement, or which is necessary to make the representations and warranties herein contained not misleading, has been disclosed in writing to the Seller.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

    The Seller hereby represents and warrants to the Buyer as follows:

    4.01  CORPORATE ORGANIZATION.

        (a) The Seller is a stock savings bank organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Seller and each of its subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so qualified would not result in, with respect to the Seller or such subsidiary, a Material Adverse Effect. Section 4.01(a) of the Seller Disclosure Schedule lists each of the jurisdictions in which the Seller and its subsidiaries possess any such foreign qualifications or licenses and lists such license held in such jurisdiction. The Seller has previously made available to Buyer for inspection true and complete copies as amended to date of the (i) Charter and By-Laws of the Seller and each subsidiary, and (ii) all records in the possession of the Seller of all meetings and other corporate action taken by the stockholders, Board of Directors and committees thereof, of the Seller and each subsidiary.

        (b) Except as set forth in Section 4.01(b) of the Seller Disclosure Schedule, the Seller has no subsidiaries and no Equity Investments (other than its investments in such subsidiaries). Section 4.01(b) of the Seller Disclosure Schedule lists for each subsidiary and Equity Investment of the Seller, the percentage of Seller's ownership in such subsidiary or Equity Investment, the activities of such subsidiary or Equity Investment, including but not limited to, whether or not such subsidiary or Equity Investment is engaged principally or otherwise, directly or indirectly through a joint venture, partnership or other entity, in the sale of mutual funds, insurance or the development of real estate. Except as set forth in
    Section 4.01(b) of the Seller Disclosure Schedule, no subsidiary or Equity Investment of the Seller engages in any activity, principally or otherwise, that is not permitted for a national bank.

        (c) Except as set forth in Section 4.01(c) of the Seller Disclosure Schedule, the minute books of the Seller and its subsidiaries accurately reflect in all material respects all meetings held of, and actions taken by, since January 1, 1992, their respective stockholders and Boards of Directors.

    4.02  CAPITALIZATION.

        (a) The authorized capital stock of the Seller consists of (i) 20,000,000 shares of Seller Common Stock, of which, as of December 9, 1997, 16,651,602 shares were issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share (the "SELLER PREFERRED STOCK"), of which, as of December 9, 1997 no shares were issued and outstanding. In addition, as of the close of business on December 9, 1997, there were 570,750 shares of Seller Common Stock reserved for issuance upon the exercise of outstanding stock options. All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except with respect to the Seller Option and as referred to in this Section 4.02(a), the Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock, or any other equity security of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or any other equity security of the Seller or obligating the Seller to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller. In addition, Section 4.02(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, the number of shares of Seller Common Stock subject to outstanding stock options, the various dates on which such options were granted, the various exercise prices for such options, the number of shares for which such options are presently vested, and the vesting schedule for the remaining balance of shares for which such options are not presently vested.

        (b) Seller is an "insured depository institution" as defined in the FDIA and applicable regulations thereunder, and the deposits of the Seller are insured by the Bank Insurance Fund of the FDIC in accordance with the FDIA and by the Deposit Insurance Fund of the Mutual Savings Central Fund, Inc. of Massachusetts (the "DEPOSIT INSURANCE FUND") in excess of the FDIC's insurance limits. The Seller has paid all assessments and filed all reports required by the FDIA and the Deposit Insurance Fund and no amounts are owned to the Deposit Insurance Fund by the Seller or to the Seller by the Deposit Insurance Fund. As of the date hereof no proceedings for the revocation or termination of such deposit insurance are pending or to the knowledge of the Seller, threatened.

        (c) No subsidiary of the Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for a subsidiary of the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any equity security of the Seller or of any subsidiary of the Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating a subsidiary of the Seller to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of any subsidiary of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller or any subsidiary of the Seller. All of the shares of capital stock of each of the subsidiaries of the Seller held by the Seller are fully paid and nonassessable and, except for directors' qualifying shares, are owned by the Seller free and clear of any claim, lien, encumbrance or agreement with respect thereto.

    4.03  AUTHORITY; NO VIOLATION.

        (a) The Seller has full corporate power and authority to execute and deliver this Agreement, the other Transaction Documents and, subject only to the approval of the Seller's stockholders, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Seller. The Board of Directors of the Seller has directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of the Seller for approval at a meeting of such stockholders and, except for the adoption of this Agreement by its stockholders, no other corporate proceedings on the part of the Seller are necessary to consummate any of the transactions so contemplated by this Agreement. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Buyer ) constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

        (b) Neither the execution and delivery of this Agreement or the other Transaction Documents by the Seller, nor the consummation by the Seller of the transactions contemplated by this Agreement, or the other Transaction Documents, nor compliance by the Seller, with any of the terms or provisions thereof, will (i) assuming that the consents and approvals referred to in
    Section 4.04 are duly obtained,
    violate in any material respect any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Seller or any of its subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Seller or any of its subsidiaries under, any of the terms, conditions or provisions of (A) the Charter or By-Laws of the Seller or any of its subsidiaries, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller or any of its subsidiaries is a party as issuer, guarantor or obligor, or by which it or any of its properties or assets may be bound or affected, except, in the case of clause (ii)(B) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Seller.

    4.04 CONSENTS AND APPROVALS. Except for consents, waivers or approvals of, or filings or registrations with, the Federal Reserve Board, the FDIC, the Massachusetts Commissioner, the MBBI, the SEC, the Secretary of State of The Commonwealth of Massachusetts, the DOJ, NASDAQ, certain state "Blue Sky" or securities commissioners or the stockholders of the Seller, no consents, waivers or approvals of or filings or registrations with any public body or authority are necessary, and except as set forth in Section 4.04 of the Seller Disclosure Schedule, no consents or approvals of any third parties (which term does not include the Board of Directors and stockholders of the Seller) are necessary, in connection with (a) the execution and delivery by the Seller of this Agreement or (b) the consummation by the Seller, of the transactions contemplated by this Agreement. The affirmative vote of holders of two-thirds of the outstanding shares of Seller Common Stock is the only vote of the holders of any class or series of capital stock or other securities of the Seller necessary to approve of this Agreement and the transactions contemplated hereby. The Seller has no knowledge of any fact or circumstance relating to the Seller or its subsidiaries that is reasonably likely to materially impede or delay receipt of any Consents of regulatory or governmental authorities or result in the imposition of a restriction or condition of the type referenced in Section 6.02(d) herein.

    4.05 FINANCIAL STATEMENTS. The Seller has made available to the Buyer copies of (a) the consolidated balance sheets of the Seller and its subsidiaries as of December 31 for the fiscal years 1994 through 1996, inclusive, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in the Seller's Annual Reports on Form F-2 for each of the three (3) fiscal years ended December 31, 1994 through December 31, 1996, which were filed with the FDIC under the Exchange Act, in each case accompanied by the audit report of Wolf & Company, P.C., independent auditors for the Seller, and (b) the unaudited consolidated balance sheets of the Seller and its subsidiaries as of September 30, 1997 and September 30, 1996, the related unaudited consolidated statements of operations and changes in stockholders' equity for the nine (9) months ended September 30, 1997 and September 30, 1996 and the related unaudited consolidated statements of cash flows for the nine (9) months ended September 30, 1997 and September 30, 1996, all as reported in the Seller's Quarterly Report on Form F-4 for the nine (9) months ended September 30, 1997 filed with the FDIC under the Exchange Act. The December 31, 1996 consolidated balance sheet (the "SELLER BALANCE SHEET") of the Seller (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in any reports or statements (including reports on Forms F-3 and F-2) to be filed by the Seller with the FDIC after the date hereof will fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in shareholders' equity of the Seller and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments).

The books and records of the Seller and its subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and applicable legal and regulatory requirements.

    4.06  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as set forth in Section
4.06 of the Seller Disclosure Schedule, neither the Seller nor its subsidiaries has any obligation or liability (contingent or otherwise) that is material on a consolidated basis to the Seller, except as disclosed or reflected in the Seller Balance Sheet or any of the other financial statements described in Section 4.05 above or Section 4.06 of the Seller Disclosure Schedule.

    4.07 BROKER'S FEES. Neither the Seller nor any of its or its subsidiaries' officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for the engagement of Legg Mason Woods Walker, Inc. and the fees incurred in connection with such engagement, and except for legal, accounting and other professional fees payable in connection with the Merger. The Seller will be responsible for the payment of such fees.

    4.08  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in Section
4.08 of the Seller Disclosure Schedule, or as disclosed in the Seller's Quarterly Report on Form F-4 for the nine (9) months ended September 30, 1997 or in any Current Reports of the Seller on Form F-3 filed prior to the date of this Agreement, since December 31, 1996, (i) the business of the Seller and each of its subsidiaries has been conducted only in the ordinary course consistent with past practice, (ii) there has not been any change in the business, assets, financial condition or results of operations of the Seller or any of its subsidiaries, which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Seller, (iii) there has not been any material change in any policy or practice followed by the Seller nor any of its subsidiaries in the ordinary course of business, (iv) neither the Seller nor any of its subsidiaries has incurred any material liability, except in the ordinary course of its business consistent with prudent banking practices, (v) there has not been any material agreement, contract or commitment entered into, or agreed to be entered into, except for those in the ordinary course of business; (vi) there has not been any increase in or establishment of any bonus, insurance, severance (including severance after a change in control), deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of any stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase, life insurance or split dollar life insurance, retiree medical or life insurance, or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Seller or any of its subsidiaries, except with respect to cash compensation, in the ordinary course of business consistent with past practice; (vii) there has not been any change in any of the accounting methods or practices of the Seller or any of its subsidiaries other than changes required by applicable law or GAAP; and (viii) the Seller has not filed any application with any Governmental Authority with respect to its branches, its real properties or its operations.

    4.09 LEGAL PROCEEDINGS. Seller has furnished to the Buyer copies of (i) all attorney responses to the most recent request of the independent auditors for the Seller and its subsidiaries with respect to Litigation (as defined below) and (ii) a written list of all legal and regulatory proceedings filed against the Seller or its subsidiaries since that date. Except as set forth in
Section 4.09(a) of the Seller Disclosure Schedule, there is no suit, action, claim, investigation or administrative or other proceeding pending or, to the knowledge of the Seller, threatened, formal or informal, against the Seller or any of its subsidiaries before any court, arbitrator or Governmental Authority, including but not limited to any federal or state investigation concerning or alleging violations of federal or state securities laws or currency transaction reporting laws and regulations or challenging the validity or propriety of the transactions contemplated by this Agreement (each a "Litigation"), as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Seller or otherwise materially adversely affect the Seller's ability to perform its obligations under this Agreement, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against the Seller or any of its subsidiaries having, or which insofar as reasonably can be foreseen, in the future could have, any such effect. Section 4.09(a) of the Seller Disclosure Schedule lists, as of the date of this Agreement, all orders, judgments, injunctions and decrees issued or threatened against, or investigations undertaken by, any and all Governmental Authorities against or concerning the Seller since January 1990. In accordance with GAAP, Seller has not established a reserve for Litigation on the Seller Balance Sheet. The Seller has made available to the Buyer copies of all documents in its possession related to the matter referred to in Section 4.09(b) of the Seller Disclosure Schedule.

    4.10  TAXES AND TAX RETURNS.

        (a) The Seller and each of its subsidiaries (referred to for purposes of this Section 4.10, collectively, as the "COMPANIES") have timely filed in correct form all Tax Returns that were required to be filed by any of them since October 31, 1991 (the "FILED TAX RETURNS"), each Filed Tax Return has been prepared in material compliance with all applicable laws and regulations, and all Filed Tax Returns are true and accurate in all material respects. The Companies have made available to the Buyer correct and complete copies of all federal income Tax Returns filed with respect to the Companies for taxable periods ended on or after October 31, 1993, and all examination reports, and statements of deficiencies assessed against or agreed to by any of the Companies with respect to such taxable periods.

        (b) The Companies have paid all Taxes shown as being due on the Filed Tax Returns.

        (c) Except as set forth in Section 4.10(c) of the Seller Disclosure Schedule, no assessment that has not been settled or otherwise resolved has been made with respect to Taxes not shown on the Filed Tax Returns No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against any of the Companies. Except as set forth in Section 4.10(c) of the Seller Disclosure Schedule, no Tax Return of any of the Companies is now under examination by any applicable taxing authority nor have any of the Companies consented to any extension of the period for assessment or collection with respect to any Tax. There are no liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of any Company. Except as set forth in Section 4.10(c) of the Seller Disclosure Schedule, none of the Companies has requested or been granted an extension of the time for filing any Tax Return to a date later than the Effective Time. Since October 31, 1991 and, to the knowledge of the Seller, prior to such date, no claim has been made by a taxing authority in a jurisdiction where any of the Companies does not pay Tax or file Tax Returns that such of the Companies is or may be subject to Taxes assessed by that jurisdiction.

        (d) Adequate provision has been made on the Seller Balance Sheet for all Taxes of the Companies in respect of all periods through the date thereof.

        (e) Except as set forth in Section 4.10(e) of the Seller Disclosure Schedule, none of the Companies is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any person or entity or has any current or potential contractual obligation to indemnify any other person or entity with respect to Taxes.

        (f) Except as set forth in Section 4.10(f) of the Seller Disclosure Schedule, none of the Companies has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which one of the Companies or the Seller was the parent.

        (g) Except as set forth in Section 4.10(g) of the Seller Disclosure Schedule, none of the Companies has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G.

        (h) The Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

        (i) For purposes of this Section 4.10:

           (A) "TAX" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

           (B) "TAX RETURN" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

    4.11  EMPLOYEES.

        (a) Except as set forth in Section 4.11(a) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries maintains or contributes to any "employee pension benefit plan" (the "SELLER PENSION PLANS"), as such term is defined in Section 3(2) of ERISA, "employee welfare benefit plan" (the "SELLER BENEFIT PLANS"), as such term is defined in
    Section 3(1) of ERISA, stock option plan, stock purchase plan, deferred compensation plan, other employee benefit plan for employees of the Seller or its subsidiaries, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of the Seller or its subsidiaries (collectively, the "SELLER OTHER PLANS").

        (b) Except as set forth in Section 4.11(b) of the Seller Disclosure Schedule, the Seller shall have delivered to the Buyer contemporaneous with the delivery of the Seller Disclosure Schedule a complete and accurate copy of each of the following with respect to each of the Seller Pension Plans, the Seller Benefit Plans and the Seller Other Plans: (i) plan document; (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and
    (v) most recent annual report on Form 5500, if any.

        (c) The value of the assets of each of the Seller Pension Plans subject to Title IV of ERISA will equal or exceed as of the Effective Time that plan's "Benefit Liabilities" as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements, and, as of the date hereof none of such plans are underfunded by any material amounts.

        (d) To the knowledge of the Seller, each of the Seller Pension Plans and each of the Seller Benefit Plans which are maintained or contributed to by the Seller has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws, except to the extent that non-compliance would not have a Material Adverse Effect on the Seller, taken as a whole.

        (e) To the knowledge of the Seller, there has been no reportable event within the meaning of Section 4043(b) of ERISA or any waived funding deficiency within the meaning of Section 412(d)(3) (or any predecessor section) of the Code with respect to any Seller Pension Plan.

        (f) Except as set forth in Section 4.11(f) of the Seller Disclosure Schedule, the Seller has made or provided for all contributions to the Seller Pension Plans required by the Seller thereunder.

        (g) The Seller does not contribute and has not contributed to any "Multiemployer Plan," as such term is defined in Section 3(37) of ERISA.

        (h) To the knowledge of the Seller, each of the Seller Pension Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, and the Seller is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

        (i) Except as set forth in Section 4.11(i) of the Seller Disclosure Schedule, the Seller is not a party to and does not maintain or contribute to any contract or other arrangement with any employee or group of employees, providing severance payments, stock or stock-equivalent payments or post-employment benefits of any kind or providing that any otherwise disclosed plan, program or arrangement will irrevocably continue, with respect to any or all of its participants, for any period of time.

    4.12  AGREEMENTS WITH BANKING AUTHORITIES.  Except as set forth in Section
4.12 of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding, order to cease and desist with, or has been required to adopt any board resolution by, any federal or state governmental entity charged with the supervision or regulation of banks or engaged in the insurance of bank deposits which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder, and the Seller has not received written notification from any such federal or state governmental entity that any such Person may be requested to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease and desist order. The Seller Order has been terminated.

    4.13 DEPOSIT ACCOUNTS. The deposit accounts of the Seller comply in all material respects with applicable laws. To the knowledge of the Seller's Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Senior Vice President-Retail, after due inquiry, (i) Section 4.13 of the Seller Disclosure Schedule sets forth a list of the twenty-five largest deposit account holders of the Seller as of September 30, 1997 and (ii) Section 4.13 of the Seller Disclosure Schedule also includes with respect to each deposit account holder referred to in the preceding clause, the deposit accounts of such account holder's Affiliates and Associates as of such date.

    4.14 MATERIAL AGREEMENTS. Except as set forth in any of the Seller Disclosure Schedules or the index of exhibits in the Seller's Annual Report on Form F-2 for the year ended December 31, 1996, as of the date of this Agreement, except for this Agreement and the other Transaction Documents, neither the Seller nor any of its subsidiaries is a party to or is bound by (a) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Seller, except those entered into in the ordinary course of business; (b) any written (or oral, if material) agreement, arrangement, or commitment relating to the employment of any person or the election or retention in office or severance of any present or former director or officer of the Seller or any of its subsidiaries; (c) any contract, agreement, or understanding with any labor union; (d) any agreement by and among the Seller, its subsidiaries and/or any Affiliate thereof; or (e) any contract or agreement or amendment thereto that would be required to be filed as an Exhibit to a Form F-2 filed by the Seller as of the date hereof that has not been filed as an Exhibit to the Form F-2 filed by it for 1996.

    4.15 OWNERSHIP OF PROPERTY. Section 4.15 of the Seller Disclosure Schedule sets forth a true and complete list of all real property owned, leased or operated by the Seller or any of its subsidiaries (including all of the branches of the Seller and all of the Seller's or any of its subsidiaries' properties acquired by foreclosure proceedings in the ordinary course of business) as of the date hereof. Except as set forth in Section 4.15 of the Seller Disclosure Schedule, the Seller and its subsidiaries have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, and all other assets and properties reflected in the Seller's consolidated balance sheet as of September 30, 1997, or acquired subsequent thereto subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet and not otherwise prohibited by the terms hereof, (b) dispositions for adequate consideration in the ordinary course of business or as expressly permitted by the terms hereof, (c) statutory liens for amounts not yet delinquent or which are being contested in good faith, (d) those items that secure public or statutory obligations or any discount with, borrowing from, or other obligations to, any Federal Reserve Bank or Federal Home Loan Bank, inter-bank credit facilities, or any transaction by a subsidiary acting in a fiduciary capacity, and (e) such encumbrances, liens, mortgages, security interests, and pledges that are not material in character, amount or extent. Seller has all licenses and permits necessary to conduct the business of banking at its branch premises and Seller has made available to the Buyer a copy of all deeds and leases relating to all real property owned or leased by the Seller or its subsidiaries. Except as set forth in Section 4.15 of the Seller Disclosure Schedule, the Seller has not received any notice of violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation, or requirement relating to its properties. Each of the Seller and its subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control all property leased by the Seller and its subsidiaries as presently occupied, used, possessed and controlled by the Seller or its subsidiaries. Neither the Seller nor any of its subsidiaries is in default, and there has not occurred any event that with the lapse of time or giving of notice or both would constitute a default, under any leases pursuant to which the Seller or any of its subsidiaries leases any real property, which default with respect to any such lease is material to the cost of such lease or which would result in the obligation of the Seller to pay an amount in excess of $10,000. All such leases constitute legal, valid and binding obligations of the Seller or such subsidiary and, to the knowledge of the Seller, the other party thereto, enforceable by the Seller or such subsidiary in accordance with their respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies. Section 4.15 of the Seller Disclosure Schedule sets forth the expiration date and renewal terms of each such lease. The Seller has not received notice of, or made a claim with respect to, any breach or default under any leases pursuant to which the Seller leases any real property.

    4.16 REPORTS. Since January 1, 1994, the Seller has filed, and subsequent to the date hereof will file, all reports, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the FDIC, including but not limited to, Forms F-2, F-3 and F-4 and proxy statements (and all such reports, registrations and statements have been or will be delivered by the Seller to the Buyer), (b) the Federal Reserve Board, and (c) any applicable state securities or banking authorities (all such reports and statements are collectively referred to herein as the "SELLER REPORTS"). As of their respective dates, the Seller Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    4.17 COMPLIANCE WITH APPLICABLE LAW. Except as set forth in Section 4.17 of the Seller Disclosure Schedule, each of the Seller and its subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, and each of the Seller and its subsidiaries has complied with, and is not in default in any respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to the Seller and its subsidiaries (other than where such default or noncompliance will not result in, or create the possibility of resulting in, a material limitation on the conduct of the business of the Seller, will not cause or create the possibility of causing, the Seller or any subsidiary to incur any financial penalty in excess of $5,000 (including but not limited to CMPs), and will not otherwise result, or create the possibility of resulting in any Material Adverse Effect on the Seller), and the Seller has not received any notice of any violation of, or commencement of any proceeding in connection with any such violation (including but not limited to any hearing or investigation relating to the imposition or contemplated imposition of fines or penalties), and does not know of any violation of, any such law, statute, order, rule, regulation, policy or agreement which would have such a result.

    4.18 POOLING OF INTERESTS TREATMENT. To the Seller's knowledge, it has not taken any action that would or is likely to cause the Merger to fail to qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16.

    4.19  ENVIRONMENTAL MATTERS.

        (a) Except as set forth in Section 4.19(a) of the Seller Disclosure Schedule, since 1985, the Seller, each of its subsidiaries and the Participation Facilities (as such term is hereinafter defined) are and have been in material compliance with all applicable laws, rules, regulations, standards and requirements of the EPA and of state and local agencies with jurisdiction over pollution or protection of the environment.

        (b) Except as set forth in Section 4.19(b) of the Seller Disclosure Schedule, there is no suit, claim, action or proceeding now pending or, to the best knowledge of the Seller, threatened, before any court, governmental agency or board or other forum in which the Seller, any of its subsidiaries or any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation or (ii) relating to the release into the environment of any Hazardous Material (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by the Seller, any of its subsidiaries or any Participation Facility.

        (c) Except as set forth in Section 4.19(c) of the Seller Disclosure Schedule, to the best knowledge of the Seller, there is no suit, claim, action or proceeding pending, or threatened, before any court, governmental agency or board or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant or involved
    (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule or regulation or (ii) relating to the release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased, operated or involving a Loan Property.

        (d) Except as set forth in Sections 4.19(a), (b) and (c) of the Seller Disclosure Schedule, to the best knowledge of the Seller's management, there is no reasonable basis for any suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 4.19.

        (e) Except as set forth in Section 4.19(e) of the Seller Disclosure Schedule, during and, to the best knowledge of the Seller, prior to the period of (i) the ownership or operation by the Seller or any of its subsidiaries of any of their current properties, or (ii) the participation by the Seller or any of its subsidiaries in the management of any Participation Facility, there has been no release of Hazardous Material in, on, under or affecting such properties, that would subject the Seller or such subsidiary to any liability which would result in a Material Adverse Effect with respect to the Seller or such subsidiary. Except as set forth in
    Section 4.19(e) of the Seller Disclosure Schedule, to the best knowledge of the Seller, none of the branch offices of the Seller or any other real property currently owned, operated or leased by the Seller was at any time the site of any gas station, manufacturing plant or industrial business or activity or was used to a significant extent as a site on which any Hazardous Material, was stored, produced or otherwise located.

        (f) Except as set forth in Section 4.19(f) of the Seller Disclosure Schedule, the Seller and its subsidiaries have asked for representations from borrowers and/or have conducted due diligence with respect to each of the Loan Properties which secure obligations to the Seller under loan transactions in outstanding principal amount of at least $1,000,000, and in the course thereof, or subsequent thereto, nothing has come to the attention of the Seller or any of its subsidiaries which could be reasonably likely to prevent the Seller or such subsidiary from exercising its right to foreclose on its security interest therein.

        (g) None of the disclosures set forth in Section 4.19 of the Seller Disclosure Schedule is reasonably likely to result in the closure of any of the branch offices of the Seller or in a Material Adverse Effect with respect to the Seller or any subsidiary.

        (h) The transactions contemplated herein are not subject to the provisions of any applicable environmental restrictive transfer law.

        (i) The following definitions apply for purposes of this Section 4.19:
    (i) "LOAN PROPERTY" means any property in which the Seller or any of its subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (ii) "PARTICIPATION FACILITY" means any facility in which the Seller or any of its subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (iii) "HAZARDOUS MATERIAL" means any pollutant, contaminant, hazardous material, hazardous waste, or hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section9601 ET SEQ., or the Resource Conservation and Recovery Act, 42 U.S.C. SectionSection6901 ET SEQ., the Clear Water Act, 33 U.S.C. Section1321, ET SEQ., or any other federal, state or local law relating to safety, health, or environmental protection or any regulations promulgated under any of the foregoing, and specifically includes oil and any other petroleum derived products, asbestos, polychlorinated biphenyls (PCB's) and, with respect to any residential property, lead paint and radon.

    4.20 OWNERSHIP OF BUYER COMMON STOCK. Except as set forth in Section 4.20 of the Seller Disclosure Schedule, as of the date hereof, neither the Seller nor, to its best knowledge, any of its Affiliates or Associates (a) beneficially own, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Buyer, which in the aggregate represent five percent (5%) or more of the outstanding shares of capital stock of the Buyer entitled to vote generally in the election of directors (other than Trust Account Shares).

    4.21 INSURANCE. The Seller and each of its subsidiaries are presently insured, and since January 1, 1992 have been insured, for reasonable amounts against such risks as companies engaged in a similar businesses in a similar location would, in accordance with good business practice, customarily be insured. The Seller has made available to the Buyer copies of policies relating to insurance maintained by the Seller and its subsidiaries with respect to their properties and the conduct of their businesses.

    4.22 LABOR. No work stoppage involving the Seller or any of its subsidiaries is pending or, to the best knowledge of the Seller's management, threatened. Neither the Seller nor any of its subsidiaries is involved in, or, to the best knowledge of the Seller's management, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters. No employees of the Seller or its subsidiaries are represented by any labor union, and, to the best knowledge of the Seller's management, no labor union is attempting to organize employees of the Seller or its subsidiaries.

    4.23  MATERIAL INTERESTS OF CERTAIN PERSONS.  Except as disclosed in Section
4.23 of the Seller Disclosure Schedule, no officer or director of the Seller, or any Associate of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Seller.

    4.24 ABSENCE OF REGISTRATION OBLIGATIONS. The Seller is not under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act which will survive the Merger.

    4.25 LOANS. (a) All currently outstanding loans of, or current extensions of credit by, the Seller (individually, a "LOAN," and collectively, the "LOANS") were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder and applicable loan policies of the Seller, except for such changes to the circumstances of the obligor thereunder or the collateral occurring subsequent to the origination thereof and over which the Seller had no control and except as set forth in Section 4.25(a) of the Seller Disclosure Schedule. Except as set forth in Section 4.25(a) of the Seller Disclosure Schedule, the Loans are adequately documented and each note evidencing a Loan or loan or credit agreement or security instrument related to the Loans constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding of law or in equity) and the availability of equitable remedies. Except as set forth in Section 4.25(a) of the Seller Disclosure Schedule, there are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in the records of the Seller. Except as set forth in Section 4.25(a) of the Seller Disclosure Schedule, no claims of defense as to the enforcement of any Loan have been asserted against the Seller for which there is a reasonable possibility of an adverse determination and the Seller is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to the Seller. The Seller currently maintains, and shall continue to maintain, an allowance for loan losses allocable to the Loans which is adequate to provide for all known and estimable losses, net of any recoveries relating to such extensions of credit previously charged off, on the Loans, such allowance for loan losses complying in all material respects with all applicable loan loss reserve requirements established in accordance with GAAP and by any governmental authorities having jurisdiction with respect to the Seller. Except as set forth in Section 4.25(a) of the Seller Disclosure Schedule, none of the Loans are presently serviced by third parties and there is no obligation which could result in any Loan becoming subject to any third party servicing.

    (b) Except as set forth in Section 4.25(b) of the Seller Disclosure Schedule, as of the date hereof, the Seller is not a party to any written or oral (a) loan agreement, note or borrowing arrangement (including, without limitation, leases and credit enhancements) the unpaid principal balance of which exceeds $50,000 and as to which the obligor is, as of November 30, 1997, over 90 days delinquent in payment of principal or interest, or (b) Loan with any director, executive officer or, to the knowledge of the Seller, five percent stockholder of the Seller or any Affiliate or Associate of any director, executive officer or five percent stockholder of the Seller. Section 4.25(b) of the Seller Disclosure Schedule sets forth as of October 31, 1997, (i) all of the Loans in original principal amount in excess of $50,000 of the Seller that as of the date of this Agreement are classified by the Seller as "Other Loans Specially Mentioned", "Special Mentions", "Substandard", "Doubtful", "Loss", "Classified", "Restructured", "Watch list" or words of similar import, together with the principal amount of each such Loan and the identity of the obligor thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Seller that as of the date of this Agreement are classified as such, together with the aggregate principal amount of such Loans by category. The Seller shall inform Buyer in writing of (a) any Loan the current principal balance of which exceeds $50,000 that becomes classified in the manner described in this Section 4.25(b), or (b) any Loan, the current principal balance of which exceeds $50,000, of which the classification of which is materially and adversely changed at any time after the date of this Agreement, in each case, as soon as practicable but in any event within fifteen
(15) days after the end of the month during which the change took place.

    4.26 CAPITALIZATION. As of the date hereof, without giving effect to the transactions contemplated hereby, the Seller was (a) "well capitalized", as defined in the FDIA, and (b) met all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over the Seller, including without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and, except as set forth in the resolutions included in Section 4.12 of the Seller Disclosure Schedule, no such regulator has indicated that it will condition any of the regulatory approvals upon an increase in the Seller's capital or compliance with any special capital requirement, standard or ratio.

    4.27 CRA RATING. The Seller was rated "Outstanding" following its most recent Community Reinvestment Act examination by the FDIC. The Seller has not received any notice of and the Seller has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

    4.28 YEAR 2000. Section 4.28 of the Seller Disclosure Schedule summarizes the status of the Seller's dealings and communications with third-party service providers with respect to ensuring that the Seller's computer systems do not, or will not following modification thereof, be deficient with respect to formatting for the Year 2000 Problem and that such third-party service providers and the Seller's computer systems are, or will be, following modification thereof, in material compliance with all regulations and trade organization guidelines concerning the Year 2000 Problem. The Seller has made available to the Buyer copies of all correspondence between the Seller and its third-party service providers concerning Year 2000 Problem compliance. Except as set forth in
Section 4.28 of the Seller Disclosure Schedule, the Seller has no other contracts with, or commitments to, any third-party with respect to its computer systems. The Seller's software applications which are material to the operations of the Seller, including the software for its data and item processing functions, have been licensed and are maintained by third-party service providers, and the Seller is not aware of any expense that it will incur in connection with the resolution of any Year 2000 Problem associated with any such software applications. The Seller is not aware of any inability on the part of any customer, insurance company or service provider with which the Seller transacts business to timely remedy their own deficiencies in respect of the Year 2000 Problem, which inability, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect on the Seller.

    4.29  TRANSACTIONS ONLY IN ORDINARY COURSE.  Except as disclosed in Section
4.29 of the Seller Disclosure Schedule or described in the Seller Balance Sheet, the Seller and its subsidiaries have engaged in transactions only in the ordinary course of business for entities engaged in its respective business.

    4.30 SELLER INFORMATION. The information relating to the Seller and its subsidiaries to be contained in the Seller Proxy Statement as described in
Section 5.04 hereof, to the extent such information is provided in writing by the Seller, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

    4.31 DISCLOSURE. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Seller Disclosure Schedule, furnished to the Buyer pursuant to the provisions hereof, to the best knowledge of the Seller, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

    4.32 FAIRNESS OPINION. The Seller has received an opinion from Legg Mason Wood, Walker, Incorporated, dated as of the date hereof, and will use all commercially reasonable efforts to cause Legg Mason Wood Walker, Incorporated to deliver an opinion as of the date of the Seller Proxy Statement, each to the effect that the Conversion Ratio is fair to the stockholders of the Seller from a financial point of view.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

    5.01 CONDUCT OF THE BUSINESS OF THE SELLER. During the period from the date of this Agreement to the Effective Time, the Seller:

        (a) shall conduct its business and engage in transactions only in the ordinary and usual course of business consistent with past practices, which shall mean (i) conducting its banking and other business in the ordinary and usual course, (ii) refraining from any of the activities described in
    Section 5.01(b) below, (iii) not entering into any material transactions except in the ordinary and usual course of business consistent with past practices and (iv) complying with the following covenants:

           (A) maintaining its corporate existence and good standing;

           (B) using all reasonable efforts to maintain and keep its properties in as good repair and condition in all material respects as they presently exist, except for ordinary wear and tear and damage due to casualty;

           (C) using all reasonable efforts to maintain in full force and effect insurance generally comparable in amount and in scope of coverage to that now maintained by it;

           (D) complying with and performing in all material respects its obligations and duties (y) under contracts, leases and documents relating to or affecting its assets, properties and business and (z) imposed upon it by all federal, state and local laws and all rules, regulations and orders imposed by federal, state or local governmental authorities, judicial orders, judgments, decrees and similar determinations; and

           (E) using all reasonable efforts to preserve its business organization intact and the goodwill of those having business relationships with the Seller, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with borrowers, depositors, other customers and others having business relationships with it;

        (b) shall not and shall not permit any of its subsidiaries to, without the prior written consent of the Buyer:

           (i) engage or participate in any material transaction or incur or sustain any material obligation or liability except in the ordinary and usual course of its businesses consistent with past practices;

           (ii) offer an interest rate with respect to any deposit that would constitute such deposit a "brokered deposit" of the Seller under 12 C.F.R. Section337.6(a)(l)(ii);

           (iii) except in the ordinary and usual course of business consistent with past practices and in an immaterial aggregate amount, sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to lease, transfer, assign, encumber or dispose of any of its assets except as set forth in Section 5.01(b)(iii) of the Seller Disclosure Schedule;

           (iv) file any application to open, close or relocate any branch office;

           (v) open, close, relocate, or give any notice (written or verbal) to customers or governmental authorities or agencies to open, close or relocate the operations of any branch office; or

           (vi) waive any material right, whether in equity or at law, that it has with respect to any asset, other than loans, except in the ordinary and usual course of business consistent with past practice and except as set forth in Section 5.01(e);

        (c) shall, at the Buyer's request and expense, use all reasonable efforts to cooperate with the Buyer with respect to preparation for the combination and integration of the businesses, systems and operations of the Buyer Bank and the Seller, and shall confer on a regular and frequent basis with one or more representatives of the Buyer to report on operational and related matters;

        (d) shall, subject to any restrictions under applicable law or regulation, promptly notify the Buyer of any emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing reasonably could be expected to have a material effect on the business, results of operations, financial condition or prospects of the Seller;

        (e) shall not make any loan or extend any credit on other than the Seller's customary terms, conditions and standards other than in connection with any loan workouts in accordance with applicable law and consistent with the banking practices of comparably-sized depository institutions; PROVIDED, HOWEVER, that notwithstanding the foregoing, the Seller shall not, without the written consent of the Buyer, which shall not be unreasonably withheld, execute any waiver, release of any right, or cancellation, compromise or extension of payment or the date of any debt, loan, loan payment or claim, in excess of $500,000 in any one instances or series of related instances or which would extend the maturity date of any debt, loan, loan payment or claim beyond two (2) years thereof, make any loan, advance, commitment to extend credit or any advance which increases any currently outstanding obligation of any borrower or creates or would create any new obligation of any borrower, which would result in aggregate obligations of such borrower to the Seller, direct or indirect, primary or secondary, absolute or contingent, including obligations if commitments are honored, in excess of $500,000.

        (f) shall not declare or pay any dividends on or make any other distributions in respect of Seller Common Stock;

        (g) shall not adopt or amend (other than amendments required by applicable law or amendments that reduce amounts payable by it) in any material respect any Seller Pension Plan, any Seller Benefit Plan or any Seller Other Plan or enter (or permit any of its subsidiaries to enter) into any employment, severance or similar contract with any person (including, without limitation, contracts with management which might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing agreements, plans or contracts to increase any amounts payable thereunder or benefits provided thereunder, or grant or permit any increase in compensation to any officer or to its employees as a class or pay any bonus, except as set forth in Section 5.01(g) of the Seller Disclosure Schedule;

        (h) shall not, with respect to itself or any of its subsidiaries, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement with respect to, any merger, consolidation, purchase and assumption transaction or business combination (other than the Merger), any acquisition of a material amount of assets or securities or assumption of liabilities (including deposit liabilities), any disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practices except as set forth in Section 5.01(e) hereof;

        (i) shall not propose or adopt amendments to its, or any of its subsidiaries, Charter or By-Laws;

        (j) shall not issue, deliver or sell any shares (whether original issuance or from treasury shares) of its capital stock or securities convertible into or exercisable for shares of its capital stock (or permit any of its subsidiaries to issue, deliver or sell any shares of such subsidiaries' capital stock or securities convertible into or exercisable for shares of such subsidiaries' capital stock), except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding or in existence on the date hereof, and except upon exercise of the Seller Option, as applicable, or effect any stock split, reverse stock split, recapitalization, reclassification or similar transaction or otherwise change its equity capitalization as it existed on September 30, 1997;

        (k) shall not grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock;

        (l) shall not purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except in a fiduciary capacity;

        (m) shall not impose, or suffer the imposition, on any share of capital stock held by it of any material lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist;

        (n) shall not incur, or permit any of its subsidiaries to incur, any additional debt obligation or other obligation for borrowed money, or to guaranty any additional debt obligation or other obligation for borrowed money, except in the ordinary course of business consistent with past practices, which shall include but not necessarily be limited to creation of deposit liabilities, Federal Home Loan Bank or Federal Reserve Board borrowings, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements or other similar arrangements commonly employed by banks;

        (o) shall not incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than capital expenditures and such related obligations or liabilities incurred or committed to in the ordinary and usual course of business consistent with past practices, and, in all cases, the Seller agrees to consult with the Buyer with respect to capital expenditures that individually exceed $50,000 or cumulatively exceed $200,000;

        (p) shall not change its methods of accounting in effect at December 31, 1996, except as may be required by changes in GAAP as concurred in by the Seller's independent auditors, and the Seller shall not change its fiscal year;

        (q) shall file all reports, applications and other documents required to be filed by it with the FDIC or any other governmental entity between the date of this Agreement and the Effective Time and shall make available to the Buyer copies of all such reports promptly after the same are filed;

        (r) shall use all commercially reasonable efforts to improve its business, results of operations, financial condition and prospects, consistent with the terms of this Agreement;

        (s) shall cooperate with the Buyer with the objective of seeking appropriate modification or rescission of all formal and informal supervisory enforcement actions;

        (t) shall not take any action which would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code;

        (u) shall not, except as expressly contemplated hereby, and as set forth in Section 5.01(u) of the Seller Disclosure Schedule, enter into any contract with any Affiliate;

        (v) shall not, except as set forth in Section 5.01(e) hereof, and except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any changes in any of its material leases or contracts, other than renewals of contracts and, subject to the provisions of Section 5.16 hereof, leases without material adverse change of terms;

        (w) shall not, other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported; and

        (x) shall not agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any of its representations or warranties contained herein untrue or incorrect in any material respect.

    5.02 COVENANTS OF THE BUYER. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Buyer shall not, and shall not permit any of its Significant Subsidiaries to take any action which would prevent or impede the Merger from qualifying (i) for pooling of interests treatment and (ii) as a reorganization within the meaning of Section 368 of the Code.

    5.03  ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

        (a) The Seller shall permit the Buyer reasonable access to its properties, and shall disclose and make available to the Buyer all Records, including all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of the Seller, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, By-Laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which the Buyer may reasonably have an interest in light of the transactions contemplated hereby. The Seller shall make arrangements with each third party provider of services to the Seller to permit the Buyer reasonable access to all of the Seller's Records held by each such third party. The Buyer shall permit the Seller reasonable access to such properties and records of the Buyer and/or its subsidiaries in which the Seller may reasonably have an interest in light of the transactions contemplated hereby. Neither the Buyer nor the Seller nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (b) All Confidential Information furnished by each party hereto to the other, or to any of its Affiliates, directors, officers, employees, representatives or agents (such persons being collectively referred to herein as "REPRESENTATIVES"), shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby, and, if such transactions shall not occur, the party receiving the information, or any of its Affiliates or Representatives, as the case may be, shall return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall keep confidential all such information for the period hereinafter referred to, and shall not directly or indirectly at any time use such information for any competitive or other commercial purpose; PROVIDED, HOWEVER, that the Buyer and its Affiliates shall be permitted to retain and share with their regulators, examiners and auditors (who need to know such information and are informed of the confidential nature thereof and directed to treat such information confidentially) such materials, files and information relating to or constituting the Buyer's or any of its Affiliate's or Representatives' work product, presentations or evaluation materials as the Buyer deems reasonably necessary or advisable in connection with auditing or examination purposes. The obligation to keep such information confidential shall continue for two (2) years from the date this Agreement is terminated. In the event that either party or its affiliates or Representatives are requested or required in the context of a litigation, governmental, judicial or regulatory investigation or other similar proceeding (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar process) to disclose any Confidential Information, the party or its affiliate or its Representative so requested or required will directly or through the party of such affiliate or Representative, if practicable and legally permitted, prior to providing such information, and as promptly as practicable after receiving such request, provide the other party with notice of each such request or requirement so that the other party may seek an appropriate protective order or other remedy or, if appropriate, waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the party or affiliate or Representative so requested or required is, in the written opinion of its counsel, legally required to disclose Confidential Information to any tribunal, governmental or regulatory authority, or similar body, the party or affiliate or Representative so required may disclose that portion of the Confidential Information which it is advised in writing by such counsel it is legally required to so disclose to such tribunal or authority or similar body without liability to the other party hereto for such disclosure. The parties and their Affiliates and Representatives will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the information so disclosed.

    As used in this Section 5.03(b), "CONFIDENTIAL INFORMATION" means all data, reports, interpretations, forecasts and records (whether in written form, electronically stored or otherwise) containing or otherwise reflecting information concerning the disclosing party or its Affiliates which is not available to the general public and which the disclosing party or any affiliate or any of their respective Representatives provides or has previously provided to the receiving party or to the receiving party's Affiliates or Representatives at any time in connection with the transactions contemplated by this Agreement, including but not limited to any information obtained by meeting with Representatives of the disclosing party or its Affiliates, together with summaries, analyses, extracts, compilations, studies, personal notes or other documents or records, whether prepared by the receiving party or others, which contain or otherwise reflect such information. Notwithstanding the foregoing, the following information will not constitute "CONFIDENTIAL INFORMATION": (i) information that is or becomes generally available to the public other than as a result of a disclosure by the receiving party or any affiliate or Representative of the receiving party, (ii) information that was previously known to the receiving party or its Affiliates or Representatives on a nonconfidential basis prior to its disclosure by the disclosing party, its Affiliates or Representatives, (iii) information that became or becomes available to the receiving party or any affiliate or Representative thereof on a nonconfidential basis from a source other than the disclosing party or any affiliate or Representatives of the disclosing party, provided that such source is not known by the disclosing party or its Affiliates or Representatives to be subject to any confidentiality agreement or other legal restriction on disclosing such information and (iv) information that has been independently acquired or developed by the receiving party or its Affiliates or Representatives without violating the obligation's of this Section 5.03(b).

    5.04 NO SOLICITATION. Unless and until this Agreement shall have been properly terminated by either party pursuant to Section 8.01 hereof, neither the Seller nor any of its subsidiaries or Affiliates shall (and the Seller shall use its best efforts to cause its Representatives, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or participate in any discussions or negotiations with, or, provide any information to, any corporation, partnership, person or other entity or group (other than the Buyer and its Affiliates or Representatives) concerning any merger, tender offer, sale of substantial assets, sale of shares of capital stock or debt securities or similar transaction involving the Seller (an "ACQUISITION TRANSACTION"). Notwithstanding the foregoing, nothing contained in this Section 5.04 shall prohibit the Seller or its Board of Directors from taking and disclosing to the Seller's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Seller's stockholders which, in the judgment of the Board of Directors with the written advice of outside counsel, may be required under applicable law. The Seller will promptly communicate to the Buyer the terms of any proposal, discussion, negotiation or inquiry relating to an Acquisition Transaction and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction (which shall mean that any such communication shall be delivered no less promptly than by telephone within 24 hours of the Seller's receipt of any such proposal or inquiry) or its receipt of any request for information from the Federal Reserve Board, the DOJ, or any other governmental agency or authority with respect to a proposed Acquisition Transaction.

    5.05  REGULATORY MATTERS; CONSENTS.

        (a) The Buyer and the Seller shall promptly prepare and file with the SEC and the FDIC a proxy statement in definitive form relating to the meeting of the Seller's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "SELLER PROXY STATEMENT") and the Buyer shall promptly prepare and file with the SEC and the FDIC a registration statement on Form S-4 (the "S-4") in which the Seller Proxy Statement will be included as a prospectus. Each of the Buyer and the Seller shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Seller shall thereafter mail the Seller Proxy Statement to the Seller's stockholders. The Buyer shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Seller shall furnish all information concerning the Seller and the holders of the Seller Common Stock as may be reasonably requested in connection with any such action.

        (b) The Seller and the Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Seller or the Buyer, as the case may be, and any of their respective subsidiaries and Affiliates, which appear in the Seller Proxy Statement, any filing made with, or written materials submitted to, any third party or any government regulatory body, department, agency or authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and government regulatory bodies, departments, agencies or authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein and therein. Without limiting the scope of the immediately preceding sentence, the Buyer shall provide the Seller's counsel with copies of the nonconfidential portions of filings submitted to and related correspondence with any governmental regulatory body whose consent or approval is necessary to consummate the Merger.

        (c) The Buyer and the Seller shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Seller Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Buyer, the Seller or any of their respective subsidiaries to any governmental regulatory body, department, agency or authority in connection with the Merger and the other transactions contemplated by this Agreement.

        (d) Each of the Seller and the Buyer will cooperate with the other and use all reasonable efforts to prepare all necessary documentation, to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

    5.06 APPROVAL OF STOCKHOLDERS. The Seller will (a) as promptly as practicable, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement and the Merger, and for such other purposes as may be necessary or desirable,
(b) recommend to its stockholders the approval of the aforementioned matters to be submitted by it to its stockholders, except as required by the fiduciary duties of the Seller's Board of Directors (as determined in good faith and as advised in writing by the Seller's counsel), and (c) cooperate and consult with the Buyer with respect to each of the foregoing matters.

    5.07 AGREEMENTS OF SELLER'S AFFILIATES. The Seller shall identify in a letter to the Buyer, after consultation with counsel, all persons who, at the time of the meeting of its stockholders referred to in Section 5.05 hereof, it believes may be deemed to be "affiliates" of the Seller, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act and/or as used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the SEC (the "SELLER AFFILIATES"). The Seller shall use all reasonable efforts to cause each person who is identified as a Seller Affiliate in the letter referred to above to deliver to the Buyer at least forty (40) days prior to the Effective Time an executed copy of the Seller Affiliates Agreement. Prior to the Effective Time, the Seller shall amend and supplement such letter and use all reasonable efforts to cause each additional person who is identified as a Seller Affiliate to execute a copy of the Seller Affiliates Agreement. Within thirty (30) days after the end of the first fiscal quarter of the Buyer ending at least thirty (30) days after the Effective Time, the Buyer will publish results including at least thirty (30) days of combined operations of the Buyer and the Seller as referred to in the Seller Affiliates Letter as contemplated by and in accordance with SEC Accounting Series Release No. 135.

    5.08 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to, as promptly as practicable, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement or to vest the Buyer Bank with full title to all properties, assets, rights, approvals, immunities and franchises of the Seller. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Buyer Bank with full title to all properties, assets, rights, approvals, immunities and franchises of the Seller, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    5.09 PUBLIC ANNOUNCEMENTS. From the date of this Agreement to the Closing Date, neither of the parties hereto shall make or send a Public Announcement unless the other party shall have first been afforded reasonable opportunity to review and comment on the text of such Public Announcement prior to the delivery of the same; PROVIDED, HOWEVER, that nothing in this Section shall prohibit any party hereto from making any Public Announcement which its legal counsel deems necessary under law, if it makes a good faith effort to obtain the other party's comment on the text of the Public Announcement before making it public.

    5.10 TAX-FREE REORGANIZATION TREATMENT. Neither the Buyer nor the Seller shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which reasonably could be expected to disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; PROVIDED, HOWEVER, that nothing herein shall limit the ability of the Buyer to exercise its rights under the Seller Option Agreement.

    5.11 POST-CLOSING GOVERNANCE. From and after the Effective Time, the Board of Directors of the Buyer shall be expanded by one member and James F. Drew shall be appointed as a director of the Buyer. From and after the Effective Time, the Board of Directors of the Surviving Bank shall consist of those persons comprising the Board of Directors of the Buyer Bank prior to the Effective Time, each to hold office in accordance with the Articles of Organization and By-Laws of the Surviving Bank; PROVIDED, HOWEVER, that the Board of Directors of the Buyer Bank shall be expanded by one member and Nicholas P.

Salerno shall be appointed to serve as a director of the Buyer Bank after the Effective Time. At the Effective Time, the officers of the Surviving Bank shall consist of those persons who were officers of the Buyer Bank immediately prior to the Effective Time, subject to the rights of the Buyer as the sole stockholder of the Buyer Bank, each to hold office in accordance with the Articles of Organization and By-Laws of the Surviving Bank.

    5.12 STOCK EXCHANGE LISTING. Buyer shall use all reasonable efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, as of or prior to the Effective Time.

    5.13 EMPLOYMENT AND BENEFIT MATTERS. (a) The Buyer agrees to provide the employees of the Seller (the "SELLER EMPLOYEES") who remain employed after the Closing Date (collectively, the "TRANSFERRED SELLER EMPLOYEES") with the types and levels of employee benefits maintained by the Buyer for similarly situated employees of the Buyer or the Buyer Bank. As soon as administratively practicable after the Effective Time, the Buyer shall permit the Seller Employees to participate in the Buyer's group hospitalization, medical, life and disability insurance plans, defined benefit pension plan, thrift plan, severance plan and similar plans, on the same terms and conditions as applicable to comparable employees of the Buyer and the Buyer Bank (including the waiver of pre-existing conditions, restrictions, exclusions or limitations), giving Seller Employees full credit for all "years of service," as that term is defined in
Section 411(a)(5) of the Code, with the Seller and its subsidiaries (to the extent the Seller gave effect) as if such service was with the Buyer, for purposes of eligibility, vesting and calculation of benefits under vacation, severance and other plans, but not for benefit accrual purposes under the Buyer defined benefit pension plan.

    (b) COMPENSATION ARRANGEMENTS. Following the Effective Time, the Buyer shall honor and shall cause the Buyer Bank to honor in accordance with their terms all individual employment and other compensation agreements existing prior to the execution of this Agreement, which are between the Seller and any current or former director, officer or employee thereof, and which have been disclosed in the Seller Disclosure Schedule, and the Buyer will not, and will not cause any of its subsidiaries to, challenge the validity of any obligation of the Seller under any employment, consulting, supplemental retirement or other compensation, contract or arrangement with any current or former director, officer or employee of the Seller, provided such contract or arrangement was set forth in the Seller Disclosure Schedule.

    (c) CONTINUATION OF PLANS. Notwithstanding anything to the contrary contained herein, the Buyer shall have sole discretion with respect to the determination as to whether to terminate, merge or continue any employee benefit plans and programs of the Seller to the extent permitted by and in accordance with the terms of such plans and programs; PROVIDED, HOWEVER, that the Buyer shall continue to maintain the Seller plans (other than stock based or incentive plans) until the Seller Employees are permitted to participate in the Buyer's plans in accordance with this Section 5.13(c). Nothing in this Agreement shall alter or limit the Buyer's obligations, if any, under ERISA, as amended by the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the Health Insurance Portability and Accountability Act of 1996 with respect to the rights of Seller Employees and their qualified beneficiaries in connection with the group health plan maintained by the Seller as of the Effective Time.

    5.14 AUDITOR'S LETTERS. The Seller shall use all reasonable efforts to cause to be delivered to the Buyer letters from its independent auditors dated the date on which the S-4 referred to in Section 5.05(a) hereof or last amendment thereto shall become effective, and dated the Closing Date, and addressed to the Buyer and the Seller, with respect to the Seller's consolidated financial position and the results of operations, which letters shall be based on SAS 72 and certain agreed-upon procedures, which procedures shall be consistent with applicable professional standards for letters delivered by independent auditors in connection with comparable transactions, and each in form and substance which is reasonably satisfactory to the Buyer.

    5.15. MAINTENANCE OF RECORDS. Through the Effective Time, the Seller will maintain the Records in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. The Buyer may, at its own expense, make such copies of and excerpts from the Records as it may deem desirable. All Records, whether held by the Buyer or the Seller, shall be maintained for such periods as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period.

    5.16 LEASES. Between the date hereof and the Closing Date, the Seller shall use all commercially reasonable efforts to promptly obtain the consent of the landlord to the transactions contemplated hereby under the lease set forth in Section 4.04 of the Seller Disclosure Schedule and the Buyer will cooperate with the Seller in obtaining such consent. The Seller shall consult with the Buyer before renewing or extending any material lease of the Seller of real property or material lease relating to furniture, fixtures or equipment that is currently in effect but that would otherwise expire on or prior to the Effective Time. The Seller shall not cancel, terminate or take other action that is likely to result in any cancellation or termination of any such lease without prior written notice to the Buyer.

    5.17 ADVICE OF CHANGES. The Seller shall promptly advise the Buyer of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. All supplements or amendments to such Disclosure Schedules pursuant to and in accordance with this Section 5.17 shall be treated as having been part of such Disclosure Schedule as of the date hereof for the purpose of determining satisfaction of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be; except with respect to matters which individually or in the aggregate have a Material Adverse Effect on the party amending such Disclosure Schedule. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining the compliance by the Seller with the covenants set forth in Sections 5.01. In addition to the foregoing, prior to the Closing Date, the Seller will deliver to the Buyer an updated attorney response to a recent request of the independent auditors for the Seller and its subsidiaries with respect to Litigation and will make available any documents which come into its possession after the date hereof related to the matter referred to in Section 4.09(b) of the Seller Disclosure Schedule.

    5.18 CONVERSION OF SELLER STOCK OPTIONS. At the Effective Time, all rights with respect to Seller Common Stock pursuant to stock options granted by the Seller under any currently existing Seller Stock Option Plans shall be converted into corresponding rights to purchase shares of Buyer Common Stock in accordance with the applicable provisions of Article II hereof.

    5.19  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

        (a) After the Effective Time, the Buyer shall honor the indemnification provisions for officers and directors currently set forth in the Articles of Organization (or charter or other organizational documents) and By-Laws of the Seller and its subsidiaries with respect to acts and omissions taken prior to the Effective Time by such officers and directors, but only to the extent permitted by federal and Massachusetts law and regulations.

        (b) The Buyer shall maintain the Seller's (including its subsidiaries') existing directors' and officers' liability insurance (the "D&O INSURANCE") covering persons who are currently covered by the Seller's D&O Insurance for a period of six (6) years after the Effective Time on terms no less favorable than those in effect on the date hereof and shall, on the Closing Date, provide evidence of such extension of coverage to the Seller; PROVIDED, HOWEVER, that the Buyer may substitute therefor policies providing at least comparable coverage and containing terms and conditions no less favorable than those in effect on the date hereof.

                                   ARTICLE VI

                               CLOSING CONDITIONS

    6.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

        (a) STOCKHOLDER'S APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Seller Common Stock or such greater number as may be required pursuant to the Charter of the Seller in accordance with applicable law.

        (b) GOVERNMENTAL CONSENTS. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental or regulatory authority or agency (all of the foregoing being referred to as "CONSENTS") which are necessary for the consummation of the Merger shall have been filed, occurred or been obtained (all such authorizations, orders, declarations, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "REQUISITE REGULATORY APPROVALS") and all such Requisite Regulatory Approvals shall be in full force and effect.

        (c) S-4. The S-4 shall have become effective under the Securities Act and shall not be subject to a stop order or a threatened stop order.

        (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Merger shall be in effect.

        (e) ACCOUNTING TREATMENT. Buyer shall have received a letter from Arthur Andersen LLP and Seller shall have received a letter from Wolf & Company, P.C., each dated the date of the Closing, substantially to the effect that, on the basis of a review of the Agreement and the transactions contemplated hereby, in such accountants' opinion, Accounting Principles Board Opinion No. 16 provides that the Merger may be accounted for as a pooling of interests.

    6.02 CONDITIONS TO THE OBLIGATIONS OF THE BUYER UNDER THIS AGREEMENT. The obligations of the Buyer under this Agreement shall be further subject to the satisfaction or waiver by the Buyer, at or prior to the Effective Time, of the following conditions:

        (a) ABSENCE OF MATERIAL ADVERSE CHANGES. There shall not have occurred any change in the business, assets, financial condition, results of operations or prospects of the Seller or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Seller or any of its subsidiaries.

        (b) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. (i) The obligations of the Seller required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, (ii) there shall be no shares of Seller Common Stock or other Seller securities issued and outstanding immediately prior to the Effective Time other than (x) the 16,651,602 shares of Seller Common Stock outstanding on the date hereof, (y) up to 570,750 shares of Seller Common Stock issuable upon the exercise of Seller stock options disclosed in Section 4.02(a) of the Seller Disclosure Schedule, and (z) any shares of Seller Common Stock issued upon the exercise of the Seller Option, and (iii) except as provided in the immediately preceding clause (ii), the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date); PROVIDED, HOWEVER, that for purposes of determining the satisfaction of the conditions contained in clause (iii) of this paragraph (b), no effect shall be given to any exception in such representations and warranties relating to materiality or the existence of a Material Adverse Effect and, PROVIDED FURTHER, HOWEVER, that for purposes of clause (ii) of this paragraph (b), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, in the aggregate, represents a material adverse change to the business, assets, financial condition or results of operations of the Seller. The Buyer shall have received a certificate to the foregoing effect signed by the chairman or president and the chief financial officer or chief accounting officer of the Seller.

        (c) THIRD-PARTY APPROVALS. Any and all permits, consents, waivers, clearances, approvals and authorizations of all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received or obtained by the Seller, shall have been obtained by the Seller.

        (d) BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, the Buyer or the Buyer Bank after the Effective Time, by any federal or state governmental agency or authority which, in connection with the granting of any Consent or Requisite Regulatory Approval necessary to consummate the Merger or otherwise, imposes any condition or restriction upon the Buyer, any subsidiary of the Buyer or the Seller after the Merger (including, without limitation, requirements relating to the disposition of assets or limitations on interest rates), which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable in the reasonable judgment of the Buyer the consummation of the Merger.

        (e) TAX LETTER RULING. The Buyer shall have (i) obtained a letter ruling from the IRS substantially to the effect that for federal income tax purposes the Merger constitutes a reorganization as described in Section 368(a) of the Code or (ii) if, on the date the last Requisite Regulatory Approval is received, the letter ruling referred to in clause (i) shall not have been received, the Buyer shall have received an opinion, dated the date of the Closing from its counsel, Bingham Dana LLP or other counsel acceptable to the Buyer and the Seller, substantially to the effect that, on the basis of facts and representations set forth therein, or set forth in writing elsewhere and referred to therein, for federal income tax purposes the Merger constitutes a reorganization as described in Section 368(a) of the Code and addressing such other substantial federal income tax effects of the Merger as the Buyer may reasonably require and which are customary in transactions of a like character; PROVIDED, HOWEVER, that if, on the date that the last Requisite Regulatory Approval is received, the letter ruling referred to in clause (i) shall not have been received and Bingham Dana LLP has advised the Buyer that it is unable to deliver the tax opinion referred to in clause (ii), and all other conditions to closing set forth in this
    Article VI have been satisfied, the Buyer and the Seller shall cooperate and use reasonable efforts to take all steps necessary to alter the structure of the transactions contemplated by this Agreement to ensure that for federal income tax purposes the transactions contemplated by this Agreement shall constitute a reorganization as described in Section 368(a) of the Code and, in such event, either the Buyer or the Seller shall, upon written notice to the other party hereto, have the right to extend the Termination Date until October 31, 1998 provided that such party is not in material breach of this Agreement or the Stock Option Agreement. In rendering any such opinion, such counsel may rely, to the extent they deem necessary or appropriate, upon opinions of other counsel and upon representations of an officer or officers of the Seller and the Buyer or any of their Affiliates.

        (f) SELLER AFFILIATES AGREEMENTS. The Seller shall have delivered to the Buyer the letter pertaining to the Seller Affiliates, as contemplated under
    Section 5.06 above, and each of the executed Seller Affiliates Agreements that have been received by the Seller as of the Effective Time.

        (g) TERMINATION OF SELLER PLANS. If requested by the Buyer, the Seller shall have terminated all Seller Other Plans set forth on Schedule 6.02(g) hereof.

    6.03 CONDITIONS TO THE OBLIGATIONS OF THE SELLER UNDER THIS AGREEMENT. The obligations of the Seller under this Agreement shall be further subject to the satisfaction or waiver by the Seller, at or prior to the Effective Time, of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The obligations of the Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and the Seller shall have received a certificate to that effect signed by the chairman or president and the chief financial officer or chief accounting officer of the Buyer.

        (b) THIRD-PARTY APPROVALS. Any and all permits, consents, waivers, clearances, approvals and authorizations of all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received or obtained by the Buyer, shall have been obtained by the Buyer, other than permits, consents, waivers, clearances, approvals and authorizations the failure of which to obtain would neither make it impossible to consummate the Merger nor result in a Material Adverse Effect on the Buyer (on a consolidated basis with the Seller) after the Merger.

        (c) TAX OPINION. The Seller shall have received an opinion, dated the dates of the Proxy Statement and the Closing from Nutter, McClennen & Fish, LLP or other tax advisor acceptable to the Buyer and the Seller, substantially to the effect that, on the basis of facts and representations set forth therein, or set forth in writing elsewhere and referred to therein, for federal income tax purposes the Merger constitutes a reorganization as described in Section 368(a) of the Code and that no gain or loss will be recognized by the stockholders of the Seller upon the receipt, pursuant to this Agreement, of Buyer Common Stock solely in exchange for Seller Common Stock (it being understood that such opinion will not extend to cash received in lieu of fractional share interests or cash received by Dissenting Holders, if any) and in respect of such other substantial federal income tax effects of the Merger as the Seller may reasonably require and which are customary in transactions of a like character. In rendering any such opinion, such advisor may rely, to the extent they deem necessary or appropriate, upon opinions of other advisors and upon representations of an officer or officers of the Seller and the Buyer or any of their Affiliates.

        (d) NASDAQ LISTING. The shares of Buyer Common Stock issuable to Seller's stockholders pursuant to this Agreement shall have been authorized for listing on NASDAQ upon official notice of issuance.

                                  ARTICLE VII

                                    CLOSING

    7.01 TIME AND PLACE. Subject to the provisions of Articles VI and VIII hereof, the Closing of the transactions contemplated hereby shall take place at the Boston, Massachusetts offices of Bingham Dana LLP at 10:00 A.M., local time, on the first business day after the date on which all of the conditions contained in Article VI are satisfied or waived; or at such other place, at such other time, or on such other date as the Seller and the Buyer may mutually agree upon for the Closing to take place.

    7.02 DELIVERIES AT THE CLOSING. Subject to the provisions of Articles VI and VIII hereof, at the Closing there shall be delivered to the Seller and the Buyer, the opinions, certificates, and other documents and instruments required to be delivered under Article VI hereof.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

    8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated hereby by the Seller's stockholders:

        (a) by mutual written consent of the Seller and the Buyer authorized by their respective Boards of Directors;

        (b) by the Seller or the Buyer if the Effective Time shall not have occurred on or prior to August 31, 1998 (the "TERMINATION DATE") or such later date as shall have been agreed to in writing by the Buyer and the Seller;

        (c) by the Buyer or the Seller if any governmental or regulatory authority or agency, or court of competent jurisdiction, shall have issued a final permanent order or Injunction enjoining, denying approval of, or otherwise prohibiting the consummation of the Merger and the time for appeal or petition for reconsideration of such order or Injunction shall have expired without such appeal or petition being granted; or

        (d) by the Buyer or the Seller (provided that the terminating party is not then in material breach of any representation, warranty or covenant or other agreement contained herein or in the Seller Option Agreement) if the approval of the Seller's stockholders specified in Section 5.05 shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Seller's stockholders or at any adjournment thereof; or

        (e) by the Board of Directors of the Buyer or the Board of Directors of the Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein or in the Seller Option Agreement), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein or in the Seller Option Agreement which breach is not cured after twenty (20) days written notice thereof is given to the party committing such breach.

    8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Seller or the Buyer as provided above, this Agreement shall forthwith become null and void (other than Sections 5.02(b) and 9.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of the Seller or the Buyer or their respective officers or directors to the other, except (i) any liability of the Seller and the Buyer under said Sections 5.02(b) and 9.01, (ii) that the Seller Option Agreement shall be governed by its own terms as to termination, and (iii) in the event of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, in which case, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with the enforcement of its rights hereunder.

    8.03 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law and as may be authorized by their respective Boards of Directors, at any time prior to the consummation of the transactions contemplated by this Agreement or termination of this Agreement in accordance with the provisions of Section 8.01 hereof, whether before or after approval thereof by the stockholders of the Seller, the Buyer and the Seller may, (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI (other than Section 6.01) hereof; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the Seller's stockholders, there may not be, without further approval of such stockholders, any amendment, extension or waiver of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the stockholders of the Seller hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                                 MISCELLANEOUS

    9.01 EXPENSES. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; PROVIDED, HOWEVER, that all costs and expenses incurred in connection with the printing and mailing of the S-4 and the Seller Proxy Statement shall be borne equally by the Buyer and the Seller.

    9.02 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. None of the representations, warranties, covenants and agreements of the Seller or the Buyer shall survive after the Effective Time, except for the agreements and covenants contained or referred to in Article II, Section 5.02(b), the last sentence of
Section 5.08, and Sections 5.10, 5.12, and 5.17 hereof, and the agreements of the "affiliates" of the Seller delivered pursuant to Section 5.07, which agreements and covenants shall survive the Effective Time.

    9.03 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, cable, telegram or telex addressed as follows:

    (a) If to the Seller, to:
      Somerset Savings Bank
      212 Elm Street
      Sommerville, Massachusetts
      Attention: Thomas J. Kelly
               President and Chief Executive
               Officer
      Facsimile No.:

with a required copy to:

       Nutter, McClennen & Fish, LLP
      One International Place
      Boston, Massachusetts 02110
      Attention: John P. Driscoll, Jr., Esq.
                       and
               Michael K. Krebs, Esq.
      Facsimile No.: 617 973-9748

    (b) If to the Buyer, to:
UST Corp.
      40 Court Street
      Boston, Massachusetts 02109
      Attention: Neal F. Finnegan
               President and Chief Executive
               Officer
      Facsimile No.: 617-726-7320

with a required copy to:

       UST Corp.
      40 Court Street
      Boston, Massachusetts
      Attention: Eric R. Fischer, Esq.
               Executive Vice President, General
               Counsel and Secretary
      Facsimile No.: 617-695-4175

and

       Bingham Dana LLP
      150 Federal Street
      Boston, Massachusetts 02110
      Attention: Neal J. Curtin, Esq.
                     and
               Stephen H. Faberman, Esq.
      Facsimile No.: (617) 951-8736

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

    9.04 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement; PROVIDED, HOWEVER, that the Seller's current and former officers and directors are intended third-party beneficiaries with respect to the provisions set forth in
Section 5.19 hereof, and the provisions of such Section 5.19 may be enforced after the Effective Time by such persons as intended third-party beneficiaries.

    9.05 COMPLETE AGREEMENT. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, including the Confidentiality Agreement and this Agreement contains the entire agreement and understanding of the parties with respect to its subject matter. Except as set forth in this Agreement or in the Disclosure Schedules, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements, including without limitation, the Confidentiality Agreement, and understandings between the parties, both written and oral, with respect to its subject matter.

    9.06 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed to be an original and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties which delivery may be made by facsimile transmission.

    9.07 GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

    9.08 CAPTIONS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    9.09 EFFECT OF INVESTIGATIONS. No investigation by the parties hereto made heretofore or hereafter, whether pursuant to this Agreement or otherwise shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.

    9.10 SEVERABILITY. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

    9.11 SPECIFIC ENFORCEABILITY. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, each party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

    IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

                                        UST CORP.

                                        By: /s/ NEAL F. FINNEGAN
                                        ----------------------------------------

                                           Title: PRESIDENT AND CHIEF EXECUTIVE
                                        OFFICER

                                        SOMERSET SAVINGS BANK

                                        By: /s/ THOMAS J. KELLY
                                        ----------------------------------------

                                           Title: PRESIDENT AND CHIEF EXECUTIVE
                                        OFFICER

                                                                     EXHIBIT A
                                                                        TO
                                                                    APPENDIX A

                       RATIFICATION AND JOINDER AGREEMENT

    This RATIFICATION AND JOINDER AGREEMENT (this "AGREEMENT") is made this 9th day of January, 1998 by and among UST Corp., a Massachusetts corporation with a principal place of business at 40 Court Street, Boston, MA ("UST "), Mosaic Corp., a Massachusetts corporation and a wholly-owned subsidiary of UST, with a principal place of business at 40 Court Street, Boston, MA ("MOSAIC") and Somerset Savings Bank, a Massachusetts stock savings bank with a principal place of business at 212 Elm Street, Somerville, MA 02144 ("SOMERSET").

    WHEREAS, UST and Somerset have entered into an Affiliation Agreement and Plan of Reorganization, dated as of December 9, 1997 (the "MERGER AGREEMENT"), pursuant to which Somerset will be merged (the "MERGER") with and into USTrust, a Massachusetts bank and trust company and direct and indirect subsidiary of UST and Mosaic, by which Somerset will transfer all of its assets and liabilities to Mosaic, and Mosaic will direct the transfer of all of such assets and liabilities to USTrust;

    WHEREAS, Mosaic desires to become a party to the Merger Agreement, and UST and Somerset desire that Mosaic become a party to the Merger Agreement;

    NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

        1. UST, Mosaic and Somerset hereby agree that from and after the date hereof, Mosaic shall become a party to the Merger Agreement.

        2. Mosaic hereby ratifies and confirms all of the terms of the Merger Agreement and hereby agrees to become a party thereto, from and after the date hereof, and to perform all of the covenants and undertakings which UST agreed to cause it to perform or prevent it from performing under the Merger Agreement.

        3. Except as expressly modified hereby, all of the terms and conditions of the Merger Agreement shall remain in full force and effect.

        4. THIS RATIFICATION AND JOINDER AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICTS OR CHOICE OF LAWS).

    IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Ratification and Joinder Agreement to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.

                                          UST CORP.

                                          By:  /s/_James K. Hunt__________
                                          Title: Executive Vice President,
                                          Chief
                                               Financial Officer and
                                          Treasurer

                                          MOSAIC CORP.

                                          By:  /s/_Eric R. Fischer________
                                          Title: Executive Vice President,
                                          General
                                               Counsel and Clerk

                                          SOMERSET SAVINGS BANK

                                          By:  /s/_Gary M. Abrams_________
                                          Title: Senior Vice President,
                                          Treasurer and
                                               Chief Financial Officer

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT, dated as of December 9, 1997, between SOMERSET SAVINGS BANK, a Massachusetts stock savings bank (the "ISSUER") and UST CORP., a Massachusetts corporation (the "GRANTEE").

    WHEREAS, the Grantee and the Issuer have entered into an Affiliation Agreement and Plan of Reorganization of even date herewith (as amended and in effect from time to time, the "ACQUISITION AGREEMENT"), which agreement is being executed by the parties thereto prior to the execution of this Agreement; and

    WHEREAS, as a condition to the Grantee's entry into the Acquisition Agreement and in consideration for such entry, the Issuer has agreed to (i) grant to the Grantee the Option (as hereinafter defined) and (ii) make the cash payment referred to in Section 4 below;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Acquisition Agreement, the parties hereto agree as follows:

    1. The Issuer hereby grants to the Grantee an unconditional, irrevocable option (the "OPTION") to purchase, subject to the terms hereof, up to 2,777,000 fully paid and nonassessable shares (the "OPTION SHARES") of common stock, par value $1.00 per share, of the Issuer ("COMMON STOCK") at a price of $4.875 per share (the "OPTION PRICE"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment, as herein set forth, provided that, except as provided by Section 9 hereof, in no event shall the number of shares for which this Option is exercisable exceed 16.7% of the Issuer's issued and outstanding shares of Common Stock (without giving effect to any shares of Common Stock issued pursuant to the Option) less the number of shares previously issued pursuant to exercise of the Option.

    2. (a) The Holder (as such term is defined in paragraph (c) below) may exercise the Option, in whole or in part, if, but only if, both an Initial Triggering Event (as defined in paragraph (e) below) and a Subsequent Triggering Event (as defined in paragraph (f) below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined in paragraph (b) below), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in paragraph (h) of this Section 2) within thirty (30) days following such Subsequent Triggering Event and prior to the Exercise Termination Event.

    (b) The term "EXERCISE TERMINATION EVENT" shall mean the earliest of (i) the Effective Time, (ii) any termination of the Acquisition Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, and (iii) in the event of any termination of the Acquisition Agreement in accordance with the provisions thereof after the occurrence of an Initial Triggering Event, the passage of twelve (12) months after such termination. Upon the occurrence of an Exercise Termination Event, this Option (or such portion hereof as to which the holder has not theretofore given a notice of exercise in accordance with paragraph (h) below) shall terminate and become void, without notice or other action by any Person (the term "PERSON" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the rules and regulations thereunder). Notwithstanding the termination of the Option, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in whole or in part prior to the termination of the Option.

    (c) The term "HOLDER" shall mean the holder or holders of the Option.

    (d) The term "SCHEDULE 13G INVESTOR" shall mean any person holding voting securities of the Issuer eligible to report the beneficial ownership of such securities on Schedule 13G pursuant to the provisions of Rule 13d-1 under the Exchange Act.

    (e) The term "INITIAL TRIGGERING EVENT" shall mean any of the following events or transactions occurring after the date hereof:

        (i) The Issuer or any subsidiary of the Issuer, without having received the Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any Person, other than the Grantee or any subsidiary of the Grantee, or, without the consent of the Grantee, the Board of Directors of the Issuer shall have approved an Acquisition Transaction or recommended that the shareholders of the Issuer approve or accept any Acquisition Transaction other than as contemplated by the Acquisition Agreement. For purposes of this Agreement, the term "ACQUISITION TRANSACTION" shall mean (A) a merger or consolidation, or any similar transaction, with the Issuer or any Significant Subsidiary of the Issuer, or any subsidiary of the Issuer which, after such transaction, would be a Significant Subsidiary of the Issuer, (B) a purchase, lease or other acquisition of all or substantially all of the assets of the Issuer or any Significant Subsidiary of the Issuer or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing ten percent (10%) or more of the voting power of the Issuer or any Significant Subsidiary of the Issuer;

        (ii) Any Person, other than the Grantee or any subsidiary of the Grantee or the Issuer in a fiduciary capacity, and other than a Schedule 13G Investor, shall have acquired beneficial ownership (as hereinafter defined) or the right to acquire beneficial ownership of ten percent (10%) or more of the outstanding shares of Common Stock if such Person owned beneficially less than ten percent (10%) of the outstanding shares of Common Stock on the date of this Agreement, or any Person shall have acquired beneficial ownership of an additional three percent (3%) of the outstanding shares of Common Stock if such Person owned beneficially ten percent (10%) or more of the outstanding shares of Common Stock on the date of this Agreement (the term "BENEFICIAL OWNERSHIP" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and in the rules and regulations thereunder);

       (iii) (A) The holders of Issuer Common Stock shall not have approved the Acquisition Agreement at the meeting of such stockholders held for the purpose of voting on the Acquisition Agreement, (B) such meeting shall not have been held or shall have been canceled prior to the termination of the Acquisition Agreement, or (C) the Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Director's with respect to the Acquisition Agreement, in each case after it shall have been publicly announced or become publicly known that (x) any Person, other than the Grantee or any subsidiary of the Grantee, shall have made a bona-fide proposal to the Issuer or its shareholders to engage in an Acquisition Transaction by public announcement or written communication that shall be or become the subject of public disclosure; or (y) any Person other than the Grantee or any subsidiary of the Grantee, other than in connection with a transaction to which the Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction;

        (iv) After any Person other than the Grantee or any subsidiary of the Grantee has made a proposal to the Issuer or its shareholders to engage in an Acquisition Transaction, the Issuer shall have breached any covenant or obligation contained in the Acquisition Agreement and such breach (A) would entitle the Grantee to terminate the Acquisition Agreement and (B) shall not have been remedied prior to the Notice Date (as defined in paragraph (h) below); or

        (v) Any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
    Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 50% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively).

    (f) The term "SUBSEQUENT TRIGGERING EVENT" shall mean either of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any Person (other than a Schedule 13G Investor) of beneficial ownership of fifteen percent (15%) or more of the then outstanding Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in subparagraph (i) of paragraph (e) of this Section 2, except that the percentage referenced in clause (C) thereof shall be fifteen percent (15%) in lieu of ten percent (10%).

    (g) The Issuer shall notify the Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "TRIGGERING EVENT"), it being understood that the giving of such notice by the Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (h) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to the Issuer a written notice (the date of which being herein referred to as the "NOTICE DATE") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three (3) business days nor later than sixty
(60) business days from the Notice Date for the closing of such purchase (the "CLOSING"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in The Commonwealth of Massachusetts or a day on which banking institutions in The Commonwealth of Massachusetts are authorized by law or executive order to close.

    (i) At the Closing, the Holder shall pay to the Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by the Issuer, provided that failure or refusal of the Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

    (j) At such Closing, simultaneously with the delivery of immediately available funds as provided in paragraph (i) above, the Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to the Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (k) Certificates for the Common Stock delivered at a Closing hereunder may (in the sole discretion of the Issuer) be endorsed with a restrictive legend that shall read substantially as follows:

    "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTION PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED
    AS OF DECEMBER   , 1997, A COPY OF WHICH AGREEMENT WILL BE PROVIDED TO
    THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if the shares have been sold or transferred in compliance with the provisions of this

Agreement and under circumstances that do not require the retention of such legend. In addition, such certificates shall bear any other legend as may be required by law.

    (l) Upon the giving by the Holder to the Issuer of the written notice of exercise of the Option provided for under paragraph (h) above, the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to the Issuer, such Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. The Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. The Issuer agrees (a) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without requiring the Issuer's stockholders to approve an increase in the number of authorized shares of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock, (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Issuer, (c) promptly to take all action as may from time to time be required (including without limitation cooperating fully with any Holders in preparing any applications or notices required under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law), in order to permit such Holders to exercise the Option and the Issuer duly and effectively to issue shares of Common Stock pursuant hereto, and (d) promptly to take all action provided herein to protect the rights of any Holders against dilution.

    4. PHANTOM STOCK PAYMENT. (a) As additional consideration for the Grantee's entry into the Acquisition Agreement, upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, and subject to paragraph (c) hereof, the Issuer shall pay to the Grantee, an amount in cash (the "PHANTOM STOCK PAYMENT") determined in accordance with the next sentence hereof. The Phantom Stock Payment shall be in an amount equal to the product of
(i) the number of Phantom Stock Shares, MULTIPLIED BY (ii) the Option Spread. The number of Phantom Stock Shares shall initially be 536,669. The term "Option Spread" shall mean the arithmetic difference between (x) the Option Price and
(y) the "market/offer price" as such term is defined in Section 8(a) of this Agreement. If additional shares of Issuer Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to exercise of the Option pursuant to this Agreement), including, without limitation, pursuant to stock option or other employee plans, or as a result of the exercise of conversion rights, the number of Phantom Stock Shares shall be increased so that, after such increase, the sum of (x) the number of Phantom Stock Shares, as increased, PLUS (y) 2,777,000 shall equal 19.9% of the number of shares of Issuer Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Notwithstanding the foregoing, nothing contained in this Section 4(a) or elsewhere in this Agreement shall be deemed to authorize the Issuer or the Grantee to breach any provision of the Acquisition Agreement. If the number of Option Shares and/or the Option Price is adjusted in accordance with Section 6 of this Agreement, there shall be a corresponding adjustment in the number of Phantom Stock Shares and the Option Spread. On that date (the "PHANTOM STOCK PAYMENT DATE"), which is at the earlier of (i) the Closing of the purchase of the shares of the Common Stock subject to the Option pursuant to Section 2(h) hereof or (ii) the Payment Date with respect to the repurchase of the Option by the Issuer pursuant to
Section 8(b) hereof, the Issuer shall pay to the Grantee the Phantom Stock Payment, together with interest thereon at the rate specified in Section 4(c) hereof, in immediately available funds by a wire transfer to a bank account designated by the Grantee; PROVIDED, HOWEVER, that in the event that prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with the purchase referred to in (i) above, the Issuer shall pay to the Grantee the Phantom Stock Payment within thirty (30) days of the Notice Date (as defined in Section 2(h) hereof.

    (b) The Issuer agrees (i) that it shall at all times, after an Initial Triggering Event, maintain sufficient readily available funds to pay the Phantom Stock Payment and (ii) promptly to take all action as may from time to time be required in order to permit the Issuer to pay the Phantom Stock Payment.

    (c) To the extent that the Issuer is prohibited as a consequence of a Regulatory Impediment (as defined in Section 8(c) hereof) from making the Phantom Stock Payment in full (and the Issuer hereby undertakes to use its best efforts to receive all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to pay the Phantom Stock Payment) or to the extent that the Issuer would not have been designated "Adequately Capitalized" as of the last day of the Issuer's most recent fiscal quarter had the Issuer paid the Phantom Stock Payment in full as of such date, the Issuer shall immediately so notify the Grantee and thereafter deliver or cause to be delivered, from time to time, to the Grantee, as appropriate, the portion of the Phantom Stock Payment that it is no longer prohibited from delivering or that the Issuer can deliver and remain designated "Adequately Capitalized", within ten (10) business days after the date on which the Issuer is no longer so prohibited or restricted from paying. To the extent that the Issuer is prohibited as a consequence of this Section 4(c) from paying the full amount of the Phantom Stock Payment, interest shall accrue on the unpaid portion thereof from and after the Phantom Stock Payment Date at the rate per annum equal to the Federal Funds rate in effect on such date, as reported by the WALL STREET JOURNAL. Payments made pursuant to this Section 4 after the Phantom Stock Payment Date shall be applied first to accrued interest and then to the unpaid portion of the Phantom Stock Payment.

    5. This Agreement (and the Option granted hereby) is exchangeable, without expense, at the option of each Holder, upon presentation and surrender of this Agreement at the principal office of the Issuer, for other Agreements providing for Options of different denominations entitling the Holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "AGREEMENT" and "OPTION" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by the Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute for all purposes and under all circumstances an additional contractual obligation on the part of the Issuer, whether or not this Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    6. The number of Option Shares shall be subject to adjustment from time to time as provided in this Section 6.

        (a) (i) In the event of any change in the shares of Common Stock by reason of stock dividend, split up, merger, recapitalization, subdivision, conversion, combination, exchange of shares or similar transaction, the type and number of Option Shares, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that the Grantee would have held immediately after such event if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

        (ii) The Issuer may, at its election, make such increases in the number of Option Shares, in addition to those required under subparagraph (a)(i) above, as shall be determined by its Board of Directors to be advisable in order to avoid taxation, so far as practicable, of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients.

    (b) Whenever the number of Option Shares (or other securities) purchasable upon exercise hereof is adjusted as provided in this Section 6, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of Option Shares prior to the adjustment and the denominator of which is equal to the number of Option Shares (or other securities) purchasable after the adjustment.

    7. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within thirty (30) days of such Subsequent Triggering Event (whether on the Grantor's own behalf or on the behalf of any subsequent Holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current, with respect to the Option and the Option Shares, a "shelf" registration statement under Rule 415 of the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares under any applicable state securities laws; PROVIDED, HOWEVER, that the Issuer shall have no obligation to file a registration statement under the Securities Act with respect to the Option Shares if the offer and sale of such common ctock is exempt from the registration requirements of the Securities Act pursuant to Section 3 thereof, including without limitation Section 3(a)(2). Issuer will use all commercially reasonable efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect sales or other dispositions of Option Shares. Grantee shall have the right to demand two such registrations. Any registration statement prepared and filed under this
Section 7, and any sales covered thereby, shall be at Issuer's expense, except for underwriting discounts or commissions, broker's fees and expenses and the fees and disbursements of Grantee's counsel related thereto. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, (i) Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and
(ii) in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Option or Option Shares would interfere with the successful marketing of the shares represented by the Option, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that if such reduction occurs, the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer.

    8. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, and subject in all events to paragraph
(c) hereof, (i) at the request of any Holder, delivered within thirty (30) days following such occurrence (or such later period as provided in Section 11), the Issuer shall repurchase the Option from the Holder at a price (the "OPTION REPURCHASE PRICE") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised, and (ii) at the request of any owner of Option Shares from time to time (the "OWNER"), delivered within thirty
(30) days following such occurrence (or such later period as provided in Section
11), the Issuer shall repurchase such number of the Option Shares from such Owner as the Owner shall designate at a price per share ("OPTION SHARE REPURCHASE PRICE") equal to the greater of (A) the market/offer price and (B) the average exercise price per share paid by the Owner for the Option Shares so designated. The term "MARKET/OFFER PRICE" shall mean the highest of (w) the price per share of the Common Stock at which a tender offer or exchange offer therefor has been made, (x) the price per share of the Common Stock to be paid by any Person, other than the Grantee or a subsidiary of the Grantee, pursuant to an agreement with the Issuer, (y) the highest sale price for shares of Common Stock within the six (6) month period immediately preceding the required repurchase of Options or Option Shares, as the case may be, or (z) in the event of a sale of all or substantially all of the Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Issuer as determined by a nationally recognized investment banking firm selected by a majority in the interest of the Holders or the Owners, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of the Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to the Issuer.

    (b) Each Holder and Owner, as the case may be, may exercise its right to require the Issuer to repurchase the Option and any Option Shares pursuant to this Section 8 by surrendering for such purpose to the Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that such Holder or Owner elects to require the Issuer to repurchase this Option and/or Option Shares in accordance with the provisions of this Section 8. As promptly as practicable, and in any event within ten (10) business days (the "PAYMENT DATE") after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto (the "SURRENDER DATE"), the Issuer shall deliver or cause to be delivered to each Holder the Option Repurchase Price and/or to each Owner the Option Share Repurchase Price therefor or the portion thereof that the Issuer is not then prohibited under applicable law and regulation from so delivering in accordance with paragraph
(c) hereof.

    (c) To the extent that the Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy or order, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency (including without limitation any resolution of the Issuer's Board of Directors adopted at the direction or request of any government or regulatory body or agency) (collectively, "REGULATORY IMPEDIMENT"), from repurchasing the Option and/or the Option Shares in full or to the extent that the Issuer would not have been designated "Adequately Capitalized" (as such term is defined by the Issuer's primary federal bank regulator) as of the last day of the Issuer's most recent fiscal quarter had the Issuer repurchased the Option and/or the Option Shares in full as of such date, the Issuer shall immediately so notify each Holder and/or each Owner and thereafter deliver or cause to be delivered, from time to time, to such Holder and/or Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within ten (10) business days after the date on which the Issuer is no longer so prohibited or that the Issuer can deliver and remain designated "Adequately Capitalized" within the meaning of this sentence; PROVIDED, HOWEVER, that if the Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 8 is prohibited from delivering as a consequence of a Regulatory Impediment, or the delivery of which would cause the Issuer not be designated "Adequately Capitalized" to any Holder and/or Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and the Issuer hereby undertakes to use its best efforts to receive all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), such Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon the Issuer shall promptly (i) deliver to such Holder and/or Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that the Issuer is not prohibited from delivering or that the Issuer can deliver and remain designated "Adequately Capitalized;" and (ii) deliver, as appropriate, either (A) to such Holder, a new Stock Option Agreement evidencing the right of such Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to such Owner, a certificate for the Option Shares it is then so prohibited or restricted from repurchasing.

    9. (a) In the event that prior to an Exercise Termination Event, the Issuer shall enter into an agreement (i) to consolidate with or merge into any Person, other than the Grantee or one of the Grantee's subsidiaries, and the Issuer shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than the Grantee or one of its subsidiaries, to merge into the Issuer and the Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or the then outstanding shares of Common Stock shall, after such merger, represent less than fifty percent (50%) of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than the Grantee or one of the Grantee's subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "SUBSTITUTE OPTION"), at the election of the Holder, of either (A) the Acquiring Corporation (as defined in paragraph (b) below) or (B) any Person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (i) The term "ACQUIRING CORPORATION" shall mean (A) the continuing or surviving corporation of a consolidation or merger with the Issuer (if other than the Issuer), (B) the Issuer in a merger in which the Issuer is the continuing or surviving Person, and (C) the transferee of all or substantially all of the Issuer's assets.

        (ii) The term "SUBSTITUTE COMMON STOCK" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

       (iii) The term "ASSIGNED VALUE" shall mean the "market/offer price", as defined in paragraph (a) of Section 8 hereof.

        (iv) The term "AVERAGE PRICE" shall mean the average closing price of a share of the Substitute Common Stock for the one (1) year period immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale, PROVIDED that if the Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the Person merging into the Issuer or by any company which controls such Person, as the Holder may elect.

    (c) Except as set forth in (d) below, the Substitute Option shall have the same terms as the Option, PROVIDED that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall, to the extent legally permissible, be as similar as possible to, and in no event less advantageous to the Holder than, the terms of the Option. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock as is equal to (i) the product of (A) the Assigned Value and (B) the number of shares of Common Stock for which the Option is then exercisable, divided by (ii) the Average Price; PROVIDED, HOWEVER, that solely for purposes of this Section 9, if the Phantom Stock Payment has not been paid pursuant to Section 4 hereof, the number of shares of Common Stock for which the Option is then exercisable shall equal 19.9% of the Issuer's issued and outstanding shares of Common Stock less the number of shares previously issued pursuant to the Option and the Grantee shall not otherwise be entitled to the Phantom Stock Payment provided by Section 4 hereof. The exercise price of the Substitute Option per share of the Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of Option Shares, as adjusted pursuant to this Section 8(d), and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option (without giving effect to any shares of Substitute Common Stock issued pursuant to the Substitute Option) less the number of shares previously issued pursuant to the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this paragraph
(e), the issuer of the Substitute Option (the "SUBSTITUTE OPTION ISSUER") shall make a cash payment to the Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this paragraph (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this paragraph (e). The difference in value shall be determined by a nationally recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be.

    (f) The Issuer shall not enter into any transaction described in paragraph
(a) of this Section 9 unless the Acquiring Corporation and any Person that controls the Acquiring Corporation shall have assumed in writing all the obligations of the Issuer hereunder.

    10. (a) At the written request of the holder of the Substitute Option (the "SUBSTITUTE OPTION HOLDER"), and subject to paragraph (c) below, the issuer of the Substitute Option (the "SUBSTITUTE OPTION ISSUER") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "SUBSTITUTE OPTION REPURCHASE PRICE") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of the Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of each owner (the "SUBSTITUTE SHARE OWNER") of shares of the Substitute Common Stock (the "SUBSTITUTE SHARES"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price per share (the "SUBSTITUTE SHARE REPURCHASE PRICE") equal to the greater of (A) the Highest Closing Price and (B) the average exercise price per share paid by the Substitute Share Owner for the Substitute Shares so designated. The term "HIGHEST CLOSING PRICE" shall mean the highest closing price for shares of the Substitute Common Stock within the six (6) month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) Each Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that such Substitute Option Holder or Substitute Share Owner elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 10. As promptly as practicable, and in any event within five (5) business days after the surrender of the Substitute Option and/or the certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor, or the portion(s) thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Substitute Option and/or the Substitute Shares in full, the Substitute Option Issuer shall immediately so notify each Substitute Option

Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited, PROVIDED, HOWEVER, that if the Substitute Option Issuer is, at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 10 prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in part or in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price LESS the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

    11. The thirty (30) day period for exercise of certain rights under Sections 2, 7, 8 and 13 hereof shall be extended in each such case: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise, PROVIDED that notice of intent to exercise such rights shall be given to the Issuer within the requisite thirty (30) day period and the Grantee and the Holders shall use their best efforts to promptly obtain all requisite approvals and cause the expiration of all requisite waiting periods.

    12. The Issuer hereby represents and warrants to the Grantee as follows:

    (a) The Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Issuer and no other corporate proceedings on the part of the Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Issuer. This Agreement is the valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with its respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

    (b) The Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

    13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other Person, whether by operation of law or otherwise, without the express written consent of the other party, except that (a) the Grantee shall, at any time, be permitted to assign its rights under this Option Agreement or the Option created hereunder to any Affiliate (as defined in the Acquisition Agreement) of the Grantee and (b) in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, the Grantee may, subject to the right of first refusal set forth in Section 14, assign, transfer or sell in whole or in part its rights and obligations hereunder within thirty
(30) days following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that in the event the Grantee sells, assigns or transfers all or a portion of the Option to other Holders as permitted by this Agreement, the Grantee may exercise its rights hereunder on behalf of itself and such Holders.

    14. If at any time after the occurrence of a Subsequent Triggering Event and, with respect to shares of Common Stock or other securities acquired by the Grantee pursuant to an exercise of the Option, prior to the expiration of twenty-four (24) months after the date on which the Option would have terminated but for its exercise pursuant to Section 2(b), the Grantee shall desire to sell, assign, transfer or otherwise dispose of the Option, in whole or in part, or all or any of the shares of Common Stock or other securities acquired by the Grantee pursuant to the Option, the Grantee shall give the Issuer written notice of the proposed transaction (an "OFFEROR'S NOTICE"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase the Option or such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by the Grantee to the Issuer, which may be accepted within ten (10) business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which the Grantee is proposing to transfer the Option or such shares or other securities to such transferee. The purchase of the Option or such shares or other securities by the Issuer shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to the Grantee in immediately available funds, PROVIDED that, if prior notification to or approval, consent or waiver of the Federal Reserve Board or any other regulatory authority is required in connection with such purchase, the Issuer shall promptly file the required notice or application for approval, consent or waiver and shall expeditiously process the same (and the Grantee shall cooperate with the Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (a) the required notification period has expired or been terminated or (b) such approval has been obtained and, in either event, any requisite waiting period shall have passed. In the event of the failure or refusal of the Issuer to purchase the Option or the shares or other securities, as the case may be, covered by an Offeror's Notice or if the Federal Reserve Board or any other regulatory authority disapproves the Issuer's proposed purchase of the Option or such shares or other securities, the Grantee may, within sixty (60) days following the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval, or waiting periods), sell all, but not less than all, of the portion of the Option (which may be one hundred percent (100%)) or such shares or other securities, as the case may be, proposed to be transferred to the proposed transferee identified in the Offeror's Notice at no less than the price specified and on terms no more favorable to the proposed transferee than those set forth in the Offeror's Notice. The requirements of this Section 14 shall not apply to (i) any disposition of the Option or any shares of Common Stock or other securities by a Person to whom the Grantee has assigned its rights under the Option with the prior written consent of the Issuer, (ii) any sale by means of a public offering in which steps are taken to reasonably ensure that no purchaser will acquire securities representing more than five percent (5%) of the outstanding shares of Common Stock of the Issuer or (iii) any transfer to a direct or indirect wholly-owned subsidiary of the Grantee which agrees in writing to be bound by the terms hereof.

    15. Each of the Grantee and the Issuer will use all reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, for approval to acquire the shares issuable hereunder or to make the Phantom Stock Payment provided for herein.

    16. Notwithstanding anything to the contrary herein, in the event that the Holder or the Owner or any Related Person thereof (as hereinafter defined) is a Person making an offer or proposal to engage in an Acquisition Transaction (other than the transaction contemplated by the Acquisition Agreement), then (a) in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect, and the obligation of the Issuer to make the Phantom Stock Payment shall cease, and (b) in the case of an Owner or any Related Person thereof, the Option Shares held by it shall be immediately repurchasable by the Issuer at the Option Price. For purposes of this Agreement, a "RELATED PERSON" of a Holder or Owner means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the Exchange Act) of the Holder or the Owner and any Person that is required to file a Schedule 13D with the Holder or the Owner with respect to shares of Common Stock or options to acquire the Common Stock.

    17. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or the Issuer is not permitted to repurchase pursuant to Section 8, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Sections 1(b) or 6(a) hereof), or the Issuer is not permitted to pay the Phantom Stock Payment pursuant to Section 4 hereof, it is the express intention of the Issuer to allow the Holder to acquire or to require the Issuer to repurchase such lesser number of shares and to pay such lesser amount of the Phantom Stock Payment as may be permissible, without any amendment or modification hereof.

    19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in Person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Acquisition Agreement.

    20. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    21. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    23. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Acquisition Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be executed as a sealed instrument on its behalf by its officers thereunder duly authorized, all as of the day and year first above written.

                                SOMERSET SAVINGS BANK

                                By:  /s/ THOMAS J. KELLY
                                     -----------------------------------------
                                     Title: PRESIDENT AND CHIEF EXECUTIVE
                                     OFFICER

                                UST CORP.

                                By:  /s/ NEAL F. FINNEGAN
                                     -----------------------------------------
                                     Title: PRESIDENT AND CHIEF EXECUTIVE
                                     OFFICER

                                                                      APPENDIX C

                                          December 9, 1997

UST Corp.
40 Court Street
Boston, MA 02109

    Attention: Neal F. Finnegan, President and Chief Executive Officer

Ladies and Gentlemen:

    The undersigned (the "STOCKHOLDER") beneficially owns and has sole voting power with respect to the number of shares of the common stock, par value $1.00 per share (the "SHARES"), of Somerset Savings Bank, a Massachusetts stock savings bank (the "Seller"), indicated opposite the Stockholder's name on
Schedule 1 attached hereto.

    Immediately prior to the execution of this letter agreement, UST Corp. (the "Buyer") and the Seller are entering into an Affiliation Agreement and Plan of Reorganization (as amended and in effect from time to time, the "ACQUISITION AGREEMENT") providing, among other things, for the direct or indirect acquisition of the Seller by the Buyer (the "ACQUISITION"). The undersigned understands that Buyer has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Acquisition Agreement and the subsequent actions necessary to consummate the transactions contemplated by the Acquisition Agreement.

    In consideration of, and as a condition to, the Buyer's entering into the Acquisition Agreement, and in consideration of the expenses incurred and to be incurred by the Buyer in connection therewith, the Stockholder and the Buyer agree as follows:

    1. The Stockholder, while this letter agreement is in effect, shall vote or cause to be voted all of the Shares, as well as any other shares of common stock of the Seller of which the Stockholder acquires beneficial ownership and sole voting power, whether pursuant to the exercise of stock options or otherwise, as long as such shares are owned by the Stockholder as of the record date for the special meeting of the Seller's stockholders to be called and held following the date hereof, for the approval of the Acquisition Agreement and the Acquisition and shall vote or cause to be voted all such shares, at such special meeting or any other meeting of the Seller's stockholders following the date hereof, against the approval of any other agreement providing for a merger, acquisition consolidation, sale of a material amount of assets or other business combination of the Seller or any of its subsidiaries with any person or entity other than the Buyer, or any subsidiary of the Buyer.

    2. The Stockholder will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in paragraph 5 below)), or permit to be sold, assigned, transferred or otherwise disposed of, any Shares owned by the Stockholder, whether such Shares are held by the Stockholder on the date of this letter agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except
(a) transfers by will or by operation of law (in which case this letter agreement shall bind the transferee), (b) transfers pursuant to any pledge agreement (subject to the pledgee agreeing in writing to be bound by the terms of this letter agreement), (c) transfers in connection with estate planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this letter agreement, and (d) as the Buyer may otherwise agree in its sole discretion. The Buyer may reasonably request, at its sole expense to have any existing certificates representing Shares subject to this letter agreement canceled and reissued bearing the following legend:

        "THIS CERTIFICATE, AND THE SHARES REPRESENTED HEREBY, ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS CONTAINED IN A VOTING AGREEMENT BY AND BETWEEN BUYER AND THE BENEFICIAL OWNER OF THESE SHARES

    AND MAY BE TRANSFERRED ONLY IN COMPLIANCE THEREWITH. COPIES OF THE ABOVE-REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF THE SELLER."

    3. The agreements contained herein are intended to relate to restrictions on transferability and to continue only for such time as may reasonably be necessary to obtain all necessary approvals, including shareholder approval and all necessary governmental approvals, of the Acquisition and all other transactions contemplated by the Acquisition Agreement.

    4. The Stockholder agrees that, so long as the Acquisition Agreement has not been terminated in accordance with terms thereof, the Stockholder shall, and shall instruct each of his representatives, agents, advisors, Associates (as defined in the Acquisition Agreement) and Affiliates (as defined in the Acquisition Agreement) to, cease and refrain from any activities, discussions, negotiations, providing any information with respect to, or other actions with any parties other than the Buyer with respect to any Acquisition Transaction (as defined in the Acquisition Agreement), except to the extent that the Seller would be permitted to engage in such activities, discussions, negotiations, providing any information with respect to, or other actions pursuant to Section
5.04 of the Acquisition Agreement.

    5. The Stockholder represents that the Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. The Stockholder further represents that this letter agreement (assuming this letter agreement constitutes a valid and binding agreement of the Buyer) constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as may be set forth in SCHEDULE 1, the Stockholder represents that the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder's name on said SCHEDULE 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever, other than pursuant to the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended ("LIENS"), and has sole and otherwise unrestricted, voting power with respect to such Shares.

    6. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of (a) the consummation of the Acquisition or (b) the termination of the Acquisition Agreement in accordance with Article VIII thereof.

    7. The Stockholder has signed this letter agreement intending to be bound thereby. The Stockholder expressly agrees that this letter agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Stockholder. All of the covenants and agreements contained in this letter agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

    8. This letter agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

    9. No waivers of any breach of this letter agreement extended by the Buyer to the Stockholder shall be construed as a waiver of any rights or remedies of the Buyer with respect to any subsequent breach of the Stockholder hereunder.

    10. This letter agreement is deemed to be signed as a sealed instrument and is to be governed by the laws of The Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

    If the foregoing accurately reflects your understanding of the subject matter intended to be contained herein, please confirm our agreement by signing this letter where indicated below.

                                          Very truly yours,

                                          --------------------------------------

AGREED TO AND ACCEPTED BY AS
OF THE DATE FIRST ABOVE WRITTEN

UST CORP.

By: /s/ ERIC R. FISCHER
---------------------------------------------
  Name: Eric R. Fischer

    Title: Executive Vice President, General Counsel and Clerk

                                                                      APPENDIX D

[LEGG MASON LETTERHEAD]

                                          April   , 1998

Board of Directors
Somerset Savings Bank
212 Elm Street
Somerville, Massachusetts 02144

Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock (the "Somerset Common Stock") of Somerset Savings Bank ("Somerset") of the exchange ratio of
0.19 shares of Common Stock (the "UST Common Stock") of UST Corp. ("UST") to be received for each share of Somerset Common Stock (the "Exchange Ratio") pursuant to the Affiliation Agreement and Plan of Reorganization dated as of December 9, 1997 between UST and Somerset (the "Agreement"), whereby Somerset will be merged with and into UST (the "Merger").

    Legg Mason Wood Walker, Incorporated ("Legg Mason"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and private placements. Legg Mason is familiar with Somerset, having served as managing underwriter and financial advisor in connection with a rights/public offering conducted by Somerset in 1993. In the ordinary course of its securities business, Legg Mason makes a market in Somerset Common Stock and trades such security for the accounts of its customers, and therefore may from time to time hold a long or short position in such security. Legg Mason also follows Somerset from a research prospective.

    Legg Mason has served as financial advisor to Somerset in connection with the Merger and will receive a fee for its services, a portion of which is contingent upon the consummation of the Merger.

    In arriving at its opinion, Legg Mason (i) reviewed the Agreement, certain publicly available business and financial information for Somerset and UST, and certain other financial statements, data, reports and analyses for Somerset and UST prepared by the managements of Somerset and UST, including financial forecasts; (ii) discussed the current operations, financial condition and prospects of Somerset and UST with the managements of Somerset and UST; (iii) reviewed the reported market prices and historical trading activity of Somerset Common Stock and UST Common Stock; (iv) compared certain financial and stock market information for Somerset and UST with similar information for certain other financial institutions, the securities of which are publicly-traded; (v) reviewed the financial terms of certain recent business combinations involving financial institutions that Legg Mason deemed comparable; and (vi) performed such other studies and analyses as Legg Mason considered appropriate. In addition, in connection with rendering its opinion, Legg Mason (i) reviewed the Registration Statement of which the Proxy Statement-Prospectus is a part; (ii) reviewed the Affiliation Agreement and Plan of Reorganization (the "AFCB Agreement"), dated as of December 15, 1997, by and between UST and Affiliated Community Bancorp, Inc. ("AFCB"), and certain other information with respect to the proposed merger of ACFB with and into UST (the "AFCB Transaction"); (iii) discussed the current operations, financial condition and

Board of Directors
Somerset Savings Bank
April   , 1998
Page 2
prospects of AFCB with the management of AFCB; (iv) reviewed the Annual Reports to Shareholders and Annual Reports on Form 10-K of AFCB for the five years ended December 31, 1997; (v) reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q of AFCB; and (vi) reviewed certain other financial information concerning the business and operations of AFCB, including certain internal financial analyses and pro forma financial statements prepared by senior management of UST giving effect to the AFCB Transaction and the Merger and forecasts for UST, AFCB and Somerset prepared by senior management of UST.

    We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Somerset and UST and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan or lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of Somerset, UST and AFCB are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Somerset. UST or AFCB or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

    The opinion expressed herein is provided for the use of the Board of Directors of Somerset in its evaluation of the proposed Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting to be held in connection with the transaction contemplated by the Agreement. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Legg Mason be made, without our prior written consent.

    Based upon and subject to the foregoing, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the holders of Somerset Common Stock.

                                          Very truly yours,
                                          Legg Mason Wood Walker, Incorporated
                                          --------------------------------------
                                          LEGG MASON WOOD WALKER, INCORPORATED

                                                                      APPENDIX E

                TEXT OF SECTIONS 85 TO 98 OF CHAPTER 156B OF THE
                     MASSACHUSETTS BUSINESS CORPORATION LAW

SECTION 85. DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK; EXCEPTION

    A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

SECTION 86. SELECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

    If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SECTION 87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM

    The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

        "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (OR, IN THE CASE OF A CONSOLIDATION OR MERGER, THE NAME OF THE RESULTING OR SURVIVING CORPORATION SHALL BE INSERTED), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

SECTION 88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

    The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SECTION 89. DEMAND FOR PAYMENT; TIME FOR PAYMENT

    If within twenty days after the date of mailing of a notice under subsection
(e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

SECTION 90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

    If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

SECTION 91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

    If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SECTION 92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

    After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

SECTION 93. REFERENCE TO SPECIAL MASTER

    The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SECTION 94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

    On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SECTION 95. COSTS; INTEREST

    The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SECTION 96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

    Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

        (1) A bill shall not be filed within the time provided in section ninety;

        (2) A bill, if filed, shall be dismissed as to such stockholder; or

        (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

    Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

SECTION 97. STATUS OF SHARES PAID FOR

    The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SECTION 98. EXCLUSIVE REMEDY; EXCEPTION

    The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 67 of Chapter 156B of the Massachusetts General Laws authorizes a corporation to indemnify any director, officer, employee or other agent of the corporation to whatever extent specified in or authorized by (a) the articles of organization, (b) a by-law adopted by the stockholders or (c) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

    The Registrant's Articles of Organization provide that the Registrant shall, to the fullest extent legally permissible, indemnify each person who is or was a director, officer, employee or other agent of the Registrant and each person who is or was serving at the request of the Registrant as such of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization, against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him or her in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which he or she may be or may have been involved as a party or otherwise or with which he or she may be or may have been threatened, while in office or thereafter, by reason of his or her being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in any such capacity. Under Massachusetts law and the Articles, no indemnification may be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Registrant or other entity served or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan.

    If, in an action, suit or proceeding brought by or in the name of the Registrant, a director of the Registrant is held not liable for monetary damages, whether because that director is relieved of personal liability under the provisions of the Articles of Organization, or otherwise, that director shall be deemed to have met the standard of conduct set forth above and to be entitled to indemnification for expenses reasonably incurred in the defense of such action, suit or proceeding.

    As to any matter disposed of by settlement pursuant to a consent decree or otherwise, no indemnification either for the amount of such settlement or for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the Registrant, after notice that it involves such indemnification, (a) by vote of a majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested person, or (d) by any disinterested person or persons to whom the question may be referred by vote of the holders or a majority of such stock. No such approval shall prevent the recovery from any such officer, director, employee, agent or trustee of any amounts paid to him or her or on his or her behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Registrant.

    The right of indemnification provided in the Registrant's Articles of Organization shall not be exclusive of or affect any other rights to which any director, officer, employee, agent or trustee may be entitled or which may lawfully be granted to him or her. Indemnification of a "director", "officer", "employee", "agent", and "trustee" includes their respective executors, administrators and other legal representatives. An "interested" person is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a "disinterested" person is a person against whom no such action, suit or other proceeding is then or had been pending or threatened.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS.

    (a) The following is a list of exhibits to this Registration Statement:


 (2)(a)       --      Affiliation Agreement and Plan of Reorganization, dated as of December 9, 1997, by and between UST and Somerset (included as APPENDIX A to the Proxy
                      Statement--Prospectus).
 (2)(b)       --      Stock Option Agreement, dated as of December 9, 1997, by and between UST and
                      Somerset (included as APPENDIX B to the Proxy Statement--Prospectus).
 (2)(c)       --      Form of Voting Agreement, dated as of December 9, 1997, executed by the directors and certain executive officers of Somerset and UST (included as
                      APPENDIX C to the Proxy Statement--Prospectus).
 (3)(a)       --      Amended and Restated Articles of Organization of UST, incorporated herein by reference to Exhibit 3(a) to UST's Annual Report on Form 10-K for the year ended
                      December 31, 1996.
 (3)(b)       --      By-Laws of UST, as amended to date, incorporated herein by reference to Exhibit
                      3(b) to UST's Annual Report on Form 10-K for the year ended December 31, 1996.
 (4)          --      Rights Agreement, dated as of September 19, 1995, between UST and United States
                      Trust Company, as Rights Agent, and the description of the Rights, incorporated herein by reference to UST's Registration Statement on Form 8-A relating to the
                      Rights and to Exhibit 1 of such Registration Statement.
*(5)          --      Opinion of Eric R. Fischer, Esq.
(8)(a)        --      Opinion of Bingham Dana LLP as to certain tax matters.
(8)(b)        --      Opinion of Nutter, McClennen & Fish, LLP as to certain tax matters.
*(21)         --      Subsidiaries of UST.
 (23)(a)      --      Consent of Arthur Andersen LLP, Independent Auditors of UST Corp.
 (23)(b)      --      Consent of Wolf & Company, P.C., Independent Auditors of Somerset Savings Bank.
 (23)(c)      --      Consent of James F. Drew
 (23)(d)      --      Consent of Arthur Andersen LLP, Independent Auditors of Affiliated Community
                      Bancorp, Inc.
 (23)(e)      --      Consent of KPMG Peat Marwick LLP, Independent Auditors of The Federal Savings
                      Bank.
*(23)(f)      --      Consent of Eric R. Fischer, Esq. (included in Exhibit 5).
(23)(g)       --      Consent of Bingham Dana LLP.
(23)(h)       --      Consent of Nutter, McClennen & Fish, LLP (included in Exhibit 8(b)).
(23)(i)       --      Consent of Legg Mason Wood Walker, Incorporated.
*(24)         --      Power of Attorney of certain officers and directors (included on pages II-5 and
                      II-6).
*(99)(a)      --      Form of Proxy for Special Meeting of Stockholders of Somerset.
 (99)(b)      --      Text of Sections 85 to 98 of the Massachusetts Business Corporations Law
                      (included as APPENDIX E to the Proxy Statement - Prospectus).


------------------------

* Previously filed.

    (b) Financial Statements Schedules:

        Not Applicable.

    (c) Fairness Opinions:

        Included in Part I as APPENDIX D to the Proxy Statement--Prospectus included in this Registration Statement.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering rate may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or nay material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement -Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and The Commonwealth of Massachusetts as of April 27, 1998.


                                UST CORP.

                                By   /s/ ERIC R. FISCHER
                                     -----------------------------------------
                                     Eric R. Fischer
                                     (EXECUTIVE VICE PRESIDENT,
                                     GENERAL COUNSEL AND CLERK)

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. By so signing, each of the undersigned, in his or her capacity as a director or officer, or both, as the case may be, of the Registrant, does hereby appoint Neal F. Finnegan, James K. Hunt and Eric R. Fischer, and each of them severally, or if more than one acts, a majority of them, his or her true and lawful attorneys or attorney to execute in his or her name, place and stead, in his or her capacity as a director or officer or both, as the case may be, of the Registrant, the Registration Statement on Form S-4 and with respect to the shares of UST Common Stock issued in connection with this offering and any and all amendments to said Registration Statement and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission. Each of said attorneys shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
                                President and Chief
     /s/ NEAL F. FINNEGAN         Executive Officer
------------------------------    (Principal Executive        April 27, 1998
      (Neal F. Finnegan)          Officer) and Director

                                Executive Vice President,
                                  Chief Financial Officer
      /s/ JAMES K. HUNT           and Treasurer (Principal
------------------------------    Financial Officer and       April 27, 1998
       (James K. Hunt)            Principal Accounting
                                  Officer)

    /s/ CHESTER G. ATKINS
------------------------------  Director                      April 27, 1998
     (Chester G. Atkins)

    /s/ DAVID E. BRADBURY
------------------------------  Director                      April 27, 1998
     (David E. Bradbury)

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ ROBERT M. COARD
------------------------------  Director                      April 27, 1998
      (Robert M. Coard)

     /s/ ROBERT L. CULVER
------------------------------  Director                      April 27, 1998
      (Robert L. Culver)

   /s/ ALAN K. DERKAZARIAN
------------------------------  Director                      April 27, 1998
    (Alan K. DerKazarian)

     /s/ DONALD C. DOLBEN
------------------------------  Director                      April 27, 1998
      (Donald C. Dolben)

     /s/ EDWARD GUZOVSKY
------------------------------  Director                      April 27, 1998
      (Edward Guzovsky)

   /s/ WALLACE M. HASELTON
------------------------------  Director                      April 27, 1998
    (Wallace M. Haselton)

     /s/ BRIAN W. HOTAREK
------------------------------  Director                      April 27, 1998
      (Brian W. Hotarek)

    /s/ FRANCIS X. MESSINA
------------------------------  Director                      April 27, 1998
     (Francis X. Messina)

    /s/ MICHAEL A. MILLER
------------------------------  Director                      April 27, 1998
     (Michael A. Miller)

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ SYDNEY L. MILLER
------------------------------  Director                      April 27, 1998
      (Sydney L. Miller)

      /s/ VIKKI L. PRYOR
------------------------------  Director                      April 27, 1998
       (Vikki L. Pryor)

     /s/ GERALD M. RIDGE
------------------------------  Director                      April 27, 1998
      (Gerald M. Ridge)

     /s/ WILLIAM SCHWARTZ
------------------------------  Director                      April 27, 1998
      (William Schwartz)

    /s/ BARBARA C. SIDELL
------------------------------  Director                      April 27, 1998
     (Barbara C. Sidell)

     /s/ JAMES V. SIDELL
------------------------------  Director                      April 27, 1998
      (James V. Sidell)

      /s/ PAUL D. SLATER
------------------------------  Director                      April 27, 1998
       (Paul D. Slater)

    /s/ EDWARD J. SULLIVAN
------------------------------  Director                      April 27, 1998
     (Edward J. Sullivan)

      /s/ G. ROBERT TOD
------------------------------  Director                      April 27, 1998
       (G. Robert Tod)

   /s/ MICHAEL J. VERROCHI
------------------------------  Director                      April 27, 1998
  (Michael J. Verrochi, Jr.)

     /s/ GORDON M. WEINER
------------------------------  Director                      April 27, 1998
      (Gordon M. Weiner)

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                                          EXHIBIT DESCRIPTION
----------             -----------------------------------------------------------------------------------------------------
 (2)(a)        --      Affiliation Agreement and Plan of Reorganization, dated as of December 9, 1997, by and between UST and Somerset (included as APPENDIX A to the Proxy Statement--Prospectus).
 (2)(b)        --      Stock Option Agreement, dated as of December 9, 1997, by and between UST and Somerset (included as
                       APPENDIX B to the Proxy Statement--Prospectus).
 (2)(c)        --      Form of Voting Agreement, dated as of December 9, 1997, executed by the directors and certain executive officers of Somerset and UST (included as APPENDIX C to the Proxy Statement--Prospectus).
 (3)(a)        --      Amended and Restated Articles of Organization of UST, incorporated herein by reference to Exhibit
                       3(a) to UST's Annual Report on Form 10-K for the year ended December 31, 1996.
 (3)(b)        --      By-Laws of UST, as amended to date, incorporated herein by reference to Exhibit 3(b) to UST's Annual
                       Report on Form 10-K for the year ended December 31, 1996.
 (4)           --      Rights Agreement, dated as of September 19, 1995, between UST and United States Trust Company, as
                       Rights Agent, and the description of the Rights, incorporated herein by reference to UST's
                       Registration Statement on Form 8-A relating to the Rights and to Exhibit 1 of such Registration
                       Statement.
*(5)           --      Opinion of Eric R. Fischer, Esq.
 (8)(a)        --      Opinion of Bingham Dana LLP as to certain tax matters.
 (8)(b)        --      Opinion of Nutter, McClennen & Fish, LLP as to certain tax matters.
*(21)          --      Subsidiaries of UST.
 (23)(a)       --      Consent of Arthur Andersen LLP, Independent Auditors of UST Corp.
 (23)(b)       --      Consent of Wolf & Company, P.C., Independent Auditors of Somerset Savings Bank.
 (23)(c)       --      Consent of James F. Drew
 (23)(d)       --      Consent of Arthur Andersen LLP, Independent Auditors of Affiliated Community Bancorp, Inc.
 (23)(e)       --      Consent of KPMG Peat Marwick LLP, Independent Auditors of The Federal Savings Bank.
*(23)(f)       --      Consent of Eric R. Fischer, Esq. (included in Exhibit 5).
 (23)(g)       --      Consent of Bingham Dana LLP.
 (23)(h)       --      Consent of Nutter, McClennen & Fish, LLP (included in Exhibit 8(b)).
 (23)(i)       --      Consent of Legg Mason Wood Walker, Incorporated.
*(24)          --      Power of Attorney of certain officers and directors (included on pages II-5 and II-6).
*(99)(a)       --      Form of Proxy for Special Meeting of Stockholders of Somerset.
 (99)(b)       --      Text of Sections 85 to 98 of the Massachusetts Business Corporations Law (included as APPENDIX E to the Proxy Statement--Prospectus).


------------------------

* Previously Filed